Exhibit 10.11

EXECUTION VERSION

Deal CUSIP NUMBER: 69888DAD5

Revolver Facility CUSIP NUMBER: 69888DAE3

Term Loan B CUSIP NUMBER: 69888DAF0

$1,205,000,000

CREDIT AGREEMENT

dated as of September 28, 2012

among

SKY GROWTH ACQUISITION CORPORATION,

which on the Closing Date shall be merged with and into

PAR PHARMACEUTICAL COMPANIES, INC.,

with Par Pharmaceutical Companies, Inc. surviving such merger as the Parent Borrower,

PAR PHARMACEUTICAL, INC.,

as Co-Borrower,

SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION,

as Holdings,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender

and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

BANK OF AMERICA, N.A., DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, CITIGROUP GLOBAL MARKETS INC., RBC CAPITAL MARKETS LLC and BMO CAPITAL MARKETS

as Joint Lead Arrangers and Joint Lead Bookrunners

DEUTSCHE BANK SECURITIES INC. and GOLDMAN SACHS BANK USA

as Co-Syndication Agents,

and

CITIGROUP GLOBAL MARKETS INC. and RBC CAPITAL MARKETS LLC,

as Co-Documentation Agents.

-i-

-ii-

-iii-

-iv-

SCHEDULES

I	Guarantors
6.17	Post-Closing Matters
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
C-3	Swing Line Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Notice of Affiliate Assignment
E-3	Affiliated Lender Assignment and Assumption
F	Guaranty
G	Security Agreement
H-1	Non-Bank Certificate (Non-Partner Foreign Lenders)
H-2	Non-Bank Certificate (Partner Foreign Lenders)
H-3	Non-Bank Certificate (Non-Partner Foreign Participants)
H-4	Non-Bank Certificate (Partner Foreign Participants)
I	Global Intercompany Note
J	Solvency Certificate
K	Discount Range Prepayment Notice
L	Discount Range Prepayment Offer
M	Solicited Discounted Prepayment Notice
N	Acceptance and Prepayment Notice
O	Specified Discount Prepayment Notice
P	Solicited Discounted Prepayment Offer
Q	Specified Discount Prepayment Response
R	Letter of Credit Report
S	Second Lien Intercreditor Agreement
T	First Lien Intercreditor Agreement
U	Mortgage

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of September 28, 2012, among SKY GROWTH ACQUISITION CORPORATION, a Delaware corporation (which on the Closing Date shall be merged with and into PAR PHARMACEUTICAL COMPANIES, INC., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower (the “Parent Borrower”)), SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION, a Delaware corporation (“Holdings”), PAR PHARMACEUTICAL, INC., a Delaware corporation (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each a “Borrower”), BANK OF AMERICA, N.A., as administrative agent and as collateral agent (in such capacity, including any successor thereto, the “Administrative Agent”) under the Loan Documents, Swing Line Lender and L/C Issuer, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

Pursuant to the Merger Agreement (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below), Sky Growth Acquisition Corporation, a Delaware corporation (“Merger Sub”) organized by the Sponsor and a wholly owned direct subsidiary of Holdings, intends to merge with and into the Company with the Company as the surviving corporation (the “Merger”).

The Parent Borrower has requested that, substantially simultaneously with the consummation of the Merger, the Lenders extend credit to the Borrowers in the form of (i) Term B Loans on the Closing Date in an initial aggregate principal amount of $1,055,000,000 and (ii) a Revolving Credit Facility in an initial aggregate principal amount of $150,000,000. The Revolving Credit Facility may include one or more Letters of Credit from time to time and one or more Swing Line Loans from time to time.

The proceeds of the Term B Loans will be used, together with (i) the proceeds of the Initial Revolving Borrowing (to the extent permitted in accordance with the definition of the term “Permitted Initial Revolving Credit Borrowing Purposes”), (ii) a portion of the Parent Borrower’s cash on hand, (iii) the proceeds of the issuance of the Senior Notes on or before the Closing Date (or, if and to the extent the Parent Borrower does not, or is unable to, issue the Senior Notes generating gross proceeds of at least $490,000,000 on or before the Closing Date, the proceeds of loans under a bridge facility or other debt securities in the aggregate principal amount of at least $490,000,000, less the aggregate gross proceeds (i.e., net of any original issue discount, but prior to any underwriting or initial purchase discounts) of the Senior Notes, if any, issued on or before the Closing Date) and (iv) the proceeds of the Equity Contribution, to pay the Merger Consideration, to refinance certain indebtedness and hedging obligations of the Company (if any) and pay the Transaction Expenses.

The applicable Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

Definitions and Accounting Terms

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.05(a)(v)(D)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Parent Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit N.

“Acceptance Date” has the meaning specified in Section 2.05(a)(v)(D)(2).

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition of the Company pursuant to the terms of the Merger Agreement.

“Additional Lender” has the meaning specified in Section 2.14(c).

“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15, provided that each Additional Refinancing Lender shall be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld or delayed, to the extent that any such consent would be required from the Administrative Agent under Section 10.07(b)(i)(B) for an assignment of Loans to such Additional Refinancing Lender and in the case of Other Revolving Credit Commitments with respect to the Revolving Credit Facility, the Swing Line Lender and L/C Issuer, solely to the extent such consent would be required for any assignment to such Lender.

“Administrative Agent” means Bank of America, in its capacity as administrative agent and collateral agent under the Loan Documents, or any successor administrative agent and collateral agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as specified on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Parent Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the Lead Arrangers, the Agents or their respective lending affiliates or any entity acting as an L/C Issuer hereunder shall be deemed to be an Affiliate of Holdings, the Parent Borrower or any of their respective Subsidiaries.

“Affiliated Lender” means, at any time, any Lender that is (i) the Sponsor, (ii) any Co-Investor which is an Affiliate of the Parent Borrower and (iii) any Non-Debt Fund Affiliate of either the Sponsor or any such Co-Investor, but in any event excluding (x) Holdings, the Parent Borrower or any of the Parent Borrower’s Subsidiaries and (y) any Debt Fund Affiliate.

“Affiliated Lender Assignment and Assumption” means an Affiliated Lender Assignment and Assumption substantially in the form of Exhibit E-3 hereto.

“Affiliated Lender Cap” has the meaning specified in Section 10.07(h)(iv).

“Agent Parties” has the meaning specified in Section 10.02(d).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, each Co-Syndication Agent, each Co-Documentation Agent, each Bookrunner and the Lead Arrangers.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Eurocurrency Rate or Base Rate floor (solely with respect to Section 2.14 and 7.01(gg), in the case of any Incremental Term Loan solely to the extent greater than 1.25% or 2.25%, respectively or, in the case of an Incremental Revolving Credit Commitment, to the extent the operation of such floor would increase the yield on drawn amounts under the existing Revolving Credit Facility on the proposed date of the availability thereof), or otherwise, in each case, incurred or payable by the Borrowers generally to all the lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid in whole or in part to any or all lenders) or other fees not paid generally to all lenders of such Indebtedness.

“Anchen Obligations” means all obligations of the Co-Borrower under the Agreement and Plan of Merger, dated August 21, 2011 and amended on November 17, 2011, among the Co-Borrower, Anchen Incorporated and the other parties named therein (the “Anchen Merger Agreement”), to pay any realized Transaction Tax Benefit Amount (as defined in the Anchen Merger Agreement) to either the escrow agent or the paying agent under the terms thereof, which amount, if any, shall be applied in accordance with the Anchen Merger Agreement, including to satisfy indemnification claims made by the Co-Borrower, if any.

“Annual Financial Statements” means the audited consolidated balance sheets of the Company as of December 31, 2011, 2010 and 2009, and the related consolidated statements of operations, statements of stockholders’ equity and cash flows for the Company for the fiscal years then ended.

“Applicable Discount” has the meaning specified in Section 2.05(a)(v)(C)(2).

“Applicable ECF Percentage” means, for any fiscal year, (a) 50% if the Senior Secured Net Leverage Ratio as of the last day of such fiscal year is greater than 3.00 to 1.00, (b) 25% if the Senior Secured Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.00 to 1.00 and greater than 2.50 to 1.00 and (c) 0% is the Senior Secured Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.50 to 1.00.

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to Term B Loans, (i) 3.75% for Eurocurrency Rate Loans, and (ii) 2.75% for Base Rate Loans; and

(b) with respect to Revolving Credit Loans, unused Revolving Credit Commitments and Letter of Credit fees, (i) until delivery of financial statements for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 6.01, (A) for Eurocurrency Rate Loans, 3.75%, (B) for Base Rate Loans, 2.75%, (C) for Letter of Credit fees, 3.75% and (D) for unused commitment fees payable pursuant to Section 2.09(a), 0.50%, and (ii) thereafter, the following percentages per annum, based upon the Senior Secured Net Leverage Ratio as specified in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Senior Secured Net Leverage Ratio	Eurocurrency Rate and Letter of Credit Fees	Base Rate	Commitment Fee Rate
1	> 3.0 to 1.0	3.75%	2.75%	0.50%
2	≤ 3.0 to 1.0 and > 2.5 to 1.0	3.50%	2.50%	0.375%
3	≤ 2.5 to 1.0	3.25%	2.25%	0.375%

Any increase or decrease in the Applicable Rate resulting from a change in the Senior Secured Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that “Pricing Level 1” (immediately above) shall apply as of (x) the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) at the option of the Administrative Agent or the Required Lenders under the Revolving Credit Facility, as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the relevant Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the relevant Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignee” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attorney Costs” means all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Parent Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(v); provided that the Parent Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Parent Borrower nor any of its Affiliates may act as the Auction Agent.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Bank of America” means Bank of America, N.A., a national banking association, acting in its individual capacity, and its successors and assigns.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the one-month Eurocurrency Rate, plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day); provided that the Base Rate with respect to a Term B Loan that bears interest based on the Base Rate will be deemed not to be less than 2.25% per annum. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“BBA LIBOR” has the meaning specified in the definition of “Eurocurrency Rate.”

“Big Boy Letter” means a letter from a Lender acknowledging that (1) an Affiliated Lender may have information regarding the Parent Borrower and its Subsidiaries, their ability to perform the Obligations or any other material information that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (2) the Excluded Information may not be available to such Lender, (3) such Lender has independently and without reliance on any other party made its own analysis and determined to assign Term Loans to an Affiliated Lender pursuant to Section 10.07(h) notwithstanding its lack of knowledge of the Excluded Information and (4) such Lender waives and releases any claims it may have against the Administrative Agent, such Affiliated Lender, Holdings, Parent Borrower and its Subsidiaries with respect to the nondisclosure of the Excluded Information; or otherwise in form and substance reasonably satisfactory to such Affiliated Lender and assigning Lender.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Borrower.

“Bookrunner” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Goldman Sachs Bank USA, Citigroup Global Markets Inc., RBC Capital Markets LLC and BMO Capital Markets, each in its capacity as a joint lead bookrunner under this Agreement.

“Borrower” means any of the Parent Borrower or the Co-Borrower.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by any Company Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.05(a)(v)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Company Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.05(a)(v)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Company Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(a)(v)(D).

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or the jurisdiction where the Administrative Agent’s Office is located and, if such day relates to any Eurocurrency Rate Loan, means any such day that is also a London Banking Day;

“Canadian Dollars” means Canadian dollars, the lawful currency of Canada.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Parent Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Parent Borrower and its Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Parent Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Captive Insurance Subsidiary” means any Subsidiary of the Parent Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked account at Bank of America (or any successor Administrative Agent or another commercial bank selected by the Administrative Agent) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Parent Borrower or any Restricted Subsidiary:

(a) United States Dollars;

(b) (1) Euros, Yen, Canadian Dollars, Sterling or any national currency of any Participating Member State of the EMU;

(2) in the case of any Foreign Subsidiary that is a Restricted Subsidiary or any jurisdiction in which the Parent Borrower and its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(c) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding two years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (g) below entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Parent Borrower) and in each case maturing within 24 months after the date of acquisition;

(g) marketable short-term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Parent Borrower);

(h) readily marketable direct obligations issued by (i) any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof or (ii) any foreign government or any political subdivision or public instrumentality thereof; provided, that each such readily marketable direct obligations shall have an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Parent Borrower) with maturities of 24 months or less from the date of acquisition;

(i) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Parent Borrower); and

(j) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) (other than clause (h)(ii) above) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those specified in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clause (a) or (b) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it initially provides any Cash Management Services under a Secured Cash Management Agreement, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Parent Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto (collectively, “Dodd-Frank”) and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III (collectively, “Basel III”), shall, in each case, for the purposes of this Agreement, be deemed to be adopted subsequent to the Closing Date, provided that it is the applicable Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

“Change of Control” means the earliest to occur after the Closing Date of:

(a) (i) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders ceasing to own, in the aggregate, directly or indirectly, beneficially, at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; or

(ii) at any time upon or after the consummation of a Qualifying IPO, (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Borrower and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Parent Borrower beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders;

unless in the case of either clause (a)(i) or (a)(ii) above, (x) the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings or the Parent Borrower or (y) Holdings or the Parent Borrower shall become the wholly owned Subsidiary of a Parent Company; or

(b) any “Change of Control” (or any comparable term) in any document pertaining to the Senior Notes, the Senior Notes Indenture, any indenture governing notes constituting Refinancing Indebtedness in respect of the Senior Notes or any Credit Agreement Refinancing Indebtedness (or any Refinancing Indebtedness in respect thereof) with an aggregate outstanding principal amount in excess of the Threshold Amount; or

(c) the Parent Borrower ceases to be a direct wholly owned Subsidiary of Holdings (or any successor under 7.04(a)).

“Class” (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Term B Commitments, Revolving Credit Commitments, Incremental Revolving Credit Commitments, Other Revolving Credit Commitments, Incremental Term Commitments, or Commitments in respect of a Class of Loans to be made pursuant to a given Extension Series or Other Term Loan Commitments of a given Refinancing Series, in each case not designated part of another existing Class and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Term B Loans, Revolving Credit Loans, Incremental Term Loans, Incremental Revolving Loans, Other Revolving Credit Loans, Extended Term Loans, Loans made pursuant to Extended Revolving Credit Commitments, or Other Term Loans made pursuant to a given Refinancing Series, in each case not designated part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Co-Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Co-Documentation Agent” means Citigroup Global Markets Inc. and RBC Capital Markets LLC, each in its capacity as a co-documentation agent under this Agreement.

“Co-Investor” means any of (a) the assignees, if any, of the equity commitments of any Sponsor who become holders of Equity Interests in the Parent Borrower (or any of the direct or indirect parent companies of the Parent Borrower) on the Closing Date in connection with the Acquisition and (b) the transferees, if any, that acquire, within 90 days of the Closing Date, any Equity Interests in the Parent Borrower (or any of the direct or indirect parent companies of the Parent Borrower) held by any Sponsor as of the Closing Date.

“Co-Syndication Agent” means Deutsche Bank Securities Inc. and Goldman Sachs Bank USA, each in its capacity as a co-syndication agent under this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” as defined in the Security Agreement and all the “Collateral” or “Pledged Assets” (or equivalent term) pledged pursuant to any other Collateral Document and shall include the Mortgaged Properties.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iv) or pursuant to the Collateral Documents, Section 6.11 or Section 6.13 at such time as is designated therein, duly executed by each Loan Party thereto;

(b) all Obligations shall have been unconditionally guaranteed by Holdings, each Restricted Subsidiary of the Parent Borrower that is a wholly owned Material Domestic Subsidiary and not an Excluded Subsidiary or the Co-Borrower, including those that are listed on Schedule I hereto (each, a “Guarantor”);

(c) the Obligations and the Guaranty shall have been secured by a first-priority security interest (subject to Liens permitted by Section 7.01) in (i) all the Equity Interests of the Parent Borrower, (ii) all Equity Interests of each direct, wholly owned Restricted Subsidiary that is Material Domestic Subsidiary (other than a Material Domestic Subsidiary described in the following clause (iii)(A)) that is directly owned by the Parent Borrower, the Co-Borrower or any Subsidiary Guarantor and (iii) 65% of the issued and outstanding Equity Interests of (A) each Restricted Subsidiary that is a wholly owned Material Domestic Subsidiary that is directly owned by the Parent Borrower, the Co-Borrower or by any Subsidiary Guarantor and that is treated as a disregarded entity for United States federal income tax purposes and substantially all of the assets of which consist of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries that are CFCs and any other assets incidental thereto and (B) each Restricted Subsidiary that is a wholly owned Material Foreign Subsidiary that is directly owned by the Parent Borrower, the Co-Borrower or by any Subsidiary Guarantor; provided, that in the case of Par Formulations Private Limited, such security interest shall be limited to approximately 64.9% of the issued and outstanding Equity Interests of such Subsidiary.

(d) except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities or instruments, filing financing statements under the Uniform Commercial Code or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office or to the extent required in the Security Agreement) in substantially all tangible and intangible personal property of the Parent Borrower, the Co-Borrower and each Guarantor (including accounts (other than deposit accounts, other bank (other than cash collateral accounts for the benefit of the Secured Parties, in such capacity) or securities accounts and any Securitization Assets), inventory, equipment, investment property, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents, in each case subject to exceptions and limitations otherwise specified in this Agreement and the Collateral Documents; and

(e) the Administrative Agent shall have received duly executed counterparts of a Mortgage and other documentation required to be delivered with respect to each Material Real Property pursuant to Section 6.13.

The foregoing definition shall not require, and the Loan Documents shall not contain any requirements as to, the creation or perfection of pledges of or security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets.

The Administrative Agent may grant extensions of time for the perfection of security interests in, or the delivery of the Mortgages and the obtaining of title insurance and surveys with respect to, particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Parent Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

No actions required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in any assets or to perfect such security interests (including any intellectual property registered in any non-U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction). No actions shall be required with respect to assets requiring perfection through control agreements or perfection by “control” (as defined in the UCC) (other than in respect of certain intercompany Indebtedness owing to the Loan Parties and certificated Equity Interests of the Parent Borrower and wholly-owned Restricted Subsidiaries that are Material Subsidiaries otherwise required to be pledged pursuant to the provisions of the Security Agreement).

Notwithstanding any of the foregoing, the Parent Borrower may cause any Restricted Subsidiary that is not otherwise required to be a Guarantor to Guarantee the Obligations, in which case such Restricted Subsidiary shall be treated as a Guarantor hereunder for all purposes.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Sections 4.01(a)(iv), 6.11 or 6.13, the Intercreditor Agreements (if any) and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Credit Commitment, Incremental Revolving Credit Commitment, Incremental Term Commitment, Other Revolving Credit Commitment, Other Term Loan Commitment, Term B Commitment, Term Commitment, Extended Revolving Credit Commitment of a given Extension Series, or Extended Term Loan Commitment of a given Extension Series, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Company Material Adverse Effect” means, with respect to the Company, an effect, event, development, fact, circumstance, occurrence or change that (i) would or would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the Merger Agreement or (ii) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries (as used in this definition as defined in the Merger Agreement), taken as a whole; provided, however, solely with respect to clause (ii) above, that none of the following, and no effect, change, event, development, fact, circumstance or occurrence arising out of, or resulting from, any of the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or may occur: (a) changes in the market price or trading volume of Company

Common Stock (as used in this definition as defined in the Merger Agreement); (b) changes in conditions in the U.S., foreign or global economy or capital or financial markets generally, including changes in interest or exchange rates; (c) changes in general legal, tax, regulatory, political or business conditions in the countries in which the Company or any of its Subsidiaries does business; (d) general market or economic conditions in the industries in which the Company or any of its Subsidiaries participates; (e) changes in Law or GAAP (in each case as used in this definition as defined in the Merger Agreement), or the interpretation thereof, after July 14, 2012; (f) the negotiation, execution, announcement, pendency or performance of or compliance with (other than the performance of, or compliance with, the Company’s or any Company Subsidiary’s (as used in this definition as defined in the Merger Agreement) obligations under Section 6.1 of the Merger Agreement; provided that this parenthetical shall not apply with respect to (x) any action taken by the Company or its Subsidiaries that is described in Section 6.1 of the Merger Agreement that was taken at Parent’s (as used in this definition as defined in the Merger Agreement) written request or upon Parent’s advance written consent (and the consent of the Lead Arrangers) or (y) the failure by the Company or its Subsidiaries to take any action that is prohibited by the Merger Agreement to the extent Parent fails to give its consent (and the Lead Arrangers fail to give their consent) thereto after a written request therefore pursuant to Section 6.1 of the Merger Agreement) the terms of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, vendors, licensors, licensees, lenders, investors or employees and including any Legal Proceeding (as used in this definition as defined in the Merger Agreement) made, brought or threatened by or on behalf of any Company Stockholder (as used in this definition as defined in the Merger Agreement) arising out of or related to the Merger Agreement or any of the transactions contemplated thereby (provided that the provisions of this clause (f) shall not apply to the representations and warranties specified in Section 4.5 of the Merger Agreement); (g) acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage or terrorism threatened or underway as of July 14, 2012; (h) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, floods, or other natural disasters; (i) changes in any analyst’s recommendation, any financial strength or credit rating or any other recommendation or rating as to the Company or any of its Subsidiaries (including, in and of itself, any failure to meet analyst projections); (j) the failure, in and of itself, of the Company to meet any expected or projected financial or operating performance target, as well as any change, in and of itself, by the Company in any expected or projected financial or operating performance target as compared with any target; (k) any Legal Proceeding or Order (each as used in this definition as defined in the Merger Agreement) the basis for which is a claim for patent infringement related to the submission of Abbreviated New Drug Application number 078966 to the FDA (as used in this definition as defined in the Merger Agreement); (l) the investigation by the Department of Justice regarding the Company’s marketing of Megace® ES; (m) any action by Parent or any of its Affiliates (as used in this definition as defined in the Merger Agreement), or the omission of an action that was required to be taken by Parent or any of its Affiliates pursuant to the terms of the Merger Agreement; (n) any change resulting or arising from the identity of Parent, Merger Sub or any of their respective affiliates; or (o) any action taken by the Company or any Company Subsidiary required by the Merger Agreement or with the written consent of Parent or Merger Sub (and the consent of the Lead Arrangers); provided, however, that effects, events, developments, facts, circumstances, occurrences or changes referred to in clauses (b), (c), (d), (e), (g) and (h) above may be taken into account in determining whether there has been a Company Material Adverse Effect to the extent such effects, events, developments, facts, circumstances, occurrences or changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company or any such Subsidiary participates, in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a Company Material Adverse Effect. For the avoidance of doubt, any underlying effect, event, development, fact, circumstance, occurrence or change which results in the effect of (a), (i) or (j) (if not otherwise falling within any of the exceptions provided in clauses (b),

(c), (d), (e), (f), (g), (h), (k), (l), (m), (n) and (o) above) may constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or may occur.

“Company Parties” means the collective reference to Holdings and its Subsidiaries, including the Parent Borrower, and “Company Party” means any one of them.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D and which certificate shall in any event be a certificate of a Financial Officer (a) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations, in the case of financial statements delivered under Section 6.01(a), beginning with the financial statements for the fiscal year of the Parent Borrower ending December 31, 2013, of Excess Cash Flow for such fiscal year and (c) commencing with the certificate delivered pursuant to Section 6.02(a) for the fiscal quarter ending December 31, 2012, if on the last day of the relevant fiscal quarter there are outstanding Revolving Credit Loans, Swing Line Loans or Letters of Credit (excluding undrawn Letters of Credit to the extent Cash Collateralized), setting forth a calculation of the Senior Secured First Lien Net Leverage Ratio as of the end of the most recent Test Period.

“Confidential Disclosure Letter” means the letter from the Parent Borrower to the Lenders delivered on or prior to the Closing Date.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transaction or any consummated acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (A) the current portion of any Funded Debt, (B) the current portion of interest, (C) accruals for current or deferred taxes based on income or profits, (D) accruals of any costs or expenses related to restructuring reserves or severance, (E) Revolving Credit Loans, Swing Line Loans, L/C Obligations or any other revolving loans, swingline loans or letter of credit obligations under any revolving credit facility, (F) the current portion of any Capitalized Lease Obligation, (G) deferred revenue arising from cash receipts, (H) liabilities in respect of unpaid earn-outs or Milestone Payments, (I) the current portion of any other long-term liabilities, (J) accrued litigation settlement costs and (K) amounts related to derivative financial instruments and assets held for sale, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transaction or any consummated acquisition.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of deferred financing fees, debt issuance costs, and commissions, fees and expenses and amortization of Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(a) increased (without duplication) by the following, in each case (other than in the case of clauses (vii) and (ix)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, federal, state, franchise, property and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (a) through (o) of the definition of Consolidated Net Income, plus

(ii) Fixed Charges for such period (including (x) net losses under Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other deferred financing fees, and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (i)(q) through (z) in the definition thereof), plus

(iii) Consolidated Depreciation and Amortization Expense for such period, plus

(iv) any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Parent Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Parent Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(v) the amount of any reductions in arriving at Net Income resulting from the application of Accounting Standards Codification No. 810, Consolidation, plus

(vi) the amount of management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to the Permitted Holders or other Persons with a similar interest in the Parent Borrower or its direct or indirect parents to the extent otherwise permitted under Section 7.08, plus

(vii) the amount of “run rate” net cost savings, synergies and operating expense reductions (other than any of the foregoing related to Specified Transactions) projected by the Parent Borrower in good faith to result from actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined and if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided, that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); provided, that the aggregate amount of cost savings and synergies added pursuant to this clause (vii) shall be subject to limitation to the extent provided in Section 1.08(f), plus

(viii) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing, plus

(ix) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back, plus

(x) any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Equity Interests) solely to the extent that such cash proceeds are excluded from the calculation set forth in Section 7.06(a)(iii), plus

(xi) any net loss from disposed, abandoned or discontinued operations or from operations expected to be disposed of, abandoned or discontinued within twelve months after the end of such period; plus

(xii) Specified Legal Expenses; and

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition), plus

(ii) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period, plus

(iii) any net income from disposed, abandoned or discontinued operations or from operations expected to be disposed of, abandoned or discontinued within twelve months after the end of such period.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended September 30, 2011, December 31, 2011, March 31, 2012 and June 30, 2012, Consolidated EBITDA for such fiscal quarters shall be $53,764,000, $60,927,000, $63,369,000 and $111,867,000, respectively, in each case, as may be subject to addbacks and adjustments (without duplication) pursuant to clauses (vii) above, clause (a) of the definition of “Consolidated Net Income” and Section 1.08(c) for the applicable Test Period.

For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.08.

“Consolidated First Lien Net Debt” means, as of any date of determination, Consolidated Net Debt outstanding on such date that is secured by a Lien on any asset or property of the Parent Borrower or any Restricted Subsidiary but excluding (a) any such Indebtedness of a Non-Loan Party secured only by the assets of a Non-Loan Party and (b) any such Indebtedness in which the applicable Liens are subordinated to the Liens securing the Obligations.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of obligations under Swap Contracts or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Swap Contracts with respect to Indebtedness, and excluding (q) any prepayment premium or penalty, (r) annual agency fees paid to the administrative agents and collateral agents under any credit facilities or other debt instruments or document, (s) costs associated with Swap Contracts and breakage costs in respect of Swap Contracts related to interest rates, (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transaction or any acquisition (or purchase of assets), (u) penalties and interest relating to taxes and any other fees related to the Transaction or any acquisitions (or purchases of assets) after the Closing Date, (v) any “additional interest” with respect to the Senior Notes or other securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any amortization or expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing and (z) any accretion of accrued interest on discounted liabilities (other than Indebtedness except to the extent arising from the application of purchase accounting); plus

(ii) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(iii) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt outstanding on such date, minus (b) an aggregate amount of cash and cash equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by

Sections 7.01(a), (l), (m), (s), (t)(i), (t)(ii), (u), (bb) (only to the extent the Obligations are secured by such cash and cash equivalents to the same extent), (cc) (only to the extent the Obligations are secured by such cash and cash equivalents to the same extent) and (gg) (only to the extent the Obligations are secured by such cash and cash equivalents to the same extent), included in the consolidated balance sheet (excluding the notes thereto) of the Parent Borrower and its Restricted Subsidiaries as of such date, excluding cash and cash equivalents which are listed as “Restricted” on such balance sheet; provided that for purposes of determining the Senior Secured First Lien Net Leverage Ratio or the Senior Secured Net Leverage Ratio for purposes of Sections 2.14, 7.01(gg) and 7.03(r) only, the cash proceeds of any Incremental Loan and/or Incremental Equivalent Debt shall not be deemed to be included on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(a) any net after-tax effect of extraordinary, non-recurring or unusual gains or losses, charges or expenses (including relating to any multi-year strategic initiatives), Transaction Expenses, restructuring costs (including Strativa Restructuring Charges) and reserves, duplicative running costs, relocation costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, Public Company Costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening and opening costs for facilities, signing, retention or completion bonuses, executive recruiting costs, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with non-ordinary course product and intellectual property development, costs incurred in connection with acquisitions (or purchases of assets) prior to or after the Closing Date (including integration costs), other business optimization expenses (including costs and expenses relating to business optimization programs, and new systems design, retention charges, system establishment costs and implementation costs and project start-up costs), accruals and reserves, operating expenses attributable to the implementation of cost-savings initiatives, consulting fees and curtailments and modifications to pension and post-retirement employee benefit plans shall be excluded; provided that the aggregate amount of restructuring and similar charges excluded pursuant to this clause (a) shall be subject to the limitation to the extent provided in Section 1.08(f);

(b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP, shall be excluded;

(c) any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;

(d) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Parent Borrower, shall be excluded;

(e) the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded, and, solely for the purpose of determining the amount available for Restricted Payments under Section 7.06(a)(iii)(A) and the calculation of Excess Cash Flow, the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of a Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period;

(f) solely for the purpose of determining the amount available for Restricted Payments under Section 7.06(a)(iii)(A) and the calculation of Excess Cash Flow, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash), or the amount that could have been paid in cash without violating any such restriction or requiring any such approval, to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(g) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP attributable to the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(h) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Swap Contracts or (c) other derivative instruments shall be excluded;

(i) any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(j) any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration, or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(k) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition or other transfer, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Senior Notes and the syndication and incurrence of any securities or credit facilities), issuance of Equity Interests, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Notes and other securities and any credit facilities) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations), shall be excluded;

(l) accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(m) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(n) any noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic No. 505-50, Equity-Based Payments to Non-Employees, shall be excluded; and

(o) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from Swap Contracts and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging;

(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Swap Contracts for currency exchange risk and (B) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(iii) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation;

(iv) research and development expenses and charges for in-process products acquired in Permitted Acquisitions after the Closing Date and Milestone Payments, to the extent included in Net Income; and

(v) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

Notwithstanding the foregoing, for the purpose of Section 7.06 only (other than Section 7.06(a)(iii)(D)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by such Person or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 7.06(a)(iii)(D) thereof.

“Consolidated Senior Secured Net Debt” means, as of any date of determination, Consolidated Net Debt outstanding on such date that is secured by a Lien on any asset or property of the Parent Borrower or any Restricted Subsidiary but excluding any such Indebtedness of a Non-Loan Party secured only by the assets of a Non-Loan Party.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Parent Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a consolidated balance sheet (excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction, any Permitted Acquisition, Investment or any other acquisition permitted hereunder), consisting only of Indebtedness for borrowed money, obligations in respect of Capitalized Leases or other purchase money indebtedness, and debt obligations evidenced by bonds, notes, debentures, promissory notes or similar instruments and guarantees of Indebtedness of such type by a third Person, plus, without duplication, other than for purposes of determining compliance with Section 7.13 (including pro forma compliance with Section 7.13), the aggregate undrawn amount of Designated Revolving Commitments in effect on such date; provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any Qualified Securitization Financing, (ii) any letter of credit, except to the extent of obligations in respect of drawn standby letters of credit (which have not been reimbursed within two (2) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)) and (iii) obligations under Swap Contracts (but including unpaid termination payments under Swap Contracts).

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds

(1) for the purchase or payment of any such primary obligation, or

(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in Control of, is Controlled by, or is under common Control with such Person and is organized by such Person (or any Person Controlling such Person) primarily for making direct or indirect equity or debt investments in the Parent Borrower and/or other companies.

“Credit Agreement Refinancing Indebtedness” means any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Loans or Commitments hereunder, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such exchanging, extending, renewing, replacing, repurchasing, retiring or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium (including tender premium) and penalties thereon plus reasonable upfront fees and OID on such exchanging, extending, renewing, replacing, repurchasing, retiring or refinancing Indebtedness, plus other reasonable and customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement, repurchase, retirement or extension, (ii) such Indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity equal to or greater, than the Refinanced Debt, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing, premiums and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Debt (taken as a whole) being refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Parent Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), and (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.04(a).

“Cure Expiration Date” has the meaning specified in Section 8.04(a).

“Debt Fund Affiliate” means any Affiliate of the Sponsor that is a bona fide diversified debt fund that is not (a) a natural person or (b) Holdings, the Parent Borrower or a Subsidiary of the Parent Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(vi).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to the amount of any principal of any Loan not paid when due, the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.02(c)) plus 2.0% per annum or (b) with respect to all other overdue amounts (including overdue interest), the Base Rate, plus the Applicable Rate applicable to Revolving Credit Loans which are Base Rate Loans, plus 2.0% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as reasonably determined by the Administrative Agent (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of L/C Obligations or Swing Line Loans, within one Business Day of the date required to be funded by it hereunder, (b) has notified the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Parent Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Cash Equivalents within one hundred eighty (180) days following the consummation of the applicable Disposition).

“Designated Preferred Stock” means Preferred Stock of the Parent Borrower or any direct or indirect parent company thereof (in each case other than Disqualified Equity Interests) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent Borrower or any of its Subsidiaries) and is designated as Designated Preferred Stock pursuant to a certificate of a Responsible Officer of the Parent Borrower on or promptly after the issue date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 7.06(a)(iii).

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis to the Parent Borrower or any of its Restricted Subsidiaries by any Person other than the Parent Borrower or any of its Restricted Subsidiaries that have been designated pursuant to a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent as “Designated Revolving Commitments” until such time as the Parent Borrower subsequently delivers a certificate of a Responsible Officer of the Parent Borrower to the Administrative Agent to the effect that such commitments shall no longer constitute “Designated Revolving Commitments.”

“Discount Prepayment Accepting Lender” has the meaning specified in Section 2.05(a)(v)(B)(2).

“Discount Range” has the meaning specified in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(v)(C) substantially in the form of Exhibit K.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit L, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 2.05(a)(v)(C)(1).

“Discount Range Proration” has the meaning specified in Section 2.05(a)(v)(C)(3).

“Discounted Prepayment Determination Date” has the meaning specified in Section 2.05(a)(v)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(v)(B)(1), Section 2.05(a)(v)(C)(1) or Section 2.05(a)(v)(D)(1), respectively, unless a shorter period is agreed to between the Parent Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning specified in Section 2.05(a)(v)(A).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, whether in a single transaction or a series of related transactions; provided, that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Parent Borrower of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in the case of each of clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided, that if such Equity Interests are issued to any plan for the benefit of future, current or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower or its Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower, any of its Restricted Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Parent Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent Borrower or its Restricted Subsidiaries or in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.

“Disqualified Institutions” means those Persons that have been specified in writing by the Parent Borrower to the Administrative Agent prior to July 14, 2012 as competitors of the Parent Borrower and its Subsidiaries or as Affiliates of such competitor and any competitor and any Affiliates of such competitor that are operating companies (or Affiliates of operating companies) subsequently identified in writing by the Parent Borrower, subject to exceptions as previously agreed between the Parent Borrower and the Administrative Agent.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Edict Obligations” means all obligations of the Co-Borrower to pay additional consideration for all of the capital stock of Edict Pharmaceuticals Private Limited due upon the satisfaction of events specified in the Share Purchase Agreement, dated May 17, 2011 and amended on October 25, 2011.

“Eligible Assignee” has the meaning specified in Section 10.07(a).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the protection of the Environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” means, the contribution by the Sponsors, the Co-Investors and the Management Stockholders of an aggregate amount of cash and rollover equity as common equity or (on terms reasonably satisfactory to the Lead Arrangers) other equity, directly or indirectly to Holdings, which will in turn be contributed to the Merger Sub in the form of common stock, which, in the aggregate, will constitute an aggregate amount of not less than 30% of the sum of (i) the aggregate gross proceeds of the Term B Loans and the Initial Revolving Borrowings (but excluding the gross proceeds of the Term B Loans and the Initial Revolving Borrowings (x) to fund OID (including in respect of the Senior Notes (or other securities issued in lieu of the Senior Notes) issued on or before the Closing Date) and upfront fees, (y) to fund working capital needs in an amount not to exceed $25,000,000 and (y) excluding $75,000,000 of the gross proceeds of the Term B Loans on the Closing Date), (ii) the aggregate gross proceeds of the Senior Notes (or other securities issued in lieu of the Senior Notes) issued on or before the Closing Date and (iii) the Equity Contribution.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); but, for purposes of Section 7.06 only, excluding from the foregoing any debt securities convertible into Equity Interests, whether or not such debt securities include any right of participation with Equity Interests.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Parent Borrower or any of its direct or indirect parent companies (excluding Disqualified Equity Interests), other than:

(1)	public offerings with respect to the Parent Borrower’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2)	issuances to any Subsidiary of the Parent Borrower; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, which could result in liability to any Loan Party or any of their respective ERISA Affiliates; (c) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA or is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (e) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates; (g) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan; (h) the imposition of a lien under Section 303(k) of ERISA with respect to any Pension Plan; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Loan Party; or (j) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“Eurocurrency Rate” means

(a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination;

provided that the Eurocurrency Rate with respect to Term B Loans that bear interest at a rate based on clause (a) of this definition will be deemed not to be less than 1.25% per annum.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.”

“Euros” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income of the Parent Borrower for such period;

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period;

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Parent Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting);

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Parent Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;

(v) the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period;

(vi) cash receipts in respect of Swap Contracts during such fiscal year to the extent not otherwise included in such Consolidated Net Income; and

(vii) expenses deducted from Consolidated Net Income during such period in respect of expenditures made during any prior period for which a deduction from Excess Cash Flow, in an amount equal to such expense, was made in such period pursuant to clause (b)(xi) below, over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges, expenses and losses excluded by virtue of clauses (a) through (o) of the definition of Consolidated Net Income;

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property accrued or made in cash during such period, in each case except to the extent financed with the proceeds of long-term Indebtedness of the Parent Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(iii) the aggregate amount of all principal payments of Indebtedness of the Parent Borrower and its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07 and mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition or Casualty Event that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase, but excluding (W) all other prepayments of Term Loans (other than prepayments referred to in clause (B) above) to the extent repaid with proceeds of internally generated cash flow), (X) all prepayments of Revolving Credit Loans and Swing Line Loans, (Y) all prepayments in respect of any other revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (Z) payments of any Subordinated Indebtedness (except to the extent permitted to be paid pursuant to Section 7.06) made during such period, in each case of clauses (A) and (B) above, except to the extent financed with the proceeds of other long term Indebtedness of the Parent Borrower or its Restricted Subsidiaries (other than revolving Indebtedness));

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Parent Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Parent Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting);

(vi) cash payments by the Parent Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Parent Borrower and its Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income, except to the extent financed with the proceeds of long-term Indebtedness of the Parent Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(vii) without duplication of amounts deducted pursuant to clauses (viii) and (xi) below in prior fiscal years, the amount of Investments made pursuant to clauses (3), (8), (13), (15), (16) and (24) of the definition of “Permitted Investment” and Section 7.06(a)(iii), (b)(x) and (b)(xviii) and acquisitions made during such period, in each case except to the extent financed with the proceeds of long-term Indebtedness of the Parent Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(viii) the amount of Restricted Payments paid during such period pursuant to Sections 7.06(a)(iii), (b)(i), (b)(iv), (b)(v), (b)(vi), (b)(viii), (b)(x), (b)(xi), (b)(xii), (b)(xiii), (b)(xiv), (b)(xvi) and (b)(xvii) in each case to the extent such Restricted Payments were financed with internally generated cash flow of the Parent Borrower and its Restricted Subsidiaries;

(ix) the aggregate amount of expenditures actually made by the Parent Borrower and its Restricted Subsidiaries from internally generated cash flow of the Parent Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees and Milestone Payments) to the extent that such expenditures are not expensed during such period or are not deducted (or were excluded) in calculating Consolidated Net Income;

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Parent Borrower and its Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments reduced Excess Cash Flow pursuant to clause (b)(iii) above or reduced the mandatory prepayment required by Section 2.05(b)(i);

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods and, at the option of the Parent Borrower, the aggregate consideration required to be paid in cash by the Parent Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made during the period of four consecutive fiscal quarters of the Parent Borrower following the end of such period; provided that, to the extent the aggregate amount of cash flow (except to the extent financed with the proceeds of long-term Indebtedness of the Parent Borrower or its Restricted Subsidiaries (other than revolving Indebtedness)) actually utilized to finance such acquisitions, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; and

(xiii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (i) any fee-owned real property (other than Material Real Property) and any leasehold rights and interests in real property (including landlord waivers, estoppels and collateral access letters), (ii) motor vehicles, aircraft and other assets subject to certificates of title, (iii) letter of credit rights, except to the extent constituting support obligations for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement), (iv) commercial tort claims where the amount of damages claimed by the applicable Loan Party is less than $5,000,000, (v) any governmental licenses or state or local franchises, charters and authorizations to the extent that the Administrative Agent may not validly possess a security interest therein under applicable Laws (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition, limitation or restriction is ineffective under the UCC or other applicable Laws, (vi) any particular asset or right under contract, if the pledge thereof or the security interest therein (A) is prohibited by applicable Law other than to the extent such prohibition is rendered ineffective under the UCC or other applicable Laws or (B) to the extent and for as long as it would violate the terms of any written agreement, license, lease or similar arrangement with respect to such asset or would require consent, approval, license or authorization (in each case, after giving effect to the relevant provisions of the UCC or other applicable Laws) or would give rise to a termination right pursuant to any “change of control” or other similar provision under such written agreement, license or lease (except to the extent such provision is overridden by the UCC or other applicable Laws), in each case, (a) excluding any such written agreement that relates to Credit Agreement Refinancing Indebtedness and (b) only to the extent that such limitation on such pledge or security interest is otherwise permitted under Section 7.09, (vii) Margin Stock and Equity Interests in any Person other than Material Subsidiaries, and Equity Interests in any non-wholly owned Restricted Subsidiaries, but only to the extent that (x) the Organization Documents or other agreements with respect to the Equity Interests of such non-wholly owned Restricted Subsidiaries with other equity holders (other than any such agreement where all of the equity holders party thereto are Loan Parties) do not permit or restrict the pledge of such Equity Interests, or (y) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to any of the Loan Parties or such Restricted Subsidiary, (viii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Laws, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Laws notwithstanding such prohibition, (ix) the creation or perfection of pledges of, or security interests in, any property or assets that would result in material adverse tax consequences to Holdings, the Parent Borrower or any of its Subsidiaries, as reasonably determined by the Parent Borrower in consultation with the Administrative Agent, (x) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (xi) particular assets if and for so long as, in the reasonable judgment of the Administrative Agent in consultation with the Parent Borrower, the cost of creating or perfecting such pledges or security interest in such assets or obtaining title insurance, surveys, abstracts or appraisals in respect of such assets exceed the practical benefits to be obtained by the Lenders therefrom, and (xii) cash and Cash Equivalents (other than proceeds of Collateral as to which perfection of the security interest in such proceeds is accomplished solely by the filing of a UCC financing statement), deposit and other bank and securities accounts (including securities entitlements and related assets) (in each case, other than proceeds of Collateral held in such accounts as to which perfection of the security interest in such proceeds is accomplished solely by the filing of a UCC financing statement); provided, however, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in clause (i) through (xii) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (xii)).

“Excluded Contribution” means the amount of capital contributions to the Parent Borrower or Net Cash Proceeds from the sale or issuance of Qualified Equity Interests (or issuances of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than the Equity Contribution, any Designated Preferred Stock or any amount to the extent used in the Cure Amount) and designated by the Parent Borrower to the Administrative Agent as an Excluded Contribution on or promptly after the date such capital contributions are made or such Equity Interests are sold or issued.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of the Parent Borrower or a Guarantor, (b) any Foreign Subsidiary of the Parent Borrower or of any direct or indirect Domestic Subsidiary or Foreign Subsidiary, (c) any Subsidiary that is treated as a disregarded entity for United States Federal income tax purposes and substantially all of whose assets consist of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries that are CFCs and any other assets incidental thereto, (d) any Domestic Subsidiary that is a Subsidiary of (i) a Foreign Subsidiary that is a CFC or (ii) a Subsidiary that is treated as a disregarded entity for United States Federal income tax purposes and substantially all of whose assets consist of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries that are CFCs and any other assets incidental thereto, (e) any Subsidiary that is prohibited by applicable Law or Contractual Obligation existing on the Closing Date (or in the case of any future acquisition, of the acquired company and as in effect as of the closing date of such acquisition) from providing a Guaranty or if such Guaranty would require governmental (including regulatory) consent, approval, license or authorization to grant such Guaranty or third party consent to grant such Guaranty, (f) any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, (g) any Captive Insurance Subsidiary, (h) any not-for-profit Subsidiary, (i) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Parent Borrower, the burden or cost (including any adverse tax consequences) of providing the Guaranty shall outweigh the benefits to be obtained by the Lenders therefrom and (j) each Unrestricted Subsidiary.

“Existing Revolver Tranche” has the meaning specified in Section 2.16(b).

“Existing Term Loan Tranche” has the meaning specified in Section 2.16(a).

“Expiring Credit Commitment” has the meaning specified in Section 2.04(g).

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.16(b).

“Extended Term Loan Commitment” means a Commitment to provide an Extended Term Loan.

“Extended Term Loans” has the meaning specified in Section 2.16(a).

“Extending Revolving Credit Lender” has the meaning specified in Section 2.16(c).

“Extending Term Lender” has the meaning specified in Section 2.16(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning specified in Section 2.16(d).

“Extension Election” has the meaning specified in Section 2.16(c).

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“Facility” means the Term B Loans, the Revolving Credit Facility, a given Extension Series of Extended Revolving Credit Commitments, a given Refinancing Series of Other Term Loans, a given Extension Series of Extended Term Loans, a given Class of Incremental Term Loans, a given Class of Incremental Revolving Credit Commitments, or any Other Revolving Credit Loan (or Commitment) as the context may require.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Parent Borrower in good faith.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Closing Date or any successor provision that is substantively the equivalent thereof and not materially more onerous to comply with (and, in each case, any regulations promulgated thereunder or official interpretations thereof).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Financial Covenant” has the meaning specified in Section 7.13.

“Financial Officer” means the chief financial officer, the treasurer or other financial officer, as appropriate, of the Borrower.

“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit T hereto (which agreement in such form or with immaterial changes thereto the Administrative Agent is authorized to enter into) together with any material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5)

Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof.

“Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated EBITDA for such Test Period to (2) the Fixed Charges for such Test Period, in each case for the Parent Borrower and its Restricted Subsidiaries.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Casualty Event” has the meaning specified in Section 2.05(b)(vii).

“Foreign Disposition” has the meaning specified in Section 2.05(b)(vii).

“Foreign Lender” has the meaning specified in Section 3.01(b).

“Foreign Plan” means any material employee benefit plan or program maintained or contributed to by, or entered into with, Holdings or any Subsidiary of Holdings with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender’s Pro Rata Share or other applicable share provided under this Agreement of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share or other applicable share provided under this Agreement of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Parent Borrower and the Restricted Subsidiaries for borrowed money that matures more than one (1) year from the date of its creation or matures within one (1) year from such date that is renewable or extendable, at the option of such Person, to a date more than one (1) year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through conforming changes made consistent with IFRS) on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through conforming changes made consistent with IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Global Intercompany Note” means a promissory note substantially in the form of Exhibit I.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Parent Borrower may in its sole discretion cause any Restricted Subsidiary that is not required to be a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a Guaranty in form and substance reasonably satisfactory to the Administrative Agent, and any such Restricted Subsidiary shall be a Guarantor hereunder for all purposes.

“Guaranty” means (a) the guaranty made by Holdings and the other Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement,” substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, and all chemicals, wastes, pollutants or contaminants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person party to a Secured Hedge Agreement that is an Agent, a Lender, a Bookrunner or an Affiliate of any of the foregoing on the Closing Date or at the time it enters into such Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of any of the foregoing.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Identified Participating Lenders” has the meaning specified in Section 2.05(a)(v)(C)(3).

“Identified Qualifying Lender” has the meaning specified in Section 2.05(a)(v)(D)(3).

“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” has the meaning specified in Section 2.14(f).

“Incremental Commitments” has the meaning specified in Section 2.14(a).

“Incremental Equivalent Debt” has the meaning specified in Section 7.03(r).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(d).

“Incremental Lenders” has the meaning specified in Section 2.14(c).

“Incremental Loan” has the meaning specified in Section 2.14(b).

“Incremental Loan Request” has the meaning specified in Section 2.14(a).

“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.14(a).

“Incremental Revolving Credit Lender” has the meaning specified in Section 2.14(c).

“Incremental Revolving Loan” has the meaning specified in Section 2.14(b).

“Incremental Term Commitments” has the meaning specified in Section 2.14(a).

“Incremental Term Lender” has the meaning specified in Section 2.14(c).

“Incremental Term Loan” has the meaning specified in Section 2.14(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include (A) the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of Restricted Subsidiaries that are not Loan Parties, exclude loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business solely to the extent that such intercompany loans and advances are evidenced by one or more notes in form and substance reasonably satisfactory to the Administrative Agent and pledged as Collateral. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby. For the avoidance of doubt, Indebtedness shall not include royalty payments or Milestone Payments.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Parent Borrower, qualified to perform the task for which it has been engaged and that is independent of the Parent Borrower and its Affiliates.

“Information” has the meaning specified in Section 10.08.

“Initial Revolving Borrowing” means one or more borrowings of Revolving Credit Loans on the Closing Date in an amount not to exceed the aggregate amounts specified or referred to in the definition of the term “Permitted Initial Revolving Credit Borrowing Purposes”; provided, that, without limitation, Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit, guarantees and performance or similar bonds outstanding on the Closing Date (including deemed issuances of Letters of Credit under this Agreement resulting from an existing issuer of letters of credit outstanding on the Closing Date agreeing to become an L/C Issuer under this Agreement).

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercreditor Agreements” means the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, nine or twelve months or less than one month thereafter, as selected by the Parent Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, members of management, manufacturers and consultants, in each case made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenants described under Sections 6.14 and 7.06:

(1) “Investments” shall include the portion (proportionate to the Parent Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Parent Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Parent Borrower’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Parent Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Parent Borrower or a Restricted Subsidiary in respect of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Parent Borrower.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Parent Borrower and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means Internal Revenue Service of the United States.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Parent Borrower (or any of its Subsidiaries) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Junior Financing” means the Senior Notes and any Refinancing Indebtedness in respect thereof in excess of the Threshold Amount or any Subordinated Indebtedness.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America, and/or (as the context requires) any other Lender that becomes an L/C Issuer in accordance with Section 2.03(l) in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Incremental Term Loan Commitment, any Other Term Loan Commitment, any Extended Term Loan, any Extended Revolving Credit Commitment, any Incremental Term Loans, any Incremental Revolving Credit Commitments or any Other Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lead Arrangers” means Bank of America, N.A., Deutsche Bank Securities Inc. and Goldman Sachs Bank USA, each in its capacity as a joint lead arranger under this Agreement.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes any L/C Issuer, the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” For avoidance of doubt, each Additional Lender shall be deemed a “Lender” for purposes of this Agreement and each other Loan Document, to the extent any such Person has executed and delivered a Refinancing Amendment or an Incremental Amendment, as the case may be, and to the extent such Refinancing Amendment or Incremental Amendment shall have become effective in accordance with the terms hereof and thereof. As of the Closing Date, Section 2.01 to the Confidential Disclosure Letter sets forth the name of each Lender.

“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify the Parent Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Limited Originator Recourse” means a letter of credit, cash collateral account or other such credit enhancement issued in connection with the incurrence of Indebtedness by a Securitization Subsidiary under a Qualified Securitization Financing.

“Loan” means an extension of credit under Article II by a Lender (x) to the Borrowers in the form of a Term Loan, and (y) to the Borrowers in the form of a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any Refinancing Amendment, Incremental Amendment or Extension Amendment, (d) the Guaranty, (e) the Collateral Documents, (f) each Letter of Credit Application and (g) the Confidential Disclosure Letter.

“Loan Parties” means, collectively, (a) Holdings, (b) each Borrower and (c) each other Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Stockholders” means the members of management of Holdings, the Parent Borrower or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, financial condition or operations of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (c) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform any of their payment obligations under any Loan Document to which the Parent Borrower or any of the other Loan Parties is a party.

“Material Domestic Subsidiary” means, at any date of determination, each of the Parent Borrower’s Domestic Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds specified in clauses (a) or (b) comprise in the aggregate more than 5.0% of Total Assets as of the end of the most recently ended fiscal quarter of the Parent Borrower for which financial statements have been delivered pursuant to Section 6.01 or more than 5.0% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such Test Period, then the Parent Borrower shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 applicable to such Subsidiary.

“Material Foreign Subsidiary” means, at any date of determination, each of the Parent Borrower’s Foreign Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Material Real Property” means any fee-owned real property located in the United States that is owned by any Loan Party with a fair market value in excess of $10,000,000 (at the Closing Date or, with respect to fee-owned real property located in the United States that is acquired after the Closing Date, at the time of acquisition).

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means (i) with respect to the Term B Loans, the seventh anniversary of the Closing Date; (ii) with respect to the Revolving Credit Facility, the fifth anniversary of the Closing Date; (iii) with respect to any tranche of Extended Term Loans, Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Extension Request accepted by the respective Lender or Lenders, (iv) with respect to any Other Term Loans or Other Revolving Credit Commitments, the final maturity date as specified in the applicable Refinancing Amendment and (v) with respect to any Incremental Loans or Incremental Revolving Credit Commitments, the final maturity date as specified in the applicable Incremental Amendment; provided that, in each case, if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“Merger” has the meaning specified in the preliminary statements to this Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of July14, 2012, among Parent, Merger Sub and the Company.

“Merger Consideration” means an amount in cash per share of common stock of the Company issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement), payable to each holder thereof (subject to certain exceptions as specified in the Merger Agreement) as provided in the Merger Agreement.

“Merger Sub” has the meaning specified in the preliminary statements to this Agreement.

“Milestone Payments” means any obligation to pay another Person any amount upon the satisfaction of certain milestones or occurrence of certain events related to a pharmaceutical product, including payments due upon the achievement of specified development targets, the approval of a drug by a Governmental Authority, the first commercial sale or launch of a drug or the achievement of certain sales levels of a drug.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).

“Mortgaged Properties” means each Material Real Property requiring delivery of a Mortgage pursuant to Sections 6.11 and 6.13(b).

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties substantially in the form of Exhibit U or other form reasonably satisfactory to the Administrative Agent, in each case with such provisions as shall be necessary to conform such document to applicable local law, executed and delivered pursuant to Sections 6.11 and 6.13(b), in each case, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset (including issuance or Disposition of Equity Interests by or of Subsidiaries) by the Parent Borrower or any of its Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment of principal pursuant to, or by monetization of, a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Parent Borrower or any of its Restricted Subsidiaries) less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest, breakage costs and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents and Credit Agreement Refinancing Indebtedness), (B) the out-of-pocket fees and expenses (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Parent Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes, or distributions made pursuant to Section 7.06(b)(xiv)(b), in each case paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds), (D) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Parent Borrower or a wholly owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Parent Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $15,000,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $30,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) with respect to the incurrence or issuance of any Indebtedness by the Parent Borrower or any Restricted Subsidiary or any sale or issuance of Qualified Equity Interests by the Borrower or any direct or indirect parent of the Parent Borrower, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance less (B) all taxes paid or reasonably estimated to be payable as a result thereof, fees (including investment banking fees, underwriting fees and discounts), commissions, costs and other expenses, in each case incurred by the Parent Borrower or such Restricted Subsidiary in connection with such sale, incurrence or issuance (and with respect to any sale or issuance of Qualified Equity Interests by any direct or indirect parent of the Parent Borrower, the amount of cash from such sale or issuance of Qualified Equity Interests contributed to the capital of the Parent Borrower).

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Debt Fund Affiliate” means any Affiliate of any Sponsor other than (a) Holdings, the Parent Borrower or any Subsidiary of the Parent Borrower, (b) any Debt Fund Affiliate and (c) any natural person.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Expiring Credit Commitment” has the meaning specified in Section 2.04(g).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Loan Party” means any Restricted Subsidiary of the Parent Borrower that is not a Loan Party.

“Note” means a Term Note, Revolving Credit Note or Swing Line Note, as the context may require.

“Notice of Intent to Cure” has the meaning specified in Section 8.04(a).

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit , whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) obligations of any Loan Party arising under any Secured Hedge Agreement and (c) obligations of any Loan Party arising under any Secured Cash Management Agreements. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include the obligation (including guarantee obligations) to pay principal, interest, fees (including Letter of Credit fees), reimbursement obligations, charges, expenses, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“Offered Amount” has the meaning specified in Section 2.05(a)(v)(D)(1).

“Offered Discount” has the meaning specified in Section 2.05(a)(v)(D)(1).

“OID” means original issue discount.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning specified in Section 2.05(b)(ii).

“Other Revolving Credit Commitments” means one or more Classes of Revolving Credit Commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.

“Other Taxes” has the meaning specified in Section 3.01(f).

“Other Term Loan Commitments” means one or more Classes of term loan commitments hereunder to fund Other Term Loans of the applicable Refinancing Series hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the outstanding principal thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding principal amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, an L/C Issuer, or the Swing Line Lender, as applicable, in accordance with banking industry rules on interbank compensation.

“Parent” means Sky Growth Holdings Corporation, a Delaware corporation.

“Parent Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Parent Company” means any Person so long as such Person directly or indirectly holds 100% of the total voting power of the Equity Interests of the Parent Borrower, and at the time such Person acquired such voting power, no Person and no “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) of the Exchange Act ) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 and 13(d)-5(b)(1) of the Exchange Act), directly or indirectly, of 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such Person.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 2.05(a)(v)(C)(2).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years.

“Permitted Acquisitions” means any Investment permitted under clause (3) of the definition of Permitted Investments and any Investment or other acquisition constituting an acquisition of assets constituting a business unit, line of business or division or pharmaceutical product of, another Person (including the long-term exclusive license of rights to a pharmaceutical product or product line).

“Permitted Holder” means any of (a) the Sponsor, (b) the Management Stockholders and (c) the Co-Investors; provided that for purposes of the definition of “Change of Control” (i) in each of clause (a)(i), the final reference to Permitted Holders in clause (a)(ii) and the proviso to clause (a), the Co-Investors shall not constitute Permitted Holders at any time that they hold voting power equal to more than 25% of the ordinary voting power of all Equity Interests collectively held by the Sponsor, the Management Stockholders and the Co-Investors, (ii) in the final reference to Permitted Holders in clause (a)(ii), the Co-Investors shall not constitute Permitted Holders if they are part of the “group” referred to in clause (a)(ii)(2) of the definition of “Change of Control” and (iii) in the parenthetical in each of clauses (a)(ii)(1) and (2), the Co-Investors shall not constitute Permitted Holders.

“Permitted Initial Revolving Credit Borrowing Purposes” means one or more Borrowings of Revolving Credit Loans (i) to fund working capital needs not to exceed $25,000,000, (ii) to pay fees and expenses related to the Transaction, including any OID or upfront fees related to the issuance of the Term B Loans or Senior Notes; and (iii) to replace, backstop or cash collateralize Existing Letters of Credit.

“Permitted Investments” means:

(1)

any Investment in the Parent Borrower or any of its Restricted Subsidiaries; provided, that any Investment by the Loan Parties in Non-Loan Parties, together with, but without duplication of, Investments made by Loan Parties in Non-Loan Parties pursuant to clause

(3) below, shall not exceed an aggregate amount outstanding from time to time equal to the greater of (x) $50,000,000 and (y) 2.5% of Total Assets (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment);

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Parent Borrower or any of its Restricted Subsidiaries in a Person that is engaged in a business permitted pursuant to Section 7.07 if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent Borrower or a Restricted Subsidiary; provided, that the aggregate amount of Investments made by Loan Parties in Persons that do not become Loan Parties, together with, but without duplication of, Investments by Loan Parties in Non-Loan Parties pursuant to clause (1) above, shall not exceed an aggregate amount outstanding from time to time equal to the greater of $50,000,000 and 2.5% of Total Assets (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment);

and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(4)	any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with a Disposition made pursuant to the provisions described under Section 7.05 or any other disposition of assets not constituting a Disposition;

(5)	any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, in each case as listed under Section IA to the Confidential Disclosure Letter, or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any such Investment or binding commitment existing on the Closing Date; provided, that the amount of any such Investment or binding commitment may be increased (a) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted hereunder;

(6)	any Investment acquired by the Parent Borrower or any of its Restricted Subsidiaries:

(a)	in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by the Parent Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(b)	in satisfaction of judgments against other Persons;

(c)	as a result of a foreclosure by the Parent Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(d)	as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates.

(7)	Swap Contracts permitted under Section 7.03(f);

(8)	any Investment in a business permitted pursuant to Section 7.07 taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (a) $60,000,000 and (b) 2.75% of Total Assets (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment);

(9)	Investments the payment for which consists of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower or any of its direct or indirect parent companies; provided, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.06(a)(iii);

(10)	guarantees of Indebtedness permitted under Section 7.03, performance guarantees and Contingent Obligations incurred in the ordinary course of business and the creation of liens on the assets of the Parent Borrower or any Restricted Subsidiary in compliance with Section 7.01;

(11)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.08 (except transactions described in clauses (j), (l), (o), (r) and (v) of such Section);

(12)	Investments consisting of purchases and acquisitions of inventory, supplies, material, services or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13)	Investments taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents or marketable securities), not to exceed the greater of (a) $60,000,000 and (b) 2.75% of Total Assets (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment);

(14)	Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Parent Borrower, are necessary or advisable to effect any Qualified Securitization Financing or any repurchase obligation in connection therewith;

(15)	loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, consultants and members of management not in excess of $10,000,000 outstanding at any one time, in the aggregate;

(16)	loans and advances to employees, directors, officers, members of management and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or to future, present and former employees, directors, officers, members of management and consultants (and their Controlled Investment Affiliates and Immediate Family Members) to fund such Person’s purchase of Equity Interests of the Parent Borrower or any direct or indirect parent company thereof;

(17)	advances, loans or extensions of trade credit in the ordinary course of business by the Parent Borrower or any of its Restricted Subsidiaries;

(18)	any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(19)	Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(20)	Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(21)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(22)	Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(23)	any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Parent Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable; and

(24)	Investments made by any Restricted Subsidiary that is not a Loan Party to the extent that such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary permitted by this Agreement.

“Permitted Junior Secured Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Parent Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted Pari Passu Secured Refinancing Debt and is not secured by any property or assets of Holdings, the Parent Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted Pari Passu Secured Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of Credit Agreement Refinancing Indebtedness, (iii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Second Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Junior Secured Refinancing Debt incurred by the Parent Borrower, then Holdings, the Borrowers, the Subsidiary Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Second Lien Intercreditor Agreement and (iv) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Other Debt Conditions” means that such applicable debt (i) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale, event of loss or change of control provisions that provide for the prior repayment in full of the Loans and the other Obligations), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (ii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, and (iii) to the extent secured, the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent).

“Permitted Pari Passu Secured Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Parent Borrower in the form of one or more series of senior secured notes; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Holdings, the Parent Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred or issued, (iv) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (v) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Pari Passu Secured Refinancing Debt incurred by the Parent Borrower, then the Borrowers, Holdings, the Subsidiary Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a First Lien Intercreditor Agreement. Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Ratio Debt” means Indebtedness (including Acquired Indebtedness) incurred or shares of Disqualified Equity Interests issued by the Parent Borrower and any Restricted Subsidiary or shares of Preferred Stock issued by any Restricted Subsidiary, if the Fixed Charge Coverage Ratio of the

Parent Borrower for the Parent Borrower’s most recently ended Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Equity Interests or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving Pro Forma Effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with Section 7.03) would have been at least 2.00 to 1.00, determined on a Pro Forma Basis; provided, that Restricted Subsidiaries that are Non-Loan Parties may not incur Indebtedness or issue Disqualified Equity Interests or Preferred Stock pursuant to this definition if, after giving Pro Forma Effect to such incurrence or issuance, the aggregate amount of Indebtedness, Disqualified Equity Interests and Preferred Stock in each case of Non-Loan Parties incurred or issued pursuant to this paragraph then outstanding would exceed the greater of (x) $60,000,000 and (y) 2.75% of Total Assets at such time.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Parent Borrower in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (ii) meets the Permitted Other Debt Conditions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, sponsored, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Pro Forma Balance Sheet” has the meaning specified in Section 5.05(a)(ii).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(a)(ii).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time; provided that, in the case of a Revolving Credit Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Proceeds” has the meaning specified in the Security Agreement.

“Projections” shall have the meaning specified in Section 6.01(c).

“Public Company Costs” shall mean costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the Parent Borrower’s or its Restricted Subsidiaries status as a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, the rules of national securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees in each case incurred or accrued prior to the Closing Date (and after the Closing Date, any such costs in connection with being a “voluntary filer”).

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Holding Company Debt” means unsecured Indebtedness of Holdings (A) that is not subject to any Guarantee by any Subsidiary of Holdings, (B) that will not mature prior to the date that is six (6) months after the Latest Maturity Date in effect on the date of issuance or incurrence thereof, (C) that has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (E) below), (D) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (1) the date that is four (4) years from the date of the issuance or incurrence thereof and (2) the date that is ninety-one (91) days after the Latest Maturity Date in effect on the date of such issuance or incurrence, and (E) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (taken as a whole) (except in a manner customary for holding company debt securities, including senior discount notes); provided that the Parent Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements (and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements unless the Administrative Agent notifies the Parent Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided, further, that any such Indebtedness shall constitute Qualified Holding Company Debt only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent Borrower and the Securitization Subsidiary and (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value. The grant of a security interest in any Securitization Assets of the Parent Borrower or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying Lender” has the meaning specified in Section 2.05(a)(v)(D)(3).

“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related consolidated statements of operations and cash flows of the Company for the most recent fiscal quarters after the date of the Annual Financial Statements (other than the fourth fiscal quarter of the Company’s fiscal year) and ended at least forty-five (45) days prior to the Closing Date.

“Refinanced Debt” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Refinancing” means all indebtedness under the Credit Agreement, dated as of November 17, 2011 (as amended, restated, supplemented, or modified from time to time prior to the Closing Date), among the Company, JPMorgan Chase Bank, N.A., as administrative agent, the lenders party thereto, and the other agents party thereto, shall have been paid in full, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released or provision therefor reasonably acceptable to the Lead Arrangers, it being understood that any letters of credit, banks guarantees and similar accommodations outstanding thereunder may remain outstanding to the extent deemed reissued under this Agreement or otherwise Cash Collateralized or back-stopped in a manner reasonably satisfactory to the Lead Arrangers on the Closing Date.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Parent Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Other Term Loans, Other Term Loan Commitments, Other Revolving Credit Commitments or Other Revolving Credit Loans incurred pursuant thereto, in accordance with Section 2.15.

“Refinancing Indebtedness” means (x) Indebtedness incurred by the Parent Borrower or any Restricted Subsidiary, (y) Disqualified Equity Interests issued by the Parent Borrower or any Restricted Subsidiary or (z) Preferred Stock issued by any Restricted Subsidiary, which, in each case, serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Equity Interests or Preferred Stock, so long as

(1)

the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Equity Interests does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness, the amount of, plus any accrued and unpaid dividends on, the Preferred Stock, or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Equity Interests, being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness or Disqualified Equity Interests or Preferred Stock, the “Refinanced Debt”), plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Equity Interests or the extension, replacement, refunding, refinancing, renewal or defeasance of such Refinanced Debt;

(2)	such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Equity Interests or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(3)	such Refinancing Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness, Preferred Stock or Disqualified Equity Interests being so extended, replaced, refunded, refinanced, renewed or defeased (or, if earlier, the date that is 91 days after the Latest Maturity Date);

(4)	to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof) such Refinancing Indebtedness is subordinated to the Obligations at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Equity Interests or Preferred Stock, such Refinancing Indebtedness must be Disqualified Equity Interests or Preferred Stock, respectively; and

(5)	Refinancing Indebtedness shall not include:

(a)	Indebtedness, Disqualified Equity Interests or Preferred Stock of a Subsidiary of the Parent Borrower that is not a Guarantor that refinances Indebtedness or Disqualified Equity Interests of the Parent Borrower;

(b)	Indebtedness, Disqualified Equity Interests or Preferred Stock of a Subsidiary of the Parent Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Equity Interests or Preferred Stock of a Guarantor; or

(c)	Indebtedness or Disqualified Equity Interests of the Parent Borrower or Indebtedness, Disqualified Equity Interests or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Equity Interests or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that clauses (2) and (3) of this definition will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness other than Indebtedness incurred under Section 7.03 (b) or (s), any Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), Disqualified Equity Interests and Preferred Stock “Refinancing Series” means all Other Term Loans or Other Term Loan Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Other Term Loans or Other Term Loan Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield and amortization schedule.

“Refunding Capital Stock” has the meaning specified in Section 7.06(b)(ii).

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Rejection Notice” has the meaning specified in Section 2.05(b)(vi).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharge, injecting, escaping, leaching, dumping, disposing, depositing or migration into the environment.

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means, with respect to any Pension Plan, any of the events specified in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” shall mean (i) the prepayment, refinancing, substitution or replacement of all or a portion of the Term B Loans with the incurrence by the Borrower or any Subsidiary of any debt financing, the primary purpose of which is to reduce the All-In Yield of such debt financing relative to the Term B Loans so repaid, refinanced, substituted or replaced and (ii) any amendment to this Agreement the primary purpose of which is to reduce the All-In Yield applicable to the Term B Loans.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Facility Lenders” means, as of any date of determination, with respect to one or more Facilities, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility or Facilities (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans, as applicable, under such Facility or Facilities being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments under such Facility or Facilities; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility or Facilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders; provided, further, that, to the same extent specified in Section 10.07(i) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders as set forth in Section 10.07(i).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief operating officer, chief administrative officer, treasurer or assistant treasurer, secretary or assistant secretary or other similar officer or Person performing similar functions of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Parent Borrower.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 7.06(a).

“Restricted Subsidiary” means any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Revolver Extension Request” has the meaning provided in Section 2.16(b).

“Revolver Extension Series” has the meaning provided in Section 2.16(b).

“Revolving Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Parent Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount specified opposite such Lender’s name under Section 2.01A of the Confidential Disclosure Letter or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Sections 2.14, 2.15 and 10.07(b)). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $150,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the Outstanding Amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share or other applicable share provided for under this Agreement of the amount of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if Revolving Credit Commitments have terminated, Revolving Credit Exposure.

“Revolving Credit Loans” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Parent Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Parent Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Parent Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit S hereto (which agreement in such form or with immaterial changes thereto the Administrative Agent is authorized to enter into) together with any material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof.

“Secured Cash Management Agreement” means any agreement for the provision of Cash Management Services that is entered into by and between any Loan Party (or entered into by Merger Sub and existing at the time of the Merger) or any Restricted Subsidiary and any Cash Management Bank; and in the case of such agreements with any Non-Loan Party designated in writing by the Cash Management Bank to the Administrative Agent as a “Secured Cash Management Agreement.”

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party (or entered into by Merger Sub and existing at the time of the Merger) or any Restricted Subsidiary and any Hedge Bank; and in the case of such agreements with any Non-Loan Party, designated in writing by the Hedge Bank to the Administrative Agent as a “Secured Hedge Agreement.”

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each Hedge Bank, each Cash Management Bank, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Parent Borrower or any of its Subsidiaries pursuant to which the Parent Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Parent Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Parent Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Parent Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Parent Borrower or any Subsidiary of the Parent Borrower makes an investment and to which the Parent Borrower or any Subsidiary of the Parent Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Parent Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings or Limited Originator Recourse), (ii) is recourse to or obligates Holdings, the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (iii) subjects any property or asset of Holdings, the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and Limited Originator Recourse, (b) with which none of Holdings, the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Parent Borrower reasonably believes to be no less favorable to Holdings, the Parent Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Borrower and (c) to which none of Holdings, the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit G, together with each other Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Notes” means $490,000,000 in aggregate principal amount of the Parent Borrower’s senior unsecured notes due 2020 and any Registered Equivalent Notes having substantially identical terms and issued pursuant to the Senior Notes Indenture in exchange for the initial, unregistered senior unsecured notes.

“Senior Notes Indenture” means the Indenture for the Senior Notes, dated September 28, 2012, between the Parent Borrower and Wells Fargo Bank, National Association, as trustee, as the same may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.

“Senior Representative” means, with respect to any series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Parent Borrower for such Test Period.

“Senior Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Parent Borrower for such Test Period.

“Solicited Discount Proration” has the meaning specified in Section 2.05(a)(v)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Parent Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(v)(D) substantially in the form of Exhibit M.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit P, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(a)(v)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Discount” has the meaning specified in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(v)(B) substantially in the form of Exhibit O.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit Q, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(a)(v)(B)(1).

“Specified Discount Proration” has the meaning specified in Section 2.05(a)(v)(B)(3).

“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative) either (i) arising from, or related to, facts and circumstances existing on or prior to the Closing Date or (ii) arising out of or related to antitrust, Federal Trade Commission or Department of Justice proceedings or securities law (other than in connection with the Transactions).

“Specified Merger Agreement Representations” means such of the representations and warranties made by the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Merger Sub has (or its applicable Affiliate has) the right to, pursuant to the Merger Agreement, terminate their (or its) obligations under the Merger Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Merger Agreement.

“Specified Representations” shall mean those representations and warranties made by the Parent Borrower in Sections 5.01(a) (with respect to organizational existence only of the Loan Parties), 5.01(b)(ii), 5.02(a), 5.02(b)(i), 5.02(b)(iii), 5.04, 5.13, 5.16, 5.18(a) and 5.19 (subject to the proviso at the end of Section 4.01(a)).

“Specified Transaction” means (t) solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an Equity Offering, to the Parent Borrower and its Restricted Subsidiaries, (u) any designation of operations or assets of the Parent Borrower or a Restricted Subsidiary as discontinued operations (as defined under GAAP), (v) any Investment that results in a Person becoming a Restricted Subsidiary, (w) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (x) any Permitted Acquisition, (y) any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Parent Borrower or any Disposition of a business unit, line of business or division or pharmaceutical product of the Parent Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, (z) or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit, unless such Indebtedness has been permanently repaid and has not been replaced), issuance of Preferred Stock, Restricted Payment or Incremental Loan that by the terms of this Agreement requires such test to be calculated on a Pro Forma Basis or after giving Pro Forma Effect.

“Sponsor” means any of TPG Advisors IV, Inc., TPG Sky, L.P., TPG Sky Co-Invest, L.P. (for so long as TPG Advisors IV, Inc. or any of its Affiliates retains control of the management thereof) and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Sponsor Management Agreement” means the management services agreement among TPG VI Management, LLC or certain of the management companies associated with it or their advisors, if applicable, Holdings and the Parent Borrower (and/or any of its direct or indirect parent companies), as the same may be amended, modified, supplemented, replaced or otherwise modified from time to time in accordance with its terms, but only to the extent that any such amendment, modification, supplement, replacement or other modification does not, directly or indirectly, increase the obligation of Holdings, the Parent Borrower or any of its Restricted Subsidiaries to make any payments thereunder.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Parent Borrower or any Subsidiary of the Parent Borrower that are customary in a Securitization Financing.

“Sterling” means the lawful currency of the United Kingdom.

“Strativa Restructuring Charges” means, with respect to any period, the Parent Borrower and its Restricted Subsidiaries’ costs related to the restructuring of the Strativa Pharmaceuticals division of the Parent Borrower and its Restricted Subsidiaries, including, but not limited to, intangible asset impairments, severance and other employee-related costs, sample inventory write-downs and commercial inventory write-downs.

“Submitted Amount” has the meaning specified in Section 2.05(a)(v)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.05(a)(v)(C)(1).

“Subordinated Financing Documentation” means any documentation governing any Subordinated Indebtedness.

“Subordinated Indebtedness” means, with respect to the Obligations,

(a)	any Indebtedness of the Borrowers which is by its terms subordinated in right of payment to the Obligations, and

(b)	any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, any charitable organizations any other Person that meets the requirements of Section 501(c)(3) of the Code) of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or (ii) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the swing line facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means a promissory note of the Parent Borrower payable to the Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-3, evidencing the aggregate Indebtedness of the Parent Borrower to the Swing Line Lender resulting from the Swing Line Loans.

“Swing Line Obligations” means, as at any date of determination, the aggregate Outstanding Amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Taxes” has the meaning specified in Section 3.01(a).

“Term B Commitments” means, as to each Term Lender, its obligation to make a Term B Loan to the Borrowers pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount specified opposite such Lender’s name under Section 2.01 of the Confidential Disclosure Letter under the caption “Term B Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The initial aggregate amount of the Term B Commitments is $1,055,000,000.

“Term B Loans” means the term loans made by the Lenders on the Closing Date to the Borrowers pursuant to Section 2.01(a).

“Term Borrowing” means a Borrowing of any Term Loans.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrowers hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension. The initial amount of each Term Lender’s Commitment is specified under Section 2.01 of the Confidential Disclosure Letter under the caption “Term B Commitment” or, otherwise, in the Assignment and Assumption, Incremental Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Commitment, as the case may be.

“Term Facility” means any Facility consisting of Term Loans and/or Term Commitments.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means any Term B Loan, Incremental Term Loan, Other Term Loan or Extended Term Loan, as the context may require.

“Term Loan Extension Request” has the meaning provided in Section 2.16(a).

“Term Loan Extension Series” has the meaning provided in Section 2.16(a).

“Term Loan Increase” has the meaning specified in Section 2.14(a).

“Term Loan Refinancing Debt” means (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt and (c) Permitted Unsecured Refinancing Debt and, in each case, any Refinancing Indebtedness in respect thereof.

“Term Note” means a promissory note of one or more of the Borrowers payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of such Borrowers to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Parent Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 4.01(d) or Section 6.01(a) or (b), as applicable; provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Parent Borrower ended June 30, 2012. A Test Period may be designated by reference to the last day thereof (i.e., the “June 30, 2012 Test Period” refers to the period of four consecutive fiscal quarters of the Parent Borrower ended June 30, 2012), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means $30,000,000.

“Total Assets” means the total assets of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Parent Borrower delivered pursuant to Section 6.01(a) or (b) (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment or other acquisition, on a Pro Forma Basis including any property or assets being acquired in connection therewith) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the Pro Forma Financial Statements.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Parent Borrower for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the Equity Contribution, (b) the Merger, (c) the issuance of the Senior Notes on or before the Closing Date, if any, (d) the funding of the Term B Loans and the Initial Revolving Borrowing on the Closing Date, (e) the funding of the loans under the senior bridge facility on the Closing Date, if any, (f) the Refinancing, (g) the consummation of any other transactions in connection with the foregoing, and (h) the payment of the Transaction Expenses.

“Transaction Expenses” means any fees or expenses incurred or paid by the Sponsor, any direct or indirect parent of the Parent Borrower, Parent Borrower or any of its (or their) Subsidiaries in connection with the Transaction (including expenses in connection with hedging transactions, if any, and payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options and/or restricted stock), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Treasury Capital Stock” has the meaning specified in Section 7.06(b)(ii).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Securitization Subsidiary and (ii) any Subsidiary of the Borrower designated by the Board of Directors as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 6.14 or ceases to be a Subsidiary of the Parent Borrower. No Subsidiary shall be designated an Unrestricted Subsidiary if it owns Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Parent Borrower or any other Restricted Subsidiary.

“U.S. Lender” has the meaning specified in Section 3.01(d).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Refinanced Debt, any Refinanced Debt (as defined in the definition of Refinancing Indebtedness) or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Yen” means the lawful currency of Japan.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) References in this Agreement to an Exhibit, Schedule, Article, Section, clause or subclause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The word “or” is not exclusive.

(f) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(h) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i) For purposes of determining compliance with any Section of Article VII, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation, or prepayment of Indebtedness meets the criteria of one or more of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time, shall be permitted under one or more of such clauses as determined by the Parent Borrower in its sole discretion at such time.

SECTION 1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

SECTION 1.04. Rounding. Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York, New York time.

SECTION 1.07. Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08. Pro Forma and Other Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Senior Secured First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio, and the Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 1.08; provided, that notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.08, when calculating the Senior Secured Net Leverage Ratio and the Senior Secured First Lien Net Leverage Ratio, each as applicable, for purposes of (i) the definition of “Applicable Rate”, (ii) the definition of “Applicable ECF Percentage” and (iii) Section 7.13 (other than for the purpose of determining pro forma compliance with Section 7.13), the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Parent Borrower are available (as determined in good faith by the Parent Borrower) (it being understood that for purposes of determining pro forma compliance with Section 7.13 (other than for purposes of Section 4.02(b)), if no Test Period with an applicable level cited in Section 7.13 has passed, the applicable level shall be the level for the first Test Period cited in Section 7.13 with an indicated level). For the avoidance of doubt, the provisions of the foregoing sentence shall not apply for purposes of calculating the Senior Secured Net Leverage Ratio or the Senior Secured First Lien Net Leverage Ratio, each as applicable, for purposes of (i) the definition of “Applicable Rate”, (ii) the definition of “Applicable ECF Percentage” and (iii) Section 7.13 (other than for the purpose of determining pro forma compliance with Section 7.13), each of which shall be based on the financial statements delivered pursuant to Section 6.01(a) or (b), as applicable, for the relevant Test Period.

(b) For purposes of calculating any financial ratio or test (or Total Assets), Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.08) that have been made (i) during the applicable Test Period or (ii) if applicable as described in clause (a) above, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the Applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then such financial ratio or test (or Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies resulting from or relating to any Specified Transaction (including the Transaction) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Parent Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Parent Borrower, (B) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than twelve (12) months after the date of such Specified Transaction, (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (D) the aggregate amount of cost savings, synergies and operating expense reductions added pursuant to this clause (c) for any such period after the Closing Date, shall be limited to the extent provided in Section 1.08(f).

(d) In the event that (w) the Parent Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and not replaced), (x) the Parent Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Equity Interests , (y) any Restricted Subsidiary issues, repurchases or redeems Preferred Stock or (z) other than for the purposes of determining compliance with Section 7.13 (including pro forma compliance with Section 7.13), the Parent Borrower or any Restricted Subsidiary establishes or eliminates (or designates or undesignates) any Designated Revolving Commitments, in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, or such issuance or redemption of Disqualified Equity Interests or Preferred Stock, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Fixed Charge Coverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Equity Interests or Preferred Stock will be given effect, as if the same had occurred on the first day of the applicable Test Period) and for all purposes, other than for the purposes of determining compliance with Section 7.13 (including pro forma compliance with Section 7.13), such financial ratio or test shall be calculated giving pro forma effect to the full amount of any undrawn Designated Revolving Commitments as if such full amount of Indebtedness thereunder had been incurred thereunder throughout such period.

(e) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Parent Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Parent Borrower or Restricted Subsidiary may designate.

(f) Notwithstanding anything to the contrary herein, for purposes of calculating the Senior Secured First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio, and the Fixed Charge Coverage Ratio, the aggregate amount of adjustments to Consolidated EBITDA and Consolidated Net Income consisting of addbacks, pro forma adjustments and exclusions for cost savings, synergies and operating expense reductions and restructuring and similar charges pursuant to clause (vii) of the definition of Consolidated EBITDA, clause (c) of this Section 1.08 and clause (a) of the definition of Consolidated Net Income, when taken together, shall not exceed 20% of Consolidated EBITDA for such Test Period (giving pro forma effect to the relevant Specified Transaction to the extent required or permitted pursuant to Section 1.08 (other than any cost savings, synergies and operating expense reductions pursuant to Section 1.08(c)) determined prior to giving effect to any adjustments pursuant to clause (vii) of the definition of Consolidated EBITDA, clause (c) of this Section 1.08 and clause (a) of the definition of Consolidated Net Income; provided, that such 20% cap shall not apply to, and shall be determined after giving effect to, any such adjustments resulting from actions taken or with respect to which substantial steps have been taken or were committed to be taken prior to the Closing Date (notwithstanding that such actions may actually be taken after the Closing Date) to the extent relating to items identified to the Lead Arrangers prior to the Closing Date or cost savings assumed in any forecasts, projections or model delivered to the Lead Arrangers prior to the Closing Date.

SECTION 1.09. Currency Generally.

For purposes of determining compliance with Sections 7.01, 7.03 and 7.06 and the definition of Permitted Investments with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

For purposes of determining the Senior Secured Net Leverage Ratio, the Senior Secured First Lien Net Leverage Ratio and the Total Net Leverage Ratio, the amount of Indebtedness shall reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

SECTION 1.10. Letters of Credit.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the amount of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

The Commitments and Borrowings

SECTION 2.01. The Loans.

(a) Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to the Borrowers on the Closing Date one or more Term Borrowings denominated in Dollars in an aggregate amount not to exceed the amount of such Term Lender’s Term B Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans denominated in Dollars pursuant to Section 2.02 from its applicable Lending Office (each such loan, a “Revolving Credit Loan”) to the Borrowers from time to time, on any Business Day during the period from the Closing Date until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Parent Borrower’s irrevocable notice, on behalf of the Borrowers, to the Administrative Agent (provided that the notices in respect of the initial Credit Extensions may be conditioned on the closing of the Merger), which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (1) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (2) on the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in subclause (1) above may be delivered no later than one (1) Business Day prior to the Closing Date in the case of the initial Credit Extensions of Term Loans. Each telephonic notice by the Parent Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Except as provided in Section 2.14, 2.15 or 2.16, each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $2,000,000, or a whole multiple of $500,000, in excess thereof. Except as provided in Section 2.03(c), 2.04(b) or 2.14, 2.15 or 2.16, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the requesting Borrower(s) are requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be

(which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Class and Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) wire instructions of the account(s) to which funds are to be disbursed. If the Parent Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Parent Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Parent Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and if, such Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account(s) of the applicable Borrowers on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided by the Parent Borrower to (and reasonably acceptable to) the Administrative Agent; provided that if, on the date the Committed Loan Notice with respect to a Borrowing under a Revolving Credit Facility is given by the Parent Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing, second, to the payment in full of any such Swing Line Loans, and third, to the Borrowers as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrowers pay the amount due, if any, under Section 3.05 in connection therewith. During the occurrence and continuation of an Event of Default, the Administrative Agent or the Required Facility Lenders under the applicable Facility may require by notice to the Parent Borrower that no Loans under the applicable Facility may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect unless otherwise agreed between the Parent Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to an Incremental

Amendment (including for Incremental Revolving Credit Commitments), Refinancing Amendment or Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three (3) Interest Periods for each applicable Class so established.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing, or in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share or other applicable share provided for under this Agreement available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03. Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit at sight denominated in Dollars for the account of the Parent Borrower (provided that any Letter of Credit may be for the benefit of any subsidiary of the Parent Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Parent Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Parent Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless (1) each Appropriate Lender has approved of such expiration date or (2) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (1) each Appropriate Lender has approved of such expiration date or (2) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer;

(D) the issuance of such Letter of Credit would violate any policies of the L/C Issuer applicable to letters of credit generally; or

(E) any Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Parent Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Parent Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Parent Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Parent Borrower (or its applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Letter of Credit.

(iii) If the Parent Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve month period to be agreed upon by the L/C Issuer and the Parent Borrower at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Parent Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the applicable Letter of Credit Expiration Date, unless the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Parent Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Parent Borrower and the Administrative Agent thereof. Not later than 12:00 p.m. on the first Business Day immediately following any payment by an L/C Issuer under a Letter of Credit with notice to the Parent Borrower (each such date, an “Honor Date”), the Parent Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in Dollars; provided that if such reimbursement is not made on the date of drawing, the Borrowers shall pay interest to the relevant L/C Issuer on such amount at the rate applicable to Base Rate Loans (without duplication of interest payable on L/C Borrowings). The L/C Issuer shall notify the Parent Borrower of the amount of the drawing promptly following the determination or revaluation thereof. If the Parent Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share or other applicable share provided for under this Agreement thereof. In such event, in the case of an Unreimbursed Amount under a Letter of Credit, the Parent Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the requirements for the amount of the unutilized portion of the Revolving Credit Commitments under the applicable Revolving Credit Facility of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Parent Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Parent Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Parent Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Parent Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Parent Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Parent Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this

Agreement thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the amount received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) or Section 2.03(c)(ii) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The Obligations of the Revolving Credit Lenders under this Section 2.03(d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Parent Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to Parent Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Parent Borrower to the extent permitted by applicable Law) suffered by the Parent Borrower that are caused by acts or omissions by such L/C Issuer constituting gross negligence or willful misconduct on the part of such L/C Issuer as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(f) Role of L/C Issuers. Each Lender and the Parent Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders or the Lenders holding a majority of the Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Parent Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Parent Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Parent Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Parent Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential damages suffered by the Parent Borrower which the Parent Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) If, as of any Letter of Credit Expiration Date, any applicable Letter of Credit issued to the Parent Borrower may for any reason remain outstanding and partially or wholly undrawn, (ii) if any Event of Default occurs and is continuing and the Administrative Agent, the Required Lenders or the applicable Required Facility Lenders in respect of the Revolving Credit Facility, as applicable, require the Parent Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or (iii) if an Event of Default set forth under Section 8.01(f) occurs and is continuing, the Parent Borrower shall Cash Collateralize the then Outstanding Amount of all of its relevant L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or the applicable Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 p.m. on (x) in the case of the immediately preceding clauses (i) or (ii), (1) the Business Day that the Parent Borrower receives notice thereof, if such notice is received on such day prior to 12:00 p.m. or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Parent Borrower receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Parent Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the relevant L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. The Parent Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders of the applicable Facility, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents selected by the Administrative Agent in its sole discretion. If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all relevant L/C Obligations, the Parent Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such relevant L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Parent Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived, then so long as no other Event of Default has occurred and is continuing, the amount of any Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be refunded to the Parent Borrower. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Parent Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(h) [Reserved].

(i) Letter of Credit Fees. The Parent Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender for the applicable Revolving Credit Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in Dollars on the last Business Day of each of March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Parent Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum (or such other lower amount as may be mutually agreed by the Parent Borrower and the applicable L/C Issuer) of the maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) or such lesser fee as may be agreed with such L/C Issuer. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable in Dollars on the last Business Day of each of March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Parent Borrower shall pay directly to each L/C Issuer for its own account with respect to each Letter of Credit issued for the account of the Parent Borrower the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement or any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l) Addition of an L/C Issuer. A Revolving Credit Lender reasonably acceptable to the Parent Borrower and the Administrative Agent may become an additional L/C Issuer hereunder pursuant to a written agreement among the Parent Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(m) Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the L/C Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 2.03(c) and (d)) under (and ratably participated in by Revolving Credit Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i) and unless provisions reasonably satisfactory to the applicable L/C Issuer for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been agreed upon, the Parent Borrower shall, on or prior to the applicable Maturity Date, cause all such

Letters of Credit to be replaced and returned to the applicable L/C Issuer undrawn and marked “cancelled” or to the extent that the Borrower is unable to so replace and return any Letter(s) of Credit, such Letter(s) of Credit shall be secured by a “back to back” letter of credit reasonably satisfactory to the applicable L/C Issuer, the Parent Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g). Commencing with the Maturity Date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit shall be agreed solely with the L/C Issuer.

(n) Letter of Credit Reports. For so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent on the last Business Day of each calendar month, and on each date that an L/C Credit Extension occurs with respect to any such Letter of Credit, a report in the form of Exhibit R, appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

(o) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a subsidiary, the Parent Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Parent Borrower hereby acknowledges that the issuance of Letters of Credit for the account of subsidiaries inures to the benefit of the Parent Borrower, and that the Parent Borrower’s business derives substantial benefits from the businesses of such subsidiaries.

SECTION 2.04. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, Bank of America, in its capacity as Swing Line Lender agrees to make loans in Dollars to the Parent Borrower (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the period beginning on the Business Day after the Closing Date and until the Maturity Date of the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, (i) the Revolving Credit Exposure shall not exceed the aggregate Revolving Credit Commitment and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender (other than the relevant Swing Line Lender), plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided, further, that the Parent Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Parent Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Parent Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess of $100,000 shall be an integral multiple of $50,000) and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the relevant Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice (by telephone or in writing), the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the relevant Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Parent Borrower. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Credit Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Parent Borrower to eliminate the Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Parent Borrower (which hereby irrevocably authorizes such Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the amount of Swing Line Loans of the Parent Borrower then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but not in excess of the unutilized portion of the aggregate Revolving Credit Commitments and subject to the conditions set forth in Section 4.02. The relevant Swing Line Lender shall furnish the Parent Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the date specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Parent Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the relevant Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by the Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Revolving Credit Lender pays such amount, the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Parent Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Parent Borrower to repay the applicable Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the relevant Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

(ii) If any payment received by the relevant Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to such Swing Line Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of a Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause (d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Parent Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of any Swing Line Loan, interest in respect of such Pro Rata Share or other applicable share provided for under this Agreement shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Parent Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date shall have occurred in respect of any tranche of Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer Maturity Date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring Maturity Date such Swing Line Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(m)) the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Parent Borrower shall still be obligated to pay Swing Line Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the Maturity Date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Commencing with the Maturity Date of any tranche of Revolving Credit Commitments, the sublimit for Swing Line Loans shall be agreed solely with the Swing Line Lender.

SECTION 2.05. Prepayments.

(a) Optional.

(i) Any Borrower may, upon notice to the Administrative Agent by the Parent Borrower, at any time or from time to time voluntarily prepay any Class or Classes of Term Loans and Revolving Credit Loans of any Class or Classes in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $2,000,000, or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid (and, for the avoidance of doubt, may indicate the prepayments by more than one Borrower on such date in such amounts so specified, which, individually may be below any minimum or multiple but which in aggregate amount on any given date shall satisfy such minimum and multiple requirements). The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Parent Borrower, the applicable Borrower(s) shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the prepaying Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) The Parent Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $10,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Parent Borrower, the Parent Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Parent Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed.

(iv) Voluntary prepayments of any Class of Term Loans permitted hereunder shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.07(a) in a manner determined at the discretion of the Parent Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity).

(v) Notwithstanding anything in any Loan Document to the contrary, so long as (x) no Default or Event of Default has occurred and is continuing and (y) no proceeds of Revolving Credit Loans or Swing Line Loans are used for this purpose, any Company Party may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or Holdings or any of its Subsidiaries may purchase such outstanding Loans and immediately cancel them) on the following basis:

(A) Any Company Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(v); provided that no Company Party shall initiate any action under this Section 2.05(a)(v) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount

Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.05(a)(v)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment

Response Date and shall determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the applicable Company Party is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.05(a)(v)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.05(a)(v)(D). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, a Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro-rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(a)(v), the relevant Company Party shall make a representation to the Term Lenders that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders generally (other than Term Lenders who elect not to receive such information) and shall waive any right to bring any action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(v), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the applicable Company Party.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(v), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(v) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v) as well as activities of the Auction Agent.

(J) Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(v) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(vi) Notwithstanding the foregoing, in the event that, on or prior to the first anniversary after the Closing Date, any Borrower (x) prepays, refinances, substitutes or replaces any Term B Loans pursuant to a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.05(b)(iii) that constitutes a Repricing Transaction), or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Parent Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term B Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term B Loans outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(b) Mandatory.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) (commencing with the fiscal year ended December 31, 2013) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrowers shall, subject to clause (b)(vii) of this Section 2.05, cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus (B) the sum of (1) all voluntary prepayments of Term Loans pursuant to Section 2.05(a)(v), in an amount equal to the discounted amount actually paid in respect of the principal amount of such Term Loans, during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due, (2) all other voluntary prepayments of Term Loans during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due and (3) all voluntary prepayments of Revolving Credit Loans during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due, to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments and, in the case of each of the immediately preceding clauses (1), (2) and (3), to the extent such prepayments are not funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness).

(ii) (A) If (1) the Parent Borrower or any of its Restricted Subsidiaries Disposes of any property or assets (other than any Disposition of any property or assets permitted by Sections 7.05(a), (b), (c), (d), (e), (f) (except as set forth in the proviso thereof and except to the extent such property is subject to a Mortgage), (g), (h), (i), (k), (l), (m), (n), (o), (p), (q) and (r)) or (2) any Casualty Event occurs, which results in the realization or receipt by the Parent Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrowers shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the

Parent Borrower or such Restricted Subsidiary of such Net Cash Proceeds, subject to clause (b)(vii) of this Section 2.05, an aggregate principal amount of Term Loans in an amount equal to 100% of such Net Cash Proceeds received; provided that if at the time that any such prepayment would be required, the Borrowers (or any Restricted Subsidiary) are required to offer to repurchase Permitted Pari Passu Secured Refinancing Debt (or any Refinancing Indebtedness in respect thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Permitted Pari Passu Secured Refinancing Debt (or any Refinancing Indebtedness in respect thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrowers (or any Restricted Subsidiary) may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii)(A) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided, further, that no prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have reinvested (or entered into a binding commitment to reinvest) in accordance with Section 2.05(b)(ii)(B)

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Parent Borrower, the Parent Borrower may use all or any portion of such Net Cash Proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent Borrower or its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition or Investments in a business permitted under Section 7.07, in each case, (x) within twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within eighteen (18) months following receipt thereof; provided, that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after a reinvestment election, and subject to clauses (b)(vii) of this Section 2.05(b), an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Parent Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.05.

(iii) If the Parent Borrower or any Restricted Subsidiary incurs or issues any Indebtedness after the Closing Date (A) not permitted to be incurred or issued pursuant to Section 7.03 or (B) that constitutes Credit Agreement Refinancing Indebtedness, the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Parent Borrower or such Restricted Subsidiary of such Net Cash Proceeds.

(iv) If for any reason the aggregate Outstanding Amount of Revolving Credit Loans, Swing Line Loans and L/C Obligations at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrowers shall promptly prepay Revolving Credit Loans and

Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.

(v) Except with respect to Loans incurred in connection with any Refinancing Amendment, Term Loan Extension Request, or any Incremental Amendment, (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied ratably to each Class of Term Loans then outstanding (provided that (i) any prepayment of Term Loans with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt, and (ii) any Class of Incremental Term Loans may specify that one or more other Classes of Term Loans and Incremental Term Loans may be prepaid prior to such Class of Incremental Term Loans); (B) with respect to each Class of Term Loans, each prepayment pursuant to clauses (i) through (iii) of this Section 2.05(b) shall be applied to the scheduled installments of principal thereof (following the date of prepayment) pursuant to Section 2.07(a) in a manner determined at the discretion of the Parent Borrower and specified to the Administrative Agent and, if not specified, in direct order of maturity; and (C) each such prepayment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares of such prepayment, subject to clause (vii) of this Section 2.05(b).

(vi) The Parent Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrowers. Such notice may also further specify a portion of such prepayment to come from more than one Borrower so long as, in the aggregate, all such separate amounts together equal the full amount of such required prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Parent Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Term Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i), (ii) and (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Parent Borrower no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining shall be retained by the Borrowers.

(vii) Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any of or all the Net Cash Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Parent Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and an amount equal to such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05(b) to the extent provided herein and (ii) to the extent that the Parent Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or any Foreign Casualty Event or Excess Cash Flow attributable to Foreign Subsidiaries would have material adverse tax consequences with respect to such Net Cash Proceeds or Excess Cash Flow, such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Foreign Subsidiary.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrowers may, in their sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Parent Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Parent Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05. Such deposit shall be deemed to be a prepayment of such Loans by the Borrowers for all purposes under this Agreement.

SECTION 2.06. Termination or Reduction of Commitments.

(a) Optional. The Parent Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000, or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. Except as provided above, the amount of any such Revolving Credit Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Parent Borrower. Notwithstanding the foregoing, the Parent Borrower may rescind or postpone any notice of termination of any Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Term B Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the funding of Term B Loans to be made by it on the Closing Date. The Revolving Credit Commitment of each Revolving Credit Lender shall automatically and permanently terminate on the Maturity Date for the Revolving Credit Facility.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

SECTION 2.07. Repayment of Loans.

(a) Term Loans. The Borrowers shall, jointly and severally, repay to the Administrative Agent for the ratable account of the Appropriate Lenders (A) on the last Business Day of each March, June, September and December, commencing with the first full fiscal quarter after the Closing Date, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Term B Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (B) on the Maturity Date for the Term B Loans, the aggregate principal amount of all Term B Loans outstanding on such date.

(b) Revolving Credit Loans. The Borrowers shall, jointly and severally, repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans under such Facility outstanding on such date.

(c) Swing Line Loans. The Parent Borrower shall repay the aggregate principal amount of each Swing Line Loan on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

SECTION 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate, for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b) During the continuance of a Default under Section 8.01(a), each Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09. Fees. In addition to certain fees described in Sections 2.03(i):

(a) Commitment Fee. The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender under each Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, a commitment fee equal to the Applicable Rate with respect to Revolving Credit Loan commitment fees times the actual daily amount by which the aggregate Revolving Credit Commitment for the applicable Facility exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans (for the avoidance of doubt, excluding any Swing Line Loans) for such Facility and (B) the Outstanding Amount of L/C Obligations for such Facility; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender under such Facility during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Parent Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Parent Borrower prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments under any Facility of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the applicable Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December, commencing with the last Business Day of December 2012, and on the Maturity Date for such Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Parent Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Parent Borrower and the applicable Agent).

(c) Closing Fees. The Parent Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Term B Loan and making of such Lender’s Revolving Credit Commitment, a closing fee (the “Closing Fee”) in an amount equal to (x) 1.00% of the stated principal amount of such Lender’s Revolving Credit Commitment on the Closing Date and (y) 1.00%% of the stated principal amount of such Lender’s Term B Loan made on the Closing Date. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and, in the case of the Term B Loans, such Closing Fee shall be netted against Term B Loans made by such Lender.

SECTION 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of three hundred sixty-five (365) days, or three hundred sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11. Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of United States Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent, as set forth in the Register, in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the applicable Borrower(s) shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

SECTION 2.12. Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share provided for under this Agreement) of such payment in like funds as received by wire transfer to such

Lender’s applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) [Reserved]

(c) Unless the Parent Borrower (on behalf of itself and on behalf of the Co-Borrower) or any Lender has notified the Administrative Agent, prior to the date, or in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing, any payment is required to be made by it to the Administrative Agent hereunder (in the case of the Borrowers, for the account of any Lender or an L/C Issuer hereunder or, in the case of the Lenders, for the account of any Swing Line Lender, L/C Issuer or Borrower hereunder), that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrowers failed to make such payment, each Lender or L/C Issuer shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or L/C Issuer in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Parent Borrower, and the Parent Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Parent Borrower may have against any Lender as a result of any default by such Lender hereunder. A notice of the Administrative Agent to any Lender or the Parent Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13. Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal or interest on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal or interest on such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14. Incremental Borrowings.

(a) Incremental Commitments. The Parent Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request (A) one or more new commitments which may be of the same Class as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”) and/or (B) one or more increases in the amount of the Revolving Credit Commitments (a “Revolving Commitment Increase”) or the establishment of one or more new revolving credit commitments (any such new commitments, collectively with any Revolving Commitment Increases, the “Incremental Revolving Credit Commitments” and the Incremental Revolving Credit Commitments, collectively with any Incremental Term Commitments, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b) Incremental Loans. Any Incremental Term Loans or Incremental Revolving Credit Commitments effected through the establishment of one or more new revolving credit commitments or new Term Loans made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Term Loans or Incremental Revolving Credit Commitments, as applicable, for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender of such Class shall make a Loan to the Parent Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Credit Commitments of any Class are effected through the establishment of one or more new revolving credit commitments (including through any Revolving Commitment Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Revolving Credit Lender of such Class shall make its Commitment available to the Parent Borrower (when borrowed, an “Incremental Revolving Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Incremental Revolving Credit Commitment of such Class and (ii) each Incremental Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Credit Commitment of such Class and the Incremental Revolving Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

(c) Incremental Loan Request. Each Incremental Loan Request from the Parent Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Credit Commitments. Incremental Term Loans may be made, and Incremental Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment, nor will the Parent Borrower have any obligation to approach any existing Lenders to provide any Incremental Commitment) or by any other bank or other financial institution or other institutional lenders (any such other bank, other financial institution or other institutional lenders being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such Commitment or Loan, an “Incremental Revolving Credit Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that (i) the Administrative Agent, each Swing Line Lender and each L/C Issuer shall have consented (not to be unreasonably withheld or delayed) to such Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Additional Lender, (ii) with respect to Incremental Term Commitments, any Affiliated Lender providing an Incremental Term Commitment shall be subject to the same restrictions set forth in Section 10.07(h) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Incremental Revolving Credit Commitments.

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) no Default or Event of Default shall exist after giving effect to such Incremental Commitments;

(ii) the representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the Incremental Facility Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; provided further that, with respect to any Incremental Amendment the primary purpose of which is to finance an acquisition permitted by this Agreement, this clause (ii) (other than with respect to the Specified Representations as they relate to the target of such acquisition (conformed as reasonably necessary for such acquisition)) may be waived or omitted by Incremental Lenders holding more than 50% of the aggregate Incremental Commitments under such Incremental Amendment;

(iii) each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence) and each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence); and

(iv) the aggregate amount of the Incremental Term Loans and the Incremental Revolving Credit Commitments shall not exceed (A) $250,000,000 in the aggregate pursuant to this clause (A) or (B) at its option, up to an amount of Incremental Term Loans or Incremental Revolving Credit Commitments so long as the Senior Secured Net Leverage Ratio is no more than 3.50 to 1.00 as of the last day of the Test Period most recently ended, after giving effect to any such incurrence on a Pro Forma Basis, and, in each case, with respect to any Incremental Revolving Credit Commitment, assuming a borrowing of the maximum amount of Loans available thereunder.

(e) Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Loans and Incremental Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Parent Borrower and the applicable Incremental Lenders providing such Incremental Commitments, and except as otherwise set forth herein, to the extent not identical to the Term Loans or Revolving Credit Commitments, as applicable, each existing on the Incremental Facility Closing Date, shall be reasonably satisfactory to Administrative Agent; provided that in the case of a Term Loan Increase or a Revolving Commitment Increase, the terms, provisions and documentation of such Term Loan Increase or a Revolving Commitment Increase shall be identical (other than with respect to upfront fees, OID or similar fees) to the applicable Term Loans or Revolving Credit Commitments being increased, in each case, as existing on the Incremental Facility Closing Date. In any event:

(i) the Incremental Term Loans:

(A) shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans,

(B) shall not mature earlier than the Maturity Date with respect to the Term B Loans (prior to giving effect to any extensions thereof occurring after the Maturity Date),

(C) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Term B Loans on the date of incurrence of such Incremental Term Loans (except by virtue of amortization or prepayment of the Term Loans prior to the time of such incurrence),

(D) shall have an Applicable Rate and, subject to clauses (e)(i)(B) and (e)(i)(C) above and clause (e)(iii) below, amortization determined by the Parent Borrower and the applicable Incremental Term Lenders, and

(E) may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Incremental Amendment.

(ii) the Incremental Revolving Credit Commitments and Incremental Revolving Loans:

(A) shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans,

(B) shall not mature earlier than the Maturity Date with respect to the Revolving Credit Facility (prior to giving effect to any extensions thereof occurring after the Maturity Date),

(C) shall provide that the borrowing and repayment (except for (1) payments of interest and fees at different rates on Incremental Revolving Credit Commitments (and related outstandings), (2) repayments required upon the Maturity Date of the Incremental Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (E) below)) of Loans with respect to Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments existing on the Incremental Facility Closing Date,

(D) shall be subject to the provisions of Sections 2.03(m) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a Maturity Date when there exists Incremental Revolving Credit Commitments with a longer Maturity Date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments existing on the Incremental Facility Closing Date (and except as provided in Section 2.03(m) and Section 2.04(g), without giving effect to changes thereto on an earlier Maturity Date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued),

(E) shall provide that the permanent repayment of Revolving Credit Loans with respect to, and termination of, Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments existing on the Incremental Facility Closing Date, except that the Parent Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class,

(F) shall provide that assignments and participations of Incremental Revolving Credit Commitments and Incremental Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans existing on the Incremental Facility Closing Date,

(G) shall provide that any Incremental Revolving Credit Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the applicable Revolving Credit Commitments prior to the Incremental Facility Closing Date; provided at no time shall there be Revolving Credit Commitments hereunder (including Incremental Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different Maturity Dates unless otherwise agreed to by the Administrative Agent, and

(H) shall have an Applicable Rate determined by the Parent Borrower and the applicable Incremental Revolving Credit Lenders, subject to clause (e)(iii) below.

(iii) the amortization schedule applicable to any Incremental Term Loans and the All-In Yield applicable to the Incremental Term Loans or Incremental Revolving Loans of each Class shall be determined by the Parent Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that with respect to any Loans made under Incremental Term Commitments or Incremental Revolving Credit Commitments within 18 months after the Closing Date, the All-In Yield applicable to such Incremental Term Loans or Incremental Revolving Loans shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Loans or Revolving Credit Loans, as applicable, plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Eurocurrency or Base Rate floor) with respect to the Term B Loans or Revolving Credit Loan, as applicable, is increased so as to cause the then applicable All-In Yield under this Agreement on the Term B Loans or Revolving Credit Loans, as applicable to equal the All-In Yield then applicable to the

Incremental Term Loans or Incremental Revolving Loans, as applicable, minus 50 basis points; provided that any increase in All-In Yield to the Term B Loan or Revolving Credit Loan due to the application of a Eurocurrency or Base Rate floor on any Incremental Term Loan or Incremental Revolving Loan shall be effected solely through an increase in (or implementation of, as applicable) any Eurocurrency or Base Rate floor applicable to the Term B Loan or Revolving Credit Facility, as applicable.

(f) Incremental Amendment. Commitments in respect of Incremental Term Loans and Incremental Revolving Credit Commitments shall become Commitments (or in the case of an Incremental Revolving Credit Commitment to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section 2.14. The Borrowers will use the proceeds of the Incremental Term Loans and Incremental Revolving Credit Commitments for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments unless it so agrees.

(g) Reallocation of Revolving Credit Exposure. Upon any Incremental Facility Closing Date on which Incremental Revolving Credit Commitments are effected through an increase in the Revolving Credit Commitments pursuant to this Section 2.14, (a) if the increase relates to the Revolving Credit Facility, each of the Revolving Credit Lenders shall assign to each of the Incremental Revolving Credit Lenders, and each of the Incremental Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof, such interests in the Incremental Revolving Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Revolving Credit Lenders and Incremental Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments, (b) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each Incremental Revolving Credit Lender shall become a Lender with respect to the Incremental Revolving Credit Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Section 2.02 and 2.05(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

SECTION 2.15. Refinancing Amendments.

(a) On one or more occasions after the Closing Date, the Borrowers may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and the Revolving Credit Loans (or unused Revolving Credit Commitments) then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans or Incremental Term Loans), in the form of Other Term Loans, Other Term Loan Commitments, Other Revolving Credit Commitments or Other Revolving Credit Loans pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A)

payments of interest and fees at different rates on Other Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the Other Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Credit Commitments after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 2.03(m) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a Maturity Date when there exist Extended Revolving Credit Commitments with a longer Maturity Date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.03(m) and Section 2.04(g), without giving effect to changes thereto on an earlier Maturity Date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Other Revolving Credit Commitments after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later Maturity Date than such Class and (4) assignments and participations of Other Revolving Credit Commitments and Other Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (which, for the avoidance of doubt, shall not require compliance with Section 7.13 for any incurrence of Other Term Loans) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section 2.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

SECTION 2.16. Extensions of Loans.

(a) Extension of Term Loans. The Parent Borrower may, on behalf of the Borrowers, at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled Maturity Date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, the Parent Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Loans hereunder (including Other Term Loans and Extended Term Loans) which have more than five (5) different Maturity Dates (unless otherwise consented to by the Administrative Agent); (ii) the All-In Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the All-In Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Parent Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans; provided, however, that (A) no Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the final Maturity Date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Term Loans hereunder, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any Existing Term Loan Tranche, (D) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect), (E) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (F) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each request for a Term Loan Extension Series of Extended Term Loans proposed to be incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $25,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount).

(b) Extension of Revolving Credit Commitments. The Parent Borrower may, on behalf of the Borrowers, at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended

Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Revolving Credit Commitments, the Parent Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Credit Commitments under the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended, except that: (i) the Maturity Date of the Extended Revolving Credit Commitments may be delayed to a later date than the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments) which have more than three (3) different Maturity Dates (unless otherwise consented to by the Administrative Agent); (ii) the All-In Yield with respect to extensions of credit under the Extended Revolving Credit Commitments (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the All-In Yield for extensions of credit under the Revolving Credit Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and (iv) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments); provided, further, that (A) no Default shall have occurred and be continuing at the time a Revolver Extension Request is delivered to Lenders, (B) in no event shall the final Maturity Date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder, (C) any such Extended Revolving Credit Commitments (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect) and (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each request for a Revolver Extension Series of Extended Revolving Credit Commitments proposed to be incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $25,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount).

(c) Extension Request. The Parent Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Credit Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, included in each such Extension Election.

(d) Extension Amendment. Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Term Lender or Extending Revolving Credit Lender, as applicable, providing an Extended Term Loan or Extended Revolving Credit Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.16(a) or (b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (which, for the avoidance of doubt, shall not require compliance with Section 7.13 for any Extended Term Loans) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans required to be paid thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e) No conversion of Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

SECTION 2.17. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Parent Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Parent Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Parent Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Parent Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(i).

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Pro Rata Share” of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Non-Defaulting Lender.

(b) Defaulting Lender Cure. If the Parent Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans of the applicable Facility and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share of the applicable Facility (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Parent Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.18. Borrower Representative; Joint and Several Obligations of the Borrowers.

(a) Each Borrower hereby designates and appoints the Parent Borrower as its agent, attorney-in-fact and legal representative on its behalf for all purposes, including issuing Committed Loan Notices and Swing Line Loan Notices; delivering Compliance Certificates; giving instructions with respect to the disbursement of the proceeds of the Loans; paying, prepaying and reducing loans, commitments, or any other amounts owing under the Loan Documents; selecting interest rate options; giving, receiving, accepting and rejecting all other notices, consents or other communications hereunder or under any of the other Loan Documents; and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents; provided, however, that any amounts paid by the Parent Borrower on behalf of another Borrower shall be deemed a payment by such other Borrower. The Parent Borrower hereby accepts such appointment. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Parent Borrower on behalf of one or more Borrowers as a notice or communication from such Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Parent Borrower shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. Any action, notice, delivery, receipt, acceptance, approval, rejection or any other undertaking under any of the Loan Documents to be made by the Parent Borrower in respect of the Obligations of any Borrower shall be deemed, where applicable, to be made in the Parent Borrower’s capacity as representative and agent on behalf of the applicable Borrower or Borrowers, and any such action, notice, delivery, receipt, acceptance, approval, rejection or other undertaking shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

(b) The Borrowers shall have joint and several liability in respect of all Obligations hereunder and under any other Loan Document to which any Borrower is a party, without regard to any defense (other than the defense that payment in full has been made), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and the Obligations of the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or Guarantee therefor or right of offset with respect thereto. The Borrowers hereby acknowledge that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a Request for Credit Extension) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Loans made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of such Loans, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder.

ARTICLE III.

Taxes, Increased Costs Protection and Illegality

SECTION 3.01. Taxes.

(a) Except as required by law, any and all payments by any Borrower (the term Borrower under Article III being deemed to include a Subsidiary for whose account a Letter of Credit is issued) or any Guarantor to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of the Administrative Agent and each Lender, (i) taxes imposed on or measured by net income (however denominated, and including branch profits and similar taxes), and franchise or similar taxes, imposed by the United States, the jurisdiction under the laws of which it is organized or in which its principal office is located or in which its applicable lending office is located, (ii) taxes imposed by reason of any connection between the Administrative Agent or such Lender and any taxing jurisdiction other than a connection arising solely by executing or entering into any Loan Document, receiving payments thereunder or having been a party to, performed its obligations under, or enforced, any Loan Documents, (iii) subject to Section 3.01(e), any U.S. federal tax that is (or would be) required to be withheld with respect to amounts payable hereunder in respect of an Eligible Assignee (pursuant to an assignment under Section 10.07) on the date it becomes an Eligible Assignee to the extent such tax is in excess of the tax that would have been applicable had such assigning Lender not assigned its interest arising under any Loan Document (unless such assignment is at the express written request of the a Borrower) and (iv) any U.S. federal withholding taxes imposed as a result of the failure of the Administrative Agent or any Lender to comply with the provisions of Section 3.01(b) or 3.01(c) (in the case of any Foreign Lender, as defined below) or the provisions of Section 3.01(c) or 3.01(d) (in the case of any U.S. Lender, as defined below), (v) any taxes imposed on any amount payable to or for the account of the Administrative Agent or any Lender as a result of the failure of such recipient to satisfy the applicable requirements under FATCA to establish that such payment is exempt from withholding under FATCA, (vi) amounts excluded pursuant to Section 3.01(e) hereto, (vii) taxes resulting from the gross negligence or willful misconduct of the Administrative Agent or any Lender and (viii) penalties and interest on the foregoing amounts (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and liabilities being hereinafter referred to as “Taxes”). If a Borrower or a Guarantor or other applicable withholding agent is required to deduct any Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01(a)), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or Guarantor or other applicable withholding agent shall make such deductions, (iii) such Borrower or Guarantor or other applicable withholding agent shall pay the full amount deducted to the relevant taxing authority, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), such Borrower or Guarantor or other applicable withholding agent shall furnish to the Administrative Agent or such Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt has been made available to the relevant Borrower or Guarantor or other applicable withholding agent (or other evidence of payment reasonably satisfactory to the Administrative Agent). If any Borrower or Guarantor fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent or any Lender the required receipts or other required documentary evidence that has been made available to such Borrower or Guarantor, such Borrower or Guarantor shall indemnify the Administrative Agent and such Lender for any incremental Taxes that may become payable by the Administrative Agent or such Lender arising out of such failure.

(b) To the extent it is legally eligible to do so, the Administrative Agent and each Lender (including an Eligible Assignee to which a Lender assigns its interest in accordance with Section 10.07) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each a “Foreign Lender”) agrees to complete and deliver to the Parent Borrower and the Administrative Agent (in the case of any Lender) on or prior to the date on which the Administrative Agent or Lender (or Eligible Assignee) becomes a party hereto, two (2) accurate, complete and original signed copies of whichever of the following is applicable: (i) IRS Form W-8BEN certifying that it is entitled to benefits under an income tax treaty to which the United States is a party; (ii) IRS Form W-8ECI certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; (iii) if the Foreign Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Parent Borrower within the meaning of Section 864(d) of the Code, a certificate to that effect in substantially the form attached hereto as Exhibit H-1, H-2, H-3 or H-4, as applicable (a “Non-Bank Certificate”) and an IRS Form W-8BEN, certifying that the Foreign Lender is not a United States person; (iv) to the extent a Lender is not the beneficial owner for U.S. federal income tax purposes, IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by, as and to the extent applicable, a Form W-8BEN, Form W-8ECI, Non-Bank Certificate, Form W-9, Form W-8IMY (or other successor forms) and any other required supporting information from each beneficial owner (it being understood that a Lender need not provide certificates or supporting documentation from beneficial owners if (x) the Lender is a “qualified intermediary” or “withholding foreign partnership” for U.S. federal income tax purposes and (y) such Lender is as a result able to establish, and does establish, that payments to such Lender are, to the extent applicable, entitled to an exemption from or, if an exemption is not available, a reduction in the rate of, U.S federal withholding taxes without providing such certificates or supporting documentation); and/or (v) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Parent Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(c) The Administrative Agent or each Lender shall, to the extent it is legally eligible to do so, (i) promptly submit to the Parent Borrower and the Administrative Agent (in the case of any Lender) two (2) accurate, complete and original signed copies of such other or additional forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant taxing authorities) as may then be applicable or available to secure an exemption from or reduction in the rate of U.S. federal withholding tax (A) on or before the date that the Administrative Agent’s or Lender’s most recently delivered form, certificate or other evidence expires or becomes obsolete or inaccurate in any material respect, (B) after the occurrence of a change in the Administrative Agent’s or Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Parent Borrower and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent, and (ii) promptly notify the Parent Borrower and the Administrative Agent of any change in the Lender’s circumstances which would modify or render invalid any claimed exemption or reduction.

(d) The Administrative Agent or any Lender that is a “United States person” (within the meaning of Section 7701(a)(3) of the Code) (each a “U.S. Lender”) agrees to complete and deliver to the Parent Borrower and the Administrative Agent (in the case of any Lender) two (2) original copies of accurate, complete and signed IRS Form W-9 or successor form certifying that such Agent or Lender is not subject to United States federal backup withholding tax (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or inaccurate in any material respect, (iii) after the occurrence of a change in the Administrative Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Parent Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent.

(e) Notwithstanding anything else herein to the contrary (but subject to the succeeding sentence), if a Lender, Eligible Assignee or the Administrative Agent is subject to any U.S. federal tax that is (or would be) required to be withheld with respect to amounts payable hereunder at a rate in excess of zero percent at the time such Lender, Eligible Assignee or the Administrative Agent becomes a party to this Agreement or otherwise acquires an interest in any Loan, or pursuant to a law or other legal requirement in effect at such time (including a law with a delayed effective date), such tax (including additions to tax, penalties and interest imposed with respect to such tax) shall be considered excluded from Taxes except, (i) in the case of an Eligible Assignee, to the extent the Lender’s assignor was entitled to additional amounts or indemnity payments immediately prior to the assignment or (ii) if such Lender is an assignee and such assignment is made at the express written request of the Parent Borrower. Further, no Borrower shall be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender, Eligible Assignee or the Administrative Agent, as the case may be, to the extent that such Lender, Eligible Assignee or the Administrative Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender, Eligible Assignee or the Administrative Agent becomes a party to this Agreement or otherwise acquires an interest in any Loan) solely as a result of a change in the place of organization or place of doing business of such Lender, Eligible Assignee or the Administrative Agent (or any applicable beneficial owner), a change in the Lending Office of such Lender or Eligible Assignee (or any applicable beneficial owner) (other than at the written request of a Borrower to change such Lending Office), a change that results in such Lender or Eligible Assignee (or any applicable beneficial owner) being described in clause (A), (B) or (C) of Section 3.01(b)(iii) or otherwise as a result of any change in the circumstances of such Lender, Eligible Assignee or the Administrative Agent, other than a Change in Law, occurring after the date that such Lender, Eligible Assignee or the Administrative Agent becomes a party to this Agreement or otherwise acquires an interest in any Loan.

(f) The Borrowers agree to pay any and all present or future stamp, court, documentary, excise, intangible or mortgage recording taxes, charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested in writing by a Borrower (all such non-excluded taxes described in this Section 3.01(f) being hereinafter referred to as “Other Taxes”).

(g) If any (i) Taxes with respect to any amount payable to the Administrative Agent or any Lender in respect of any Loan Document, or (ii) Other Taxes are, in each case, directly asserted against the Administrative Agent or such Lender, the Administrative Agent or such Lender may pay such Taxes or Other Taxes and the Borrowers will promptly indemnify and hold harmless the Administrative Agent or Lender for the full amount of such Taxes and Other Taxes (and any Taxes and Other Taxes imposed on amounts payable under this Section 3.01), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted. Payments under this Section 3.01(g) shall be made within ten (10) days after the date Parent Borrower receives written demand for payment from such Agent or Lender.

(h) A Participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with a Borrower’s prior written consent.

(i) If a Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with such Borrower in a reasonable challenge of such taxes if so requested by such Borrower, provided that (a) such Lender or the Administrative Agent determines in its reasonable discretion that it would not be prejudiced by cooperating in such challenge, (b) such Borrower pays all related expenses of the Administrative Agent or such Lender and (c) such Borrower indemnifies such Lender or the Administrative Agent for any liabilities or other costs incurred by such party in connection with such challenge.

(j) If the Administrative Agent or any Lender determines, in its reasonable discretion, that it has received or is entitled to receive a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or a Guarantor, as the case may be, or with respect to which such Borrower or any such Guarantor, as the case may be, has paid additional amounts pursuant to this Section 3.01, it shall use commercially reasonable efforts to obtain such refund (to the extent not yet received) (provided that doing so would not otherwise materially disadvantage the Agent or Lender) and it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower or such Guarantor, as the case may be, under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower or such Guarantor, as the case may be, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower or such Guarantor, as the case may be (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall provide the Parent Borrower with a copy of any notice of assessment or other evidence reasonably available of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that such Lender or the Administrative Agent deems confidential in its reasonable discretion). This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it reasonably deems confidential) to any Borrower, any Guarantor or any other Person.

(k) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (g) with respect to such Lender, it will, if requested by a Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan or Letter of Credit affected by such event and by completing and delivering or filing any tax-related forms which such Lender is legally eligible to deliver and which would reduce or eliminate any amount of Taxes or Other Taxes required to be deducted or withheld or paid by any Borrower; provided that such efforts are made at such Borrower’s expense and on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.01(k) shall affect or postpone any of the Obligations of any Borrower or any Guarantor or the rights of such Lender pursuant to Section 3.01(a) or (g).

(l) For the avoidance of doubt, nothing in this Agreement shall preclude the Borrowers and the Administrative Agent from deducting and withholding any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents, subject to the provisions of this Section 3.01.

(m) With respect to any Lender’s claim for compensation under this Section 3.01, the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Parent Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(n) For the avoidance of doubt, a “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer and any Swing Line Lender.

(o) The agreements in this Section 3.01 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3.02. Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the applicable Eurocurrency Rate, then, on notice thereof by such Lender to the Parent Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue any affected Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Parent Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03. Inability to Determine Rates. If the Required Lenders reasonably determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount, currency and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall (without duplication of Section 3.04(c)):

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurocurrency Rate Loan made, any participation in a Letter of Credit or Letter of Credit issued by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (A) Taxes (which, for the avoidance of doubt, the Loan Parties would be required to pay additional amounts or indemnify for under Section 3.01), (B) taxes and other amounts described in clauses (i) through (viii) of the first sentence of Section 3.01(a) that are imposed with respect to payments for or on account of any Agent or any Lender under any Loan Document, and (C) Other Taxes); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein that is not otherwise accounted for in the definition of Eurocurrency Rate or this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan) or issuing or participating in Letters of Credit, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount), then, from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Parent Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it, or participations in or issuance of Letters of Credit by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Parent Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Reserves. Each Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of such Borrower, or participations in or issuance of Letters of Credit by such Lender, equal to the actual costs of such reserves allocated to such Loan, Letter of Credit or participation therein by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of such Borrower, or participations in or issuance of Letters of Credit by such Lender, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan, Letter of Credit or participation therein by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, Letter of Credit or participation therein.

(d) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsections (a), (b) and (c) of this Section 3.04 and delivered to the Parent Borrower shall be conclusive absent manifest error. The Parent Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

SECTION 3.05. Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Parent Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Parent Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan of the Parent Borrower on the date or in the amount notified by the Parent Borrower; or

(c) any assignment of a Eurocurrency Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Parent Borrower pursuant to Section 3.07;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Eurocurrency Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.06. Matters Applicable to All Requests for Compensation.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

(b) Suspension of Lender Obligations. If any Lender requests compensation by any Borrower under Section 3.04, the Parent Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) [Reserved].

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Sections 3.01, 3.02, 3.03 or 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of Sections 3.01, 3.02, 3.03 or 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Parent Borrower of the event giving rise to such claim and of such Lender’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.07. Replacement of Lenders under Certain Circumstances. If (i) any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or 3.04, (iii) any Lender is a Non-Consenting Lender, (iv) any Lender becomes a Defaulting Lender, or (v) any other circumstance exists hereunder that gives the Parent Borrower the right to replace a Lender as a party hereto, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver and amendment) and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that

(a) the Parent Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(ii)(B);

(b) such Lender shall have received payment of an amount equal to the applicable outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent Borrower;

(c) such Lender being replaced pursuant to this Section 3.07 shall (1) execute and deliver an Assignment and Assumption with respect to all, or a portion as applicable, of such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (2) deliver any Notes evidencing such Loans to the Parent Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d) the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(f) such assignment does not conflict with applicable Laws;

(g) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time when it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit; and

(h) the Lender that acts as Administrative Agent cannot be replaced in its capacity as Administrative Agent other than in accordance with Section 9.06,

or (y) terminate the Commitment of such Lender or L/C Issuer, as the case may be, and (a) in the case of a Lender (other than an L/C Issuer), repay all Obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (b) in the case of an L/C Issuer, repay all Obligations of the Parent Borrower owing to such L/C Issuer relating to the Loans and participations held by the L/C Issuer as of such termination date and Cash Collateralize, cancel or backstop, or provide for the deemed reissuance under another facility, on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of the Commitment of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall, with respect to clause (iii) above, be in respect of all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver and amendment.

In the event that (i) the Parent Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each affected Lender or all the Lenders with respect to a certain Class or Classes of the Loans and/or Commitments and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Facility, the Required Facility Lenders) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply.

SECTION 3.08. Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.

Conditions Precedent to Credit Extensions

SECTION 4.01. Conditions to Initial Credit Extension. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Parent Borrower and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or .pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) a Committed Loan Notice;

(ii) executed counterparts of this Agreement and the Guaranty;

(iii) a Note executed by the relevant Borrowers in favor of each Lender that has requested a Note at least two (2) Business Days in advance of the Closing Date;

(iv) each Collateral Document set forth under Section 4.01 to the Confidential Disclosure Letter required to be executed on the Closing Date as indicated under such section, duly executed by each Loan Party thereto, together with:

(A) certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank; and

(B) evidence that all other actions, recordings and filings required by the Collateral Documents that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(v) such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi) an opinion from Ropes & Gray LLP, New York counsel to the Loan Parties substantially in the form contemplated by the Confidential Disclosure Letter;

(vii) an opinion from Porzio, Bromberg & Newman, P.C., New Jersey counsel to the Loan Parties substantially in the form contemplated by the Confidential Disclosure Letter;

(viii) at the Parent Borrower’s option, (x) a solvency certificate from the chief financial officer or other officer with equivalent duties of the Parent Borrower (after giving effect to the Transaction) substantially in the form attached hereto as Exhibit J or (y) a third party opinion as to the Solvency of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis;

(ix) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee and/or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Administrative Agent shall have reasonably requested to be so named;

(x) certified copies of the Merger Agreement and the disclosure letter thereto, duly executed by the parties thereto, together with all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request, each including certification by a Responsible Officer of the Parent Borrower that such documents are in full force and effect as of the Closing Date and that the condition specified in clause (c) below has been satisfied; and

(xi) copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties;

provided, however, that, each of the requirements set forth in clause (iv) above, including the delivery of documents and instruments necessary to satisfy the Collateral and Guarantee Requirement (except (i) to the extent that a Lien on such Collateral may under applicable law be perfected upon closing by the filing of financing statements under the Uniform Commercial Code and (ii) the delivery of stock certificates of the Parent Borrower and its wholly owned Material Domestic Subsidiaries (other than any Unrestricted Subsidiaries) to the extent included in the Collateral, with respect to which a Lien may be perfected upon closing by the delivery of a stock certificate) shall not constitute conditions precedent to any Credit Extension on the Closing Date after the Parent Borrower’s use of commercially reasonable efforts to satisfy such requirement on or prior to the Closing Date without undue burden or expense if the Parent Borrower agrees to deliver, or cause to be delivered, such documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests within ninety (90) days after the Closing Date (subject to extensions approved by the Administrative Agent in its reasonable discretion).

(b) All fees and expenses required to be paid hereunder and invoiced at least two (2) Business Days before the Closing Date (except as otherwise reasonably agreed by the Parent Borrower) shall have been paid in full in cash.

(c) Prior to or substantially concurrently with the initial Borrowing on the Closing Date, (i) the Equity Contribution shall have been consummated; (ii) the Merger shall have been consummated in accordance with the terms of the Merger Agreement (without giving effect to any amendments or waivers that, in any material respect, in a manner materially adverse to the Lenders (in their capacity as such), amend or waive the Merger Agreement, without the consent of the Lead Arrangers, such consent not to be unreasonably withheld, delayed or conditioned (it being agreed by the Lead Arrangers that, with respect to any consent to any waiver of Section 6.1 to the Merger Agreement, its consent shall be deemed to have been given if the Lead Arrangers do not object in writing to a written request for such consent within four Business Days (as defined in the Merger Agreement) after such request for consent is delivered to the Lead Arrangers by or on behalf of the Merger Sub)); provided that (a) any change in the definition of “Company Material Adverse Effect” set forth in the Merger Agreement shall be deemed to be materially adverse to the Lenders and the Lead Arrangers and shall require the consent of the Lead Arrangers and (b) any reduction in the aggregate purchase price in an amount that does not exceed 10% of the original aggregate purchase price shall be deemed not to be materially adverse to the Lenders and the Lead Arrangers (it being understood that such reduction shall be applied as follows: (1) 70% to reduce the amount of funded debt on the Closing Date in respect of the Senior Notes, bridge loans in lieu of the Senior Notes and/or any other securities issued or incurred in lieu of such bridge loans, as applicable; and (2) 30% to reduce the amount of the Equity Contribution); and (iii) the Refinancing shall have been consummated.

(d) The Lead Arrangers shall have received (i) the Annual Financial Statements and (ii) the Quarterly Financial Statements; provided that filing of the required financial statements on Form 10-K and Form 10-Q by the Company shall satisfy the foregoing requirements of clause (i) or (ii), as applicable.

(e) The Lead Arrangers shall have received the Pro Forma Financial Statements.

(f) The Administrative Agent shall have received, at least five (5) days prior to the Closing Date, all documentation and other information about Holdings and the Parent Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been requested in writing by the Administrative Agent at least ten (10) days prior to the Closing Date.

(g) (i) Except as disclosed in the Company SEC Reports (as defined in the Merger Agreement as of July 14, 2012), in each case that the Company has filed with or furnished to the SEC on or after December 31, 2010 and prior to July 14, 2012, other than information that is contained under the captions “Risk Factors” or “Forward-Looking Statements,” or as disclosed in the Company Disclosure Letter (as defined in the Merger Agreement on July 14, 2012) as of July 14, 2012 (it being agreed disclosure of information in any section of the Company Disclosure Letter shall be deemed to qualify or apply to Section 4.8(b) of the Merger Agreement to the extent that it is reasonably apparent that such disclosure is relevant to such section), from January 1, 2012 until July 14, 2012, there has not been an event, occurrence, effect or circumstance that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (ii) since July 14, 2012, there shall not have been any effect, development, fact, circumstance, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(h) The Specified Representations and the Specified Merger Agreement Representations shall be true and correct in all material respects on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any Specified Merger Agreement Representations, shall be required to be true and correct in all material respects only to the extent that Merger Sub has (or its applicable affiliate has) the right to, pursuant to the Merger Agreement, terminate their (or its) obligations under the Merger Agreement or decline to consummate the Merger as a result of a breach of such Specified Merger Agreement Representations.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02. Conditions to All Credit Extensions after the Closing Date. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) after the Closing Date is subject to the following conditions precedent:

(a) The representations and warranties of the Parent Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom; provided, that if the Compliance Certificate for the most recently ended fiscal quarter for which a Compliance Certificate either has been or was required to have been delivered pursuant to Section 6.02(a), does not include a calculation of the Financial Covenant because the Financial Covenant was not required to be tested as of the last day of such fiscal quarter, the obligations of each Revolving Credit Lender to make Revolving Credit Loans and each L/C Issuer to issue Letters of Credit shall be subject to delivery to the Administrative Agent for prompt further distribution to each Revolving Credit Lender or L/C Issuer, as applicable, of the calculation of the Financial Covenant as of the last day of such fiscal quarter demonstrating compliance with the Financial Covenant as of the last day of such fiscal quarter (on an actual, and not a pro forma, basis as of the last day of such fiscal quarter and not giving effect to any transaction, including any Credit Extension, thereafter).

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Parent Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

Representations and Warranties

Parent Borrower represents and warrants to the Administrative Agent and the Lenders at the time of each Credit Extension (to the extent required to be true and correct for such Credit Extension pursuant to Article IV) that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary that is a Material Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all requisite corporate power or other organizational power and authority to (i) own or lease assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) except as set forth under Section 5.01(d) to the Confidential Disclosure Letter is in compliance with all applicable Laws, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention.

(a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action.

(b) Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party nor the consummation of the Transaction will (i) contravene the terms of any of such Loan Party’s Organization Documents, (ii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Loan Party or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any applicable Law; except with respect to any breach, contravention or violation (x) referred to in clauses (ii) and (iii), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (y) solely for purposes of Section 4.01, clause (iii) shall be limited to any violation of applicable Law that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement) and (z) solely for purposes of Section 4.01, clause (i) shall be limited to a contravention arising out of the execution, delivery and performance of the Loan Documents, incurrence of Indebtedness hereunder and the granting of Liens on the Collateral.

SECTION 5.03. Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing, (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

SECTION 5.05. Financial Statements; No Material Adverse Effect.

(a) (i) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(ii) The unaudited pro forma consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the last day of the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least forty-five (45) days (or ninety (90) days in case such four-fiscal quarter period is the end of the Company’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of the Parent Borrower and its Subsidiaries for the 12 month period ended at least forty-five (45) days (or ninety (90) days in case such four-fiscal quarter period is the end of the Company’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred at the beginning of such period (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the Annual Financial Statements and the Quarterly Financial Statements, as applicable, and have been prepared in good faith, based on assumptions believed by the Parent Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Parent Borrower and its Subsidiaries as at June 30, 2012 and their estimated results of operations for the period covered thereby.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c) The forecasts of consolidated balance sheets and statements of operations of the Parent Borrower and its Subsidiaries for each fiscal year ending after the Closing Date until the fifth anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date, and all Projections delivered pursuant to Section 6.01 have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being understood that projections as to future events are not to be viewed as facts and actual results may vary materially from such forecasts.

SECTION 5.06. Litigation. Except as set forth under Section 5.06 to the Confidential Disclosure Letter, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Parent Borrower or any of the Restricted Subsidiaries (other than actions, suits, proceedings and claims in connection with the Transaction) that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Parent Borrower or its Restricted Subsidiaries pending or, to the knowledge of the Parent Borrower, overtly threatened in writing and (b) each of the Parent Borrower or its Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

SECTION 5.08. Ownership of Property; Liens. Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except (i) as set forth in Section 5.08 of the Confidential Disclosure Letter, (ii) Liens permitted by Section 7.01 and (iii) except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of its Restricted Subsidiaries is in compliance with all Environmental Laws in all jurisdictions in which each Loan Party and each of its Restricted Subsidiaries, as the case may be, is currently doing business (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of their respective Restricted Subsidiaries has become subject to any pending, or to the knowledge of the Parent Borrower, overtly threatened in writing, Environmental Claim or any other Environmental Liability.

(b) None of the Loan Parties or any of their respective Restricted Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.10. Taxes. Except as set forth under Section 5.10 of the Confidential Disclosure Letter or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings, the Parent Borrower and each of its Restricted Subsidiaries have timely filed all Federal and state and other tax returns and reports required to be filed, and have timely paid all Federal and state and other taxes, assessments, fees and other governmental charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11. ERISA Compliance.

(a) Except as set forth under Section 5.11(a) to the Confidential Disclosure Letter as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (iii) none of the Loan Parties or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iv) none of the Loan Parties or any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA; and (v) neither any Loan Party nor any ERISA Affiliate has been notified in writing by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4242 of ERISA), insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and no such Multiemployer Plan is expected to be in reorganization, insolvent or endangered or critical status, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Except where noncompliance or the incurrence of a material obligation, in each case, would not reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and (ii) neither Holdings nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.12. Subsidiaries. As of the Closing Date (after giving effect to the Transaction), neither Holdings nor any other Loan Party has any Subsidiaries other than those specifically disclosed under Section 5.12 to the Confidential Disclosure Letter, and all of the outstanding Equity Interests in the Parent Borrower and its Subsidiaries have been validly issued and are fully paid and (if applicable) nonassessable, and all Equity Interests owned by a Loan Party are owned free and clear of all security interests of any person except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01. As of the Closing Date, Section 5.12 to the Confidential Disclosure Letter (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Parent Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13. Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

(b) Neither the Parent Borrower nor any Guarantor is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14. Disclosure. None of the factual information and data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such factual information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading; it being understood that for purposes of this Section 5.14, such factual information and data shall not include projections and pro forma financial information or information of a general economic or general industry nature.

SECTION 5.15. Intellectual Property; Licenses, Etc. The Parent Borrower and the Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, service marks, trade names, copyrights, technology, software, know-how database rights, licenses and other intellectual property rights (collectively, “IP Rights”) that to the knowledge of the Parent Borrower are reasonably necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Parent Borrower, the operation of the respective businesses of the Parent Borrower or any of its Restricted Subsidiaries as currently conducted does not infringe upon any rights held by any Person except for such infringements, either individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Parent Borrower, overtly threatened in writing against any Loan Party or Restricted Subsidiary, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.16. Solvency. On the Closing Date after giving effect to the Transaction, the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17. Subordination of Subordinated Financing. The Obligations are “Designated Senior Debt,” “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Subordinated Financing Documentation in respect of Indebtedness that is subordinated in right of payment to the Obligations.

SECTION 5.18. USA PATRIOT Act and OFAC.

(a) To the extent applicable, each of Holdings and its Restricted Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

(b) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c) None of Holdings, the Parent Borrower and its Restricted Subsidiaries nor, to the knowledge of the Parent Borrower, any director, officer, agent, employee or controlled Affiliate of Holdings, the Parent Borrower or its Restricted Subsidiaries is currently the subject of any U.S. sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); and none of Holdings or any Restricted Subsidiaries will directly or indirectly knowingly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any Person, for the purpose of financing the activities of any Person currently the subject of any U.S. sanctions program administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

SECTION 5.19. Collateral Documents.

Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Administrative Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, except as otherwise provided hereunder, including subject to Liens permitted by Section 7.01, a legal, valid, enforceable and perfected first priority Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein.

Notwithstanding anything herein (including this Section 5.19) or in any other Loan Document to the contrary, neither the Parent Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Closing Date and until required pursuant to Section 6.13 or 4.01(a)(iv), the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.01(a)(iv).

ARTICLE VI.

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer), then, from and after the Closing Date, the Parent Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of its Restricted Subsidiaries to:

SECTION 6.01. Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender each of the following and shall take the following actions:

(a) within ninety (90) days after the end of each fiscal year of the Parent Borrower, a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, stockholders’ equity and cash flows for such fiscal year together with related notes thereto and a customary “management’s discussion and analysis” section describing results of operations, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion (i) shall be prepared in accordance with generally accepted auditing standards and (ii) shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided, that the requirement in clause (ii) may be waived by the Required Facility Lenders under the Revolving Credit Facilities;

(b) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent Borrower (commencing with the fiscal quarter ending September 30, 2012), a condensed consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) condensed consolidated statements of operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) condensed consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, together with a customary “management’s discussion and analysis” section describing results of operations;

(c) within ninety (90) days after the end of each fiscal year (beginning with the fiscal year ending December 31, 2013 of the Parent Borrower), a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Parent Borrower for its internal use (including a projected consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected operations or income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material;

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements; and

(e) quarterly, at a time mutually agreed with the Administrative Agent that is promptly after the delivery of the information required pursuant to clause (a) above and the information delivered pursuant to clause (b) above for each fiscal quarter, participate in a conference call for Lenders to discuss the financial condition and results of operations of the Parent Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Parent Borrower and its Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Parent Borrower or (B) the Parent Borrower’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Parent Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Parent Borrower (or such parent), on the one hand, and the information relating to the Parent Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion (x) shall be prepared in accordance with generally accepted auditing standards and (y) shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided, that the requirement in clause (y) may be waived by the Required Facility Lenders under the Revolving Credit Facility.

Any financial statements required to be delivered pursuant to Section 6.01(a) or (b) shall not be required to include purchase accounting adjustments relating to the Transaction to the extent it is not practicable to include any such adjustments in such financial statements.

SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Financial Officer of the Parent Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which the Parent Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c) promptly after the furnishing thereof, copies of any material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of the Parent Borrower or of any of its Restricted Subsidiaries pursuant to the terms of the Senior Notes Indenture and any Refinancing Indebtedness in respect thereof in each case, in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(d) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the information required by Section 3.03(c) of the Security Agreement (or confirming that there has been no change in such information since the Closing Date or the date of the last such report), (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary of the Parent Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list; and

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower (or any direct or indirect parent of the Parent Borrower) posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet at the website address listed on Schedule 10.02 hereto; or (ii) on which such documents are posted on the Parent Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Parent Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Parent Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Parent Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Parent Borrower hereby agrees that so long as the Parent Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking

Borrower Materials “PUBLIC,” the Parent Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Parent Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 6.03. Notices. Promptly after a Responsible Officer of the Parent Borrower obtains actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against the Parent Borrower or any of its Restricted Subsidiaries or the occurrence of any ERISA Event that, in each case, would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Parent Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Parent Borrower has taken and proposes to take with respect thereto.

SECTION 6.04. Payment of Taxes. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to obtain, preserve, renew and keep in full force and effect its rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except in the case of clause (a) (other than with respect to the preservation of the existence of the Parent Borrower) or (b), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any transaction permitted by Article VII.

SECTION 6.06. Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

SECTION 6.07. Maintenance of Insurance. Maintain with insurance companies that the Parent Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Parent Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried; provided that, notwithstanding the foregoing, in no event shall the Parent Borrower or any Restricted Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice. Each such policy of insurance shall as appropriate, (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties as the loss payee thereunder and/or (iii) in the case of property insurance, name the Administrative Agent, on behalf of the Secured Parties, as Mortgagee and loss payee. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Parent Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

SECTION 6.09. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of the Parent Borrower its Restricted Subsidiaries, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Parent Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent Borrower; provided that, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Parent Borrower’s expense; provided, further, that during the continuation of an Event of Default, the Administrative Agent (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Parent Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Parent Borrower the opportunity to participate in any discussions with the Parent Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Parent Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 6.11. Covenant to Guarantee Obligations and Give Security. At the Parent Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) upon the formation or acquisition of any new direct or indirect wholly owned Material Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.14 of any existing direct or indirect wholly owned Material Domestic Subsidiary as a Restricted Subsidiary (in each case, other than an Excluded Subsidiary) or any Subsidiary becoming a wholly owned Material Domestic Subsidiary (in each case, other than an Excluded Subsidiary):

(i) within sixty (60) days (or such greater number of days specified below) after such formation, acquisition or designation or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion:

(A) cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the Material Real Properties owned by such Material Domestic Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(B) within sixty (60) days (or within ninety (90) days in the case of documents listed in Section 6.13(b)) after such formation, acquisition or designation, cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent, Mortgages with respect to any Material Real Property, Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.13(b)), required by the Collateral Documents or as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Material Domestic Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that, in each case, are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Administrative Agent; and

(D) within sixty (60) days (or within ninety (90) days in the case of documents listed in Section 6.13(b)) after such formation, acquisition or designation, take and cause the applicable Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Material Domestic Subsidiary that is a Guarantor) to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates to the extent certificated) may be required pursuant to the terms of the Collateral Documents or as necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected (to the extent required by the Collateral Documents) Liens to the extent required by the Collateral and Guarantee Requirement;

(ii) within sixty (60) days (or within ninety (90) days in the case of documents listed in Section 6.13(b)) after the reasonable request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request; and

(b) after the Closing Date, within ninety (90) days (or such longer period as the Administrative Agent may agree in its sole discretion) after acquisition of any Material Real Property by any Loan Party other than Holdings, and such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Parent Borrower shall give notice thereof to the Administrative Agent and will, or cause the relevant Loan Party to, duly execute and deliver Mortgages with respect to such Material Real Property, including the documents listed in Section 6.13(b).

SECTION 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

SECTION 6.13. Further Assurances and Post-Closing Conditions. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document:

(a) Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b) In the case of any Material Real Property, provide the Administrative Agent with Mortgages with respect to such owned real property within ninety (90) days (or such longer period as the Administrative Agent may agree in its sole discretion) of the acquisition of, together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create, except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, a valid and subsisting perfected first priority Lien on the property and/or rights described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction and in amount, reasonably acceptable to the Administrative Agent (not to exceed the fair market value of the real properties covered thereby, except in states where mortgage tax is payable, not to exceed 105% of the fair market value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting first priority Liens on the property described therein, subject only to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request and is available in the applicable jurisdiction;

(iii) with respect to each Material Real Property such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) and evidence of payment by the Parent Borrower of all Mortgage Policy premiums, search and examination charges, escrow charges and related charges, as shall be required to induce the title company to issue the Mortgage Policies and endorsements contemplated above;

(iv) opinions reasonably acceptable to the Administrative Agent of local counsel for the Loan Parties in states in which the Material Real Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings and opinions reasonably acceptable to the Administrative Agent of local counsel for the Loan Parties with respect to due authorization, execution and delivery of the Mortgages;

(v) as promptly as practicable after the reasonable request therefor by the Administrative Agent, surveys and environmental assessment reports with respect to such Material Real Property; provided that the Administrative Agent may in its reasonable discretion accept any such existing report or survey to the extent prepared as of a date reasonably satisfactory to the Administrative Agent; provided, however, that there shall be no obligation to deliver to the Administrative Agent any environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Parent Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Parent Borrower to obtain such consent, such consent cannot be obtained; provided, further, that such existing survey is sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies and issue the endorsements of the type required by Section 6.13(b)(ii);

(vi) a completed life-of-loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Material Real Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Parent Borrower and each Loan Party relating thereto) and if any improvements on any Mortgaged Property are designated a “flood hazard area,” evidence of such flood insurance as may be required under the Flood Insurance Laws; and

(vii) such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create, except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, valid and subsisting perfected first priority Liens on the Material Real Property has been taken in favor of the Administrative Agent.

SECTION 6.14. Designation of Subsidiaries. The Board of Directors may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) other than for purposes of designating a Restricted Subsidiary as an Unrestricted Subsidiary that is a Securitization Subsidiary in connection with the establishment of a Qualified Securitization Financing, immediately after giving effect to such designation, the Parent Borrower shall be in compliance with the Financial Covenant (calculated on a Pro Forma Basis), whether or not the Parent Borrower would otherwise be required to be in compliance with the Financial Covenant (and, as a condition precedent to the effectiveness of any such designation, the Parent Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the Senior Notes or any Junior Financing. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date, shall constitute an Investment by the Parent Borrower therein at the date of designation as set forth in the definition of Investment. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Parent Borrower in Unrestricted Subsidiaries pursuant to the definition of Investment. Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.

SECTION 6.15. Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the Parent Borrower, and (ii) a public rating (but not any specific rating) in respect of the Term B Loans from each of S&P and Moody’s.

SECTION 6.16. Use of Proceeds. Use the proceeds of any Borrowing on the Closing Date, whether directly or indirectly, in a manner consistent with the uses set forth in the preliminary statements to this Agreement and after the Closing Date use the proceeds of any Borrowing for general corporate purposes and working capital needs.

SECTION 6.17. Post Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.17 hereto, in each case within the time limits specified on such schedule (unless the Administrative Agent, in its reasonable discretion, shall have agreed to any particular longer period).

ARTICLE VII.

Negative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer), then from and after the Closing Date, the Parent Borrower shall not (and, with respect to Section 7.14, only Holdings shall not), nor shall the Parent Borrower permit any Restricted Subsidiary to:

SECTION 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to any Loan Document;

(b) Liens existing on the Closing Date and set forth under Section 7.01(b) to the Confidential Disclosure Letter;

(c) Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions for which adequate reserves have been established in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business and (i) secure amounts not overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Liens or (ii) are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, health, disability or employee benefits, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Parent Borrower or any of its Restricted Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business or consistent with past practice or industry practice;

(g) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate,

do not materially interfere with the ordinary conduct of the business of the Parent Borrower and its Restricted Subsidiaries taken as a whole, or the use of the property for its intended purpose, and any other exceptions to title on the Mortgage Policies issued in connection with the Mortgaged Properties;

(h) Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(g);

(i) Liens securing obligations in respect of Indebtedness permitted under Section 7.03(e); provided that (A) such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business (or other agreement under which the Parent Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Parent Borrower’s or any Restricted Subsidiary’s products, technologies or services) which do not (x) interfere in any material respect with the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole or (y) are permitted by Section 7.05; and the customary rights reserved or vested in any Person by the terms of such lease, sublease, license, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(k) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment or other acquisition permitted pursuant to this Agreement to be applied against the purchase price for such Investment or other acquisition or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, to the extent such Investment or other acquisition or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens on property of any Subsidiary that is not a Loan Party, which Liens secure Indebtedness of any Subsidiary that is not a Loan Party permitted under Section 7.03;

(o) Liens in favor of the Parent Borrower or any Restricted Subsidiary of Parent Borrower securing Indebtedness permitted under Section 7.03(d);

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date; provided that (i) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property of such acquired Restricted Subsidiary) and (ii) the Indebtedness secured thereby is permitted under Section 7.03(e) or (g);

(q) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases (other than Capitalized Leases) or subleases, licenses or sublicenses entered into by the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(s) Liens (i) deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.06 or the definition of “Permitted Investments” and (ii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t) Liens that are contractual rights of setoff or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Borrower or any of its the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(u) Liens solely on any cash earnest money deposits made by the Parent Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(v) ground leases in respect of real property on which facilities owned or leased by the Parent Borrower or any of its Subsidiaries are located;

(w) purported Liens (other than Liens securing Indebtedness for borrowed money) and evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings;

(x) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y) Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(z) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Parent Borrower and its Subsidiaries, taken as a whole;

(aa) the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i), (p) and (gg) of this Section 7.01; provided that (i) other than in the case of Liens permitted by clause (gg), the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03(e), and (B) proceeds and products thereof and, in the case of Liens permitted by Section 7.01(p), after-acquired property of the applicable Restricted Subsidiary, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(bb) Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt and any Refinancing Indebtedness in respect thereof of any of the foregoing; provided that (x) any such Liens securing any Refinancing Indebtedness in respect of Permitted Pari Passu Secured Refinancing Debt are subject to the First Lien Intercreditor Agreement and (y) any such Liens securing any Refinancing Indebtedness in respect of Permitted Junior Secured Refinancing Debt are subject to a Second Lien Intercreditor Agreement;

(cc) Liens securing obligations in respect of Indebtedness permitted under Section 7.03(r);

(dd) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(ee) deposits of cash with the owner or lessor of premises leased and operated by the Parent Borrower or any of its Subsidiaries in the ordinary course of business of the Parent Borrower and such Subsidiary to secure the performance of the Parent Borrower’s or such Restricted Subsidiary’s obligations under the terms of the lease for such premises;

(ff) Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $50,000,000 and 2.5% of Total Assets, in each case determined as of the date of incurrence;

(gg) Liens securing obligations in respect of Indebtedness or other obligations; provided that (i) after giving Pro Forma Effect (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving Pro Forma Effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (gg)) to the incurrence of such Indebtedness, the Parent Borrower’s Senior Secured Net Leverage Ratio shall be no greater than 3.50 to 1.00, (ii) solely in respect of Liens securing obligations which are loans (and for the avoidance of doubt, not securities) issued by a Loan Party prior to the date that is 18 months after the Closing Date that are secured by a Lien on all or substantially all of the Collateral owned by such Loan Party (other than with respect to purchase money and similar obligations) the All-In Yield applicable to such Indebtedness shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to the Term B Loans, plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Eurocurrency or Base Rate floor) with respect to the Term B Loans is increased so as to cause the then applicable All-In Yield under this Agreement on the Term B Loans to equal the All-In Yield then applicable to such Indebtedness, minus 50 basis points; provided that any increase in All-In Yield to the Term B Loans due to the application of a Eurocurrency or Base Rate floor on such Indebtedness shall be effected solely through an increase in the eurocurrency or base rate floor applicable to the Term B Loans; and (iii) such Liens (other than with respect to purchase money and similar obligations) are subject to (A) a First Lien Intercreditor Agreement if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, or (B) a Second Lien Intercreditor Agreement if such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations; and

(hh) Liens securing the Anchen Obligations and the Edict Obligations.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

SECTION 7.02. [Reserved].

SECTION 7.03. Indebtedness, Disqualified Equity Interests and Preferred Stock. Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, or issue any Preferred Stock of a Restricted Subsidiary, other than:

(a) Indebtedness under the Loan Documents;

(b) (i) Indebtedness existing on the Closing Date set forth under Section 7.03(b) to the Confidential Disclosure Letter and (ii) intercompany Indebtedness outstanding on the Closing Date; provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to the Global Intercompany Note;

(c) (i) Guarantees by the Parent Borrower and its Restricted Subsidiaries in respect of Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of any obligation pursuant to a Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (ii) any Guaranty by a Loan Party of Indebtedness of a Restricted Subsidiary that would have been permitted as an Investment by such Loan Party in such Restricted Subsidiary under clause (1) of the definition of Permitted Investments;

(d) Indebtedness of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any other Restricted Subsidiary to the extent constituting a Permitted Investment or an Investment permitted by Section 7.06; provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to the Global Intercompany Note;

(e) Indebtedness (including Capitalized Lease Obligations) and Disqualified Equity Interests incurred or issued by the Parent Borrower or any Restricted Subsidiary and Preferred Stock issued by any

Restricted Subsidiary, to finance the purchase, lease, replacement or improvement of property (real or personal), equipment or other assets, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Preferred Stock and/or Disqualified Equity Interests incurred or issued and outstanding under this clause (e) at such time, not to exceed the greater of (x) $50,000,000 and (y) 2.5% of Total Assets (in each case, determined at the date of incurrence or issuance), so long as such Indebtedness, Disqualified Equity Interests or Preferred Stock is incurred or issued at the date of such purchase, lease, replacement or improvement or within 270 days thereafter;

(f) Indebtedness in respect of Swap Contracts designed to hedge against Holdings’, the Parent Borrower’s or any of its Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(g) Indebtedness or Disqualified Equity Interests of the Parent Borrower or, subject to the proviso below, Indebtedness, Disqualified Equity Interests or Preferred Stock of any Restricted Subsidiary (including any Person that becomes a Restricted Subsidiary in connection with a Permitted Acquisition or other acquisition) incurred, issued or assumed in connection with any Permitted Acquisition or other acquisition; provided that after giving Pro Forma Effect to such Permitted Acquisition or other acquisition and the assumption, incurrence or issuance of such Indebtedness, Disqualified Equity Interests or Preferred Stock incurred pursuant to this clause (g), either:

(i) the Parent Borrower would be permitted to incur at least $1.00 of Permitted Ratio Debt, or

(ii) the Fixed Charge Coverage Ratio for the Parent Borrower is equal to or greater than immediately prior to such Investment or other acquisition;

(h) Indebtedness representing deferred compensation to employees of the Parent Borrower (and any direct or indirect parent thereof) and its Restricted Subsidiaries incurred in the ordinary course of business;

(i) Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent Borrower (or any direct or indirect parent thereof) permitted by Section 7.06;

(j) Indebtedness incurred by the Parent Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment or other acquisition permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments, including the Anchen Obligations and the Edict Obligations;

(k) Indebtedness consisting of obligations of the Parent Borrower and its Restricted Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with the Transaction and Permitted Acquisitions, any other Investment or other acquisition permitted hereunder;

(l) obligations in respect of Cash Management Services and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(m) shares of Preferred Stock of a Restricted Subsidiary issued to the Parent Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Parent Borrower or another of its Restricted Subsidiaries or any pledge of such Equity Interests constituting a Lien permitted hereunder) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock (to the extent such Preferred Stock is then outstanding) not permitted by this clause (m);

(n) (i) Indebtedness or Disqualified Equity Interests of the Parent Borrower and Indebtedness, Disqualified Equity Interests or Preferred Stock of the Parent Borrower or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Parent Borrower since immediately after the Closing Date from the issue or sale of Equity Interests of the Parent Borrower or cash contributed to the capital of the Parent Borrower (in each case, other than proceeds of Disqualified Equity Interests, sales of Equity Interests to the Parent Borrower or any of its Subsidiaries or proceeds which have been designated as a Cure Amount) as determined in accordance with Section 7.06(a)(iii)(B) and (a)(iii)(C) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 7.06(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) or (3) of the definition thereof) and (ii) Indebtedness or Disqualified Equity Interests of the Parent Borrower and Indebtedness, Disqualified Equity Interests or Preferred Stock of the Parent Borrower, or any Restricted Subsidiary in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Equity Interests and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this Section 7.03(n)(ii), does not exceed the greater of (x) $100,000,000 and (y) 4.5% of Total Assets (in each case, determined at the date of incurrence) (it being understood that any Indebtedness or issued such Disqualified Equity Interests or Preferred Stock incurred or issued pursuant to this Section 7.03(n) shall cease to be deemed incurred, issued or outstanding for purposes of this Section 7.03(n) but shall be deemed incurred or issued for the purposes of this covenant from and after the first date on which the Parent Borrower or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Equity Interests or Preferred Stock under Section 7.03(v) without reliance on this Section 7.03(n)(ii));

(o) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(p) Indebtedness incurred by the Parent Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice, including, in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(q) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Parent Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(r) Indebtedness of the Parent Borrower in respect of one or more series of senior unsecured notes, senior secured first lien or junior lien notes or subordinated notes, in each case issued in a public offering, Rule 144A or other private placement in lieu of the foregoing or secured or unsecured mezzanine Indebtedness that will be secured by the Collateral on a pari passu or junior basis with the Obligations, that are issued or made in lieu of Incremental Revolving Credit Commitments and/or Incremental Term Commitments pursuant to an indenture or a note purchase agreement or otherwise (the “Incremental Equivalent Debt”); provided that (i) the aggregate principal amount of all Incremental Equivalent Debt issued pursuant to this Section 7.03(r) shall not, together with any Incremental Revolving Credit Commitments and/or Incremental Term Commitments, exceed (x) $250,000,000 in the aggregate pursuant to this clause (x) or (y) at Parent Borrower’s option, up to an amount of Incremental Commitments and Incremental Equivalent Debt such that the Senior Secured Net Leverage Ratio shall be no greater than 3.50 to 1.00 as of the end of the Test Period most recently ended after giving Pro Forma Effect to such Incremental Commitments and/or Incremental Equivalent Debt (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving Pro Forma Effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause), (ii) such Incremental Equivalent Debt shall not be subject to any Guarantee by any Person other than a Loan Party, (iii) in the case of Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of Holdings, the Parent Borrower or any Restricted Subsidiary other than any asset constituting Collateral, (iv) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (v) if such Incremental Equivalent Debt is secured, the security agreements relating to such Incremental Equivalent Debt shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (vi) if such Incremental Equivalent Debt is (a) secured on a pari passu basis with the Obligations, then such Incremental Equivalent Debt shall be subject to a First Lien Intercreditor Agreement or (b) secured on a junior basis to the Obligations, then such Incremental Equivalent Debt shall be subject to a Second Lien Intercreditor Agreement, (vii) the documentation with respect to any Incremental Equivalent Debt contains no mandatory prepayment, repurchase or redemption provisions except with respect to change of control, asset sale and casualty event mandatory offers to purchase and customary acceleration rights after an event of default that are customary for financings of such type, and (viii) provided that, notwithstanding clause (y) of clause (i) of this Section 7.03(r), any Incremental Equivalent Debt which is to be unsecured or secured on a junior basis to the Term Loans and Revolving Credit Loans shall not be required to comply with the test in such clause (y) but, rather shall not exceed an amount such that the Total Net Leverage Ratio shall be no greater than 5.50 to 1.00 as of the end of the Test Period most recently ended after giving Pro Forma Effect to such Incremental Equivalent Debt and any Incremental Commitments;

(s) Indebtedness in respect of the Senior Notes (including any guarantees thereof);

(t) Indebtedness incurred by or Disqualified Equity Interests issued by a Non-Loan Party which, when aggregated with the principal amount of all other Indebtedness incurred or Disqualified Equity Interests Issued pursuant to this clause (t) and then outstanding, does not exceed the greater of $25,000,000 and 1.25% of Total Assets (in each case determined at the date of incurrence or issuance, it being understood that any Indebtedness incurred or Disqualified Equity Interests issued pursuant to this Section 7.03(t) shall cease to be deemed incurred, issued or outstanding for purposes of this Section 7.03(t) but shall be deemed incurred or issued for the purposes of this covenant from and after the first date on which the Parent Borrower or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Equity Interests under Section 7.03(v) without reliance on this Section 7.03(t));

(u) Credit Agreement Refinancing Indebtedness;

(v) Permitted Ratio Debt;

(w) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings and Limited Originator Recourse) to the Parent Borrower or any of the Restricted Subsidiaries;

(x) the incurrence or issuance by the Parent Borrower of Indebtedness or Disqualified Equity Interests or the incurrence or issuance by a Restricted Subsidiary of Indebtedness, Disqualified Equity Interests or Preferred Stock which serves to refund, refinance, extend, replace, renew or defease any Indebtedness (including any Designated Revolving Commitments) incurred or Disqualified Equity Interests or Preferred Stock issued as permitted under Sections 7.03(b), (e), (g), (n)(i), (r), (s), (v) and this clause (x) or any Indebtedness incurred or Disqualified Equity Interests or Preferred Stock issued to so refund, refinance, extend, replace, renew or defease such Indebtedness, Disqualified Equity Interests or Preferred Stock; provided, that any such Indebtedness, Disqualified Equity Interests or Preferred Stock constitutes Refinancing Indebtedness; and

(y) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above.

For purposes of determining compliance with Section 7.03, in the event that an item of Indebtedness, Disqualified Equity Interests or Preferred Stock (or any portion thereof) at any time, whether at the time of incurrence or issuance or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Equity Interests or Preferred Stock described in Section 7.03(a) through (x) above, the Parent Borrower, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness, Disqualified Equity Interests or Preferred Stock (or any portion thereof) in any one or more of the types of Indebtedness, Disqualified Equity Interests or Preferred Stock described in Section 7.03(a) through (x) and will only be required to include the amount and type of such Indebtedness, Disqualified Equity Interests or Preferred Stock in such of the above clauses as determined by the Parent Borrower at such time. The Parent Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in clauses (a) through (y).

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Equity Interests, the Dollar-equivalent principal amount of Indebtedness or Disqualified Equity Interests denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred or Disqualified Equity Interests is issued, to refinance other Indebtedness or Disqualified Equity Interests, as applicable, denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness or Disqualified Equity Interests does not exceed (i) the principal amount of such Indebtedness or Disqualified Equity Interests, as applicable, being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Equity Interests or Preferred Stock, as the case may be, of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness, Disqualified Equity Interests or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies, will, in each case, not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity Interests or Preferred Stock for purposes of this Section 7.03. The principal amount of any Indebtedness incurred or Disqualified Equity Interests issued to refinance other Indebtedness, if incurred in a different currency from the Indebtedness or Disqualified Equity Interests, as applicable, being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness or Disqualified Equity Interests is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Parent Borrower dated such date prepared in accordance with GAAP.

SECTION 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transaction), except that:

(a) Holdings or any Restricted Subsidiary may merge, amalgamate or consolidate with the Parent Borrower (including a merger, the purpose of which is to reorganize the Parent Borrower into a new jurisdiction); provided that (x) the Parent Borrower shall be the continuing or surviving Person, (y) such merger or consolidation does not result in the Parent Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia and (z) in the case of a merger or consolidation of Holdings with and into the Parent Borrower, Holdings shall not be an obligor in respect of any Qualified Holding Company Debt or other Indebtedness that is not permitted to be Indebtedness of the Parent Borrower under this Agreement, shall have no direct Subsidiaries at the time of such merger or consolidation other than the Parent Borrower and, after giving effect to such merger or consolidation, the direct parent of the Parent Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(b) (i) any Restricted Subsidiary that is a Non-Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary of the Parent Borrower that is a Non-Loan Party, (ii) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary of the Parent Borrower that is a Loan Party, (iii) any merger the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States shall be permitted and (iv) any Restricted Subsidiary (other than the Parent Borrower) may liquidate or dissolve or change its legal form if the Parent Borrower determines in good faith that such action is in the best interests of the Parent Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders; provided, in the case of clauses (ii) and (iii), (A) no Event of Default shall result therefrom and (B) the surviving Person (or, with respect to clause (iv), the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary that is a Loan Party) shall be a Loan Party;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a Restricted Payment permitted by Section 7.06 (other than Section 7.06(b)(xviii)) or a Permitted Investment;

(d) so long as no Default has occurred and is continuing or would result therefrom, the Parent Borrower may merge or consolidate with any other Person; provided that (i) the Parent Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Parent Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Parent Borrower under this Agreement and the other Loan Documents to which the Parent Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Parent Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Parent Borrower under this Agreement;

(e) so long as no Default has occurred and is continuing or would result therefrom, Holdings may merge or consolidate with any other Person; provided that (i) Holdings shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or is a Person into which Holdings has been liquidated (any such Person, the “Successor Holdings”), (A) the Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (C) the Parent Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement;

(f) so long as no Default has occurred and is continuing or would result therefrom (in the case of a merger, amalgamation or consolidation involving a Loan Party), any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.06 (other than Section 7.06(b)(xviii)) or a Permitted Investment; provided that the continuing or surviving Person shall be the Parent Borrower or a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the applicable requirements of Section 6.11;

(g) the Merger, related transactions contemplated by the Merger Agreement (and documents related thereto) and the Transaction may be consummated; and

(h) so long as no Default has occurred and is continuing or would result therefrom, a merger, consolidation, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)).

SECTION 7.05. Dispositions. Make any Disposition (other than as part of or in connection with the Transaction), except:

(a) Dispositions of obsolete, damaged, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Parent Borrower or any of its Restricted Subsidiaries;

(b) Dispositions of inventory and goods held for sale in the ordinary course of business and immaterial assets (considered in the aggregate) in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Parent Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such Investment must be a Restricted Payment permitted by Section 7.06 (other than Section 7.06(b)(xviii)) or a Permitted Investment;

(e) Dispositions that otherwise constitute a Permitted Investment, are permitted by Section 7.04 (other than Section 7.04(h)) or otherwise constitute a Restricted Payment permitted by Section 7.06 (other than Section 7.06(b)(xviii)) and Liens permitted by Section 7.01 (other than Section 7.01(m)(ii));

(f) Dispositions of property pursuant to sale-leaseback transactions; provided that to the extent the aggregate Net Cash Proceeds from all such Dispositions since the Closing Date exceeds $20,000,000, such excess shall be reinvested in accordance with the definition of “Net Cash Proceeds” or otherwise applied to prepay Loans in accordance with Section 2.05(b)(ii);

(g) Dispositions of Cash Equivalents;

(h) (i) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Parent Borrower and the Restricted Subsidiaries, taken as a whole; and (ii) Dispositions of intellectual property that do not materially interfere with the business of the Parent Borrower or any of its Restricted Subsidiaries;

(i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Dispositions of property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default has occurred and is continuing), no Default shall have occurred and is continuing or would result from such Disposition; and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $15,000,000, the Parent Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (f), (l), (m), (s), (t)(i), (t)(ii), (u), (bb) (only to the extent the Obligations are secured by such cash and Cash Equivalents to the same extent), (cc) (only to the extent the Obligations are secured by such cash and Cash Equivalents to the same extent) and (gg) (only to the extent the Obligations are secured by such cash and Cash Equivalents to the same extent)); provided, however, that for the purposes of this clause (ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Parent Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that (i) are assumed by the transferee of any such assets or (ii) that are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Parent Borrower or its Restricted Subsidiaries) and, in each case, for which the Parent Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations or assets received by the Parent Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable Disposition, (C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to the Parent Borrower or its Restricted Subsidiaries), to the extent that the Parent Borrower and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition and (D) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D) that is at that time outstanding, not in excess of the greater of $50,000,000 and 2.5% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions or discounts of accounts receivable in connection with the collection or compromise thereof;

(m) any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary;

(n) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Parent Borrower or any of its Restricted Subsidiaries that is not in contravention of Section 7.07;

(o) the unwinding of any Swap Contract;

(p) any Disposition of Securitization Assets to a Securitization Subsidiary;

(q) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights; and

(r) any swap of assets (other than Cash Equivalents) in exchange for assets of the same type in the ordinary course of business of comparable or greater value or usefulness to the business of the Parent Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Parent Borrower;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (i), (k), (m), (o), (p) and (q) and except for Dispositions from the Parent Borrower or a Restricted Subsidiary to the Parent Borrower or a Restricted Subsidiary), shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Parent Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06. Restricted Payments.

(a) Directly or indirectly, (w) declare or pay any dividend or make any payment or distribution on account of the Parent Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than (A) dividends or distributions by the Parent Borrower payable solely in Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a wholly owned Subsidiary, the Parent Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities, (x) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Parent Borrower or any direct or indirect parent company of the Parent Borrower, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Parent Borrower or a Restricted Subsidiary, (y) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Junior Financing, other than (A) Indebtedness permitted under Sections 7.03(c), (d) and (m) or (B) the payment, redemption, defeasance, purchase, repurchase, acquisition or retirement for value of Junior Financing purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, defeasance, purchase, repurchase, acquisition or retirement, or (z) make any Restricted Investment (all such payments and other actions set forth in clauses (w) through (z) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(i) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) immediately after giving effect to such transaction on a Pro Forma Basis, the Parent Borrower could incur $1.00 of Permitted Ratio Debt; and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments (including the fair market value of any non-cash amount) made by the Parent Borrower and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by Section 7.06(b)(i), (vi)(c) and (viii), but excluding all other Restricted Payments permitted by Section 7.06(b) (and for the avoidance of doubt, all other Permitted Investments)), is less than the sum of (without duplication):

(A) 50.0% of the Consolidated Net Income of the Parent Borrower for the period (taken as one accounting period and including the predecessor) beginning the first day of the fiscal quarter containing the Closing Date to the end of the most recently ended Test Period preceding such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(B) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Parent Borrower since the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Equity Interests or Preferred Stock pursuant to Section 7.03(n)(i) or have been designated as a Cure Amount) from the issue or sale of:

(I) (a) Equity Interests of the Parent Borrower, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower, any direct or indirect parent company of the Parent Borrower or any of the Parent Borrower’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.06(b)(iv); and

(y) Designated Preferred Stock; and

(b) to the extent such net proceeds are actually contributed to the Parent Borrower, Equity Interests of any direct or indirect parent company of the Parent Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such company or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.06(b)(iv)); or

(II) debt securities of the Parent Borrower, that have been converted into or exchanged for Equity Interests of the Parent Borrower or any of its direct or indirect parent companies;

provided, that this clause (B) shall not include the proceeds from (W) Refunding Capital Stock (as defined below) applied in accordance with Section 7.06(b)(ii), (X) Equity Interests or convertible debt securities of the Parent Borrower sold to a Restricted Subsidiary, (Y) Disqualified Equity Interests or debt securities that have been converted into Disqualified Equity Interests or (Z) Excluded Contributions; provided, further, that the making of any Restricted Investment in a Non-Loan Party pursuant to this Section 7.06(a)(iii) shall not be subject to compliance with Section 7.06(a)(i) or (a)(ii); plus

(C) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Parent Borrower following the Closing Date (other than (W) to the extent designated as a Cure Amount, (X) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Equity Interests or Preferred Stock pursuant to Section 7.03(n)(i), (Y) by a Restricted Subsidiary and (Z) any Excluded Contributions); plus

(D) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(1) the sale or other disposition (other than to the Parent Borrower or a Restricted Subsidiary) of, or other returns on Investments from, Restricted

Investments made by the Parent Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Parent Borrower or its Restricted Subsidiaries (other than by the Parent Borrower or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Parent Borrower or its Restricted Subsidiaries, in each case after the Closing Date; or

(2) the sale (other than to the Parent Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but including such cash or fair market value to the extent exceeding the amount of such Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date; plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Parent Borrower or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Parent Borrower or a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value; provided, that, in the case of this Section 7.06(a)(iii)(E), if the fair market value of any marketable securities or other property (other than cash) contributed or received, or such Investment, as applicable to be included in this clause (E), shall exceed $45,000,000, such fair market value shall be determined by the Board of Directors whose resolution with respect thereto will be delivered to the Administrative Agent.

(b) The provisions of Section 7.06(a) will not prohibit:

(i) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with this Agreement;

(ii) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or Subordinated Indebtedness of the Parent Borrower or any Restricted Subsidiary or any Equity Interests of any direct or indirect parent company of the Parent Borrower, in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Parent Borrower or any direct or indirect parent company of the Parent Borrower to the extent contributed to the Parent Borrower (in each case, other than any Disqualified Equity Interests) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Parent Borrower or to an employee stock ownership plan or any trust established by the Parent Borrower or any of its Restricted

Subsidiaries) of Refunding Capital Stock, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 7.06(b)(vi)(a) or (b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Parent Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (a) Junior Financing of the Parent Borrower or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Parent Borrower or a Guarantor or Disqualified Equity Interests of the Parent Borrower or a Guarantor, (b) Disqualified Equity Interests of the Parent Borrower or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Equity Interests or Junior Financing of the Parent Borrower or a Guarantor, (c) Disqualified Equity Interests of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Equity Interests of a Restricted Subsidiary that is not a Guarantor that, in each case of clauses (a) through (c), is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 7.03 and (d) any Junior Financing or Disqualified Equity Interests which constitutes Acquired Indebtedness;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower or any direct or indirect parent company of the Parent Borrower held by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Parent Borrower or any direct or indirect parent company of the Parent Borrower in connection with any such repurchase, retirement or other acquisition) including any arrangement including Equity Interests rolled over by management of the Parent Borrower or any direct or indirect parent company of the Parent Borrower in connection with the Transactions; provided, that the aggregate amount of Restricted Payments made under this Section 7.06(b)(iv) does not exceed $15,000,000 in any calendar year (which shall increase to $25,000,000 subsequent to the consummation of a Qualifying IPO) (with unused amounts in any calendar year being carried over to the next two succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower and, to the extent contributed to the Parent Borrower, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Parent Borrower, in each case to any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 7.06(a)(iii); plus

(b) the cash proceeds of key man life insurance policies received by the Parent Borrower or its Restricted Subsidiaries (or by any direct or indirect parent company to the extent contributed to the Parent Borrower) after the Closing Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this Section 7.06(b)(iv);

and provided, further, that cancellation of Indebtedness owing to the Parent Borrower or any of its Restricted Subsidiaries from any future, present or former employees, directors, officers, members of management or consultants of the Parent Borrower (or their respective Controlled Investment Affiliates or Immediate Family Members), any direct or indirect parent company of the Parent Borrower or any of the Parent Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Parent Borrower or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 7.06 or any other provision of this Agreement;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Equity Interests of the Parent Borrower or any Restricted Subsidiary or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 7.03, in each case to the extent such dividends are included in the definition of “Fixed Charges”;

(vi) (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) issued by the Parent Borrower after the Closing Date;

(b) the declaration and payment of dividends or distributions to any direct or indirect parent company of the Parent Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) issued by such parent company after the Closing Date; provided, that the amount of dividends paid pursuant to this Section 7.06(b)(vi)(b) shall not exceed the aggregate amount of cash actually contributed to the Parent Borrower from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 7.06(b)(ii);

provided, in the case of each of clauses (a), (b) and (c) of this Section(b)(vi), that for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a Pro Forma Basis, the Parent Borrower would have had a Fixed Charge Coverage Ratio of at least 2.00:1.00;

(vii) payments made or expected to be made by the Parent Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower or any of its Restricted Subsidiaries or any direct or indirect parent company of the Parent Borrower and any repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights or required withholding or similar taxes;

(viii) the declaration and payment of dividends on the Parent Borrower’s common stock (or the payment of dividends to any direct or indirect parent company of the Parent Borrower to fund a payment of dividends on such company’s common stock), following the first public offering of the Parent Borrower’s common stock or the common stock of any direct or indirect parent company of the Parent Borrower after the Closing Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Parent Borrower in or from any such public offering, other than public offerings with respect to the Parent Borrower’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(ix) Restricted Payments that are made with Excluded Contributions;

(x) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (x) (in the case of Restricted Investments, at the time outstanding) not to exceed the greater of (a) $25,000,000 and (b) 2.0% of Total Assets at such time;

(xi) distributions or payments of Securitization Fees;

(xii) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case with respect to any Restricted Payment made or owed to an Affiliate, to the extent permitted by Section 7.08, including any payments to holders of Equity Interests of the Company (prior to the consummation of the Transactions) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto;

(xiii) solely to the extent funded with Declined Proceeds, the repurchase, redemption or other acquisition or retirement for value of any Junior Financing pursuant to the provision similar to those described under Section 4.10 of the Senior Notes Indenture, so long as no Default or Event of Default has occurred and is continuing;

(xiv) the declaration and payment of dividends or distributions by the Parent Borrower or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective direct or indirect parent companies in amounts required for any direct or indirect parent company to pay, in each case without duplication,

(a) franchise, excise and similar taxes, and other fees, taxes and expenses required to maintain their corporate or other legal existence;

(b) so long as the Parent Borrower is a member of a consolidated, combined or unitary group of which such direct or indirect parent company is a parent for foreign, federal, state or local income or other tax purposes, the relevant foreign, federal, state and local income or other taxes, to the extent such income or other taxes are attributable to the income of the Parent Borrower and its Restricted Subsidiaries that are members of such group and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided, that in each case the amount of such payments in or with respect to any taxable year does not exceed the amount that the

Parent Borrower and such Restricted Subsidiaries would be required to pay in respect of the relevant foreign, federal, state and local taxes for such taxable year were the Parent Borrower, such Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes as a separate consolidated, combined or unitary group separately from any such parent company (or, if there are no such Restricted Subsidiaries or Unrestricted Subsidiaries, the Parent Borrower on a separate company basis);

(c) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers, members of management and consultants of any direct or indirect parent company of the Parent Borrower and any payroll, social security or similar taxes thereof, to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Parent Borrower and its Restricted Subsidiaries;

(d) general corporate operating, administrative, compliance and overhead costs and expenses of any direct or indirect parent company of the Parent Borrower to the extent such costs and expenses are attributable to the ownership or operation of the Parent Borrower and its Subsidiaries;

(e) fees and expenses other than to Affiliates of the Parent Borrower related to any equity or debt offering of such parent company (whether or not successful);

(f) to the extent constituting Restricted Payments, amounts that would be permitted to be paid directly by the Parent Borrower or its Restricted Subsidiaries under Sections 7.08 (other than Section 7.08(j));

(g) interest and/or principal on Indebtedness the proceeds of which have been contributed to the Parent Borrower or any Restricted Subsidiary and that has been guaranteed by, or is otherwise, considered Indebtedness of, the Parent Borrower incurred in accordance with Section 7.03; and

(h) to finance Permitted Investments and other Investments or other acquisitions otherwise permitted to be made pursuant to this Section 7.06 if made by the Parent Borrower; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment or other acquisition, (B) such direct or indirect parent company shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Parent Borrower or one of its Restricted Subsidiaries or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Parent Borrower or one of its Restricted Subsidiaries (to the extent not prohibited by Section 7.04) in order to consummate such Investment or other acquisition, (C) such direct or indirect parent company and its Affiliates (other than the Parent Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Parent Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance herewith, (D) any property received by the Parent Borrower shall not increase amounts available for Restricted Payments pursuant to Section 7.06(a)(iii) and (E) to the extent constituting an Investment, such Investment shall be deemed to be made by the Parent Borrower or such Restricted Subsidiary pursuant to another provision of this Section 7.06 (other than pursuant to Section 7.06(b)(ix) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof);

(xv) the distribution, by dividend or otherwise, or other transfer or disposition of Equity Interests of, or Indebtedness owed to the Parent Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(xvi) cash payments or loans, advances, dividends or distributions to any direct or indirect parent of the Parent Borrower to make payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Parent Borrower, any of its Restricted Subsidiaries or any direct or indirect parent company of the Parent Borrower;

(xvii) in addition to the foregoing Restricted Payments, the Borrower may make additional Restricted Payments (the proceeds of which may be utilized by Holdings to make additional Restricted Payments) so long as immediately after giving effect to such Restricted Payment and the application of proceeds therefrom, the Total Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment for which financial statements are available is less than or equal to 4.00 to 1.00 (calculated on a Pro Forma Basis) and satisfaction of such test shall be evidenced by a certificate from a Financial Officer of the Borrower demonstrating such satisfaction calculated in reasonable detail; and

(xviii) to the extent constituting Restricted Payments, the Parent Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.01, 7.03 (other than Section 7.03(c)(ii) or (d)), 7.04 (other than Section 7.04(c)(ii) or (f)), 7.05 (other than Section 7.05(d)(ii) or (e)) or 7.08 (other than Section 7.08(j) or (v)), provided, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (x), (xv) and (xviii), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Parent Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, pursuant to this Section 7.06 or if an Investment would be permitted at such time pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise is permitted to be so designated pursuant to Section 6.14.

(d) For the avoidance of doubt, this Section 7.06 shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries permitted to be incurred under Section 7.03 hereof.

SECTION 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Parent Borrower and its Restricted Subsidiaries on the Closing Date or any business or any other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted or proposed to be conducted by the Parent Borrower and its Restricted Subsidiaries on the Closing Date.

SECTION 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent Borrower, whether or not in the ordinary course of business, other than:

(a) transactions between or among Holdings, the Parent Borrower or any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms substantially as favorable to the Parent Borrower or such Restricted Subsidiary as would be obtainable by the Parent Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) the Transaction and the payment of fees and expenses (including the Transaction Expenses) related to the Transaction;

(d) the issuance of Equity Interests of Holdings to any officer, director, employee or consultant of the Parent Borrower or any of its Subsidiaries or any direct or indirect parent of Holdings in connection with the Transaction;

(e) the payment of management, consulting, monitoring, advisory and other fees (including transaction and termination fees), indemnities and expenses to the Sponsor pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees, indemnities and expenses accrued in any prior year);

(f) employment and severance arrangements between Holdings, the Parent Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee or director benefit plans and arrangements;

(g) the licensing of trademarks, copyrights or other IP Rights in the ordinary course of business;

(h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of Holdings, the Parent Borrower and its Restricted Subsidiaries or any direct or indirect parent of the Parent Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Parent Borrower and its Restricted Subsidiaries;

(i) transactions pursuant to any agreement, instrument or arrangement as in effect as of the Closing Date and set forth under Section 7.08 to the Confidential Disclosure Letter, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not adverse to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date);

(j) Restricted Payments permitted under Section 7.06, Permitted Investments and Permitted Acquisitions;

(k) customary payments by the Parent Borrower and any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors in good faith;

(l) transactions in which the Parent Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 7.08(b);

(m) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings, the Parent Borrower or any of its Subsidiaries or any direct or indirect parent thereof or any contribution to the capital of the Parent Borrower or any Restricted Subsidiary to the extent otherwise permitted by this Agreement and to the extent such issuance or transfer would not give rise to a Change of Control;

(n) (i) investments by the Permitted Holders in securities of the Parent Borrower or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by the Permitted Holders in connection therewith) so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 10% of the proposed or outstanding issue amount of such class of securities (provided, that any investments in debt securities by any Debt Fund Affiliates shall not be subject to the limitation in this clause (B)), and (ii) payments to the Permitted Holders in respect of securities of the Parent Borrower or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Parent Borrower and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(o) payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by Holdings and the Restricted Subsidiaries in such joint venture) to the extent otherwise constituting a Permitted Investment or Restricted Payment permitted under Section 7.06;

(p) any Disposition of Securitization Assets or related assets, Investments permitted pursuant to clause (14) of the definition of “Permitted Investments” or Standard Securitizations Undertakings and Limited Originator Recourse in connection with any Qualified Securitization Financing or any related transaction effected in order to consummate a financing contemplated by a Qualified Securitization Facility;

(q) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of Holdings or any direct or indirect parent thereof pursuant to the stockholders agreement or the registration rights agreement entered into on or after the Closing Date in connection therewith;

(r) transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Parent Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Parent Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(s) any payments required to be made pursuant to the Merger Agreement;

(t) payments by the Parent Borrower (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing agreements among the Parent Borrower (and any such parent company) and its Subsidiaries; provided that in each case the amount of such payments in any taxable year does not exceed the amount that the Parent Borrower, its Restricted Subsidiaries and its Unrestricted

Subsidiaries (to the extent of amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such taxable year were the Parent Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(u) transactions permitted by Section 7.04 solely for the purpose of (a) reorganizing to facilitate any initial public offering of securities of the Parent Borrower or any direct or indirect parent company, (b) forming a holding company or (c) reincorporating the Parent Borrower in a new jurisdiction; and

(v) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Parent Borrower in an officer’s certificate) for the purposes of improving the consolidated tax efficiency of the Parent Borrower and its Subsidiaries and not for the purpose of circumventing any provision of this Agreement.

SECTION 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits, restricts, imposes any condition on or limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to (directly or indirectly) or to make or repay loans or advances to any Loan Party or to Guarantee the Obligations of any Loan Party under the Loan Documents or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Obligations under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed under Section 7.09 to the Confidential Disclosure Letter hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;

(ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(iii) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.03;

(iv) are customary restrictions that arise in connection with (x) any Lien permitted by Sections 7.01(a), (j), (l), (m), (s), (t)(i), (t)(ii), (u) and (bb) and relate to the property subject to such Lien or (y) any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets subject to such Disposition;

(v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures constituting Permitted Investments or otherwise permitted under Section 7.06 and applicable solely to such joint venture;

(vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) and the proceeds and products thereof and, in the case of any Term Loan Refinancing Debt, permit the Liens securing the Obligations;

(vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to property interest, rights or the assets subject thereto;

(viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), (g), (n)(i), (r) or (t) to the extent that such restrictions apply only to the property or assets securing such Indebtedness; or in the case of Section 7.03(g), to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness;

(ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent Borrower or any Restricted Subsidiary;

(x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(xi) are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xii) are customary restrictions contained in the Senior Notes Indenture and the Senior Notes and any Refinancing Indebtedness in respect of any of the foregoing;

(xiii) arise in connection with cash or other deposits permitted under Section 7.01 or the definition of Permitted Investments, and limited to such cash or deposits; or

(xiv) comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Parent Borrower, no more restrictive with respect to the Parent Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Parent Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder.

SECTION 7.10. [Reserved].

SECTION 7.11. Change in Fiscal Year. Make any change in fiscal year; provided, however, that the Parent Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent (it being agreed that a fiscal year end of December 31 is reasonably acceptable to the Administrative Agent), in which case the Parent Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.12. Modification of Terms of Junior Financing. Amend, modify or change in any manner materially adverse to the interests of the Lenders, as determined in good faith by the Parent Borrower, any term or condition of any Junior Financing Documentation in respect of any Junior Financing having an aggregate outstanding principal amount equal to at least the Threshold Amount (other than as a result of any Refinancing Indebtedness in respect thereof) without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

SECTION 7.13. Financial Covenant.

If on the last day of any Test Period (commencing with the first full fiscal quarter after the Closing Date) there are outstanding Revolving Credit Loans, Swing Line Loans or Letters of Credit (excluding undrawn Letters of Credit to the extent Cash Collateralized), permit the Senior Secured First Lien Net Leverage Ratio as of the last day of such Test Period to be greater than the ratio set forth below opposite the last fiscal quarter of such Test Period (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(a) and Section 6.01(b) for such Test Period) (the “Financial Covenant”);

Fiscal Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2012	N/A	N/A	N/A	5.00 to 1.00
2013	5.00 to 1.00	5.00 to 1.00	5.00 to 1.00	4.50 to 1.00
2014	4.50 to 1.00	4.25 to 1.00	4.25 to 1.00	4.00 to 1.00
2015	4.00 to 1.00	3.75 to 1.00	3.50 to 1.00	3.50 to 1.00
Thereafter	3.50 to 1.00	3.50 to 1.00	3.50 to 1.00	3.50 to 1.00

The provisions of this Section 7.13 are for the benefit of the Revolving Credit Lenders only and the Required Facility Lenders may amend, waive or otherwise modify this Section 7.13 or the defined terms used solely for purposes of this Section 7.13 or waive any Default resulting from a breach of this Section 7.13 without the consent of any Lenders other than the Required Facility Lenders in accordance with the provisions of Section 10.01(h).

SECTION 7.14. Holdings. In the case of Holdings, conduct, transact or otherwise engage in any material business or operations other than the following (and activities incidental thereto): (i) its ownership of the Equity Interests of the Parent Borrower and activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, any Qualified Holding Company Debt, and Permitted Ratio Debt, and Credit Agreement Refinancing Indebtedness, any Incremental Equivalent Debt or the Merger Agreement and the other agreements contemplated by the Merger Agreement, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests or any transaction permitted under Section 7.04, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries in each case solely to the extent not prohibited hereunder; (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Parent Borrower, (vii) holding any cash or property (but not operate any property), (viii) providing indemnification to officers and directors and (ix) activities incidental to the businesses or activities described in clauses (i) to (vii) of this Section 7.14.

ARTICLE VIII.

Events of Default and Remedies

SECTION 8.01. Events of Default. Each of the events referred to in clauses (a) through (k) of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Parent Borrower, any Restricted Subsidiary or, in the case of Section 7.14, Holdings, fails to perform or observe any term, covenant or agreement contained in Section 6.03(a) or 6.05(a) (solely with respect to the Parent Borrower) or Article VII; provided that the Parent Borrower’s failure to comply with the Financial Covenant shall not constitute an Event of Default with respect to any Term Loans or Term Commitments unless and until the Required Facility Lenders for the Revolving Credit Facilities shall have terminated their Revolving Credit Commitments and declared all amounts outstanding under the Revolving Credit Facilities to be due and payable pursuant to Section 8.02; provided, further, that the Financial Covenant is subject to cure pursuant to Section 8.04;

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Parent Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by any Loan Party), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f) Insolvency Proceedings, Etc. Holdings, the Parent Borrower or any Restricted Subsidiary that is a Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment and order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to a Foreign Plan a termination, withdrawal or noncompliance with applicable law or plan terms that would reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05 or as a result of acts or omissions by the Administrative Agent or any Lender hereunder) or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document;

(j) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01, 6.11, 6.13 or 6.17, as applicable, shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction not prohibited under this Agreement) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(k) Change of Control. There occurs any Change of Control.

SECTION 8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may with the consent of, and shall at the request of, the Required Lenders take any or all of the following actions:

(a) declare Commitments of each Lender and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Parent Borrower under the Bankruptcy Code of the United States, the Commitments of each Lender and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Notwithstanding anything to the contrary, if the only Events of Default then having occurred and continuing are pursuant to a failure to observe the Financial Covenant, the Administrative Agent shall only take the actions set forth in this Section 8.02 at the request of the Required Facility Lenders (as opposed to Required Lenders) under the Revolving Credit Facilities.

SECTION 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Secured Cash Management Agreements or Secured Hedge Agreements, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Secured Cash Management Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Parent Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Parent Borrower.

SECTION 8.04. Parent Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01 or Section 8.02, but subject to Sections 8.04(b) and (c), for the purpose of determining whether an Event of Default under the Financial Covenant has occurred, the Parent Borrower may on one or more occasions designate any portion of the Net Cash Proceeds from a sale or issuance of Qualified Equity Interests or of any contribution to the common capital of the Parent Borrower (or from any other contribution to capital or sale or issuance of any other Equity Interests on terms reasonably satisfactory to the Administrative Agent) (the “Cure Amount”) as an increase to Consolidated EBITDA for the applicable fiscal quarter; provided that such amounts to be designated (i) are actually received by the Parent Borrower (x) on or after the first Business Day of the applicable fiscal quarter and (y) on or prior to the tenth (10th) Business Day after the date on which financial statements are delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”), (ii) do not exceed the maximum aggregate amount necessary to cure any Event of Default under the Financial Covenant as of such date and (iii) the Parent Borrower shall have provided notice (the “Notice of Intent to Cure”) to the Administrative Agent on the date such amounts are designated as a “Cure Amount” (it being understood that to the extent such notice is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such Net Cash Proceeds that is designated as the Cure Amount may be lower than specified in such notice to the extent that the amount necessary to cure any Event of Default under the Financial Covenant is less than the full amount of such originally designated amount). The Cure Amount used to calculate Consolidated EBITDA for one fiscal quarter shall be used and included when calculating Consolidated EBITDA for each Test Period that includes such fiscal quarter. The parties hereby acknowledge that this Section 8.04(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to the Financial Covenant (and shall not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VII) and shall not result in any adjustment to any amounts (including the amount of Indebtedness) or increase in cash with respect to the quarter with respect to which such Cure Amount was made other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence. Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, (A) upon designation of the Cure Amount by the Parent Borrower, the Financial Covenant shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the Financial Covenant and any Event of Default under the Financial Covenant (and any other Default as a result thereof) shall be deemed not to have occurred for purposes of the Loan Documents, and (B) neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under the Financial Covenant (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been designated.

(b) In each period of four consecutive fiscal quarters, there shall be no more than two (2) fiscal quarters in which the cure right set forth in Section 8.04(a) is exercised.

(c) There can be no more than five (5) fiscal quarters in which the cure rights set forth in Section 8.04(a) are exercised during the term of the Facilities.

ARTICLE IX.

Administrative Agent and Other Agents

SECTION 9.01. Appointment and Authority.

(a) Each of the Lenders and L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.06 (solely with respect to (a) the removal and consent rights of the Parent Borrower set forth therein and (b) the requirement for execution, filing and other actions with respect to the Collateral Documents and other collateral documentation set forth therein) and 9.10) are solely for the benefit of the Administrative Agent, the Lenders and each L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and/or Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.05), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its

Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.03. Exculpatory Provisions. Neither the Administrative Agent nor any other Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, an Agent (including the Administrative Agent):

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent Borrower, a Lender or the L/C Issuer.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.04. Reliance by Administrative Agent.

No Agent-Related Person shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The

Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such subagent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Parent Borrower. If the Administrative Agent is a Defaulting Lender, the Parent Borrower may remove such Defaulting Lender from such role upon fifteen (15) days’ notice to the Lenders. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Parent Borrower at all times other than upon the occurrence and during the continuation of an Event of Default under Section 8.01(f) (which consent of the Parent Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Parent Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Parent Borrower to a successor

Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

SECTION 9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Administrative Agent, Bookrunners, Lead Arrangers, Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

SECTION 9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Parent Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

SECTION 9.10. Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Hedge Bank and/or Cash Management Bank) and the L/C Issuer irrevocably authorize the Administrative Agent to:

(a) automatically release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Bank and/or Cash Management Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit that are Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the Administrative Agent or a deemed reissuance under another facility as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (iv) if the property subject to such Lien is owned by a Guarantor (or the Co-Borrower, as applicable), upon release of such Guarantor from its obligations under its Guaranty (or the Co-Borrower from its obligations hereunder) pursuant to clause (c) below;

(b) release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) or Section 7.01(p) to the extent required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens;

(c) release any Guarantor from its obligations under the Guaranty (or the Co-Borrower from its obligations hereunder), if in the case of any Subsidiary, such Person ceases to be a Material Domestic Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Junior Financing; and

(d) release the Co-Borrower from its obligations hereunder in its capacity as a “Borrower” upon the execution and delivery of the Guaranty by the Co-Borrower.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this

Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Parent Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guaranty (or the Co-Borrower from its obligations hereunder in its capacity as a “Borrower”), in each case in accordance with the terms of the Loan Documents and this Section 9.10.

SECTION 9.11. Secured Cash Management Agreements and Secured Hedge Agreements.

Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

The Lenders hereby authorize the Administrative Agent to enter into any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement and the Lenders acknowledge that any such intercreditor agreement is binding upon the Lenders.

SECTION 9.12. Withholding Tax Indemnity. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Parent Borrower pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Parent Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. For the avoidance of doubt, (i) a “Lender” shall, for purposes of this Section 9.12, include any L/C Issuer and any Swing Line Lender, (ii) the Loan Parties shall not be responsible for any amount described in this Section 9.12 and (iii) nothing in Section 9.12 shall expand or limit the obligations of the Loan Parties under 3.01. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE X.

Miscellaneous

SECTION 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Parent Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in clauses (g), (h) or (i) below (in the case of clause (i), to the extent permitted by Section 2.14), which shall only require the consent of the Required Facility Lenders under the applicable Facility or Facilities, as applicable) (or by the Administrative Agent with the consent of the Required Lenders) and the Parent Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and the Administrative Agent hereby agrees to acknowledge any such waiver, consent or amendment that otherwise satisfies the requirements of this Section 10.01 as promptly as possible, however, to the extent the final form of such waiver, consent or amendment has been delivered to the Administrative Agent at least one Business Day prior to the pro-posed effectiveness of the consents by the Lenders party thereto, the Administrative Agent shall acknowledge such waiver, consent or amendment (i) immediately, in the case of any amendment which does not require the consent of any existing Lender under the Credit Agreement or (ii) otherwise, within two hours of the time copies of the Required Lender consents or other applicable Lender consents required by this Section 10.01 have been provided to the Administrative Agent; and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of any Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 (other than pursuant to Section 2.08(b)) or postpone any date for the payment of fees hereunder, without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it further being understood that any change to the definition of Senior Secured First Lien Net Leverage Ratio, Total Net Leverage Ratio, Fixed Charge Coverage Ratio or Senior Secured Net Leverage Ratio or, in each case, in the component definitions thereof shall not constitute a reduction in any amount of interest;

(c) reduce the principal of, amortization payment of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definitions of the Senior Secured First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio, Total Net Leverage Ratio or Fixed Charge Coverage Ratio or, in each case, in the component definitions thereof shall not constitute a reduction in any rate of interest; provided that, for the avoidance of doubt, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) except as contemplated by clause (c) in the sentence immediately after the second proviso to this Section 10.01, change any provision of this Section 10.01 or the definition of “Required Lenders,” “Required Facility Lenders,” or “Pro Rata Share” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly and adversely affected thereby (it being understood that each Lender shall be directly and adversely affected by a change to the “Required Lenders” or “Pro Rata Share” definitions);

(e) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(f) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(g) amend, waive or otherwise modify any term or provision (including the waiver of any conditions set forth in Section 4.02 as to any Credit Extension under one or more Revolving Credit Facilities) which directly affects Lenders under one or more Revolving Credit Facilities and does not directly affect Lenders under any other Facilities, in each case, without the written consent of the Required Facility Lenders under such applicable Revolving Credit Facility or Facilities with respect to Revolving Credit Commitments (and in the case of multiple Facilities which are affected, such Required Facility Lenders shall consent together as one Facility); provided, however, that the waivers described in this clause (g) shall not require the consent of any Lenders other than the Required Facility Lenders under such Facility or Facilities with respect to Revolving Credit Commitments (it being understood that any amendment to the conditions of effectiveness of Incremental Commitments set forth in Section 2.14 shall be subject to clause (i) below and any requirement that audited financial statements not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit shall be deemed to solely affect Lenders under the Revolving Credit Facilities);

(h) amend or otherwise modify the Financial Covenant or any definition related thereto (as any such definition is used for purposes of the Financial Covenant) or waive any Default or Event of Default resulting from a failure to perform or observe the Financial Covenant without the written consent of the Required Facility Lenders under the applicable Revolving Credit Facility or Facilities with respect to Revolving Credit Commitments (such Required Facility Lenders shall consent together as one Facility); provided, however, that the waivers described in this clause (h) shall not require the consent of any Lenders other than the Required Facility Lenders under such Facility or Facilities with respect to Revolving Credit Commitments;

(i) amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.14 with respect to Incremental Term Loans and Incremental Revolving Credit Commitments and the rate of interest applicable thereto) which directly affects Lenders of one or more Incremental Term Loans or Incremental Revolving Credit Commitments and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Incremental Term Loans or Incremental Revolving Credit Commitments (and in the case of multiple Facilities which are affected, such Required Facility Lenders shall consent together as one Facility); provided, however, that, to the extent permitted under Section 2.14, the waivers described in this clause (h) shall only require the consent of the Required Facility Lenders under such applicable Incremental Term Loans or Incremental Revolving Credit Commitments;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; provided, however, that this Agreement may be amended to adjust the mechanics related to the issuance of Letters of Credit, including mechanical changes relating to the existence of multiple L/C Issuers, with only the written consent of the Administrative Agent, the applicable L/C Issuer and the Parent Borrower so long as the obligations of the Revolving Credit Lenders, if any, who have not executed such amendment, and if applicable the other L/C Issuers, if any who have not executed such amendment, are not adversely affected thereby; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; provided, however, that this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans, with only the written consent of the Administrative Agent, the Swing Line Lender and the Parent Borrower so long as the obligations of the Revolving Credit Lenders, if any, who have not executed such amendment, are not adversely affected thereby; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the consent of the applicable Required Facility Lenders shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under one or more Term Facilities (and in the case of multiple Term Facilities which are so adversely affected, such Required Facility Lenders shall consent together as one Term Facility) in respect of payments hereunder in a manner different than such amendment affects other Term Facilities. Notwithstanding anything to the contrary herein,

(a) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders);

(b) no Lender consent is required to effect any amendment or supplement to any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt, secured Incremental Equivalent Debt or other secured Indebtedness permitted to be incurred under Section 7.03 (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such First Lien Intercreditor Agreement, such Second Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent; and

(c) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Credit Loans, Swing Line Loans and L/C Obligations and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Parent Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with replacement term loans (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with such Replacement Term Loans, (b) the All-In Yield with respect to such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the All-In Yield for such Refinanced Term Loans (or similar interest rate spread applicable to such Refinanced Term Loans) immediately prior to such refinancing unless the maturity of the Replacement Term Loans is at least one year later than the maturity of the Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Term Loans prior to the time of such incurrence) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Term Loans in effect immediately prior to such refinancing. Each amendment to this Agreement providing for Replacement Term Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower to effect the provisions of this paragraph, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section 10.01 to the contrary.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Parent Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

If the Administrative Agent and the Parent Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Parent Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

SECTION 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Parent Borrower or the Administrative Agent, an L/C Issuer, or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 hereto; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE

PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties or any Lead Arranger (collectively, the “Agent Parties”) have any liability to Holdings, the Parent Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Parent Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Change of Address. Each of Holdings, the Parent Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Parent Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent Borrower or its securities for purposes of United States Federal or state securities laws.

(f) Reliance by the Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Parent Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Parent Borrower shall indemnify the Administrative Agent each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Parent Borrower in the absence of bad faith, gross negligence, willful misconduct or bad faith of such Person, as determined by the final non-appealable judgment of a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.04. Attorney Costs and Expenses. The Parent Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent and the other Agents for all reasonable and documented out-of-pocket costs and expenses incurred on or after the Closing Date (promptly following written demand therefor, together with backup documentation supporting such reimbursement request) in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, which shall be limited to Cahill, Gordon & Reindel LLP and, if necessary, one firm of local counsel in any relevant material jurisdiction, and (b) after the Closing Date, upon presentation of a summary statement, together with any supporting documentation reasonably requested by the Parent Borrower, to promptly pay or reimburse the Administrative Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole (and, if necessary, one firm of local counsel to the Administrative Agent and Lenders taken as a whole in any relevant jurisdiction and, solely in the event of any conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected persons taken as a whole)). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) Business Days following receipt by the Parent Borrower of an invoice relating thereto setting forth such expenses in reasonable detail; provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Parent Borrower within three (3) Business Days prior to the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. This Section 10.04 shall not apply to Taxes, or amounts excluded from the definition of Taxes pursuant to clauses (i) through (vii) of the first sentence of Section 3.01(a), that are imposed with respect to payments to or for the account of any Agent or any Lender under any Loan Document, which, in each case, shall be governed by Section 3.01. This Section 10.04 also shall not apply to Other Taxes or to taxes covered by Section 3.04.

SECTION 10.05. Indemnification by the Borrowers. The Borrowers shall, jointly and severally, indemnify and hold harmless the Agents, each Lender, the Lead Arrangers and their respective Affiliates, directors, officers, employees, agents, partners, members, advisors and other representatives of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, losses, damages, claims and expenses (including Attorney Costs, but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom, including any refusal by a L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of the Letter of Credit, or (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Parent Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability of the Parent Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by the Parent Borrower or any other person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims or expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any Affiliate, controlling persons, director, officer, employee, agent, partners, member, advisor or other representative of such Indemnitee, as determined by a final, non-appealable judgment of a court of competent jurisdiction (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any Affiliate, controlling persons, director, officer, employee, member, agent, partners, advisor or other representative of such Indemnitee, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than (1) any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and (2) any claims arising out of any act or omission of the Parent Borrower or any of its Affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment of a court of competent jurisdiction). To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Parent Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except for direct (as opposed to indirect, special, punitive or consequential) damages resulting from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment, of any such Indemnitee), nor shall any

Indemnitee or any Loan Party have any liability and each party hereby waives, any claim against any other party to this Agreement or any Indemnitee for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses related thereto). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) Business Days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply to Taxes, or amounts excluded from the definition of Taxes pursuant to clauses (i) through (viii) of the first sentence of Section 3.01(a), that are imposed with respect to payments to or for the account of any Agent or any Lender under any Loan Document, which, in each case, shall be governed by Section 3.01. This Section 10.05 also shall not apply to Other Taxes or to taxes covered by Section 3.04.

To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under this Section 10.05 or Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing (and without limiting the Borrowers’ obligation to do so), each Appropriate Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this paragraph are subject to the provisions of Section 2.12(e).

SECTION 10.06. Marshaling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Parent Borrower or the Co-Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor any Borrower may, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder (including, without limitation, to existing Lenders and their Affiliates) except (i) to an assignee in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and (A) in the case of any Assignee that, immediate prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 10.07(h), (B) in the case of any Assignee that is Holdings, the Parent Borrower or any of its Subsidiaries, Section 10.07(l), or (C) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, Section 10.07(k), (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its right or obligation hereunder to (i) any Person that is a Defaulting Lender, (ii) a natural Person, (iii) a Disqualified Institution or (iv) to Holdings, the Parent Borrower or any of its Subsidiaries (except pursuant to Section 2.05(a)(v) or Section 10.07(l)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Parent Borrower, provided that no consent of the Parent Borrower shall be required for (i) an assignment of all or a portion of the Term Loans (x) to a Lender, an Affiliate of a Lender or an Approved Fund or (y) prior to the completion of primary syndication of the Term B Loans or the 60th day after the Closing Date, whichever occurs first; provided that the Parent Borrower shall be deemed to have consented to any such assignment of the Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice of a failure to respond to such request for assignment, (ii) if an Event of Default under Section 8.01(a) or, solely with respect to the Parent Borrower, Section 8.01(f) has occurred and is continuing, to any Assignee or (iii) an assignment of all or a portion of the Loans pursuant to Section 10.07(h), Section 10.07(k) or Section 10.07(l);

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) of all or a portion of the Loans pursuant to Section 10.07(g), (h), (k) or (l), or (iii) from an Agent to its Affiliates;

(C) each applicable L/C Issuer at the time of such assignment; provided that no consent of the applicable L/C Issuers shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure or any assignment to an Agent or an Affiliate of an Agent; and

(D) the Swing Line Lender; provided that no consent of a Swing Line Lender shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure or any assignment to an Agent or an Affiliate of an Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $5,000,000 (in the case of each Revolving Credit Loan), $1,000,000 (in the case of a Term Loan), and shall be in increments of an amount of $1,000,000 unless each of the Parent Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(C) other than in the case of assignments pursuant to Section 10.07(l), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section (and, in the case of an Affiliated Lender or a Person that, after giving effect to such assignment, would become an Affiliated Lender, to the requirements of clause (h) of this Section), from and after the effective date specified in each Assignment and Assumption, other than in connection with an assignment pursuant to subsection (l) below, (x) the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (y) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the relevant Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it, each Affiliated Lender Assignment and Assumption delivered to it, each notice of cancellation of any Loans delivered by the Parent Borrower pursuant to subsections (h) or (l) below, and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Term Loans or Incremental Term Loans held by Affiliated Lenders.

(d) Any Lender may at any time, without the consent of, or notice to, the Parent Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (other than clauses (g), (h) and (i) thereof) that directly affects such Participant. Subject to subsection (e) of this

Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01 (and for the avoidance of doubt, shall have no direct rights against the Borrowers) (subject to the requirements of Section 3.01 (including subsections (b), (c) and/or (d), as applicable as though it was a Lender)), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent. Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Parent Borrower) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). A Lender shall not be obligated to disclose the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lenders, the Borrowers and the Administrative Agent shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Parent Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v) or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii) each Affiliated Lender that purchases any Term Loans pursuant to clause (x) above shall represent and warrant to the selling Lender (other than any other Affiliated Lender) that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders generally (other than Term Lenders who elect not to receive such information) or shall make a statement that such representation cannot be made;

(iii) each Lender (other than any other Affiliated Lender) that assigns any Term Loans to an Affiliated Lender pursuant to clause (y) above shall deliver to the Administrative Agent and the Parent Borrower a customary Big Boy Letter (unless such Affiliated Lender is willing, in its sole discretion, to make the representation and warranty contemplated by the foregoing clause (ii));

(iv) the aggregate principal amount of Term Loans of any Class held at any one time by Affiliated Lenders shall not exceed 25% of any Class of Term Loans at such time outstanding (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(v) as a condition to each assignment pursuant to this subsection (h), the Administrative Agent and the Parent Borrower shall have been provided a notice in the form of Exhibit E-2 to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Term Loans against the Administrative Agent, in its capacity as such; and

(vi) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E-3 hereto (an “Affiliated Lender Assignment and Assumption”);

Notwithstanding anything to the contrary contained herein, any Affiliated Lender that has purchased Term Loans pursuant to this subsection (h) may, in its sole discretion, contribute, directly or indirectly, principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrowers for the purpose of cancelling and extinguished such Term Loans. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Term Loans shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrowers and (y) the Parent Borrower shall promptly provide notice to the Administrative Agent of such contribution of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

Each Affiliated Lender agrees to notify the Administrative Agent and the Parent Borrower promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent and the Parent Borrower promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit E-2. The Administrative Agent may conclusively rely upon any notice delivered pursuant to the immediately preceding sentence and/or pursuant to clause (v) of this subsection (h) and shall not have any liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

(i) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders,” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders and Required Facility Lenders (in respect of a Class of Term Loans) have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(j), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(A) all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders and Required Facility Lenders (in respect of a Class of Term Loans) have taken any actions; and

(B) all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(j) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that and that each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Parent Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

(k) Although Debt Fund Affiliates shall be Eligible Assignees and shall not be subject to the provisions of Section 10.07(h), (i) or (j), any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate only through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v) (for the avoidance of doubt, without requiring any representation as to the possession of material non-public information by such Affiliate) or (y) open market purchase on a non-pro rata basis. Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans, Revolving Credit Commitments and Revolving Credit Loans held by Debt Fund Affiliates, in the aggregate, may not account for more than 50% of the Term Loans, Revolving Credit Commitments and Revolving Credit Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

(l) Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Holdings or the Parent Borrower or any of its Subsidiaries through Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v); provided, that:

(i) (x) if the assignee is Holdings or a Subsidiary of Parent Borrower other than a Co-Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrowers; or (y) if the assignee is one or more Borrowers (including through contribution or transfers set forth in clause (x)), (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrowers shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrowers and (c) the Parent Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register;

(ii) each Person that purchases any Term Loans pursuant to this subsection (l) shall represent and warrant to the selling Lender that it does not possess material non-public information with respect to the Parent Borrower and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders generally (other than Term Lenders who elect not to receive such information) or shall make a statement that such representation cannot be made; and

(iii) purchases of Term Loans pursuant to this subsection (l) may not be funded with the proceeds of Revolving Credit Loans.

(m) Notwithstanding anything to the contrary contained herein, without the consent of the Parent Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and

(2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 10.08. Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Parent Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or Swing Line Lender shall have identified a successor L/C Issuer or Swing Line Lender reasonably acceptable to the Parent Borrower willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Parent Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, Eurocurrency Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

SECTION 10.09. Confidentiality. Each of the Administrative Agent, the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, members, stockholders, attorneys, accountants, agents, trustees, advisors and representatives who need to know such Information in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Parent Borrower as soon as practicable prior to any such disclosure by such Person (other than at the request of a regulatory authority as part of a regulatory examination) unless such notification is prohibited by law, rule or regulation, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Parent Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority as part of a regulatory examination) unless such notification is prohibited by law, rule or regulation, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as otherwise acceptable to Parent Borrower as agreed in writing), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Lender or (ii) with the consent of the Parent Borrower, any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Parent Borrower, (h) to any rating agency when required by it on a customary basis and after consultation with the Parent Borrower (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender) or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Parent Borrower or any Subsidiary thereof, and which source is not known by such Agent or Lender to be subject to a confidentiality restriction in respect thereof in favor of the Parent Borrower or any Affiliate of the Parent Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that all information received from Holdings, the Parent Borrower or any Subsidiary after the Closing Date shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent Borrower or any of its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 10.10. Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates and each L/C Issuer and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such L/C Issuer or any such Affiliate to or for the credit or the account of the Parent Borrower or any other Loan Party against any and all of the obligations of the Parent Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Parent Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates and each L/C Issuer and each of its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates or such L/C Issuer or its Affiliates may have. Each Lender and each L/C Issuer agrees to promptly notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.11. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.12. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements, solely to the extent with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, .pdf or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.13. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.14. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.15. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions; provided that the Lenders shall charge no fee in connection with any such amendment. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.16. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) THE BORROWERS, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) THE BORROWERS, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 10.17. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.18. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, Holdings, each Agent and each Lender and their respective successors and assigns.

SECTION 10.19. [Reserved].

SECTION 10.20. [Reserved].

SECTION 10.21. Use of Name, Logo, Etc. Each Loan Party consents to the publication in the ordinary course by Administrative Agent or the Lead Arrangers of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark, subject to compliance with such Loan Party’s customary procedures in connection therewith. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Lead Arrangers.

SECTION 10.22. USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Parent Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to Lenders and the Administrative Agent. The Parent Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 10.23. Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.24. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Lead Arrangers are arm’s-length commercial transactions between the Borrowers, Holdings and their respective Affiliates, on the one hand, and the Administrative Agents and the Lead Arrangers, on the other hand, (B) each of the Borrowers and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrowers and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, Holdings or any of their respective

Affiliates, or any other Person and (B) none of the Agents, the Lead Arrangers nor any Lender has any obligation to the Borrowers, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Lead Arrangers, the Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, Holdings their respective Affiliates, and none of the Agents, the Lead Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrowers, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and Holdings hereby waives and releases any claims that it may have against the Agents, the Lead Arrangers nor any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SKY GROWTH ACQUISITION CORPORATION
(which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., with Par Pharmaceutical Companies, Inc. surviving such merger as the Parent Borrower),

By:

	Name:	Ronald Cami
	Title:	Vice President and Secretary

[Credit Agreement]

The undersigned hereby confirms that, as a result of its merger with Sky Growth Acquisition Corporation, it hereby assumes all of the rights and obligations of Sky Growth Acquisition Corporation under this Agreement (in furtherance of, and not in lieu of, any assumption or deemed assumption as a matter of law) and hereby is joined to this Agreement as the Parent Borrower thereunder.

PAR PHARMACEUTICAL COMPANIES, INC.

By:

	Name:	Michael Tropiano
	Title:	Executive Vice President and Chief Financial Officer

[Credit Agreement]

SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION,
as Holdings,

By:

	Name:	Michael Tropiano
	Title:	Executive Vice President and Chief Financial Officer

[Credit Agreement]

PAR PHARMACEUTICAL, INC., as Co-Borrower

By:

	Name:	Michael Tropiano
	Title:	Executive Vice President and Chief Financial Officer

[Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer

By:

	Name:	Keri Shull
	Title:	Vice President

[Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By:

	Name:	Keri Shull
	Title:	Vice President

[Credit Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Lender

By:

	Name:	Omayra Laucella
	Title:	Director

By:

	Name:	Courtney E. Meehan
	Title:	Vice President

[Credit Agreement]

GOLDMAN SACHS BANK USA,
as Lender

By:

	Name:	Robert Ehudin
	Title:	Authorized Signatory

[Credit Agreement]

CITIBANK, N.A.,
as Lender,

By:

	Name:	Christopher Abbate
	Title:	Vice President

[Credit Agreement]

ROYAL BANK OF CANADA,
as Lender

By:

	Name:	William J. Caggiano
	Title:	Authorized Signatory

[Credit Agreement]

BANK OF MONTREAL,
as Lender

By:

	Name:	Bryan Rolfe
	Title:	Managing Director

[Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION,
as Lender

By:

	Name:	Ryan Guenin
	Title:	Duly Authorized Signatory

[Credit Agreement]

Schedule I

Guarantors

Anchen Incorporated, a Delaware corporation

Anchen Pharmaceuticals, Inc., a California corporation

Par, Inc., a Delaware corporation

Kali Laboratories, Inc., a New Jersey corporation

Schedule 6.17

Post-Closing Matters

Within 90 days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), duly executed counterparts of a Mortgage and the documentation required to be delivered with respect to 1 Ram Ridge Road, Spring Valley, NY 10977, as provided in Section 6.13(b) of the Credit Agreement.

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notices

PARENT BORROWER:

Par Pharmaceutical Companies, Inc.

300 Tice Boulevard

Woodcliff Lake, NJ 07677

Attention: Barry Gilman

Telephone: 201-802-4630

Facsimile: 201-802-4600

Electronic Mail: par.noticedept@parpharm.com

With a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention:	Jay J. Kim
E-mail:	jay.kim@ropesgray.com

Telephone: 212-497-3626

Facsimile: 646-728-1667

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

One Independence Center

101 N Tryon Street

Mail Code: NC1-001-05-46

Charlotte, NC 28255-0001

Attention: Michael L. Wetherell

Telephone: 980.683.0902

Facsimile: 704.719.8870

Electronic Mail: michael.l.wetherell@baml.com

USD Payment Instructions:

Bank of America, N.A.

ABA# 026009593

Account No.: 1366212250600

Account Name: Corporate Credit Services

Ref: Sky Growth Acquisition Corporation

Other Notices as Administrative Agent and Collateral Agent:

Bank of America, N.A.

Agency Management

335 Madison Avenue, 4th Floor

Mail Code: NY1-503-04-03

New York, New York 10017

Attention: Don B. Pinzon

Telephone: 646.556.3280

Facsimile: 212.901.7843

Electronic Mail: don.b.pinzon@baml.com

L/C ISSUER:

Bank of America, N.A.

Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention: Michael A. Grizzanti

Telephone: 570.496.9621

Facsimile: 800.755.8743

Electronic Mail: michael.a.grizzanti@baml.com

SWING LINE LENDER:

Bank of America, N.A.

One Independence Center

101 N Tryon Street

Mail Code: NC1-001-05-46

Charlotte, NC 28255-0001

Attention: Michael L. Wetherell

Telephone: 980.683.0902

Facsimile: 704.719.8870

Electronic Mail: michael.l.wetherell@baml.com

USD Payment Instructions:

Bank of America, N.A.

ABA# 026009593

Account No.: 1366212250600

Account Name: Corporate Credit Services

Ref: Sky Growth Acquisition Corporation

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent
One Independence Center
101 N Tryon Street
Mail Code: NC1-001-05-46
Charlotte, NC 28255-0001
Attention: Michael L. Wetherell
Facsimile: 704.719.8870

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower (the “Parent Borrower”)), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation (“Holdings”), Par Pharmaceutical, Inc., a Delaware corporation (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers,” and, each, a “Borrower”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the Lenders and other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Parent Borrower hereby requests on behalf of the Borrowers (select one):

A Borrowing of new Loans

A conversion of Loans made on

OR	A continuation of Eurocurrency Rate Loans made on

to be made on the terms set forth below:

(A)	Class of Borrowing[1]

(B)	Date of Borrowing, conversion or continuation (which is a Business Day)

(C)	Principal amount[2]

[1]	E.g., Term B Loans, Revolving Credit Loans, Incremental Term Loans, Incremental Revolving Loans, Other Term Loans, Other Revolving Credit Loans, Extended Term Loans or Extended Revolving Credit Loans.
[2]

Eurocurrency borrowings to be in a minimum amount of $2,000,000 or in whole multiples of $500,000 in excess thereof. Base Rate borrowings to be in a minimum amount of $1,000,000 or in whole multiples of $100,000 in excess thereof.

(D)	Type of Loan[3]

(E)	Interest Period and the last day thereof[4]

(F)	Wire instructions for Borrowers account(s) and amount of requested Borrowing to be allocated to each applicable Borrower:

[The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the Specified Representations are true and correct in all material respects on and as of the proposed date of the Borrowing; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.]5

[The Borrowings contemplated by this Loan Notice are conditioned upon the closing of the Merger.]6

[Except in respect of any conversion or continuation of a Borrowing, the undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in clauses (a) and (b) of Section 4.02 of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.]7

[3]	Specify Eurocurrency or Base Rate.
[4]	Applicable for Eurocurrency Borrowings/Loans only.
[5]	Applies only to the Borrowing on the Closing Date
[6]	Applies only to the Borrowing on the Closing Date.
[7]

Applies only to Borrowings, conversions or continuations after the Closing Date. For any Borrowing of Revolving Credit Loans after the required date of delivery of quarterly financial statements for the first full fiscal quarter after the Closing Date, if the most recent Compliance Certificate for the most recently ended fiscal quarter for which a Compliance Certificate either has been or was required to have been delivered pursuant to Section 6.02(a), does not include a calculation of the Financial Covenant because the Financial Covenant was not required to be tested as of the last day of such fiscal quarter, the calculation of the Financial Covenant as of the last day of such fiscal quarter demonstrating compliance with the Financial Covenant as of the last day of such fiscal quarter (on an actual basis as of the last day of such fiscal quarter and not giving effect to any transaction, including any Credit Extension, thereafter) is attached hereto as Exhibit A.

[Exhibit A]8

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

(A)	Senior Secured First Lien Net Leverage Ratio: Consolidated First Lien Net Debt to Consolidated EBITDA

(1)	Consolidated First Lien Net Debt as of [ ], 20[ ]:

(a)	Consolidated Net Debt:

(i)	Consolidated Total Debt

(A)	At any date of determination, the aggregate principal amount of Indebtedness of the Parent Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a consolidated balance sheet (excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction, any Permitted Acquisition, Investment or any other acquisition permitted hereunder), consisting only of:

	(1)	Indebtedness for borrowed money	$

	(2)	obligations in respect of Capitalized Leases or other purchase money indebtedness	$

	(3)	debt obligations evidenced by bonds, notes, debentures, promissory notes or similar instruments	$

	(4)	guarantees of Indebtedness of such type by a third Person	$

[8]

Exhibit A of the actual Committed Loan Notice delivered by the Parent Borrower may differ from this form of Committed Loan Notice to the extent necessary to reflect the terms of the Credit Agreement, as may be amended, supplemented or modified from time to time.

provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any Qualified Securitization Financing, (ii) any letter of credit, except to the extent of obligations in respect of drawn standby letters of credit (which have not been reimbursed within two (2) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)) and (iii) obligations under Swap Contracts (but including unpaid termination payments under Swap Contracts).

Consolidated Total Debt (sum of items (A)(1)(a)(i)(A)(1) through (4))	$

(ii) minus an aggregate amount of cash and cash equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 of the Credit Agreement and Liens permitted by Sections 7.01(a), (l), (m), (s), (t)(i), (t)(ii), (u), (bb) (only to the extent the Obligations are secured by such cash and cash equivalents to the same extent), (cc) (only to the extent the Obligations are secured by such cash and cash equivalents to the same extent) and (gg) (only to the extent the Obligations are secured by such cash and cash equivalents to the same extent) of the Credit Agreement) included in the consolidated balance sheet (excluding the notes thereto) of the Parent Borrower and its Restricted Subsidiaries as of such date, excluding cash and cash equivalents which are listed as “Restricted” on such balance sheet (“Unrestricted Cash”)	$

Consolidated Net Debt (Consolidated Total Debt minus the lesser of Unrestricted Cash)	$

Consolidated First Lien Net Debt (Consolidated Net Debt minus that is secured by a Lien on any asset or property of the Parent Borrower or any Restricted Subsidiary but excluding (i) any such Indebtedness of a Non-Loan Party secured only by the assets of a Non-Loan Party and (ii) any such Indebtedness in which the applicable Liens are subordinated to the Liens securing the Obligations)	$

(2)	Consolidated EBITDA:

(a)	Consolidated Net Income:

(i)	the net income (loss) of the Parent Borrower and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, without duplication:	$

(A)	any net after-tax effect of extraordinary, non-recurring or unusual gains or losses, charges or expenses (including relating to any multi-year strategic initiatives), Transaction Expenses, restructuring costs (including Strativa Restructuring Charges) and reserves, duplicative running costs, relocation costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, Public Company Costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening and opening costs for facilities, signing, retention or completion bonuses, executive recruiting costs, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with non-ordinary course product and intellectual property development, costs incurred in connection with acquisitions (or purchases of assets) prior to or after the Closing Date (including integration costs), other business optimization expenses (including costs and expenses relating to business optimization programs, and new systems design, retention charges, system establishment costs and implementation costs and project start-up costs), accruals and reserves, operating expenses attributable to the implementation of cost-savings initiatives, consulting fees and curtailments and modifications to pension and post-retirement employee benefit plans shall be excluded; provided that the aggregate amount of restructuring and similar charges excluded pursuant to this item (A)(2)(a)(i)(A) shall be subject to the limitation to the extent provided in Section 1.08(f) of the Credit Agreement	$

(B)	the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP	$

(C)	any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable	$

(D)	any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Parent Borrower	$

(E)	the Net Income for such period of any Person that is an Unrestricted Subsidiary; provided that Consolidated Net Income of a Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Parent Borrower or a Restricted Subsidiary thereof in respect of such period	$

(F)	effects of adjustments (including the effects of such adjustments pushed down to the Parent Borrower and its Restricted Subsidiaries) in the Parent Borrower’s consolidated financial statements pursuant to GAAP attributable to the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes	$

(G)	any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Swap Contracts or (c) other derivative instruments;	$

(H)	any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP	$

(I)	any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration, or payout of, Equity Interests by management of the Parent Borrower or of a Restricted Subsidiary or any of its direct or indirect parent companies in connection with the Transactions	$

(J)	any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition or other transfer, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Senior Notes and the syndication and incurrence of any securities or credit facilities), issuance of Equity Interests, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Notes and other securities and any credit facilities) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations)	$

(K)	accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP	$

(L)	any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Parent Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period)	$

(M)	any noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic No. 505-50, Equity-Based Payments to Non-Employees	$

(N)	any net unrealized gain or loss (after any offset) resulting in such period from Swap Contracts and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging

(O)	any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Swap Contracts for currency exchange risk and (B) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items

(P)	any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation	$

(Q)	research and development expenses and charges, including Milestone Payments, to the extent expensed	$

(R)	earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments	$

increased, to the extent not already included in the Consolidated Net Income, by the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement.	$

Consolidated Net Income (item (A)(2)(a)(i) minus the sum of items (A)(2)(a)(i)(A) through (R), plus the immediately preceding row)	$

(b)

increased (without duplication) by the following, in each case (other than in the case of items (A)(2)(b)(vii), (ix) and (xiii)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i)

provision for taxes based on income or profits or capital, including, federal, state, franchise, property and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to items (A)(2)(a)(i)(A) through (R)

$

(ii)

Fixed Charges for such period (including (x) net losses under Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other deferred financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (i)(q) through (z) in the definition in the Credit Agreement)

$

	(iii)	Consolidated Depreciation and Amortization Expense for such period	$

(iv)	any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Parent Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Parent Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period)	$

(v)	the amount of any reductions in arriving at Net Income resulting from the application of Accounting Standards Codification No. 810, Consolidation	$

(vi)	the amount of management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to the Permitted Holders or other Persons with a similar interest in the Parent Borrower or its direct or indirect parents to the extent otherwise permitted under Section 7.08 of the Credit Agreement	$

(vii)	the amount of “run rate” net cost savings, synergies and operating expense reductions (other than any of the foregoing related to Specified Transactions) projected by the Parent Borrower in good faith to result from actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined and if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be	$

taken or with respect to which substantial steps have been or are expected to be taken), provided, that the aggregate amount of cost savings and synergies added pursuant to this item (A)(2)(b)(vii) shall be subject to limitation to the extent provided in Section 1.08(f) of the Credit Agreement

(viii)	the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing	$

(ix)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to item (A)(2)(c) below for any previous period and not added back	$

(x)	any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Parent Borrower or net cash proceeds of an issuance of Equity Interests of the Parent Borrower (other than Disqualified Equity Interests), solely to the extent that such cash proceeds are excluded from the calculation set forth in Section 7.06(a)(iii) of the Credit Agreement	$

(xi)	any net loss from disposed, abandoned or discontinued operations or from operations expected to be disposed of, abandoned or discontinued within twelve months after the end of such period	$

(xii)	Specified Legal Expenses	$

(xiii)	“run-rate” cost savings, operating expense reductions and synergies resulting from or relating to any Specified Transaction (including the Transaction) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith

		determination of the Parent Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Parent Borrower, (B) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than twelve (12) months after the date of such Specified Transaction, (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (D) the aggregate amount of cost savings, synergies and operating expense reductions added pursuant to this clause (c) for any such period after the Closing Date, shall be limited to the extent provided in Section 1.08(f) of the Credit Agreement	$

(c)	decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

	(i)	non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with the calculation set forth in this Schedule 1)	$

(ii)	any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period	$

(iii)	any net income from disposed, abandoned or discontinued operations or operations expected to be disposed of, abandoned or discontinued within twelve months after the end of such period	$

Consolidated EBITDA (Consolidated Net Income plus the sum of items (A)(2)(b)(i) through (xiii) minus the sum of items (A)(2)(c)(i) through (iii))[9]		$

Consolidated First Lien Net Debt to Consolidated EBITDA		:1.00

[The remainder of this page is intentionally left blank.]

[9]

For purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended September 30, 2011, December 31, 2011, March 31, 2012 and June 30, 2012, Consolidated EBITDA for such fiscal quarters shall be $[        ], $[        ], $[        ] and $[        ], respectively, in each case, as may be subject to addbacks and adjustments (without duplication) pursuant to item (A)(2)(b)(vii), item (A)(2)(a)(i)(A) and Section 1.08(c) of the Credit Agreement for the applicable Test Period.

PAR PHARMACEUTICAL COMPANIES, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent
One Independence Center
101 N Tryon Street
Mail Code: NC1-001-05-46
Charlotte, NC 28255-0001
Attention: Michael L. Wetherell
Facsimile: 704.719.8870

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower (the “Parent Borrower”)), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation (“Holdings”), Par Pharmaceutical, Inc., a Delaware corporation (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers,” and, each, a “Borrower”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the Lenders and other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Parent Borrower hereby gives you notice pursuant to Section 2.04(b) of the Credit Agreement that it requests a Swing Line Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Swing Line Borrowing is requested to be made:

(A)	Principal Amount of Borrowing[1]

(B)	Date of Borrowing (which is a Business Day)

The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Swing Line Loan Notice and on the date of the related Swing Line Borrowing, the conditions to lending specified in clauses (a) and (b) of Section 4.02 of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.

[1]	Swing Line borrowings to be in a minimum amount of $100,000 or in whole multiples of $50,000 in excess thereof. For any Borrowing of Swing Line Loans after the required date of delivery of quarterly financial statements for the first full fiscal quarter after the Closing Date, if the most recent Compliance Certificate for the most recently ended fiscal quarter for which a Compliance Certificate either has been or was required to have been delivered pursuant to Section 6.02(a), does not include a calculation of the Financial Covenant because the Financial Covenant was not required to be tested as of the last day of such fiscal quarter, the calculation of the Financial Covenant as of the last day of such fiscal quarter demonstrating compliance with the Financial Covenant as of the last day of such fiscal quarter (on an actual basis as of the last day of such fiscal quarter and not giving effect to any transaction, including any Credit Extension, thereafter) is attached hereto as Exhibit A.

[Exhibit A]2

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

(A)	Senior Secured First Lien Net Leverage Ratio: Consolidated First Lien Net Debt to Consolidated EBITDA

(1)	Consolidated First Lien Net Debt as of [ ], 20[ ]:

(a)	Consolidated Net Debt:

(i)	Consolidated Total Debt

(A)	At any date of determination, the aggregate principal amount of Indebtedness of the Parent Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a consolidated balance sheet (excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction, any Permitted Acquisition, Investment or any other acquisition permitted hereunder), consisting only of:

(1)	Indebtedness for borrowed money	$

(2)	obligations in respect of Capitalized Leases or other purchase money indebtedness	$

(3)	debt obligations evidenced by bonds, notes, debentures, promissory notes or similar instruments	$

(4)	guarantees of Indebtedness of such type by a third Person	$

[2]	Exhibit A of the actual Swing Line Notice delivered by the Parent Borrower may differ from this form of Swing Line Notice to the extent necessary to reflect the terms of the Credit Agreement, as may be amended, supplemented or modified from time to time.

provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any Qualified Securitization Financing, (ii) any letter of credit, except to the extent of obligations in respect of drawn standby letters of credit (which have not been reimbursed within two (2) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)) and (iii) obligations under Swap Contracts (but including unpaid termination payments under Swap Contracts).

Consolidated Total Debt (sum of items (A)(1)(a)(i)(A)(1) through (4))	$

(ii) minus an aggregate amount of cash and cash equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 of the Credit Agreement and Liens permitted by Sections 7.01(a), (l), (m), (s), (t)(i), (t)(ii), (u), (bb) (only to the extent the Obligations are secured by such cash and cash equivalents to the same extent), (cc) (only to the extent the Obligations are secured by such cash and cash equivalents to the same extent) and (gg) (only to the extent the Obligations are secured by such cash and cash equivalents to the same extent) of the Credit Agreement) included in the consolidated balance sheet (excluding the notes thereto) of the Parent Borrower and its Restricted Subsidiaries as of such date, excluding cash and cash equivalents which are listed as “Restricted” on such balance sheet (“Unrestricted Cash”)	$

Consolidated Net Debt (Consolidated Total Debt minus the lesser of Unrestricted Cash)	$

Consolidated First Lien Net Debt (Consolidated Net Debt minus that is secured by a Lien on any asset or property of the Parent Borrower or any Restricted Subsidiary but excluding (i) any such Indebtedness of a Non-Loan Party secured only by the assets of a Non-Loan Party and (ii) any such Indebtedness in which the applicable Liens are subordinated to the Liens securing the Obligations)	$

(2)	Consolidated EBITDA:

(a)	Consolidated Net Income:

(i)	the net income (loss) of the Parent Borrower and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, without duplication:	$

(A)	any net after-tax effect of extraordinary, non-recurring or unusual gains or losses, charges or expenses (including relating to any multi-year strategic initiatives), Transaction Expenses, restructuring costs (including Strativa Restructuring Charges) and reserves, duplicative running costs, relocation costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, Public Company Costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening and opening costs for facilities, signing, retention or completion bonuses, executive recruiting costs, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with non-ordinary course product and intellectual property development, costs incurred in connection with acquisitions (or purchases of assets) prior to or after the Closing Date (including integration costs), other business optimization expenses (including costs and expenses relating to business optimization programs, and new systems design, retention charges, system establishment costs and implementation costs and project start-up costs), accruals and reserves, operating expenses attributable to the implementation of cost-savings initiatives, consulting fees and curtailments and modifications to pension and post-retirement employee benefit plans shall be excluded; provided that the aggregate amount of restructuring and similar charges excluded pursuant to this item (A)(2)(a)(i)(A) shall be subject to the limitation to the extent provided in Section 1.08(f) of the Credit Agreement	$

(B)	the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP	$

(C)	any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable	$

(D)	any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Parent Borrower	$

(E)	the Net Income for such period of any Person that is an Unrestricted Subsidiary; provided that Consolidated Net Income of a Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Parent Borrower or a Restricted Subsidiary thereof in respect of such period	$

(F)	effects of adjustments (including the effects of such adjustments pushed down to the Parent Borrower and its Restricted Subsidiaries) in the Parent Borrower’s consolidated financial statements pursuant to GAAP attributable to the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes	$

(G)	any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Swap Contracts or (c) other derivative instruments;	$

(H)	any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP	$

(I)	any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration, or payout of, Equity Interests by management of the Parent Borrower or of a Restricted Subsidiary or any of its direct or indirect parent companies in connection with the Transactions	$

(J)	any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition or other transfer, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Senior Notes and the syndication and incurrence of any securities or credit facilities), issuance of Equity Interests, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Notes and other securities and any credit facilities) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations)	$

(K)	accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP	$

(L)	any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Parent Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period)	$

(M)	any noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic No. 505-50, Equity-Based Payments to Non-Employees	$

(N)	any net unrealized gain or loss (after any offset) resulting in such period from Swap Contracts and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging

(O)	any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Swap Contracts for currency exchange risk and (B) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items

(P)	any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation	$

(Q)	research and development expenses and charges, including Milestone Payments, to the extent expensed	$

(R)	earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments	$

increased, to the extent not already included in the Consolidated Net Income, by the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement.	$

Consolidated Net Income (item (A)(2)(a)(i) minus the sum of items (A)(2)(a)(i)(A) through (R), plus the immediately preceding row)	$

(b)	increased (without duplication) by the following, in each case (other than in the case of items (A)(2)(b)(vii), (ix) and (xiii)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i)	provision for taxes based on income or profits or capital, including, federal, state, franchise, property and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to items (A)(2)(a)(i)(A) through (R)	$

(ii)	Fixed Charges for such period (including (x) net losses under Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other deferred financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (i)(q) through (z) in the definition in the Credit Agreement)	$

(iii)	Consolidated Depreciation and Amortization Expense for such period	$

(iv)	any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Parent Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Parent Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period)	$

(v)	the amount of any reductions in arriving at Net Income resulting from the application of Accounting Standards Codification No. 810, Consolidation	$

(vi)	the amount of management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to the Permitted Holders or other Persons with a similar interest in the Parent Borrower or its direct or indirect parents to the extent otherwise permitted under Section 7.08 of the Credit Agreement	$

(vii)	the amount of “run rate” net cost savings, synergies and operating expense reductions (other than any of the foregoing related to Specified Transactions) projected by the Parent Borrower in good faith to result from actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined and if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be

	taken or with respect to which substantial steps have been or are expected to be taken), provided, that the aggregate amount of cost savings and synergies added pursuant to this item (A)(2)(b)(vii) shall be subject to limitation to the extent provided in Section 1.08(f) of the Credit Agreement	$

(viii)	the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing	$

(ix)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to item (A)(2)(c) below for any previous period and not added back	$

(x)	any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Parent Borrower or net cash proceeds of an issuance of Equity Interests of the Parent Borrower (other than Disqualified Equity Interests), solely to the extent that such cash proceeds are excluded from the calculation set forth in Section 7.06(a)(iii) of the Credit Agreement	$

(xi)	any net loss from disposed, abandoned or discontinued operations or from operations expected to be disposed of, abandoned or discontinued within twelve months after the end of such period	$

(xii)	Specified Legal Expenses	$

(xiii)	“run-rate” cost savings, operating expense reductions and synergies resulting from or relating to any Specified Transaction (including the Transaction) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith

determination of the Parent Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Parent Borrower, (B) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than twelve (12) months after the date of such Specified Transaction, (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (D) the aggregate amount of cost savings, synergies and operating expense reductions added pursuant to this clause (c) for any such period after the Closing Date, shall be limited to the extent provided in Section 1.08(f) of the Credit Agreement	$

(c)	decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i)

non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with the calculation set forth in this Schedule 1)

$

(ii)	any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period	$

(iii)	any net income from disposed, abandoned or discontinued operations or operations expected to be disposed of, abandoned or discontinued within twelve months after the end of such period	$

Consolidated EBITDA (Consolidated Net Income plus the sum of items (A)(2)(b)(i) through (xiii) minus the sum of items (A)(2)(c)(i) through (iii))[3]	$

Consolidated First Lien Net Debt to Consolidated EBITDA	:1.00

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[3]	For purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended September 30, 2011, December 31, 2011, March 31, 2012 and June 30, 2012, Consolidated EBITDA for such fiscal quarters shall be $[ ], $[ ], $[ ] and $[ ], respectively, in each case, as may be subject to addbacks and adjustments (without duplication) pursuant to item (A)(2)(b)(vii), item (A)(2)(a)(i)(A) and Section 1.08(c) of the Credit Agreement for the applicable Test Period.

PAR PHARMACEUTICAL COMPANIES, INC.

By:
Name:
Title:

EXHIBIT C-1

[THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE CHIEF FINANCIAL OFFICER AT 300 TICE BOULEVARD, WOODCLIFF LAKE, NJ 07677.]

FORM OF TERM NOTE

LENDER: [ ]	[New York, New York]
PRINCIPAL AMOUNT: $[ ]	[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrowers”) hereby, jointly and severally, promise to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Par Pharmaceutical, Inc., a Delaware corporation, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties from time to time party thereto), (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Term Loans made by the Lender to Borrowers pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to Borrowers pursuant to the Credit Agreement.

The Borrowers hereby, jointly and severally, promise to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

Each Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this note.

This note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS TERM NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed by their respective authorized officers as of the day and year first above written.

SKY GROWTH ACQUISITION CORPORATION

(which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., with Par Pharmaceutical Companies, Inc. surviving such merger as a Borrower),

By:
Name:
Title:

The undersigned hereby confirms that, as a result of its merger with Sky Growth Acquisition Corporation, it hereby assumes all of the rights and obligations of Sky Growth Acquisition Corporation under this Note (in furtherance of, and not in lieu of, any assumption or deemed assumption as a matter of law) and hereby is joined as a Borrower hereunder.

PAR PHARMACEUTICAL COMPANIES, INC.

By:
Name:
Title

PAR PHARMACEUTICAL, INC., as a Borrower,

By:
Name:
Title:

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

LENDER: [ ]	[New York, New York]
PRINCIPAL AMOUNT: $[ ]	[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrowers”) hereby, jointly and severally, promise to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation, (the “Company”) with the Company surviving such merger as a Borrower), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Par Pharmaceutical, Inc., a Delaware corporation, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties from time to time party thereto), (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Credit Loan at the rate or rates per annum and payable on such dates, as provided in the Credit Agreement.

The Borrowers hereby, jointly and severally, promise to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

Each Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this note.

This note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS TERM NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed by their respective authorized officers as of the day and year first above written.

SKY GROWTH ACQUISITION CORPORATION

(which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., with Par Pharmaceutical Companies, Inc. surviving such merger as a Borrower),

By:
Name:
Title:

The undersigned hereby confirms that, as a result of its merger with Sky Growth Acquisition Corporation, it hereby assumes all of the rights and obligations of Sky Growth Acquisition Corporation under this Note (in furtherance of, and not in lieu of, any assumption or deemed assumption as a matter of law) and hereby is joined as a Borrower hereunder.

PAR PHARMACEUTICAL COMPANIES, INC.

By:
Name:
Title

PAR PHARMACEUTICAL, INC., as a Borrower,

By:
Name:
Title:

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT C-3

FORM OF SWING LINE NOTE

LENDER: [ ]	[New York, New York]
PRINCIPAL AMOUNT: $[ ]	[Date]

FOR VALUE RECEIVED, the undersigned, Par Pharmaceutical Companies, Inc., a Delaware corporation, (together with its successors and assigns, the “Parent Borrower”), hereby severally promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in immediately available funds at the relevant Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of September 28, 2012 (the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation, the Parent Borrower, Sky Growth Intermediate Holdings II Corporation, a Delaware corporation (“Holdings”), Par Pharmaceutical, Inc., a Delaware corporation, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, thereunder and the other parties from time to time party thereto (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Swing Line Loan at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.

The Parent Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.

The Parent Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Parent Borrower under this note.

This note is one of the Swing Line Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS TERM NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed by their respective authorized officers as of the day and year first above written.

SKY GROWTH ACQUISITION CORPORATION
(which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., with Par Pharmaceutical Companies, Inc. surviving such merger as the Parent Borrower),

By:
Name:
Title:

The undersigned hereby confirms that, as a result of its merger with Sky Growth Acquisition Corporation, it hereby assumes all of the rights and obligations of Sky Growth Acquisition Corporation under this Note (in furtherance of, and not in lieu of, any assumption or deemed assumption as a matter of law) and hereby is joined as the Parent Borrower hereunder.

PAR PHARMACEUTICAL COMPANIES, INC.

By:
Name:
Title

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

[Insert date]

Reference is made to the Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower (the “Parent Borrower”)), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation (“Holdings”), Par Pharmaceutical, Inc., a Delaware corporation (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers,” and, each, a “Borrower”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties from time to time party thereto (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Financial Officer of the Parent Borrower, certifies as follows:

1. [Attached hereto as Exhibit A is a consolidated balance sheet of the Parent Borrower and its Subsidiaries for the fiscal year ended [            ], 201[    ], and the related consolidated statements of operations, stockholders’ equity and cash flows for such fiscal year, together with related notes thereto and a customary “management’s discussion and analysis” section describing results of operations, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of [Deloitte & Touche LLP]1, which report and opinion has been prepared in accordance with generally accepted auditing standards [and is not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit].2 Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]3

2. [Attached hereto as Exhibit A is a condensed consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of the fiscal quarter ended [                    ], and the related (i) condensed consolidated statements of operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) condensed consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail (collectively, the “Financial Statements”), together with a customary “management’s discussion and analysis” section describing results of operations. Such Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the Parent Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]4

[1]	May be any other independent registered public accounting firm of nationally recognized standing
[2]	May be waived by the Required Facility Lenders under the Revolving Credit Facility
[3]	To be included if accompanying annual financial statements only.
[4]	To be included if accompanying quarterly financial statements only.

3. [Attached hereto as Exhibit B are the Projections required to be delivered pursuant to Section 6.01(c) of the Credit Agreement. Such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections. Actual results may vary from such Projections and such variations may be material.]5

4. [[To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred and is continuing.] [If unable to provide the foregoing certification, attach an Annex A specifying the details of the Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.]

5. [Attached hereto as Schedule 1 is a calculation of the Senior Secured First Lien Net Leverage Ratio as of the end of the most recent Test Period, which calculation is true and correct as of the date of this Certificate.]6

6. [Attached hereto as Schedule 2 are reasonably detailed calculations setting forth Excess Cash Flow for the most recently ended fiscal year, which calculations are true and correct as of the date of this Certificate.]7

7. [Attached hereto as Schedule 3 is the information required to be delivered pursuant to Section 6.02(d) of the Credit Agreement.]8]910

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[5]

To be included only in annual compliance certificate. May be provided in separate Certificate within 90 days after the end of each fiscal year (beginning with the fiscal year ending December 31, 2013).

[6]

To be included in quarterly and annual compliance certificates if there are outstanding Revolving Credit Loans, Swing Line Loans or Letters of Credit (excluding undrawn Letters of Credit to the extent Cash Collateralized) (beginning with the quarter ending [December 31, 2012]a).

a.	First full fiscal quarter ending after the Closing Date.
[7]	To be included only in annual compliance certificates (beginning with the fiscal year ending December 31, 2013).
[8]

To be included in quarterly and annual compliance certificates beginning with the quarter ending [September 30, 2012][b], except information required by Section 6.02(d)(i) to be included only in annual compliance certificate.

b.	First quarter ending after the Closing Date.
[9]	Items 4-7 may be disclosed in a separate certificate no later than five (5) business days after delivery of the financial statements pursuant to Section 6.02(a) of the Credit Agreement.
[10]

Schedules 1 and 2 referenced in paragraphs 5 and 6 of the actual Compliance Certificate delivered by the Parent Borrower may differ from this form of Compliance Certificate to the extent necessary to reflect the terms of the Credit Agreement, as may be amended, supplemented or modified from time to time.

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Financial Officer of Par Pharmaceutical Companies, Inc., has executed this certificate for and on behalf of Par Pharmaceutical Companies, Inc., and has caused this certificate to be delivered as of the date first set forth above.

PAR PHARMACEUTICAL COMPANIES, INC.

By:
Name:
	Title:	[a Financial Officer]

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

(A)	Senior Secured First Lien Net Leverage Ratio: Consolidated First Lien Net Debt to Consolidated EBITDA

(1)	Consolidated First Lien Net Debt as of [ ], 20[ ]:

(a)	Consolidated Net Debt:

(i)	Consolidated Total Debt

(A)	At any date of determination, the aggregate principal amount of Indebtedness of the Parent Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a consolidated balance sheet (excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction, any Permitted Acquisition, Investment or any other acquisition permitted hereunder), consisting only of:

	(1)	Indebtedness for borrowed money	$

	(2)	obligations in respect of Capitalized Leases or other purchase money indebtedness	$

	(3)	debt obligations evidenced by bonds, notes, debentures, promissory notes or similar instruments	$

	(4)	guarantees of Indebtedness of such type by a third Person	$

provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any Qualified Securitization Financing, (ii) any letter of credit, except to the extent of obligations in respect of drawn standby letters of credit (which have not been reimbursed within two (2) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)) and (iii) obligations under Swap Contracts (but including unpaid termination payments under Swap Contracts).

Consolidated Total Debt (sum of items (A)(1)(a)(i)(A)(1) through (4))	$

(ii) minus an aggregate amount of cash and cash equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 of the Credit Agreement and Liens permitted by Sections 7.01(a), (l), (m), (s), (t)(i), (t)(ii), (u), (bb) (only to the extent the Obligations are secured by such cash and cash equivalents to the same extent), (cc) (only to the extent the Obligations are secured by such cash and cash equivalents to the same extent) and (gg) (only to the extent the Obligations are secured by such cash and cash equivalents to the same extent) of the Credit Agreement) included in the consolidated balance sheet (excluding the notes thereto) of the Parent Borrower and its Restricted Subsidiaries as of such date, excluding cash and cash equivalents which are listed as “Restricted” on such balance sheet (“Unrestricted Cash”)	$

Consolidated Net Debt (Consolidated Total Debt minus the lesser of Unrestricted Cash)	$

Consolidated First Lien Net Debt (Consolidated Net Debt minus that is secured by a Lien on any asset or property of the Parent Borrower or any Restricted Subsidiary but excluding (i) any such Indebtedness of a Non-Loan Party secured only by the assets of a Non-Loan Party and (ii) any such Indebtedness in which the applicable Liens are subordinated to the Liens securing the Obligations)	$

(2)	Consolidated EBITDA:

(a)	Consolidated Net Income:

(i)	the net income (loss) of the Parent Borrower and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, without duplication:		$

	(A)	any net after-tax effect of extraordinary, non-recurring or unusual gains or losses, charges or expenses (including relating to any multi-year strategic initiatives), Transaction Expenses, restructuring costs (including Strativa Restructuring Charges) and reserves, duplicative running costs, relocation costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, Public Company Costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening and opening costs for facilities, signing, retention or completion bonuses, executive recruiting costs, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with non-ordinary course product and intellectual property development, costs incurred in connection with acquisitions (or purchases of assets) prior to or after the Closing Date (including integration costs), other business optimization expenses (including costs and expenses relating to business optimization programs, and new systems design, retention charges, system establishment costs and implementation costs and project start-up costs), accruals and reserves, operating expenses attributable to the implementation of cost-savings initiatives, consulting fees and curtailments and modifications to pension and post-retirement employee benefit plans shall be excluded; provided that the aggregate amount of restructuring and similar charges excluded pursuant to this item (A)(2)(a)(i)(A) shall be subject to the limitation to the extent provided in Section 1.08(f) of the Credit Agreement	$

	(B)	the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP	$

(C)	any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable	$

(D)	any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Parent Borrower	$

(E)	the Net Income for such period of any Person that is an Unrestricted Subsidiary; provided that Consolidated Net Income of a Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Parent Borrower or a Restricted Subsidiary thereof in respect of such period	$

(F)	effects of adjustments (including the effects of such adjustments pushed down to the Parent Borrower and its Restricted Subsidiaries) in the Parent Borrower’s consolidated financial statements pursuant to GAAP attributable to the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes	$

(G)	any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Swap Contracts or (c) other derivative instruments;	$

(H)	any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP	$

(I)	any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration, or payout of, Equity Interests by management of the Parent Borrower or of a Restricted Subsidiary or any of its direct or indirect parent companies in connection with the Transactions	$

(J)	any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition or other transfer, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Senior Notes and the syndication and incurrence of any securities or credit facilities), issuance of Equity Interests, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Notes and other securities and any credit facilities) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations)	$

(K)	accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP	$

(L)	any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Parent Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period)	$

(M)	any noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic No. 505-50, Equity-Based Payments to Non-Employees	$

(N)	any net unrealized gain or loss (after any offset) resulting in such period from Swap Contracts and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging

(O)	any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Swap Contracts for currency exchange risk and (B) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items

(P)	any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation	$

(Q)	research and development expenses and charges, including Milestone Payments, to the extent expensed	$

(R)	earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments	$

	increased, to the extent not already included in the Consolidated Net Income, by the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement.	$

	Consolidated Net Income (item (A)(2)(a)(i) minus the sum of items (A)(2)(a)(i)(A) through (R), plus the immediately preceding row)	$

(b)	increased (without duplication) by the following, in each case (other than in the case of items (A)(2)(b)(vii), (ix) and (xiii)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i)	provision for taxes based on income or profits or capital, including, federal, state, franchise, property and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to items (A)(2)(a)(i)(A) through (R)	$

(ii)	Fixed Charges for such period (including (x) net losses under Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other deferred financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (i)(q) through (z) in the definition in the Credit Agreement)	$

(iii)	Consolidated Depreciation and Amortization Expense for such period	$

(iv)	any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Parent Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Parent Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period)	$

(v)	the amount of any reductions in arriving at Net Income resulting from the application of Accounting Standards Codification No. 810, Consolidation	$

(vi)	the amount of management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to the Permitted Holders or other Persons with a similar interest in the Parent Borrower or its direct or indirect parents to the extent otherwise permitted under Section 7.08 of the Credit Agreement	$

(vii)	the amount of “run rate” net cost savings, synergies and operating expense reductions (other than any of the foregoing related to Specified Transactions) projected by the Parent Borrower in good faith to result from actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined and if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, operating expense	$

reductions and synergies are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been or are expected to be taken), provided, that the aggregate amount of cost savings and synergies added pursuant to this item (A)(2)(b)(vii) shall be subject to limitation to the extent provided in Section 1.08(f) of the Credit Agreement

(viii)	the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing	$

(ix)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to item (A)(2)(c) below for any previous period and not added back	$

(x)	any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Parent Borrower or net cash proceeds of an issuance of Equity Interests of the Parent Borrower (other than Disqualified Equity Interests), solely to the extent that such cash proceeds are excluded from the calculation set forth in Section 7.06(a)(iii) of the Credit Agreement	$

(xi)	any net loss from disposed, abandoned or discontinued operations or from operations expected to be disposed of, abandoned or discontinued within twelve months after the end of such period	$

(xii)	Specified Legal Expenses	$

(xiii)	“run-rate” cost savings, operating expense reductions and synergies resulting from or relating to any Specified Transaction (including the Transaction) which is being given pro forma effect that have been realized or are	$

expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Parent Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Parent Borrower, (B) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than twelve (12) months after the date of such Specified Transaction, (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (D) the aggregate amount of cost savings, synergies and operating expense reductions added pursuant to this clause (c) for any such period after the Closing Date, shall be limited to the extent provided in Section 1.08(f) of the Credit Agreement

(c)	decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i)	non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with the calculation set forth in this Schedule 1)	$

(ii)	any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period	$

(iii)	any net income from disposed, abandoned or discontinued operations or operations expected to be disposed of, abandoned or discontinued within twelve months after the end of such period	$

Consolidated EBITDA (Consolidated Net Income plus the sum of items (A)(2)(b)(i) through (xiii) minus the sum of items (A)(2)(c)(i) through (iii))[11]	$

Consolidated First Lien Net Debt to Consolidated EBITDA	:1.00

[11]

For purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended September 30, 2011, December 31, 2011, March 31, 2012 and June 30, 2012, Consolidated EBITDA for such fiscal quarters shall be $[        ], $[        ], $[        ] and $[        ], respectively, in each case, as may be subject to addbacks and adjustments (without duplication) pursuant to item (A)(2)(b)(vii), item (A)(2)(a)(i)(A) and Section 1.08(c) of the Credit Agreement for the applicable Test Period.

SCHEDULE 2

TO COMPLIANCE CERTIFICATE

(B) Excess Cash Flow Calculation

(a)	the sum, without duplication, of:

	(i)	Consolidated Net Income of the Parent Borrower for such period (the amount set forth at the end of item (A)(2)(a) in Schedule 1 to this Compliance Certificate)	$

	(ii)	an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period	$

	(iii)	decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Parent Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting)	$

	(iv)	an amount equal to the aggregate net non-cash loss on Dispositions by the Parent Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income	$

	(v)	the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period	$

	(vi)	cash receipts in respect of Swap Contracts during such fiscal year to the extent not otherwise included in such Consolidated Net Income	$

	(vii)	expenses deducted from Consolidated Net Income during such period in respect of expenditures made during any prior period for which a deduction from Excess Cash Flow, in an amount equal to such expense, was made in such period pursuant to item (B)(b)(xi) below	$

(b)	over, the sum, without duplication of:

	(i)	an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash

	credit to the extent representing the reversal of an accrual or reserve described in item (B)(a)(ii) above) and cash charges, expenses and losses excluded by virtue of items (A)(2)(a)(i)(A) through (A)(2)(a)(i)(R) in the calculation of Consolidated Net Income in Schedule 1 to this Compliance Certificate	$

(ii)	without duplication of amounts deducted pursuant to item (B)(b)(xi) below in prior fiscal years, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property accrued or made in cash during such period, in each case except to the extent financed with the proceeds of long-term Indebtedness of the Parent Borrower or its Restricted Subsidiaries (other than revolving Indebtedness)	$

(iii)	the aggregate amount of all principal payments of Indebtedness of the Parent Borrower and its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07 of the Credit Agreement and mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) of the Credit Agreement to the extent required due to a Disposition or Casualty Event that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase, but excluding (W) all other prepayments of Term Loans (other than prepayments referred to in clause (B) above) to the extent repaid with proceeds of internally generated cash flow), (X) all prepayments of Revolving Credit Loans and Swing Line Loans, (Y) all prepayments in respect of any other revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (Z) payments of any Subordinated Indebtedness (except to the extent permitted to be paid pursuant to Section 7.06 of the Credit Agreement) made during such period, in each case of clauses (A) and (B) above, except to the extent financed with the proceeds of other long term Indebtedness of the Parent Borrower or its Restricted Subsidiaries (other than revolving Indebtedness))	$

(iv)	an amount equal to the aggregate net non-cash gain on Dispositions by the Parent Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income	$

(v)	increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Parent Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting)	$

(vi)	cash payments by the Parent Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Parent Borrower and its Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income, except to the extent financed with the proceeds of long-term Indebtedness of the Parent Borrower or its Restricted Subsidiaries (other than revolving Indebtedness)	$

(vii)	without duplication of amounts deducted pursuant to items (B)(b)(viii) and (xi) below in prior fiscal years, the amount of Investments made pursuant to clauses (3), (8), (13), (15), (16) and (24) of the definition of “Permitted Investment” as defined in the Credit Agreement and Section 7.06(a)(iii)(b)(x) and (b)(xviii) of the Credit Agreement and acquisitions made during such period, in each case except to the extent financed with the proceeds of long-term Indebtedness of the Parent Borrower or its Restricted Subsidiaries (other than revolving Indebtedness)	$

(viii)	the amount of Restricted Payments paid during such period pursuant to Sections 7.06(a)(iii), (b)(i), (b)(iv), (b)(v), (b)(vi), (b)(viii), (b)(x), (b)(xi), (b)(xii), (b)(xiii), (b)(xiv), (b)(xvi) and (b)(xvii) of the Credit Agreement in each case to the extent such Restricted Payments were financed with internally generated cash flow of the Parent Borrower and its Restricted Subsidiaries	$

(ix)	the aggregate amount of expenditures actually made by the Parent Borrower and its Restricted Subsidiaries from internally generated cash flow of the Parent Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees and Milestone Payments) to the extent that such expenditures are not expensed during such period or are not deducted (or were excluded) in calculating Consolidated Net Income	$

(x)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Parent Borrower and its Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments reduced Excess Cash Flow pursuant to item (B)(b)(iii) above or reduced the mandatory prepayment required by Section 2.05(b)(i) of the Credit Agreement	$

(xi)	without duplication of amounts deducted from Excess Cash Flow in prior periods and, at the option of the Parent Borrower, the aggregate consideration required to be paid in cash by the Parent Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to item (B)(b)(ii) above required to be made during the period of four consecutive fiscal quarters of the Parent Borrower following the end of such period; provided that, to the extent the aggregate amount of cash flow (except to the extent financed with the proceeds of long-term Indebtedness of the Parent Borrower or its Restricted Subsidiaries (other than revolving Indebtedness)) actually utilized to finance such acquisitions, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters	$

(xii)	the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period	$

(xiii)	cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.	$

Excess Cash Flow (the sum of items (B)(a)(i) through (vii) minus the sum of items (B)(b)(i) through (xiii))		$

SCHEDULE 3

TO COMPLIANCE CERTIFICATE

A.	U.S. Patent Registrations and Applications

Patent / Application No.	Title	Owner

B.	U.S Trademark Registrations and Applications

Registration / Serial No.	Trademark	Owner

C.	U.S. Copyright Registrations and Applications

Registration / Application No.	Title	Owner

D.	Description of events, conditions or circumstances requiring mandatory prepayment under Section 2.05(b)

E.	Subsidiaries of the Parent Borrower

Name	Restricted / Unrestricted

EXHIBIT E-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, participations in Swing Line Loans and L/C Obligations included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[Assignor is [not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate if [Affiliate][Approved Fund] of [identify Lender]]

3.	Affiliate Status:	The Assignee is not an Affiliated Lender. If the Assignee hereunder is an Affiliated Lender, do NOT use this Exhibit E-1 to the Credit Agreement. Instead, use Exhibit E-3 to the Credit Agreement.

4.	Borrower(s):	Par Pharmaceutical Companies, Inc. and Par Pharmaceutical, Inc.

5.	Administrative Agent:	Bank of America, N.A., including any successor thereto, as the administrative agent under the Credit Agreement

6.	Credit Agreement:	The Credit Agreement, dated as of dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower (the “Parent Borrower”)), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Par Pharmaceutical, Inc. (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers,” and, each, a “Borrower”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties from time to time party thereto.

7.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[9]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[8.	Trade Date:	][10]

Effective Date:             , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Term B Loans”, “Revolving Credit Commitment”, “Incremental Revolving Commitment”, “Incremental Term Loans”, “Other Revolving Credit Commitments”, “Other Term Loans”, “Extended Term Loans”, “Extended Revolving Credit Commitments”, etc.).

[8]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]11 Accepted for Recordation in the Register:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][12]

[L/C Issuer]

By:
Name:
Title:

[11]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[12]	To be added only if the consent of L/C Issuer is required by the terms of the Credit Agreement.

[Consented to:][13]

[Swing Line Lender]

By:
Name:
Title:

[Consented to]:[14]

PAR PHARMACEUTICAL COMPANIES, INC.

By:
Name:
Title:

[13]	To be added only if the consent of the Swing Line Lender is required by the terms of the Credit Agreement.
[14]	To be added only if the consent of the Parent Borrower is required by the terms of the Credit Agreement.

ANNEX 1

TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(a) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-2

FORM OF NOTICE OF AFFILIATE ASSIGNMENT

Bank of America, N.A.

One Independence Center

101 N Tryon Street

Mail Code: NC1-001-05-46

Charlotte, NC 28255-0001

Attention: Michael L. Wetherell

Facsimile: 704.719.8870

Par Pharmaceutical Companies, Inc.

300 Tice Boulevard

Woodcliff Lake, NJ 07677

Attention: [                    ]

Facsimile: [                    ]

Re:	Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation, (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower), Par Pharmaceutical Companies, Inc., a Delaware corporation, Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Par Pharmaceutical, Inc., a Delaware corporation, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties from time to time party thereto.

Dear Sir:

The undersigned (the “Proposed Affiliate Assignee”) hereby gives you notice, pursuant to Section 10.07(h)(v) of the Credit Agreement, that

(a) it has entered into an agreement to purchase via assignment a portion of the Term Loans under the Credit Agreement,

(b) the assignor in the proposed assignment is [                    ],

(c) immediately after giving effect to such assignment, the Proposed Affiliate Assignee will be an Affiliated Lender because it is [the Sponsor] [a Co-Investor] [a Non-Debt Fund Affiliate of [insert name of Sponsor/Co-Investor]],

(d) the principal amount of Term Loans to be purchased by such Proposed Affiliate Assignee in the assignment contemplated hereby is $        ,

(e) the aggregate amount of all Term Loans held by such Proposed Affiliate Assignee and each other Affiliated Lender after giving effect to the assignment hereunder (if accepted) is $[        ],

E-2-1

(f) it, in its capacity as a Term Lender under the Credit Agreement, hereby waives any right to bring any action against the Administrative Agent with respect to the Term Loans that are the subject of the proposed assignment hereunder, and

(g) the proposed effective date of the assignment contemplated hereby is [            , 20    ].

E-2-2

Very truly yours,

[EXACT LEGAL NAME OF PROPOSED AFFILIATE ASSIGNEE]

By:
Name:
Title:
Phone Number:
Fax:
Email:

Date:

E-2-3

EXHIBIT E-3

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, participations in Swing Line Loans and L/C Obligations included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

E-3-1

[Assignor is [not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate if the Sponsor, a Co-Investor or a Non-Debt Fund Affiliate of the Sponsor or a Co-Investor]

3.	Affiliate Status:

4.	Borrower(s):	Par Pharmaceutical Companies, Inc. and Par Pharmaceutical, Inc.

5.	Administrative Agent:	Bank of America, N.A., including any successor thereto, as the administrative agent under the Credit Agreement

6.	Credit Agreement:	The Credit Agreement, dated as of dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower (the “Parent Borrower”)), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Par Pharmaceutical, Inc. (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers,” and, each, a “Borrower”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties from time to time party thereto.

7.	Assigned Interest:

E-3-2

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned[9]	Percentage Assigned of Commitment/ Loans[10]		CUSIP Number

			$	$
%
			$	$
%
			$	$
%

[8.	Trade Date:	][11]

Effective Date:             , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Term B Loans”, “Incremental Term Loans”, “Other Term Loans”, “Extended Term Loans”, etc.).

[8]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]

After giving effect to Assignee’s purchase and assumption of the Assigned Interest, the aggregate principal amount of Term Loans of any Class held at any one time by Affiliated Lenders shall not exceed 25% of any Class of Term Loans at such time outstanding. To the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, such excess will be void ab initio.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

E-3-3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]12 Accepted for Recordation in the Register:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][13]

[L/C Issuer]

By:
Name:
Title:

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of L/C Issuer is required by the terms of the Credit Agreement.

E-3-4

[Consented to:][14]

[Swing Line Lender]

By:
Name:
Title:

[Consented to]:[15]

PAR PHARMACEUTICAL COMPANIES, INC.

By:
Name:
Title:

[14]	To be added only if the consent of the Swing Line Lender is required by the terms of the Credit Agreement.
[15]	To be added only if the consent of the Parent Borrower is required by the terms of the Credit Agreement.

E-3-5

ANNEX 1

TO AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(a) and (h) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by [the][such] Assignee16; and (b) agrees that (i) it will,

[16]	Only in the case of a Dutch auction or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v), pursuant to Section 10.07(k)(x) of the Credit Agreement, if the Assignee can make such representation, the following should be inserted:

“and (ix) it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders generally (other than Term Lenders who elect not to receive such information)”

E-3-6

independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and (iii) any assignment to an Affiliated Lender which, after giving effect to its purchase and assumption of the Assigned Interest, results in the aggregate principal amount of all Term Loans of any Class held by Affiliated Lenders exceeding 25% of any Class of Term Loans at such time outstanding under the Credit Agreement will be void ab initio. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee. 17

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[17]

If, in the case of a Dutch auction or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v), pursuant to Section 10.07(k)(x) of the Credit Agreement, the Assignee cannot make the representation specified in footnote 16, then the following text should be inserted here:

“The Assignee[s] cannot represent at this time that [it does][they do] not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders generally (other than Term Lenders who elect not to receive such information).”

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EXHIBIT F

GUARANTY

dated as of

[            ], 2012

among

SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION,

as Holdings,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

SCHEDULES

Schedule I	Guarantors

EXHIBITS

Exhibit I	Form of Guaranty Supplement

This GUARANTY, dated as of [            ], 2012, is among SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION, a Delaware corporation (“Holdings”), and the other Guarantors set forth on Schedule I hereto and BANK OF AMERICA, N.A., as Administrative Agent.

Reference is made to the Credit Agreement, dated as of [            ], 2012 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among SKY GROWTH ACQUISITION CORPORATION, a Delaware corporation (which on the Closing Date shall be merged with and into PAR PHARMACEUTICAL COMPANIES, INC., a Delaware corporation (the “Company”), with the Company surviving such merger as a borrower under the Credit Agreement referred to below (the “Parent Borrower”)), Holdings, PAR PHARMACEUTICAL, INC. (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each a “Borrower”), the Lenders party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other parties thereto from time to time.

The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement and the L/C Issuers have agreed to issue Letters of Credit for the account of the Borrowers on the terms and conditions set forth therein. The obligations of the Lenders to extend such credit and the obligations of the L/C Issuers to issue Letters of Credit are, in each case, conditioned upon, among other things, the execution and delivery of this Agreement by each Guarantor (as defined below). The Guarantors are affiliates of one another and will derive substantial direct and indirect benefits from (i) the extensions of credit to the Borrowers pursuant to the Credit Agreement and (ii) the issuance of Letters of Credit by the L/C Issuers in accordance with the Credit Agreement, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit and the L/C Issuers to issue such Letters of Credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Credit Agreement Definitions.

(a) Capitalized terms used in this Agreement, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

Section 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Article III.

“Agreement” means this Guaranty.

“Allocable Amount” has the meaning assigned to such term in Article III.

“Guaranteed Obligations” mean the “Obligations” as defined in the Credit Agreement.

“Guarantors” means, collectively, Holdings, each other Guarantor listed on Schedule I hereto and any other Person that becomes a party to this Agreement after the Closing Date pursuant to Section 4.12; provided that if any such Guarantor is released from its obligations hereunder as provided in Section 4.11(b), such Person shall cease to be a Guarantor hereunder effective upon such release.

“Guaranty Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Secured Parties” has the meaning provided in the Credit Agreement.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“UFCA” has the meaning assigned to such term in Article III.

“UFTA” has the meaning assigned to such term in Article III.

ARTICLE II

Guarantee

Section 2.01 Guarantee.

Each Guarantor irrevocably, absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed Obligations, in each case, whether such Guaranteed Obligations are now existing or hereafter incurred under, arising out of or in connection with any Loan Document, Secured Hedge Agreements or Secured Cash Management Agreements, and whether at maturity, by acceleration or otherwise. Each of the Guarantors further agrees that the Guaranteed Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, such Guarantor and that such Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed Obligation. Each of the Guarantors waives promptness, presentment to, demand of payment from, and protest to, any Guarantor or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 2.02 Guarantee of Payment.

Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual of collection of any of the Guaranteed Obligations or operated as a discharge thereof)

and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of any of the Guaranteed Obligations, or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of any other Guarantor or any other Person. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or any of the Borrowers, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or any of the Borrowers and whether or not any other Guarantor or any of the Borrowers be joined in any such action or actions. Any payment required to be made by a Guarantor hereunder may be required by the Administrative Agent or any other Secured Party on any number of occasions.

Section 2.03 No Limitations.

(a) Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 4.11, to the fullest extent permitted by applicable Law, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.11 (but without prejudice to Section 2.04), the obligations of each Guarantor hereunder shall not be discharged, impaired or otherwise affected by (i) the failure of the Administrative Agent, any other Secured Party or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, or any impairment of any security held by the Administrative Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) the failure to perfect any security interest in, or the release of, any of the Collateral held by or on behalf of the Administrative Agent or any other Secured Party; (vi) any change in the corporate existence, structure or ownership of any Loan Party, the lack of legal existence of any of the Borrowers or any other Guarantor or legal obligation to discharge any of the Guaranteed Obligations by any of the Borrowers or any other Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any Loan Party; (vii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against any of the Borrowers, the Administrative Agent, any other Secured Party or any other Person, whether in connection with the Credit Agreement, the other Loan Documents or any unrelated transaction; (viii) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Closing Date or (ix) any other circumstance (including statute of limitations), any act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a defense to, or discharge of, the Borrowers, any Guarantor or any other guarantor or surety as a matter of law or equity (in each case, other than the payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made)). Each Guarantor expressly authorizes the applicable Secured Parties, to the extent permitted by the Security Agreement, to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations all without affecting the obligations of any Guarantor hereunder. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

(b) To the fullest extent permitted by applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.11 (but without prejudice to Section 2.04), each Guarantor waives any defense based on or arising out of any defense of any of the Borrowers or any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Guarantor, other than the payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made). The Administrative Agent and the other Secured Parties may in accordance with the terms of the Collateral Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrowers or any other Guarantor or exercise any other right or remedy available to them against any Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash (excluding contingent obligations as to which no claim has been made). To the fullest extent permitted by applicable Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrowers or any other Guarantor, as the case may be, or any security. To the fullest extent permitted by applicable Law, each Loan Party waives any and all suretyship defenses.

Section 2.04 Reinstatement.

Notwithstanding anything to contrary contained in this Agreement, each of the Guarantors agrees that (a) its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of any Borrower or any other Guarantor or otherwise and (b) the provisions of this Section 2.04 shall survive the termination of this Agreement.

Section 2.05 Agreement To Pay; Subrogation.

In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrowers or any other Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrowers or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

Section 2.06 Information.

Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Indemnity, Subrogation and Subordination

Upon payment by any Guarantor of any Guaranteed Obligations, all rights of such Guarantor against any Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made) and the termination of all Commitments to any Loan Party under any Loan Document. If any amount shall erroneously be paid to a Borrower or any other Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Borrower or any other Guarantor, such amount shall be held in trust for the benefit of the Secured Parties and shall promptly be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Guarantor shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Guaranteed Obligations constituting Loans made to another Loan Party under the Credit Agreement (an “Accommodation Payment”), then the Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Guarantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Guarantor’s Allocable Amount and the denominator of which is the sum of the Allocable

Amounts of all of the Guarantors; provided that such rights of contribution and indemnification shall be subordinated to the prior payment in full, in cash, of all of the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made). As of any date of determination, the “Allocable Amount” of each Guarantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Guarantor hereunder and under the Credit Agreement without (a) rendering such Guarantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code of the United States, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA.

ARTICLE IV

Miscellaneous

Section 4.01 Notices.

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notice hereunder to a Guarantor other than Holdings shall be given in care of the Parent Borrower as provided in Section 10.02 of the Credit Agreement.

Section 4.02 Waivers; Amendment.

(a) No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Revolving Credit Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the

Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

Section 4.03 Administrative Agent’s Fees and Expenses; Indemnification.

(a) Each Guarantor, jointly with the other Guarantors and severally, agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses incurred hereunder as provided in Section 10.04 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Guarantor”.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor jointly and severally agrees to indemnify the Administrative Agent and the other Indemnitees against, and hold each Indemnitee harmless from, any and all liabilities, losses, damages, claims and expenses (including Attorney Costs, but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) of any kind or nature whatsover which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with, (i) the execution, delivery, enforcement, performance or administration of this Agreement or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (ii) any Commitment Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threat of Release of Hazardous Materials on or from any property currently or formerly owned or operated by any Guarantor, or any Environmental Liability of any Guarantor or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by a Borrower or any other Person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims, costs or expenses resulted from (i) the gross negligence, bad faith, or willful misconduct of such Indemnitee or of any Affiliate, controlling persons, director, officer, employee, member, agent, partner, advisor or other representative of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction, (ii) disputes amongst Indemnitees other than (1) any claim against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent and (2) any claim arising out of any act or omission of the Parent Borrower or any of its Affiliates (as determined by a count of competent jurisdiction in a final and non-appealable judgment of a court of competent jurisdiction), (iii) a material breach of any obligations under any Loan Document by such Indemnitee or of any Affiliate, controlling persons, director, officer, employee, member, agent, partners, advisor or other representative of such Indemnitee, as determined by a final, non-appealable judgment of a court of competent jurisdiction (iv) subject to Section 3.01 of the Credit Agreement, Taxes, or amounts excluded from the definition of “Taxes” pursuant to clauses (i) through (viii) of the first sentence of Section 3.01(a) of the Credit Agreement, that are imposed with respect to payments to or for the account of any Agent or any Lender under any Loan Document, which, in each case, shall be governed by Section 3.01 of the Credit Agreement or (v) Other Taxes or to taxes covered by Section 3.04 of the Credit Agreement. No Indemnitee nor any Guarantor shall have any liability and each party hereby waives, any claim against any other party to this Agreement or any Indemnitee, for any special, punitive, indirect or consequential damages relating to this Agreement or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Guarantor, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses incurred related thereto). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 4.03 applies, such indemnity shall be effective whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.

(c) Any such amounts payable as provided hereunder shall be additional Guaranteed Obligations guaranteed hereby and secured by the Collateral Documents. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Agreement, any other Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Guaranteed Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, any resignation of the Administrative Agent or any document governing any of the obligations arising under any Secured Hedge Agreement or Secured Cash Management Agreement, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 4.03 shall be payable within 30 Business Days of written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 4.03.

Section 4.04 Successors and Assigns.

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or any Secured Party that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. Except as provided in Section 10.07 of the Credit Agreement, no Guarantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

Section 4.05 Survival of Agreement.

All covenants, agreements, indemnities, representations and warranties made by the Guarantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement or any other Loan Document, and shall continue in full force and effect until this Agreement is terminated as provided in Section 4.11 hereof, or with respect to any individual Guarantor until such Guarantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Section 4.06 Counterparts; Effectiveness; Several Agreement.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same instrument. Delivery by telecopier or by electronic .pdf copy of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each Guarantor (and, with respect to each Person that becomes a Guarantor hereunder following the Closing Date, on the date of delivery of a Guaranty Supplement by such Guarantor) and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of each Guarantor, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, subject to Section 4.04 hereof. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, restated, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 4.07 Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.08 Governing Law, etc..

The terms of Sections 10.15 and 10.16 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue, consent to services of process and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

Section 4.09 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 4.10 Obligations Absolute.

To the extent permitted by Law, all rights of the Administrative Agent and the other Secured Parties hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Guaranteed Obligations or (d) subject only to termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.11, but without prejudice to reinstatement rights under Section 2.04, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Guaranteed Obligations or this Agreement.

Section 4.11 Termination or Release.

(a) This Agreement and the Guarantees made herein shall terminate with respect to all Guaranteed Obligations when (i) all Commitments have expired or been terminated and the Lenders have no further commitment to lend under the Credit Agreement, (ii) all principal and interest in respect of each Loan and all other Guaranteed Obligations (other than (A) contingent indemnification obligations with respect to then unasserted claims and (B) Guaranteed Obligations in respect of obligations that may thereafter arise with respect to any Secured Hedge Agreement or any Secured Cash Management Agreement, in each case, not yet due and payable, unless the Administrative Agent has received written notice, at least two (2) Business Days prior to the proposed date of any such termination, stating that arrangements reasonably satisfactory to each applicable Hedge Bank or Cash Management Bank in respect thereof have not been made) shall have been paid in full in cash, (iii) all Letters of Credit shall have expired or terminated (or been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer) and (iv) the Outstanding Amount of all L/C Obligations have been reduced to zero (or Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer), provided, however, that in connection with the termination of this Agreement, the Administrative Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Guaranteed Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to Secured Hedge Agreements or Secured Cash Management Agreement to the extent not provided for thereunder.

(b) A Guarantor shall automatically be released in the circumstances set forth in Section 9.10 of the Credit Agreement.

(c) In connection with any termination or release pursuant to clauses (a) or (b) above, the Administrative Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 4.11 shall be without recourse to or warranty by the Administrative Agent.

(d) At any time that the respective Guarantor desires that the Administrative Agent take any of the actions described in immediately preceding clause (c), it shall, upon request of the Administrative Agent deliver to the Administrative Agent an officer’s certificate certifying that the release of the respective Guarantor is permitted pursuant to clause (a) or (b) above. The Administrative Agent shall have no liability whatsoever to any Secured Party as a result of any release of any Guarantor by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 4.11.

Section 4.12 Additional Restricted Subsidiaries.

Pursuant to Section 6.11 of the Credit Agreement, certain Restricted Subsidiaries of the Loan Parties that are wholly owned Material Domestic Subsidiaries and not Excluded Subsidiaries and that were not in existence or not Restricted Subsidiaries on the date of the Credit Agreement are required to enter in this Agreement as Guarantors upon becoming Restricted Subsidiaries (for avoidance of doubt, the Parent Borrower may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a Guaranty Supplement in accordance with the provisions of this Section 4.12 and any such Restricted Subsidiary shall be a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein). Upon execution and delivery by the Administrative Agent and a Restricted Subsidiary of a Guaranty Supplement, such Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

Section 4.13 Recourse; Limited Obligations.

This Agreement is made with full recourse to each Guarantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Guarantor contained herein, in the Credit Agreement and the other Loan Documents and otherwise in writing in connection herewith or therewith. It is the desire and intent of each Guarantor and each applicable Secured Party that this Agreement shall be enforced against each Guarantor to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GUARANTORS:

SKY GROWTH INTERMEDIATE
HOLDINGS II CORPORATION

By:
Name:
Title:

[Signature Page to Guaranty]

GUARANTORS:

ANCHEN INCORPORATED
ANCHEN PHARMACEUTICALS, INC.
PAR, INC.
KALI LABORATORIES, INC.

By:
Name:
Title:

[Signature Page to Guaranty]

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

[Signature Page to Term Guaranty]

SCHEDULE I TO GUARANTY

GUARANTORS

Anchen Incorporated

Anchen Pharmaceuticals, Inc.

Par, Inc.

Kali Laboratories, Inc.

EXHIBIT I TO GUARANTY

FORM OF GUARANTY SUPPLEMENT

SUPPLEMENT NO.          dated as of                  , 20     (the “Supplement”), to the Guaranty dated as of [            ], 2012, among SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION, a Delaware corporation (“Holdings”), the other Guarantors party thereto from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Guaranty”).

A. Reference is made to the Credit Agreement, dated as of [            ], 2012 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by, among others, Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Parent Borrower”), Par Pharmaceutical, Inc., a Delaware corporation (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each a “Borrower”), Holdings, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guaranty, as applicable.

C. The Guarantors have entered into the Guaranty in order to (x) induce the Lenders to make Loans to the Borrowers and the L/C Issuer to issue Letters of Credit, (y) the Hedge Banks to enter into and/or maintain Secured Hedge Agreements and (z) the Cash Management Banks to enter into Secured Cash Management Agreements. Section 4.12 of the Guaranty provides that additional Restricted Subsidiaries of the Parent Borrower may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce (x) the Lenders to make additional Loans and the L/C Issuer to issue additional Letters of Credit, (y) the Hedge Banks to enter into and/or maintain Secured Hedge Agreements and (z) the Cash Management Banks to enter into Secured Cash Management Agreements and as consideration for (x) Loans previously made and Letters of Credit previously issued, (y) Secured Hedge Agreements previously entered into and/or maintained and (z) Secured Cash Management Agreements previously entered into and/or maintained.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

Section 1. In accordance with Section 4.12 of the Guaranty, the New Subsidiary by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder.In furtherance of the foregoing, the New Subsidiary, does hereby, irrevocably, absolutely and unconditionally guaranty, jointly with the other Guarantors and severally, as primary obligor and not merely as surety, the due and punctual payment and performance of the Guaranteed Obligations, in each case, whether such Guaranteed Obligations are now existing or hereafter incurred under, arising out of or in connection with any Loan Document, Secured Hedge Agreements or Secured Cash Management Agreements, and whether at maturity, by acceleration or otherwise. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Subsidiary as if originally named therein as a Guarantor. The Guaranty is hereby incorporated herein by reference.

Section 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Administrative Agent has executed a counterpart hereof. Delivery by telecopier or by electronic .pdf copy of an executed counterpart of a signature page to this Supplement shall be effective as delivery of an original executed counterpart of this Supplement.

Section 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect, subject to the termination of the Guaranty pursuant to Section 4.11 of the Guaranty.

Section 5. The terms of Sections 10.15 and 10.16 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue, consent to services of process and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

Section 6. If any provision of this Supplement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Supplement and in the Guaranty shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7. All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guaranty.

Section 8. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement as provided in Section 4.03(a) of the Guaranty.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit G

SECURITY AGREEMENT

dated as of September [    ], 2012

among

SKY GROWTH ACQUISITION CORPORATION,

which on the Closing Date shall be merged with and into

PAR PHARMACEUTICAL COMPANIES, INC.,

with Par Pharmaceutical Companies, Inc. surviving such merger as a Borrower,

SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION,

as Holdings,

PAR PHARMACEUTICAL, INC.,

as Co-Borrower,

THE SUBSIDIARY GUARANTORS PARTY HERETO FROM TIME TO TIME,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

Table of Contents

Page

ARTICLE I	Definitions	1

Section 1.01.	Credit Agreement	1

ARTICLE II	Pledge of Securities	6

ARTICLE III	Security Interests in Personal Property	14

Section 3.01.	Security Interest	14

Section 3.02.	Representations and Warranties	16

Section 3.03.	Covenants	18

Section 3.04.	Other Actions	20

ARTICLE IV	Special Provisions Concerning IP Collateral	21

Section 4.01.	Grant of License to Use Intellectual Property	21

Section 4.02.	Protection of Administrative Agent’s Security	22

ARTICLE V	Remedies	23

Section 5.01.	Remedies Upon Default	23

Section 5.02.	Application of Proceeds	26

ARTICLE VI	Indemnity, Subrogation and Subordination	27

ARTICLE VII	Miscellaneous	28

i

ii

EXHIBITS

Exhibit I	-	Form of Security Agreement Supplement
Exhibit II	-	Form of Perfection Certificate
Exhibit III	-	Form of Trademark Security Agreement
Exhibit IV	-	Form of Patent Security Agreement
Exhibit V	-	Form of Copyright Security Agreement

iii

This SECURITY AGREEMENT, dated as of [            ], 2012 (this “Agreement”), among SKY GROWTH ACQUISITION CORPORATION, a Delaware corporation (which on the Closing Date shall be merged with and into PAR PHARMACEUTICAL COMPANIES, INC., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower (the “Parent Borrower”)), SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION, a Delaware corporation (“Holdings”), PAR PHARMACEUTICAL, INC., a Delaware corporation (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers”, and each, a “Borrower”), the Subsidiary Guarantors party hereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent.

Reference is made to the Credit Agreement, dated as of [            ], 2012 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, Holdings, the Co-Borrower, the other parties party thereto from time to time and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement, the Hedge Banks have agreed to enter into and/or maintain one or more Secured Hedge Agreements and the Cash Management Banks have agreed to enter into and/or maintain one or more Secured Cash Management Agreements, on the terms and conditions set forth in the Credit Agreement, in such Secured Hedge Agreements and in such Secured Cash Management Agreements, as applicable. The obligations of the Lenders to extend such credit, the obligation of the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements and the obligation of the Cash Management Banks to enter into and/or maintain such Secured Cash Management Agreements, are, in each case, conditioned upon, among other things, the execution and delivery of this Agreement by each Grantor (as defined below). The Grantors are affiliates of one another, will derive substantial direct and indirect benefits from (i) the extensions of credit to the Borrowers pursuant to the Credit Agreement, (ii) the entering into and/or maintaining by the Hedge Banks of Secured Hedge Agreements with the Borrowers and/or one or more of their Restricted Subsidiaries, and (iii) the entering into and/or maintaining by the Cash Management Banks of Secured Cash Management Agreements with the Borrowers and/or one or more of their Restricted Subsidiaries, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit, the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements and the Cash Management Banks to enter into and/or maintain such Secured Cash Management Agreements. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Credit Agreement.

(a) Capitalized terms used in this Agreement, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in the Credit Agreement.

Security Agreement

(b) Unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9.

(c) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

Section 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Article VI.

“Account(s)” means “accounts” as defined in Section 9-102 of the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“After-Acquired Intellectual Property” has the meaning assigned to such term in Section 4.02(d).

“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.

“Allocable Amount” has the meaning assigned to such term in Article VI.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Bankruptcy Event of Default” means any Event of Default by a Loan Party under Section 8.01(f) of the Credit Agreement.

“Blue Sky Laws” has the meaning assigned to such term in Section 5.01.

“Borrower” and “Borrowers” have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Closing Date Grantor” has the meaning assigned to such term in Section 2.02(a) of this Agreement.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Collateral Account” means any Cash Collateral Account, which cash collateral account shall be maintained with the Administrative Agent for the benefit of the relevant Secured Parties.

“Company” has the meaning assigned to such term in the introductory paragraph to this Agreement.

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“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by or assigned to any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, whether registered or unregistered and whether published or unpublished, (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule 7(c) to the Perfection Certificate and all: (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of such copyrights, (ii) renewals, reversions and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Domain Names” means all Internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Equipment” shall mean (x) any “equipment” as such term is defined in Article 9 of the UCC and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, appliances, furniture, fixtures, tools, and vehicles now or hereafter owned by any Grantor in each case, regardless of whether characterized as equipment under the UCC and (y) and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefore, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Excluded Equity Interests” has the meaning assigned to such term in Section 2.01 of this Agreement.

“General Intangibles” has the meaning provided in Article 9 of the UCC and shall in any event include all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor,

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as the case may be, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Contracts and other agreements), goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor.

“Grant of Security Interest” means a Grant of Security Interest in certain IP Collateral in the form of Exhibit III, IV or V attached hereto.

“Grantors” means the Borrowers and each Guarantor listed on the signature pages hereto or that becomes a party hereto pursuant to Section 7.13.

“Holdings” has the meaning assigned to such term in the preliminary statement hereto.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned, licensed or hereafter acquired by any Grantor, including: inventions, designs, Patents, Copyrights, Licenses, Trademarks, Domain Names, trade secrets, confidential or proprietary technical and business information, know how, show how or other data or information, software, databases, all other proprietary information and all embodiments or fixations thereof and related documentation, registrations and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“IP Collateral” means the Collateral consisting of Intellectual Property.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement granting rights under Intellectual Property to which any Grantor is a party.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to develop, commercialize, import, make, have made, offer for sale, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any such right or a covenant not to sue with respect to any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule 7(a) to the Perfection Certificate, and (b) all (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reexaminations, reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect to any of the foregoing including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

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4

“Perfection Certificate” means a certificate substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Parent Borrower and/or other applicable Grantor.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means Pledged Equity and Pledged Debt.

“Secured Obligations” means the “Obligations” as defined in the Credit Agreement; it being acknowledged and agreed that the term “Secured Obligations” as used herein shall include each extension of credit under the Credit Agreement and all obligations of the Loan Parties and their respective Subsidiaries which arise under the Loan Documents (including the Guaranty) or with respect to Obligations in respect of Secured Hedge Agreements or Secured Cash Management Agreements, in each case, whether outstanding on the date of this Agreement or extended or arising from time to time after the date of this Agreement.

“Securities Act” has the meaning assigned to such term in Section 5.01.

“Security” means a “security” as such term is defined in Article 8 of the UCC and, in any event, shall include any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Agreement Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement (not including vendor or distribution agreements that allow incidental use of intellectual property rights in connection with the sale or distribution of such products or services).

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names,

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5

business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and General Intangibles of like nature, the goodwill of the business symbolized thereby or associated therewith, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule 7(b) to the Perfection Certificate; but, excluding, any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable law, (b) all rights and privileges arising under applicable Law with respect to such Grantor’s use of any trademarks, (c) all extensions and renewals thereof and amendments thereto, (d) all income, fees, royalties, damages and payments now and hereafter due and/or payable with respect to any of the foregoing, including damages, claims and payments for past, present or future infringements thereof, (e) all rights corresponding thereto throughout the world and (f) all rights to sue for past, present and future infringements or dilutions thereof or other injuries thereto.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

“UFCA” has the meaning assigned to such term in Article VI.

“UFTA” has the meaning assigned to such term in Article VI.

ARTICLE II

Pledge of Securities

Section 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a continuing security interest in, whether now owned or hereafter acquired, all of such Grantor’s right, title and interest in, to and under (a) (i) all Equity Interests held by it and (ii) any other Equity Interests obtained in the future by such Grantor and, in each case, the certificates, instruments and agreements representing all such Equity Interests (the foregoing clauses (i) and (ii) collectively, the “Pledged Equity”); provided that the Pledged Equity shall not include (A) more than 65% of the issued and outstanding Equity Interests of (x) each Restricted Subsidiary that is a Material Foreign Subsidiary that is directly owned by the Parent Borrower,

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6

the Co-Borrower or by any Subsidiary Guarantor (provided, that in the case of Par Formulations Private Limited, such security interest shall be limited to approximately 64.9% of the issued and outstanding Equity Interests of such Restricted Subsidiary) and (y) each Restricted Subsidiary that is a Material Domestic Subsidiary that is directly owned by the Parent Borrower, the Co-Borrower or by any Subsidiary Guarantor and that is treated as a disregarded entity for United States Federal income tax purposes and substantially all of the assets of which consist of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries that are CFCs and any other assets incidental thereto, (B) Equity Interests of any Person other than Material Subsidiaries, (C) Equity Interests of any Person (other than a wholly-owned Restricted Subsidiary), to the extent (x) not permitted or restricted by the terms of such Person’s Organization Documents or joint venture documents or other agreements with holders of such Equity Interests (other than any such agreement where all of the equity holders party thereto are Loan Parties) or (y) the pledge of such Equity Interest (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to any of the Loan Parties or such Restricted Subsidiary, (D) any Equity Interest if, to the extent and for so long as the pledge of such Equity Interest hereunder (x) is prohibited by any applicable Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC or any other applicable Law) or (y) would violate the terms of any written agreement, license or lease with respect to such asset or would require consent, approval, license or authorization (in each case, after giving effect to the relevant provisions of the UCC or other applicable Laws) or would give rise to a termination right pursuant to any “change of control” or other similar provision under such written agreement, license or lease (except to the extent such provision is overridden by the UCC or other applicable Laws), in each case, (a) excluding any such written agreement that relates to Credit Agreement Refinancing Indebtedness and (b) only to the extent that such limitation on such pledge or security interest is otherwise permitted under Section 7.09 of the Credit Agreement, (E) any Equity Interest that the Administrative Agent shall have reasonably determined, in consultation with the Parent Borrower, to treat as an Excluded Equity Interest for purposes hereof because the cost of pledging or perfecting such Equity Interest hereunder outweighs the practical benefits to be obtained by the Secured Parties therefrom, (F) any Equity Interest the pledge of which would result in a material adverse tax consequence to Holdings, the Parent Borrower or any of its Subsidiaries, as reasonably determined by the Parent Borrower in consultation with the Administrative Agent, (G) any Equity Interests of any Securitization Subsidiary to the extent prohibited by the terms of any Qualified Securitization Financing (after giving effect to the relevant provisions of the UCC or other applicable Laws), (H) any Margin Stock and (I) any other Equity Interests that constitute Excluded Assets (any Equity Interests excluded pursuant to clauses (A) through (I) above, the “Excluded Equity Interests”; provided, however, that Excluded Equity Interests shall not include any Proceeds, substitutions or replacements of any Excluded Equity Interests referred to in the foregoing clauses (A) through (I) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Equity Interests referred to in the foregoing clauses (A) through (I) )); (b)(i) the Promissory Notes and any Instruments evidencing Indebtedness for borrowed money owned by it as of the date hereof (including those listed opposite the name of such Grantor on Schedule 5 to the Perfection Certificate) and (ii) any Promissory Notes and Instruments evidencing Indebtedness for borrowed money obtained in the future by such Grantor (the foregoing clauses (i) and (ii) collectively, the “Pledged Debt”); (c) all other property that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 2.01; (d) subject to

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Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a), (b) and (c) above; (e) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of, and Security Entitlements in respect of, any of the foregoing ((1) the items referred to in clauses (a) through (f) above, (2) all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Equity and all warrants, rights or options issued thereon or with respect thereto and (3) all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all Pledged Debt, being collectively referred to as the “Pledged Collateral”; provided that Pledged Collateral shall not include any Excluded Assets).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 2.02. Delivery of the Pledged Collateral.

(a) On the Closing Date (in the case of any Grantor that is listed on the signature pages hereto (each, including, for the avoidance of doubt, the Company, a “Closing Date Grantor”)) or on the date on which such Grantor signs and delivers its first Security Agreement Supplement (in the case of any Grantor other than a Closing Date Grantor), each Grantor shall deliver or cause to be delivered to the Administrative Agent, for the benefit of the Secured Parties, any and all Pledged Securities (other than any Uncertificated Securities, but only for so long as such Securities remain uncertificated); provided that Promissory Notes and Instruments evidencing Indebtedness shall only be so required to be delivered to the extent required pursuant to paragraph (b) of this Section 2.02. Thereafter, whenever such Grantor acquires any other Pledged Security (other than any Uncertificated Securities, but only for so long as such Securities remain uncertificated), such Grantor shall promptly (and in any event within thirty (30) days after receipt by such Grantor (or such longer period as the Administrative Agent may agree in its reasonable discretion)) deliver or cause to be delivered to the Administrative Agent such Pledged Security as Collateral; provided that Promissory Notes and Instruments evidencing Indebtedness shall only be so required to be delivered to the extent required pursuant to paragraph (b) of this Section 2.02.

(b) As promptly as practicable (and in any event within thirty (30) days after receipt by a Grantor (or such longer period as the Administrative Agent may agree in its reasonable discretion)), each Grantor will cause any Indebtedness for borrowed money having an aggregate principal amount equal to or in excess of $5,000,000 owed to such Grantor by any Person (other than a Loan Party) to be evidenced by a duly executed Promissory Note that is pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

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(c) Upon delivery to the Administrative Agent, (i) any certificate or promissory note representing Pledged Collateral shall be accompanied by undated stock or note powers, as applicable, duly executed in blank or other undated instruments of transfer duly-executed in blank reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by such instruments and documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be deemed to supplement Schedule 4(a), 4(b) or 5 to the Perfection Certificate, as applicable; provided that failure to provide any such schedule shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

(d) Notwithstanding the foregoing, to the extent that any Closing Date Grantor does not or cannot deliver any Pledged Collateral (other than Pledged Collateral consisting of the Equity Interests of the Parent Borrower and any wholly-owned Material Domestic Subsidiary of the Parent Borrower) on the Closing Date, after the use of commercially reasonable efforts to do so, such Closing Date Grantor shall not be required to deliver such Pledged Collateral until the date that is ninety (90) days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion).

(e) The assignment, pledge and security interest granted in Section 2.01 are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Pledged Collateral.

Section 2.03. Representations, Warranties and Covenants. Each Grantor, jointly and severally, represents and warrants to, and covenants with, as to itself and the other Grantors, the Administrative Agent, for the benefit of the Secured Parties, that:

(a) Schedules 4(a) and 4(b) to the Perfection Certificate set forth, (i) as of the Closing Date, (ii) as of each date on which a supplement to Schedule 4(a) or 4(b) to the Perfection Certificate is delivered pursuant to Section 2.02(c), and (iii) with respect to each Person that becomes a Grantor hereunder following the Closing Date, on the date of delivery of a Security Agreement Supplement by such Grantor, a true and correct list of all the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity directly owned beneficially, or of record, by such Grantor specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Pledged Equity, in each case, subject to any transfer made in compliance with the Credit Agreement, and Schedule 5 to the Perfection Certificate sets forth, (i) as of the Closing Date, (ii) as of each date on which a supplement to Schedule 5 to the Perfection Certificate is delivered pursuant to Section 2.02(c), and (iii) with respect to each Person that becomes a Grantor hereunder following the Closing Date, on the date of delivery of a Security Agreement Supplement by such Grantor, a true and correct list of all the Pledged Debt owned by such Grantor (other than checks to be deposited in the ordinary course of business), including all Promissory Notes and Instruments required to be pledged hereunder, subject to any transfer made in compliance with the Credit Agreement;

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(b) the Pledged Equity issued by the Borrowers, each other Grantor or their respective wholly-owned Restricted Subsidiaries and the Pledged Debt (solely with respect to Pledged Debt issued by a Person other than any Grantor or any of their respective Subsidiaries, to the best of each Grantor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity (other than Pledged Equity consisting of limited liability company interests or partnership interests which, pursuant to the relevant organizational or formation documents, cannot be fully paid and non-assessable), are fully paid and nonassessable and (ii) in the case of Pledged Debt (solely with respect to Pledged Debt issued by a Person other than any Grantor or any of their respective Subsidiaries, to the best of each Grantor’s knowledge) are legal, valid and binding obligations of the issuers thereof, subject to applicable Debtor Relief Laws and general principles of equity;

(c) each of the Grantors (i) holds the Pledged Securities indicated on Schedules 4(a), 4(b) and 5 to the Perfection Certificate, subject to any transfers made in compliance with the Credit Agreement, and such Pledged Securities owned by such Grantor free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) other Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement and (ii) if requested by the Administrative Agent, will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however arising, of all Persons whomsoever;

(d) except for (i) restrictions and limitations imposed or permitted by the Loan Documents or securities laws generally or by Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement and (ii) in the case of Pledged Equity of Persons that are not Subsidiaries, transfer restrictions that exist at the time of acquisition of Equity Interests in such Persons, the Pledged Equity is and will continue to be freely transferable and assignable, and none of the Pledged Equity is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law or other organizational document provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Equity hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity and perfection of the pledge effected hereby (other than (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Grantors in favor of the Administrative Agent for the benefit of the Secured Parties or (ii) approvals, consents, exemptions, authorizations, actions, notices and filings which have been obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given, or made or to be in full force and effect pursuant to the Collateral and Guarantee Requirement);

(g) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to and continued possession by the Administrative

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Agent in the State of New York, the Administrative Agent will obtain a legal, valid and, to the extent governed by the UCC, perfected lien upon and first priority security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations, subject to no prior Liens other than any non-consensual Liens permitted pursuant to Section 7.01 of the Credit Agreement;

(h) the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein; and

(i) subject to the terms of this Agreement and to the extent permitted by applicable Law, each Grantor hereby agrees that upon the occurrence and during the continuation of an Event of Default, it will comply with instructions of the Administrative Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity hereunder that are not certificated without further consent by the applicable owner or holder of such Pledged Equity.

Notwithstanding anything to the contrary in this Agreement, to the extent any provision of this Agreement or the Credit Agreement excludes any assets from the scope of the Pledged Collateral, or from any requirement to take any action to perfect any security interest in favor of the Administrative Agent in the Pledged Collateral, the representations, warranties and covenants made by any relevant Grantor in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of the Administrative Agent (including, without limitation, this Section 2.03) shall be deemed not to apply to such excluded assets.

Section 2.04. Certification of Limited Liability Company and Limited Partnership Interests. Each Grantor acknowledges and agrees that, to the extent any interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, such interest shall be represented by a certificate and such certificate shall be delivered to the Administrative Agent pursuant to Sections 2.02(a) and (c). Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled on or after the date hereof by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such election and such interest is thereafter represented by a certificate that is promptly delivered to the Administrative Agent pursuant to Sections 2.02(a) and (c).

Section 2.05. Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the Parent Borrower prior written notice of its intent to exercise such rights, (a) the Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to cause each of the Pledged Securities to be transferred of record into the name of the Administrative Agent and each Grantor will promptly give to the Administrative Agent copies of any material notices or other written communications received by it with respect to Pledged Securities registered in the name of such Grantor and (b) the Administrative Agent shall have the right to

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exchange the certificates representing Pledged Equity for certificates of smaller or larger denominations for any purpose consistent with this Agreement to the extent permitted by the documentation governing such Pledged Equity; provided that, notwithstanding the foregoing, if a Bankruptcy Event of Default shall have occurred and be continuing, the Administrative Agent shall not be required to give the notice referred to above in order to exercise the rights described above.

Section 2.06. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have provided prior notice to Parent Borrower that the rights of the Grantors under this Section 2.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents.

(ii) The Administrative Agent shall promptly execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all at such Grantor’s sole cost and expense, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities, to the extent (and only to the extent) that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall be promptly (and in any event within 10 Business Days or such longer period as the Administrative Agent may agree in its reasonable discretion) delivered to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). So long as no Event of Default has occurred and is continuing, the Administrative Agent shall promptly deliver to each Grantor (at the expense of such Grantor) any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities permitted by the Credit Agreement in accordance with this Section 2.06(a)(iii).

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(b) Upon the occurrence and during the continuance of any Event of Default, after the Administrative Agent shall have notified the Parent Borrower of the suspension of the rights of the Grantors under Section 2.06(a), then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to Section 2.06(a)(iii) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be promptly (and in any event within 10 Business Days or such longer period as the Administrative Agent may agree in its reasonable discretion) delivered to the Administrative Agent upon demand in the same form as so received (with any necessary stock or note powers and other instruments of transfer reasonably requested by the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or . waived, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of Section 2.06(a)(iii) in the absence of any such Event of Default and that remain in such account, and such Grantor’s right to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities shall be automatically reinstated.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Parent Borrower of the suspension of the rights of the Grantors under Section 2.06(a), then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 2.06(a)(i), and the obligations of the Administrative Agent under Section 2.06(a)(ii), shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of Section 2.06(a)(i), and the obligations of the Administrative Agent under Section 2.06(a)(ii) shall be reinstated.

(d) Any notice given by the Administrative Agent to the Parent Borrower suspending the rights of the Grantors under this Section 2.06, (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under Sections 2.06(a)(i) or (iii) in part without

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suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing. Notwithstanding anything to the contrary contained in Section 2.06(a), (b) or (c), if a Bankruptcy Event of Default shall have occurred and be continuing, the Administrative Agent shall not be required to give any notice referred to in said Sections in order to exercise any of its rights described in such Sections, and the suspension of the rights of each of the Grantors under each such Section shall be automatic upon the occurrence of such Bankruptcy Event of Default.

Section 2.07. Administrative Agent Not a Partner or Limited Liability Company Member. Nothing contained in this Agreement shall be construed to make the Administrative Agent or any other Secured Party liable as a member of any limited liability company or as a partner of any partnership and neither the Administrative Agent nor any other Secured Party by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless the Administrative Agent shall become the absolute owner of Pledged Equity consisting of a limited liability company interest or a partnership interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Administrative Agent, any other Secured Party, any Grantor and/or any other Person.

ARTICLE III

Security Interests in Personal Property

Section 3.01. Security Interest.

(a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all of such Grantor’s right, title and interest in, to or under any and all of the following assets and properties, whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all Equipment;

(v) all General Intangibles;

(vi) all Instruments;

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(vii) all Inventory;

(viii) all Investment Property;

(ix) all books and records pertaining to the Article 9 Collateral;

(x) all Goods and Fixtures;

(xi) all Letter-of-Credit Rights;

(xii) all Commercial Tort Claims described on Schedule 8 of the Perfection Certificate or disclosed to the Administrative Agent in accordance with Section 3.04(c);

(xiii) the Collateral Account, and all cash, Money, Securities and other investments deposited therein;

(xiv) all Supporting Obligations;

(xv) all Security Entitlements in any or all of the foregoing;

(xvi) all IP Collateral; and

(xvii) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Assets.

(b) Subject to Section 3.03(h), each Grantor hereby irrevocably authorizes the Administrative Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any financing statements or continuation statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets or all personal property of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail and (ii) contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and, if required, any organizational identification number (if any) issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Administrative Agent promptly upon reasonable request.

(c) The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

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(d) Each Grantor hereby further authorizes the Administrative Agent to file a Grant of Security Interest substantially in the form of Exhibit III, IV or V, as applicable, covering relevant IP Collateral consisting of Patents (and Patents for which applications are pending), registered Trademarks (and Trademarks for which registration applications are pending) and registered Copyrights (and Copyrights for which registration applications are pending) with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), as applicable, and such other documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by such Grantor hereunder, without the signature of such Grantor, and naming such Grantor, as debtor, and the Administrative Agent, as secured party.

Section 3.02. Representations and Warranties. Each Grantor represents and warrants, as to itself and the other Grantors, to the Administrative Agent and the Secured Parties that:

(a) Each Grantor has good and valid rights (not subject to any Liens other than Liens permitted by Section 7.01 of the Credit Agreement and except as otherwise permitted by the Loan Documents) and/or good or marketable title in the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes (which rights and/or title, are in any event, sufficient under Section 9-203 of the UCC), and has full power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) The Perfection Certificate has been duly executed and delivered to the Administrative Agent and the information set forth therein, including the exact legal name of each Grantor and its jurisdiction of organization, taken as a whole, is correct and complete in all material respects (except the information therein with respect to the exact legal name of each Grantor shall be correct and complete in all respects) as of the Closing Date. The UCC financing statements (including fixture filings, as applicable) prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in the jurisdiction of organization of each Grantor as set forth on Schedule 2 to the Perfection Certificate (or specified by notice from the Parent Borrower to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by Section 6.11 of the Credit Agreement and the Collateral and Guarantee Requirement), are all the filings, recordings and registrations (other than any filings required to be made in the United States Patent and Trademark Office or the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of Intellectual Property) necessary to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration with respect to such Collateral is necessary in any such jurisdiction, except as provided under applicable Law with respect to the filing of continuation statements. Each Grantor represents and warrants that, as of the Closing Date, fully executed Grants of

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Security Interest in the form attached as Exhibit III, IV or V, as applicable, containing a description of all IP Collateral in the United States consisting of Patents (and Patents for which applications are pending), registered Trademarks (and Trademarks for which registration applications are pending) or registered Copyrights (and Copyrights for which registration applications are pending), as applicable, have been delivered to the Administrative Agent for recording by the United States Patent and Trademark Office or the United States Copyright Office, as applicable, pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder.

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the relevant Grants of Security Interest with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205. To the extent a security interest may be perfected by filing, recording or registration in United States Patent and Trademark Office or United States Copyright Office under the United States federal intellectual property laws, then no further or subsequent filing, re-filing, recording, rerecording, registration or re-registration is necessary (other than (i) such filings and actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed by any Grantor after the date hereof and (ii) the UCC financing and continuation statements contemplated in Section 3.02(b)). The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than (i) any nonconsensual Lien that is expressly permitted pursuant to Section 7.01 of the Credit Agreement and has priority as a matter of law and (ii) any other Lien that is expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable Laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(e) All Commercial Tort Claims of each Grantor where the amount of the damages claimed by such Grantor is in excess of $5,000,000 in existence on the date of this Agreement (or on the date upon which such Grantor becomes a party to this Agreement) are described on Schedule 8 to the Perfection Certificate as supplemented pursuant to Section 3.04(c).

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Section 3.03. Covenants.

(a) The Parent Borrower agrees to promptly (and in any event within sixty (60) calendar days of such event, or such later date as the Administrative Agent may agree in its reasonable discretion) notify the Administrative Agent of any change (i) in the legal name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor, (iii) in the jurisdiction of organization of any Grantor, or (iv) in the organizational identification number of any Grantor.

(b) Subject to Section 3.03(h), each Grantor shall, at its own expense, upon the reasonable request of the Administrative Agent, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons claiming an interest therein that is adverse to the interests hereunder of the Administrative Agent or any other Secured Party, except with respect to Article 9 Collateral that such Grantor determines in its reasonable business judgment is no longer necessary or beneficial to the conduct of the business, and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 7.01 of the Credit Agreement; provided that, nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is (x) determined by such Grantor in its reasonable business discretion to be desirable in the conduct of its business and (y) permitted by the Credit Agreement.

(c) At the time of delivery of a Compliance Certificate pursuant to Section 6.02(a) of the Credit Agreement, in connection with the delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.01(a) of the Credit Agreement, the Parent Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Parent Borrower setting forth the information required pursuant to Schedule 7(a), (b) and (c) of the Perfection Certificate or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 3.03(c).

(d) Subject to Section 3.03(h) and any other express limitations in this Agreement, each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral (other than by a Loan Party) that equals or exceeds $5,000,000 shall be or become evidenced by any Promissory Note

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or Instrument, such Promissory Note or Instrument shall be promptly (and in any event within 30 days of its acquisition or such longer period as the Administrative Agent may agree in its reasonable discretion) pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties in a manner reasonably satisfactory to the Administrative Agent.

(e) At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement, this Agreement or any other Loan Document and within a reasonable period of time after the Administrative Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Administrative Agent within ten (10) Business Days after demand for any reasonable payment made or any reasonable out-of-pocket expense incurred by the Administrative Agent pursuant to the foregoing authorization; provided, however, the Grantors shall not be obligated to reimburse the Administrative Agent with respect to any Intellectual Property that any Grantor has failed to maintain or pursue, or otherwise allowed to lapse, terminate or be put into the public domain in accordance with Section 4.02(f). Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person the value of which equals or exceeds $5,000,000 to secure payment and performance of an Account, such Grantor shall promptly assign such security interest to the Administrative Agent for the benefit of the applicable Secured Parties; provided that, notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Assets. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(g) [Reserved].

(h) Notwithstanding anything in any Loan Document to the contrary, none of the Grantors shall be required, nor is the Administrative Agent authorized (i) to perfect the Security Interests granted by this Security Agreement (including Security Interests in Investment Property and Fixtures) by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s), and filings in the applicable real estate records with respect to any fixtures relating to Mortgaged Properties, (B) filings in United States government offices with respect to IP Collateral of any Grantor as expressly required elsewhere herein, (C) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of Certificated Securities or Instruments as expressly required elsewhere herein or (D) other methods expressly provided herein, (ii) to perfect the security interest granted hereunder in Letter-of-Credit Rights other than pursuant to the filings referred to in clause (i)(A) above, (ii) to perfect the security

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interest granted hereunder in motor vehicles, aircraft and other assets subject to certificates of title, (iii) other than in respect of Pledged Collateral, to perfect the security interests hereunder through “control” (including for the avoidance of doubt, to enter into any deposit account control agreement, securities account control agreement or any other control agreement with respect to any deposit account, securities account or any other Collateral that requires perfection by “control”), (iv) to complete any filings or other action with respect to the perfection of the security interests, including of any Intellectual Property, created hereby in any jurisdiction outside of the United States or any State thereof, (v) with respect to any Collateral, to prefect by possession of Promissory Notes or any other Instruments evidencing an amount less than $5,000,000 and (vi) to deliver any Certificated Securities except as expressly provided in Article II.

Section 3.04. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments constituting Collateral and evidencing an amount equal to or in excess of $5,000,000 such Grantor shall promptly endorse, assign and deliver the same to the Administrative Agent for the benefit of the Secured Parties, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(b) Investment Property. Except to the extent otherwise provided in Article II, if any Grantor shall at any time hold or acquire any Certificated Securities, such Grantor shall promptly endorse, assign and deliver the same to the Administrative Agent for the benefit of the applicable Secured Parties, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request. If any Securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, upon the Administrative Agent’s request and following the occurrence of an Event of Default such Grantor shall promptly notify the Administrative Agent thereof and, at the Administrative Agent’s reasonable request, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (but only to the extent such Securities and other Investment Property constitute Collateral) (i) cause the issuer to agree to comply with instructions from the Administrative Agent as to such Securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Administrative Agent to become the registered owner of the Securities. If any Securities, whether certificated or uncertificated, or other Investment Property are held by any Grantor or its nominee through a Securities Intermediary, upon the Administrative Agent’s request and following the occurrence of an Event of Default, such Grantor shall immediately notify the Administrative Agent thereof and at the Administrative Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent shall either (i) cause such Securities Intermediary to agree to comply with Entitlement Orders or other instructions from the Administrative Agent to such Securities Intermediary as to such Security Entitlements without further consent of any Grantor or such nominee, or (ii) in the case of Financial Assets or other

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Investment Property held through a Securities Intermediary, arrange for the Administrative Agent to become the Entitlement Holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. Notwithstanding the foregoing, unless and until an Event of Default has occurred and is continuing, the Administrative Agent agrees with each of the Grantors that the Administrative Agent shall not give any such Entitlement Orders or instructions or directions to any such issuer, or Securities Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor.

(c) Commercial Tort Claims. If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $5,000,000 or more and for which a complaint in a court of competent jurisdiction has been filed, such Grantor shall within 45 days (or such longer period as the Administrative Agent may agree in its reasonably discretion) after the end of the fiscal quarter in which such complaint was filed, notify the Administrative Agent thereof in a writing signed by such Grantor and provide supplements to Schedule 8 to the Perfection Certificate describing the details thereof and shall grant to the Administrative Agent a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

ARTICLE IV

Special Provisions Concerning IP Collateral

Section 4.01. Grant of License to Use Intellectual Property.

Without limiting the provisions of Section 3.01 hereof or any other rights of the Administrative Agent as the holder of a Security Interest in any IP Collateral, for the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the IP Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located (whether or not any license agreement by and between any Grantor and any other Person relating to the use of such IP Collateral may be terminated hereafter), and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided, however, that any such license and any such license granted by the Administrative Agent to a third party shall include reasonable and customary terms and conditions necessary to preserve the existence, validity and value of the affected IP Collateral, including without limitation, provisions requiring the continuing confidential handling of trade secrets, requiring the use of appropriate notices and prohibiting the use of false notices, quality control and inurement provisions with regard to Trademarks, patent designation provisions with regard to Patents, copyright notices and restrictions on decompilation and reverse engineering of copyrighted software (it being understood and agreed that, without limiting any other rights and remedies of the Administrative

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Agent under this Agreement, any other Loan Document or applicable Law, nothing in the foregoing license grant shall be construed as granting the Administrative Agent rights in and to such IP Collateral above and beyond (x) the rights to such IP Collateral that each Grantor has reserved for itself and (y) in the case of IP Collateral that is licensed to any such Grantor by a third party, the extent to which such Grantor has the right to grant a sublicense to such IP Collateral hereunder).

The use of such license by the Administrative Agent may only be exercised, at the option of the Administrative Agent, during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall immediately terminate at such time as the Administrative Agent is no longer lawfully entitled to exercise its rights and remedies under this Agreement. Nothing in this Section 4.01 grants, or shall require a Grantor to grant, any license that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of any existing or future contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, with respect to such property or otherwise unreasonably prejudices the value thereof to the relevant Grantor. Without limiting the foregoing, and notwithstanding the existence of any Event of Default, any license rights granted under the IP Collateral hereunder are and shall be subject to all other license rights, existing or future, that are or will be granted by any Grantor to a third party. In the event the license set forth in this Section 4.01 is exercised with regard to any Trademarks, then the following shall apply: (i) all goodwill arising from any licensed or sublicensed use of any Trademark shall inure to the benefit of the Grantor; (ii) the licensed or sublicensed Trademarks shall only be used in association with goods or services of a quality and nature consistent with the quality and reputation with which such Trademarks were associated when used by Grantor prior to the exercise of the license rights set forth herein; and (iii) at the Grantor’s request and expense, licensees and sublicensees shall provide reasonable cooperation in any effort by the Grantor to maintain the registration or otherwise secure the ongoing validity and effectiveness of such licensed Trademarks, including, without limitation the actions and conduct described in Section 4.02 below.

Section 4.02 Protection of Administrative Agent’s Security.

(a) Except to the extent permitted by Section 4.02(f) below, or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, with respect to registration or pending application of each item of its IP Collateral for which such Grantor has standing to do so, each Grantor agrees to take, at its expense, all reasonable steps, including, without limitation, in the United States Patent and Trademark Office, the United States Copyright Office and any other governmental authority located in the United States to (i) maintain the validity and enforceability of any registered IP Collateral and maintain such IP Collateral in full force and effect, and (ii) pursue the registration and maintenance of each Patent, Trademark, or Copyright registration or application, now or hereafter included in such IP Collateral of such Grantor.

(b) Except to the extent permitted by Section 4.02(f) below, or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its IP Collateral may lapse, be terminated, or become invalid or unenforceable or placed in the public domain.

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(c) Except to the extent permitted by Section 4.02(f) below, or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, each Grantor shall take all reasonable steps to preserve and protect each item of its IP Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking reasonable steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to the standards of quality.

(d) Each Grantor agrees that, should it obtain an ownership or other interest in any IP Collateral after the Closing Date (the “After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the IP Collateral subject to the terms and conditions of this Agreement with respect thereto.

(e) Except to the extent permitted by Section 4.02(f) below, promptly following delivery of the annual update described in Section 3.03(e), each Grantor shall sign and deliver to the Administrative Agent an appropriate Security Agreement Supplement and related Grant of Security Interest with respect to applications for registration or registrations of IP Collateral owned or exclusively licensed by it as of the last day of such fiscal year, to the extent that such IP Collateral is not covered by any previous Security Agreement Supplement (and Grant of Security Interests) so signed and delivered by it. In each case, it will promptly cooperate as reasonably necessary to enable the Administrative Agent to make any necessary or reasonably desirable recordations with the United States Copyright Office or the United States Patent and Trademark Office, as appropriate.

(f) Notwithstanding the foregoing provisions of this Section 4.02 or elsewhere in this Agreement, nothing in this Agreement shall prevent any Grantor from abandoning or discontinuing the use or maintenance of any of its IP Collateral or placing in the public domain, or from failing to take action to enforce license agreements or pursue actions against infringers, if such Grantor determines in its reasonable business judgment that such abandonment, discontinuance, or failure to take action is desirable in the conduct of its business and Grantor shall not be required to take any action hereunder (including notice to the Agent of any such IP Collateral or such action).

ARTICLE V

Remedies

Section 5.01. Remedies Upon Default.

Upon the occurrence and during the continuance of an Event of Default it is agreed that the Administrative Agent shall have the right to exercise any and all rights afforded to a secured

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party under this Agreement, the UCC or other applicable Law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place and time to be designated by the Administrative Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Administrative Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Administrative Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such exercise; (iv) withdraw any and all cash or other Collateral from any Collateral Account and apply such cash and other Collateral to the payment of any and all Secured Obligations in the manner provided in Section 5.02; (v) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate and (vi) with respect to any IP Collateral, on demand, cause the Security Interest to become an assignment, transfer and conveyance of any of or all such IP Collateral (provided that no such demand may be made unless an Event of Default has occurred and has continued for thirty (30) days) by the applicable Grantors to the Administrative Agent, or license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such IP Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine, provided, however, that such terms shall include all terms and restrictions that customarily required to ensure the continuing validity and effectiveness of the IP Collateral at issue, such as, without limitation, notice, quality control and inurement provisions with regard to Trademarks, patent designation provisions with regard to patents, and copyright notices and restrictions or decompilation and reverse engineering of copyrighted software, and confidentiality protections for trade secrets. Each Grantor acknowledges and recognizes that (a) the Administrative Agent may be unable to effect a public sale of all or a part of the Collateral consisting of securities by reason of certain prohibitions contained in the Securities Act of 1933, 15 U.S.C. §77, (as amended and in effect, the “Securities Act”) or the securities laws of various states (the “Blue Sky Laws”), but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof, (b) private sales so made may be at prices and upon other terms less favorable to the seller than if such securities were sold at public sales, (c) neither the Administrative Agent nor any other Secured Party has any obligation to delay sale of any of the Collateral for the period of time necessary to permit such securities to be registered for public sale under the Securities Act or the Blue Sky Laws, and (d) private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner. To the maximum extent permitted by Law, each Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at a private sale was less than the price that might have been

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obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable Law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give the applicable Grantors ten (10) days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. The Administrative Agent may conduct one or more going out of business sales, in the Administrative Agent’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Grantor. The Administrative Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Administrative Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Administrative Agent or such agent or contractor and neither any Grantor nor any Person claiming under or in right of any Grantor shall have any interest therein. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by applicable Law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by applicable Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without

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further accountability to any Grantor therefor. For purposes of determining the Grantors’ rights in the Collateral, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full, provided, however, that such agreements shall include all terms and restrictions that are customarily required to ensure the continuing validity and effectiveness of the IP Collateral at issue, such as, without limitation, quality control and inurement provisions with regard to Trademarks, patent designation provisions with regard to patents, and copyright notices and restrictions or decompilation and reverse engineering of copyrighted software, and protecting the confidentiality of trade secrets. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) during the continuance of an Event of Default and after notice to the Parent Borrower of its intent to exercise such rights (except in the case of a Bankruptcy Event of Default, in which case no such notice shall be required) for the purpose of (i) making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, (ii) making all determinations and decisions with respect thereto and (iii) obtaining or maintaining the policies of insurance required by Section 6.07 of the Credit Agreement or to pay any premium in whole or in part relating thereto. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable out-of-pocket attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within ten (10) days of demand, by the Grantors to the Administrative Agent and shall be additional Secured Obligations secured hereby.

By accepting the benefits of this Agreement and each other Collateral Document, the Secured Parties expressly acknowledge and agree that this Agreement and each other Collateral Document may be enforced only by the action of the Administrative Agent and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Secured Parties upon the terms of this Agreement and the other Collateral Documents.

Section 5.02. Application of Proceeds.

The Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in accordance with the provisions of Section 8.03 of the Credit Agreement. The Administrative Agent shall have absolute discretion as to the time of

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application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof. It is understood and agreed that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

Section 5.03. Remedies Subject to Credit Agreement.

Notwithstanding any of the other provisions herein, the rights and remedies of the Administrative Agent and the Secured Parties shall be subject to Section 8.02 of the Credit Agreement.

ARTICLE VI

Indemnity, Subrogation and Subordination

Upon payment by any Grantor of any Secured Obligations, all rights of such Grantor against the Parent Borrower or any other Grantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Secured Obligations (other than (i) contingent indemnity obligations for then unasserted claims; (ii) obligations and liabilities under Secured Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Bank shall have been made; (iii) Secured Cash Management Agreements as to which arrangements satisfactory to the applicable Cash Management Bank shall have been made and (iv) Letters of Credit and L/C Obligations that have been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer) and the termination of all Commitments to any Loan Party under any Loan Document. If any amount shall erroneously be paid to the Parent Borrower or any other Grantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Parent Borrower or any other Grantor, such amount shall be held in trust for the benefit of the Secured Parties and shall promptly be paid to the Administrative Agent to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Grantor (other than any Borrower) shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Secured Obligations (an “Accommodation Payment”), then the Grantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Grantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Grantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Grantors. As of any date of determination, the “Allocable Amount” of each Grantor shall be equal to the maximum amount

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of liability for Accommodation Payments which could be asserted against such Grantor hereunder and under the Credit Agreement without (a) rendering such Grantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Grantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Grantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

ARTICLE VII

Miscellaneous

Section 7.01. Notices.

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to a Grantor other than the Parent Borrower shall be given in care of the Parent Borrower as provided in Section 10.02 of the Credit Agreement.

Section 7.02. Waivers; Amendment.

(a) No failure or delay by the Administrative Agent or any other Secured Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and each other Secured Party hereunder and under the other Loan Documents are cumulative and are not exclusive of any other rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Revolving Credit Loan or the issuance of a Letter of Credit or the provision of services under Secured Cash Management Agreements or Secured Hedge Agreements shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

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Section 7.03. Administrative Agent’s Fees and Expenses; Indemnification.

(a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder as provided in Section 10.04 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor shall, jointly and severally, indemnify and hold harmless the Administrative Agent and each Indemnitee from and against any and all liabilities, losses, damages, claims and expenses (including Attorney Costs but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of this Agreement or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by the Parent Borrower or any other person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims or expenses resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any Affiliate, controlling persons, director, officer, employee, member, agent, partners, advisor or other representative of such Indemnitee, as determined by the final non appealable judgment of a court of competent jurisdiction, (ii) a material breach of any obligations under any Loan Document by such Indemnitee or of any Affiliate, controlling persons, director, officer, employee, member, agent, partners, advisor or other representative of such Indemnitee, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (c) any dispute solely among Indemnitees other than (1) any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and (2) any claims arising out of any act or omission of the Parent Borrower or any of its Affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment of a court of competent jurisdiction), (iii) subject to Section 3.01 of the Credit Agreement, Taxes, or amounts excluded from the definition of “Taxes” pursuant to clauses (i) through (viii) of the first sentence of Section 3.01(a) of the Credit Agreement, that are imposed with respect to payments to or for the account of any Agent or any Lender under any Loan Document, which, in each case, shall be governed by Section 3.01 of the Credit Agreement or (v) Other Taxes or to taxes covered by Section 3.04 of the Credit Agreement. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 7.03 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Parent Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the

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Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except for direct (as opposed to indirect, special, punitive or consequential) damages resulting from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment, of any such Indemnitee), nor shall any Grantor or any Indemnitee have any liability and each party hereby waives, any claim against any other party to this Agreement or any Indemnitee, for any special, punitive, indirect or consequential damages relating to this Agreement or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Grantor, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses incurred related thereto). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.03 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.

(c) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Collateral Documents. The agreements in this Section 7.03 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.All amounts due under this Section 7.03 shall be payable within thirty (30) Business Days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 7.03.

Section 7.04. Successors and Assigns.

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. Except as provided in Section 10.07 of the Credit Agreement, no Grantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

Section 7.05. Survival of Agreement.

Without limitation of any provision of the Credit Agreement or Section 7.03 hereof, all covenants, agreements, indemnities, representations and warranties made by the Grantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Revolving Credit Loans and the issuance of any Letters of Credit regardless of

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any investigation made by any such Lender or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect until this Agreement is terminated as provided in Section 7.12 hereof, or with respect to any individual Grantor until such Grantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Section 7.06. Counterparts; Effectiveness; Several Agreement.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same instrument. Delivery by telecopier or by electronic .pdf copy of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each Closing Date Grantor (and, with respect to each Person that becomes a Grantor hereunder following the Closing Date, on the date of delivery of a Security Agreement Supplement by such Grantor) and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of each Grantor and the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, subject to Section 7.04 hereof. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, restated, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 7.07. Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.08. Governing Law, etc.

The terms of Sections 10.15 and 10.16 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue, consent to services of process and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

Section 7.09. [Reserved].

Section 7.10. Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

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Section 7.11. Security Interest Absolute.

To the extent permitted by Law, all rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, the Secured Hedge Agreements, any Secured Cash Management Agreements, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, the Secured Hedge Agreements, any Secured Cash Management Agreements, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) subject only to termination of a Grantor’s obligations hereunder in accordance with the terms of Section 7.12, but without prejudice to reinstatement rights under Section 2.04 of the Guaranty, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

Section 7.12. Termination or Release.

(a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations when (i) all Revolving Credit Commitments have expired or been terminated and the Lenders have no further commitment to lend under the Credit Agreement, (ii) all outstanding Secured Obligations (other than (A) contingent indemnification obligations with respect to then unasserted claims and (B) Secured Obligations in respect of obligations that may thereafter arise with respect to Secured Hedge Agreements and Secured Cash Management Agreements, in each case, not yet due and payable; unless the Administrative Agent has received written notice, at least two (2) Business Days prior to the proposed date of any such release of the Security Interest, stating that arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank, as the case may be, in respect thereof have not been made) shall have been paid in full in cash, (iii) all Letters of Credit have expired or terminated (or been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer) and (iv) all L/C Obligations have been reduced to zero (or Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer), provided, however, that in connection with the termination of this Agreement, the Administrative Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Secured Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to the Obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements, in each case to the extent not provided for thereunder.

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(b) The Security Interest in any Collateral shall be automatically released in the circumstances set forth in Section 9.10(a) of the Credit Agreement or upon any release of the Lien on such Collateral in accordance with Section 9.10(b) of the Credit Agreement.

(c) In connection with any termination or release pursuant to clause (a) or (b) above, the Administrative Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 7.12 shall be without recourse to or warranty by the Administrative Agent.

(d) At any time that the respective Grantor desires that the Administrative Agent take any of the actions described in immediately preceding clause (c), it shall, upon request of the Administrative Agent, deliver to the Administrative Agent an officer’s certificate certifying that the release of the respective Collateral is permitted pursuant to paragraph (a) or (b). The Administrative Agent shall have no liability whatsoever to any Secured Party as the result of any release of Collateral by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 7.12.

Section 7.13. Additional Restricted Subsidiaries.

Pursuant to Section 6.11 of the Credit Agreement, certain Restricted Subsidiaries of the Loan Parties that were not in existence or not Restricted Subsidiaries on the date of the Credit Agreement are required to enter in this Agreement as Grantors upon becoming Restricted Subsidiaries. Upon execution and delivery by the Administrative Agent and a Restricted Subsidiary of a Security Agreement Supplement, such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement

Section 7.14. Administrative Agent Appointed Attorney-in-Fact.

(a) Each Grantor hereby appoints the Administrative Agent the true and lawful attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right upon the occurrence and during the continuance of an Event of Default and (unless a Bankruptcy Event of Default has occurred and is continuing, in which case no such notice shall be required) upon and after delivery of notice by the Administrative Agent to the Parent Borrower of its intent to exercise such rights, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (i) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (ii) to demand, collect, receive payment of,

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give receipt for and give discharges and releases of all or any of the Collateral; (iii) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (iv) to send verifications of Accounts to any Account Debtor; (v) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (vi) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (vii) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent or to a Collateral Account and adjust, settle or compromise the amount of payment of any Account or related contracts; (viii) to make, settle and adjust claims in respect of Collateral under policies of insurance and to endorse the name of such Grantor on any check, draft, instrument or any other item of payment with respect to the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; and (ix) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

(b) All acts in accordance with the terms of this Section 7.14 of said attorney or designee are hereby ratified and approved by the Grantors. The powers conferred on the Administrative Agent, for the benefit of the Secured Parties, under this Section 7.14 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers.

Section 7.15. General Authority of the Administrative Agent.

By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Administrative Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Administrative Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

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Section 7.16. Administrative Agent’s Duties.

The Administrative Agent is required to use reasonable care in the custody and preservation of any of the Collateral in its possession; provided, that the Administrative Agent shall be deemed to have used reasonable care in the custody and preservation of any of the Collateral, if such Collateral is accorded treatment substantially similar to that which the Administrative Agent accords its own property.

Section 7.17. Recourse; Limited Obligations.

This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the Credit Agreement and the other Loan Documents and otherwise in writing in connection herewith or therewith, with respect to the Secured Obligations of each applicable Secured Party. It is the desire and intent of each Grantor and each applicable Secured Party that this Agreement shall be enforced against each Grantor to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought.

Section 7.18. Mortgages.

In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of a Mortgage and the terms thereof are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall control in the case of fixtures and real property leases, letting and licenses of, and contracts, and agreements relating to the lease of, real property, and the terms of this Agreement shall control in the case of all other Collateral.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SKY GROWTH ACQUISITION CORPORATION (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., with Par Pharmaceutical Companies, Inc. surviving such merger as the Parent Borrower),

By:
Name:
Title:

SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION, as Holdings,

By:
Name:
Title:

Security Agreement

The undersigned hereby confirms that, as a result of its merger with Sky Growth Acquisition Corporation, it hereby assumes all of the rights and obligations of Sky Growth Acquisition Corporation under this Agreement (in furtherance of, and not in lieu of, any assumption or deemed assumption as a matter of law) and is joined to this Agreement as the Parent Borrower thereunder.

PAR PHARMACEUTICAL COMPANIES, INC.

By:
Name:
Title:

Security Agreement

CO-BORROWER:

Par Pharmaceutical, Inc., as Co-Borrower

By:
Name:
Title:

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SUBSIDIARY GUARANTOR:

Anchen Incorporated
Anchen Pharmaceuticals, Inc.
Par, Inc.
Kali Laboratories, Inc.

Each of the above as a Subsidiary Guarantor

By:
Name:
Title:

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Security Agreement

EXHIBIT I TO SECURITY AGREEMENT

FORM OF SECURITY AGREEMENT SUPPLEMENT

SUPPLEMENT NO.      dated as of                  , 20     (this “Supplement”), to the Security Agreement dated as of [                    ], 2012 (the “Security Agreement”), among SKY GROWTH ACQUISITION CORPORATION, a Delaware corporation (which on the Closing Date shall be merged with and into PAR PHARMACEUTICAL COMPANIES, INC., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower (the “Parent Borrower”)), SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION, a Delaware corporation (“Holdings”), PAR PHARMACEUTICAL, INC., a Delaware corporation (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each a “Borrower”), the Subsidiary Guarantors thereto and BANK OF AMERICA, N.A., as Administrative Agent.

A. Reference is made to the Credit Agreement, dated as of [                    ], 2012 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by, among others, the Parent Borrower, Co-Borrower, Holdings, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and (ii) the Guaranty (as defined in the Credit Agreement).

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement, as applicable.

C. The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans. Section 7.13 of the Security Agreement provides that additional Restricted Subsidiaries of the Grantors may become Grantors under the Security Agreement by execution and delivery of an instrument substantially in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

Section 1. In accordance with Section 7.13 of the Security Agreement, the New Subsidiary by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to

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“materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Subsidiary as if originally named therein as a Grantor. The Security Agreement is hereby incorporated herein by reference.

Section 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile or electronic (including .pdf file) transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

Section 4. The New Subsidiary hereby represents and warrants that a Perfection Certificate as to New Subsidiary has been duly executed and delivered to the Administrative Agent and the information set forth therein, including the exact legal name of the New Subsidiary and its jurisdiction of organization, is correct and complete in all material respects as of the date hereof.

Section 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

Section 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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Section 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Security Agreement.

Section 9. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including all Attorney Costs of counsel for the Administrative Agent as provided in Section 7.03(a) of the Security Agreement.

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IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:
Legal Name:
Jurisdiction of Formation:
Location of Chief Executive Office:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Security Agreement

EXHIBIT II TO SECURITY AGREEMENT

Form of Perfection Certificate

[separately provided]

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EXHIBIT III TO SECURITY AGREEMENT

[FORM OF] TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Trademark Security Agreement”) dated                     , 20    , is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Bank of America, N.A., as Administrative Agent (as defined in the Credit Agreement referred to below).

Reference is made to (i) the Credit Agreement, dated as of [                    ], 2012 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, Par Pharmaceutical Companies, Inc., Par Pharmaceutical, Inc., Sky Growth Intermediate Holdings II Corporation, the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, (ii) each Secured Hedge Agreement and (iii) each Secured Cash Management Agreement. The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement, the Hedge Banks have agreed to enter into and/or maintain one or more Secured Hedge Agreements and the Cash Management Banks have agreed to enter into and/or maintain one or more Secured Cash Management Agreements, on the terms and conditions set forth in the Credit Agreement, in such Secured Hedge Agreements or such Secured Cash Management Agreements, as applicable.

Whereas, as a condition precedent to the Lenders extension of such credit, the obligation of the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements and the obligation of the Cash Management Banks to enter into and/or maintain such Secured Cash Management Agreements, each Grantor has executed and delivered that certain Security Agreement dated [                    ], 2012, made by the Grantors to the Administrative Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

Whereas, under the terms of the Security Agreement, the Grantors have granted to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this Trademark Security Agreement for recording with the United States Patent and Trademark Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1. Terms. Terms defined in the Credit Agreement and Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement and Security Agreement.

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SECTION 2. Grant of Security. Each Grantor hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties a continuing security interest in all of the Grantor’s right, title and interest in, to and under the Trademarks, including the Trademarks set forth on Schedule A attached hereto and all Proceeds of any and all of the foregoing (other than Excluded Assets) (collectively, the “Trademarks”).

SECTION 3. Security for Obligations. The grant of a security interest in the Trademarks by each Grantor under this Trademark Security Agreement is made to secure the payment or performance, as the case may be, in full of the Secured Obligations.

SECTION 4. Recordation. Each Grantor authorizes and requests that the Commissioner for Trademarks and any other applicable government officer record this Trademark Security Agreement.

SECTION 5. Execution in Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 6. Security Agreement. This Trademark Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Administrative Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 7. Governing Law. This Trademark Security Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the state of New York.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned have executed this Trademark Security Agreement as of the date first above written.

[NAME OF GRANTOR], Grantor

By:
Name:
Title:

BANK OF AMERICA, N.A. as Administrative Agent

By:
Name:
Title:

Security Agreement

SCHEDULE A

MARK	SERIAL/REG. NO.	APP./REG. DATE

Security Agreement

EXHIBIT IV TO SECURITY AGREEMENT

[FORM OF] PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Patent Security Agreement”) dated                     , 20    , is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Bank of America, N.A., as Administrative Agent (as defined in the Credit Agreement referred to below).

Reference is made to (i) the Credit Agreement, dated as of [                    ], 2012 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, Par Pharmaceutical Companies, Inc., Par Pharmaceutical, Inc., Sky Growth Intermediate Holdings II Corporation, the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, (ii) each Secured Hedge Agreement and (iii) each Secured Cash Management Agreement. The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement, the Hedge Banks have agreed to enter into and/or maintain one or more Secured Hedge Agreements and the Cash Management Banks have agreed to enter into and/or maintain one or more Secured Cash Management Agreements, on the terms and conditions set forth in the Credit Agreement, in such Secured Hedge Agreements or such Secured Cash Management Agreements, as applicable.

Whereas, as a condition precedent to the Lenders extension of such credit, the obligation of the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements and the obligation of the Cash Management Banks to enter into and/or maintain such Secured Cash Management Agreements, each Grantor has executed and delivered that certain Security Agreement dated [                    ], 2012, made by the Grantors to the Administrative Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

Whereas, under the terms of the Security Agreement, the Grantors have granted to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this Patent Security Agreement for recording with the United States Patent and Trademark Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1. Terms. Terms defined in the Credit Agreement and Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement and Security Agreement.

SECTION 2. Grant of Security. Each Grantor hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties a

Security Agreement

continuing security interest in all of the Grantor’s right, title and interest in, to and under the Patents, including the Patents set forth on Schedule A attached hereto and all Proceeds of any and all of the foregoing (other than Excluded Assets) (collectively, the “Patents”).

SECTION 3. Security for Obligations. The grant of a security interest in the Patent by each Grantor under this Patent Security Agreement is made to secure the payment or performance, as the case may be, in full of the Secured Obligations.

SECTION 4. Recordation. Each Grantor authorizes and requests that the Commissioner for Patents and any other applicable government officer record this Patent Security Agreement.

SECTION 5. Execution in Counterparts. This Patent Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 6. Security Agreement. This Patent Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Administrative Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 7. Governing Law. This Patent Security Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the state of New York.

[Remainder of this page intentionally left blank]

Security Agreement

IN WITNESS WHEREOF, the undersigned have executed this Patent Security Agreement as of the date first above written.

[NAME OF GRANTOR], Grantor

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Security Agreement

SCHEDULE A

PATENT	PATENT NO.	FILING/ISSUE DATE

Security Agreement

EXHIBIT V TO SECURITY AGREEMENT

[FORM OF] COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Copyright Security Agreement”) dated                     , 20    , is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Bank of America, N.A., as Administrative Agent (as defined in the Credit Agreement referred to below).

Reference is made to (i) the Credit Agreement, dated as of [                    ], 2012 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, Par Pharmaceutical Companies, Inc., Par Pharmaceutical, Inc., Sky Growth Intermediate Holdings II Corporation, the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, (ii) each Secured Hedge Agreement and (iii) each Secured Cash Management Agreement. The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement, the Hedge Banks have agreed to enter into and/or maintain one or more Secured Hedge Agreements and the Cash Management Banks have agreed to enter into and/or maintain one or more Secured Cash Management Agreements, on the terms and conditions set forth in the Credit Agreement, in such Secured Hedge Agreements or such Secured Cash Management Agreements, as applicable.

Whereas, as a condition precedent to the Lenders extension of such credit, the obligation of the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements and the obligation of the Cash Management Banks to enter into and/or maintain such Secured Cash Management Agreements, each Grantor has executed and delivered that certain Security Agreement dated [                    ], 2012, made by the Grantors to the Administrative Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

Whereas, under the terms of the Security Agreement, the Grantors have granted to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this Copyright Security Agreement for recording with the United States. Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1. Terms. Terms defined in the Credit Agreement and Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement and Security Agreement.

SECTION 2. Grant of Security. Each Grantor hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties a

Security Agreement

continuing security interest in all of the Grantor’s right, title and interest in, to and under the Copyrights, including the Copyrights set forth on Schedule A attached hereto and all Proceeds of any and all of the foregoing (other than Excluded Assets) (collectively, the “Copyrights”).

SECTION 3. Security for Obligations. The grant of a security interest in the Copyrights and exclusive Copyright Licenses by each Grantor under this Copyright Security Agreement is made to secure the payment or performance, as the case may be, in full of the Secured Obligations.

SECTION 4. Recordation. Each Grantor authorizes and requests that the Commissioner for Copyrights and any other applicable government officer record this Copyright Security Agreement.

SECTION 5. Execution in Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 6. Security Agreement. This Copyright Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Administrative Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 7. Governing Law. This Copyright Security Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the state of New York.

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Security Agreement

IN WITNESS WHEREOF, the undersigned have executed this Copyright Security Agreement as of the date first above written.

[NAME OF GRANTOR], Grantor

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Security Agreement

SCHEDULE A

COPYRIGHTS

COPYRIGHT	COPYRIGHT NO.	APP./REG. DATE

Security Agreement

EXHIBIT H-1

FORM OF NON-BANK CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower (the “Parent Borrower”)), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation (“Holdings”), Par Pharmaceutical, Inc., a Delaware corporation (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers,” and, each, a “Borrower”) the other Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other Parties from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.                      (the “Foreign Lender”) is providing this certificate pursuant to Section 3.01(b) of the Credit Agreement.

The Foreign Lender hereby represents and warrants that:

1. It is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate;

2. It is not a “bank” for purposes of Section 881(c)(3)(A) of the Code;

3. It is not a 10-percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code;

4. It is not a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to any Borrower within the meaning of Section 864(d) of the Code; and

5. The interest payments on the Loan(s) are not effectively connected with the Foreign Lender’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Parent Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Parent Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

H-1-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the      day of             , 20    .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

H-1-2

EXHIBIT H-2

FORM OF NON-BANK CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower (the “Parent Borrower”)), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Par Pharmaceutical, Inc., a Delaware corporation (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers,” and, each, a “Borrower”), the Subsidiary Guarantors party hereto from time to time, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.                      (the “Foreign Lender”) is providing this certificate pursuant to Section 3.01(b) of the Credit Agreement.

The Foreign Lender hereby represents and warrants that:

1. It is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate;

2. Its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s));

3. Neither the Foreign Lender nor any of its partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Code;

4. None of its partners/members is a 10-percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code;

5. None of its partners/members is a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d) of the Code; and

6. The interest payments on the Loan(s) are not effectively connected with the Foreign Lender’s or any of its partners/members’ conduct of a U.S. trade or business.

H-2-1

The undersigned has furnished the Administrative Agent and the Parent Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Parent Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

H-2-2

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the      day of                     , 20    .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

H-2-3

EXHIBIT H-3

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower (the “Parent Borrower”)), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Par Pharmaceutical, Inc., a Delaware corporation (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers,” and, each, a “Borrower”), the Subsidiary Guarantors party hereto from time to time, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.             (the “Foreign Participant”) is providing this certificate pursuant to Section 3.01(b) and Section 10.07(d) of the Credit Agreement.

The Foreign Participant hereby represents and warrants that:

1. It is the sole record and beneficial owner of the participation in respect of which it is providing this certificate;

2. It is not a “bank” for purposes of Section 881(c)(3)(A) of the Code;

3. It is not a 10-percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code;

4. It is not a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to any Borrower within the meaning of Section 864(d) of the Code; and

5. The interest payments with respect to such participation are not effectively connected with the Foreign Participant’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

H-3-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the      day of                     , 20    .

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

H-3-2

EXHIBIT H-4

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower (the “Parent Borrower”)), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Par Pharmaceutical, Inc., a Delaware corporation (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers,” and, each, a “Borrower”), the Subsidiary Guarantors party hereto from time to time, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.                      (the “Foreign Participant”) is providing this certificate pursuant to Section 3.01(b) and Section 10.07(d) of the Credit Agreement.

The Foreign Participant hereby represents and warrants that:

1. It is the sole record owner of the participation in respect of which it is providing this certificate;

2. Its partners/members are the sole beneficial owners of such participation;

3. Neither the Foreign Participant nor any of its partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Code ;

4. None of its partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5. None of its partners/members is a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to any Borrower within the meaning of Section 864(d) of the Code; and

6. The interest payments with respect to such participation are not effectively connected with the Foreign Participant’s or any of its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

H-4-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the      day of                     , 20    .

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

H-4-2

EXHIBIT I

Global Intercompany Note

New York, New York

Date: [    ], 2012

FOR VALUE RECEIVED, each of the undersigned (and its successors), to the extent a borrower from time to time with respect to any loan or advance (including trade payables) (a “Loan”) from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay to the order of such other entity listed below (each, in such capacity, a “Payee”) or its registered assigns, at the time specified on the Schedule attached hereto with respect to such Loan (or if there is no such Schedule, on demand or as otherwise agreed by such Payor and such Payee), and in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as the applicable Payee shall from time to time designate, the unpaid principal amount of all Loans made by such Payee to such Payor. Each Payor promises also to pay interest, if any, on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be reflected on the Schedule or as otherwise agreed upon from time to time by such Payor and such Payee. The terms and conditions of one or more Loans may (but are not required to) be set forth on the Schedule attached to this note (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Note”) to memorialize the agreement of the Payor and Payee with respect to such Loan(s), in which case the terms and conditions specified in the Schedule shall govern as between the Payor and Payee unless otherwise agreed in writing between them; provided, that such terms and conditions may not be inconsistent with the provisions of this Note.

This Note is the Global Intercompany Note referred to in the Credit Agreement dated as of September [—], 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (“Merger Sub”) (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower (the “Parent Borrower”)), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Par Pharmaceutical, Inc., a Delaware corporation (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers”, and each, a “Borrower”), Bank of America, N.A., as Administrative Agent thereunder (in such capacity and together with its successors and assigns in such capacity, the “Administrative Agent”), and each lender from time to time party thereto. Capitalized terms used in this Note and not otherwise defined herein have the meanings specified in the Credit Agreement.

This Note (a) evidences an incurrence of Indebtedness of the type described in clause (1) of the definition of “Permitted Investments” in the Credit Agreement, in each case where, and to the extent that, both (i) the Payor is a Non-Loan Party that is a Restricted Subsidiary and (ii) the Payee is a Loan Party (where (i) and (ii) are satisfied, any such Payor and Payee with respect to any such indebtedness, an “Applicable Payor” or “Applicable Payee”, as relevant), (b) is subject to the terms of the Credit Agreement, and (c) shall be pledged by each Applicable Payee pursuant to the Security Agreement, to the extent required pursuant to the terms thereof and of the Credit Agreement. Each Applicable Payee hereby acknowledges and agrees that after the occurrence and during the continuance of an Event of Default under the Credit Agreement and after notice from the Administrative Agent to such Applicable Payee (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 8.01(f) of the Credit Agreement), the Administrative Agent may exercise all rights provided in the Credit Agreement and the Security Agreement with respect to this Note.

Each Payee is hereby authorized (but not required) to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Loan Party (other than Sky Growth Intermediate Holdings II Corporation) to any Payee that is not a Loan Party (any such Payor and Payee with respect to any such indebtedness, an “Affected Payor” or “Affected Payee”, as relevant) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Affected Payor and to all obligations of such Affected Payor in respect of the Senior Notes, including, without limitation, where applicable, under such Affected Payor’s guarantee of the Obligations or in respect of the Senior Notes (the Obligations and the foregoing obligations, including interest thereon, if any, accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed or allowable claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Affected Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Affected Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (A) contingent indemnification obligations and (B) Obligations under Secured Cash Management Agreements and Secured Hedge Agreements) and no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer) before any Affected Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Affected Payee would otherwise be entitled (other than (A) equity securities or (B) debt securities of such Issuer that are subordinated, to at least the same extent as this Note, to the payment of Senior Indebtedness then outstanding (such securities hereinafter referred to as “Restructured Debt Securities”)) in respect of this Note shall be made to the holders of Senior Indebtedness;

(ii) (x) if any Event of Default under Sections 8.01(a) or 8.01(f) of the Credit Agreement occurs and is continuing with respect to any Senior Indebtedness and (y) the Administrative Agent delivers notice to the Parent Borrower instructing the Parent Borrower that the Administrative Agent is thereby exercising its rights pursuant to this clause (ii) (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 8.01(f) of the Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of the Affected Payor or any other Person on its behalf, and no payment or distribution of any kind or character shall be received by or on behalf of the Affected Payee or any other Person on its behalf, with respect to this Note; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Affected Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Affected Payee and each Affected Payor hereby agree that the subordination of this Note is for the benefit of (i) the Administrative Agent, each L/C Issuer and the Lenders (collectively, the “Senior Facility Creditors”), and (ii) the holders of the obligations in respect of the Senior Notes and any agent or trustee acting on their behalf (together with the parties set forth in clause (ii), the “Other Senior Creditors”), and the Senior Facility Creditors and the Other Senior Creditors are obligees under this Note to the same extent as if their names were written herein as such and any of the Administrative Agent or the trustee in respect of the Senior Notes may, on behalf of itself, the other Senior Facility Creditors or the Other Senior Creditors, as applicable, proceed to enforce the subordination provisions herein to the extent applicable.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest, if any, on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness. For the avoidance of doubt, this Note as between each Payor and each Payee contains additional terms to any intercompany loan agreement between them and this Note does not in any way replace such intercompany loans between them nor does this Note in any way change the principal amount of any intercompany loans between them.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. Except to the extent of any taxes required by law to be withheld, all payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof.

From time to time after the date hereof, and as may be reflected on the Schedule, additional subsidiaries of Holdings may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors and Payees, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

Indebtedness governed by this Note shall be maintained in “registered form” within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended. The Payor or its designee (which shall, at the Administrative Agent’s request, be the Administrative Agent, acting solely for these purposes as agent of the Payor) shall record the transfer of the right to payments of principal and interest on the indebtedness governed by this Note to holders of the Senior Indebtedness in a register (the “Register”), and no such transfer shall be effective until entered in the Register.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

PAR PHARMACEUTICAL COMPANIES, INC., as Payee and Payor

By:

Name:

Title:

SKY GROWTH ACQUISITION CORPORATION, as Payee and Payor

By:

Name:

Title:

SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION, as Payee and Payor

By:

Name:

Title:

PAR PHARMACEUTICAL, INC., as Payee and Payor

By:

Name:

Title:

ANCHEN INCORPORATED, as Payee and Payor

By:

Name:

Title:

ANCHEN PHARMACEUTICALS, INC. as Payee and Payor

By:

Name:

Title:

PAR, INC., as Payee and Payor

By:

Name:

Title:

KALI LABORATORIES, INC., as Payee and Payor

By:

Name:

Title:

NUTRICEUTICAL RESOURCES, INC., as Payee and Payor

By:

Name:

Title:

PARCARE, INC., as Payee and Payor

By:

Name:

Title:

PAR FORMULATIONS PRIVATE LIMITED, as Payee and Payor

By:

Name:

Title:

Schedule to Global Intercompany Note

1
2
3
4

EXHIBIT J

FORM OF SOLVENCY CERTIFICATE

of

[PARENT BORROWER]

AND ITS SUBSIDIARIES

Pursuant to the Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower (the “Parent Borrower”)), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation (“Holdings”), Par Pharmaceutical, Inc., a Delaware corporation (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers,” and, each, a “Borrower”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the Lenders and other parties from time to time party thereto, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Parent Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transaction, including the making of the Loans under the Credit Agreement and the incurrence of any other Indebtedness on the date hereof, and after giving effect to the application of the proceeds of such Loans and other Indebtedness:

a.	The fair value of the assets of the Parent Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Parent Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Parent Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Parent Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Parent Borrower and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Parent Borrower and its Subsidiaries after consummation of the Transaction.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Parent Borrower, on behalf of the Parent Borrower, and not individually, as of the date first stated above.

[ ]

By:
Name:
Title:

EXHIBIT K

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

Date:                     , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(C) of that certain Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Par Pharmaceutical, Inc., a Delaware corporation, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(C) of the Credit Agreement, the Company Party hereby requests that [each Term Lender] [each Term Lender of the [                    , 20    ]1 tranche[s] of the [                     ]2 Class of Term Loans] submit a Discount Range Prepayment Offer. Any Discounted Loan Term Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Company Party to [each Term Lender] [each Term Lender of the [            , 20    ]3 tranche[s] of the [                    ]4 Class of Term Loans].

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[        ] of Term Loans] [$[        ] of the [                    , 20    ]5 tranche[(s)] of the [                     ]6 Class of Term Loans] (the “Discount Range Prepayment Amount”).7

3. The Company Party is willing to make Discount Loan Prepayments at a percentage discount to par value greater than or equal to [[    ]% but less than or equal to [    ]% in respect of the Term Loans] [[    ]% but less than or equal to [    ]% in respect of the [            , 20    ]8 tranche[(s)] of the [                    ]9 Class of Term Loans] (the “Discount Range”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).
[7]	Minimum of $10.0 million and whole increments of $1.0 million.
[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Prepayment Offer by no later than 5:00 p.m., New York time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.05(a)(v)(C) of the Credit Agreement.

The Company Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [                    , 20    ]10 tranche[s] of the [                     ]11 Class of Term Loans] as follows:

1. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]12

2. The Company Party does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders generally (other than Term Lenders who elect not to receive such information).

3. No Default or Event of Default has occurred and is continuing.

4. The Company Party will not use proceeds of Revolving Credit Loans or Swing Line Loans to fund this Discounted Term Loan Prepayment.

The Company Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Company Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Discount Range Prepayment Notice.

[The remainder of this page is intentionally left blank.]

[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).
[12]	Insert applicable representation.

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

EXHIBIT L

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

Date:                     , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Par Pharmaceutical, Inc., a Delaware corporation, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties from time to time party thereto, and (b) the Discount Range Prepayment Notice, dated                     , 20    , from the applicable Company Party (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on [the Term Loans] [the [                    , 20    ]1 tranche[s] of the [                     ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans - $[        ]]

[[                     , 20    ]3 tranche[s] of the [                     ]4 Class of Term Loans - $[        ]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [                    , 20    ]5 tranche[(s)] of the [                     ]6 Class of Term Loans] (the “Submitted Discount”).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[                    , 20    ]7 tranche[s] of the [                     ]8 Class of Term Loans] indicated above pursuant to Section 2.05(a)(v)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).
[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT M

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date:                     , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(D) of that certain Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Par Pharmaceutical, Inc., a Delaware corporation, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, the Company Party hereby requests that [each Term Lender] [each Term Lender of the [                    , 20    ]1 tranche[s] of the [                     ]2 Class of Term Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Company Party to [each Term Lender] [each Term Lender of the [                    , 20    ]3 tranche[s] of the [                     ]4 Class of Term Loans].

2. The maximum aggregate amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Term Loans - $[        ]]

[[                     , 20    ]6 tranche[s] of the [                     ]7 Class of Term Loans - $[        ]]

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., New York time on the date that is the third Business Day following delivery of this notice pursuant to Section 2.05(a)(v)(D) of the Credit Agreement.

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).
[5]	Minimum of $10.0 million and whole increments of $1.0 million.
[6]	List multiple tranches if applicable.
[7]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).

The Company Party requests that the Auction Agent promptly notify each Term Lender party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

EXHIBIT N

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

Date:                     , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.05(a)(v)(D) of that certain Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Par Pharmaceutical, Inc., a Delaware corporation, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties from time to time party thereto, and (b) that certain Solicited Discounted Prepayment Notice, dated                     , 20    , from the applicable Company Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, the Company Party hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[    ]% in respect of the Term Loans] [[    ]% in respect of the [                    , 20    ]1 tranche[(s)] of the [                     ]2 Class of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Company Party expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.05(a)(v)(D) of the Credit Agreement.

The Company Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [                    , 20    ]3 tranche[s] of the [                     ]4 Class of Term Loans] as follows:

1. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]5

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).
[5]	Insert applicable representation.

2. The Company Party does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders generally (other than Term Lenders who elect not to receive such information).

3. No Default or Event of Default has occurred and is continuing.

4. The Company Party will not use proceeds of Revolving Credit Loans or Swing Line Loans to fund this Discounted Loan Prepayment.

The Company Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Company Party requests that the Auction Agent promptly notify each Term Lender party to the Credit Agreement of this Acceptance and Prepayment Notice.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

EXHIBIT O

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date:                     , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(B) of that certain Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Par Pharmaceutical, Inc., a Delaware corporation, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(B) of the Credit Agreement, the Company Party hereby offers to make a Discounted Term Loan Prepayment [to each Term Lender] [to each Term Lender of the [                    , 20    ]1 tranche[s] of the [                     ]2 Class of Term Loans] on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only [to each Term Lender] [to each Term Lender of the [                    , 20    ]3 tranche[s] of the [                     ]4 Class of Term Loans].

2. The aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed [$[        ] of Term Loans] [$[        ] of the [                    , 20    ]5 tranche[(s)] of the [                     ]6 Class of Term Loans] (the “Specified Discount Prepayment Amount”).7

3. The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [                    , 20    ]8 tranche[(s)] of the [                     ]9 Class of Term Loans] (the “Specified Discount”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).
[7]	Minimum of $10.0 million and whole increments of $1.0 million.
[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response by no later than 5:00 p.m., New York time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.05(a)(v)(B) of the Credit Agreement.

The Company Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [                    , 20    ]10 tranche[s] of the [                     ]11 Class of Term Loans] as follows:

1. The Company Party will not use proceeds of Revolving Credit Loans or Swing Line Loans to fund this Discounted Loan Prepayment.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Parent Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]12

3. The Company Party does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders generally (other than Term Lenders who elect not to receive such information).

4. No Default or Event of Default has occurred and is continuing.

The Company Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).
[12]	Insert applicable representation.

The Company Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Specified Discount Prepayment Notice.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

EXHIBIT P

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

Date:                     , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Par Pharmaceutical, Inc., a Delaware corporation, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other parties from time to time party thereto, and (b) the Solicited Discounted Prepayment Notice, dated             , 20    , from the applicable Company Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by or before no later than 5:00 p.m. New York time on the third Business Day following your receipt of this notice.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans][[                    , 20    ]1 tranche[s] of the [                     ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans - $[        ]]

[[                     , 20    ]3 tranche[s] of the [                     ]4 Class of Term Loans - $[        ]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Other Term Loans or Extended Term Loans).

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [                    , 20    ]5 tranche[(s)] of the [                     ]6 Class of Term Loans] (the “Offered Discount”).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[                    , 20    ]7 tranche[s] of the [                     ]8 Class of Term Loans] pursuant to Section 2.05(a)(v)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Term Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).

7 List multiple tranches if applicable.

[8]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT Q

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date:                     , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Par Pharmaceutical, Inc., a Delaware corporation, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties from time to time party thereto, and (b) the Specified Discount Prepayment Notice, dated                     , 20    , from the applicable Company Party (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Term Loans] [[                    , 20    ]1 tranche[s] of the [                     ]2 Class of Term Loans - $[        ]] held by such Term Lender at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans - $[        ]]

[[                    , 20    ]3 tranche[s] of the [                     ]4 Class of Term Loans - $[        ]]

The undersigned Term Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans][[                    , 20    ]5 tranche[s] the [                     ]6 Class of Term Loans] pursuant to Section 2.05(a)(v)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans).

Q-1

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

Q-2

EXHIBIT R

FORM OF LETTER OF CREDIT REPORT

Date:                     , 20

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Sky Growth Acquisition Corporation, a Delaware corporation (which on the Closing Date shall be merged with and into Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), with the Company surviving such merger as a Borrower), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Par Pharmaceutical, Inc., a Delaware corporation, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties from time to time party thereto.

This report is being delivered pursuant to Section 2.03(n) of the Credit Agreement. Set forth in the table below is a description of each Letter of Credit issued by the undersigned and outstanding on the date hereof.

L/C No.	Maximum Face Amount	Current Face Amount	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

R-1

[L/C ISSUER]

By:

Name:

Title:

R-2

EXHIBIT S

[FORM OF]

SECOND LIEN INTERCREDITOR AGREEMENT

among

SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION,

as Holdings,

PAR PHARMACEUTICAL COMPANIES, INC.,

as Parent Borrower,

the other Grantors party hereto,

BANK OF AMERICA, N.A.,

as Senior Representative for the Credit Agreement Secured Parties,

[                    ],

as the Initial Additional Second Priority Representative,

and

each additional Representative from time to time party hereto

dated as of [                    ], 201[    ]

SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 201[  ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION (“Holdings”), PAR PHARMACEUTICAL COMPANIES, INC., a Delaware corporation (the “Parent Borrower”), the other Grantors (as defined below) from time to time party hereto, BANK OF AMERICA, N.A., as Representative for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), [INSERT NAME AND CAPACITY], as Representative for the Initial Second Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Second Priority Representative”), [[                                        ], as Representative for the Additional Senior Debt Parties under the [describe applicable Additional Senior Debt Facility]] and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties) and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Borrowers, and/or any Guarantor (other than Indebtedness constituting Credit Agreement Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have (A) executed and delivered this Agreement as of the date hereof or become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) become a party to the First Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.13 thereof; provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Borrowers, then the Guarantors, the Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, the Senior Collateral Documents or other operative agreements evidencing or governing such Indebtedness.

“Additional Senior Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, all amounts owing pursuant to the terms of such Additional Senior Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest that accrues after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Senior Debt Document.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrowers or any Guarantor under any related Additional Senior Debt Documents.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Administrative Agent.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Credit Agreement” means that certain Credit Agreement, dated as of September 28, 2012, among Holdings, the Parent Borrower, Par Pharmaceutical, Inc. (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each a “Borrower”), the lenders from time to time party thereto, the Administrative Agent and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Credit Agreement Loan Documents” means the Credit Agreement and the other “Loan Documents” as defined in the Credit Agreement.

“Credit Agreement Obligations” means the “Secured Obligations” as defined in the Security Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Majority Representatives, in a notice to the Designated Senior Representative and the Parent Borrower hereunder, as the “Designated Second Priority Representative” for purposes hereof.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Controlling Collateral Agent (as defined in the First Lien Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Shared Collateral and any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Designated Senior Representative as the “Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred.

“First Lien Intercreditor Agreement” has the meaning assigned to such term in the Credit Agreement.

“Grantors” means the Parent Borrower, Holdings, the other Borrowers, and each of their respective Subsidiaries or direct or indirect parent company of the Parent Borrower which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Guarantors” has the meaning assigned to such term in the Credit Agreement.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Second Priority Debt” means the Second Priority Debt incurred pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Documents” means that certain Indenture dated as of [            ], 201[  ], among the Parent Borrower, [the Guarantors identified therein,] [                                        ], as [trustee], and [                                    ], as [paying agent, registrar and transfer agent]] and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Second Priority Debt Obligations.

“Initial Second Priority Debt Obligations” means the Second Priority Debt Obligations arising pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Parties” means the holders of any Initial Second Priority Debt Obligations and the Initial Second Priority Representative.

“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Parent Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Parent Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Parent Borrower or any other Grantor or any similar case or proceeding relative to the Parent Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Parent Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Parent Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Joinder Agreement” means a supplement to this Agreement in substantially the form of Annex III or Annex IV hereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Major Second Priority Representative” means, with respect to any Shared Collateral, the Second Priority Representative of the series of Second Priority Debt that (a) constitutes the largest outstanding principal amount of any then outstanding series of Second Priority Debt with respect to such Shared Collateral and (b) is larger in principal amount than the largest outstanding principal amount of any then outstanding series of Indebtedness constituting Senior Obligations with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning provided to such term in Section 8.08.

“Parent Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” as defined in any Second Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Initial Second Priority Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Parent Borrower or any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means any Indebtedness of the Parent Borrower or any other Grantor guaranteed by the Guarantors (and not guaranteed by any Subsidiary that is not a Guarantor), including the Initial Second Priority Debt, which Indebtedness and guarantees are secured by the Second Priority Collateral on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Second Priority Debt Documents) with any other Second Priority Debt Obligations and the applicable Second Priority Debt Documents which provide that such Indebtedness and guarantees are to be secured by such Second Priority Collateral on a subordinate basis to the Senior Debt Obligations (and which is not secured by Liens on any assets of the Parent Borrower or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior

Debt Document and Second Priority Debt Document and (ii) except in the case of the Initial Second Priority Debt hereunder, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Second Priority Debt Documents” means, with respect to any series, issue or class of Second Priority Debt, the promissory notes, indentures, the Second Priority Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Initial Second Priority Debt Documents.

“Second Priority Debt Facility” means each indenture or other governing agreement with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means, with respect to any series, issue or class of Second Priority Debt, all amounts owing pursuant to the terms of such Second Priority Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest that accrues after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Second Priority Debt Document.

“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and, with respect to any series, issue or class of Second Priority Debt incurred after the date hereof, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Second Priority Debt Documents.

“Second Priority Enforcement Date” means, with respect to any Second Priority Representative, the date which is 180 days (through which 180 day period such Second Priority Representative was the Major Second Priority Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from such Second Priority Representative that (x) such Second Priority Representative is the Major Second Priority Representative and that an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) has occurred and is continuing and (y) the Second Priority Debt Obligations of the series with respect to which such Second Priority Representative is the Second Priority Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Document; provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Designated Senior Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to ) any Insolvency or Liquidation Proceeding.

“Second Priority Majority Representatives” means Second Priority Representatives representing at least a majority of the then aggregate amount of Second Priority Debt Obligations that agree to vote together.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Initial Second Priority Debt Obligations covered hereby, the Initial Second Priority Representative and (ii) in the case of any Second Priority Debt Facility incurred after the date hereof, the Second Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Security Agreement” means the “Security Agreement” as defined in the Credit Agreement.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Parent Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the Security Agreement and the other “Collateral Documents” as defined in the Credit Agreement, the First Lien Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Parent Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (a) the Credit Agreement Loan Documents and (b) any Additional Senior Debt Documents.

“Senior Facilities” means the Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Credit Agreement Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent and (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement), the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Trustee” has the meaning assigned to such term in Section 8.21.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words

“include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Subordination.

(a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or any Second Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Parent Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02. Nature of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Parent Borrower and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Parent Borrower and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03. Prohibition on Contesting Liens. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and the each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04. No New Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (b) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior

Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations.

SECTION 2.05. Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06. Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Section 2.03(g), 2.17 or Article 8 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

ARTICLE III

Enforcement

SECTION 3.01. Exercise of Remedies.

(a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Parent Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior

Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Parent Borrower or any other Grantor, any Second Priority Representative may file a claim or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Secured Parties may exercise their rights and remedies as unsecured creditors, to the extent provided in Section 5.04 and (D) from and after the Second Priority Enforcement Date, the Major Second Priority Representative may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) the Designated Senior Representative has not commenced and is not diligently pursuing any enforcement action with respect to such Shared Collateral or (2) the Grantor which has granted a security interest in such Shared Collateral is not then a debtor under or with respect to (or otherwise subject to ) any Insolvency or Liquidation Proceeding. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Obligations has not occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d) Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Until the Discharge of Senior Obligations, the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Second Priority Representative who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section 3.01(e) shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

SECTION 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03. Actions upon Breach. Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Parent Borrower or any other Grantor) or the Parent Borrower may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Parent Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01. Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (including the First Lien Intercreditor Agreement) until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

SECTION 4.02. Payments Over. Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral, in contravention of this Agreement or otherwise, shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01. Releases.

(a) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Parent Borrower) other than a release granted upon or following the Discharge of Senior Obligations, the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Parent Borrower or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Parent Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

(b) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this

Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02. Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03. Amendments to Second Priority Collateral Documents.

(a) Except to the extent not prohibited by any Senior Debt Document, no Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by any of the terms of this Agreement. The Parent Borrower agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to Bank of America, N.A., as administrative agent, pursuant to or in connection with the Credit Agreement, dated as of [            ], 2012 among Holdings, the Parent Borrower, the Co-Borrower, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and (ii) the exercise of any right or remedy by the [Second Priority Representative] hereunder is subject to the limitations and provisions of the Intercreditor Agreement dated as of [            ], 201[  ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Bank of America, N.A., as Administrative Agent, [                                        ] and its subsidiaries and affiliated entities party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

(b) In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Parent Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Parent Borrower or any other Grantor; provided, however, that written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

SECTION 5.04. Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Parent Borrower and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05. Gratuitous Bailee for Perfection.

(a) Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b) In the event that any Senior Representative (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Representative agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d) The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(e) The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each, Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f) Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Party Representative is entitled to approve any awards granted in such proceeding. The Parent Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(g) None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Parent Borrower or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06. When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time concurrently with or after the Discharge of Senior Obligations has occurred, the Parent Borrower or any Subsidiary enters into any Refinancing of any Senior Obligations, then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements, including amendments or supplements to this Agreement, as the Parent Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding. Purchase Right Without prejudice to the enforcement of the Senior Secured Parties remedies, the Senior Secured Parties agree that following (a) acceleration of the Senior Obligations in accordance with the terms of the Credit Agreement, (b) a payment default under the Credit Agreement that has not been cured or waived by the Senior Secured Parties within sixty (60) days of the occurrence thereof or (c) the commencement of an Insolvency Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second Priority Debt Parties may request, and the Senior Secured Parties hereby offer the Second Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest and fees, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such term is defined in the Credit Agreement)). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Senior Representative and the Second Priority Representative. If none of the Second

Priority Debt Parties exercise such right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.01. Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Parent Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Parent Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no (a) objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives, (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (c) objection to (and will not otherwise contest) any exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, (d) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (e) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of assets of any Grantor to which any Senior Representative has consented or not objected that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

SECTION 6.02. Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each

Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 6.03. Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (B) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a replacement Lien or superpriority claim on such additional collateral, which (A) Lien is subordinated to the Liens securing all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (B) superpriority claim is subordinated to all superpriority claims of the Senior Secured Parties on the same basis as the other claims of the Second Priority Debt Parties are so subordinated to the claims of the Senior Secured Parties under this Agreement, (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of additional or replacement collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral securing the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement and (iii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the superpriority claim of the Second Priority Debt Parties.

SECTION 6.04. Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Parent Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05. Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether or not allowed or allowable) before any distribution is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

SECTION 6.06. No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the assertion by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08. Other Matters. To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, or such Second Priority Debt Party agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09. 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10. Reorganization Securities. (a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) Each Second Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Designated Senior Representative or to the extent any such plan is proposed or supported by the number of Senior Secured Debt Parties required under Section 1126(d) of the Bankruptcy Code.

SECTION 6.11. Section 1111(b) of the Bankruptcy Code. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code.

ARTICLE VII

Reliance; Etc.

SECTION 7.01. Reliance. All loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Parent Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 7.02. No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Parent Borrower or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Parent Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to (i) the Parent Borrower or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04) or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Conflicts. Subject to Section 8.21, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Secured Collateral Agent, the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the First Lien Intercreditor Agreement and in the event of any conflict between the First Lien Intercreditor Agreement and this Agreement, the provisions of the First Lien Intercreditor Agreement shall control.

SECTION 8.02. Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Parent Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03. Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Parent Borrower’s consent or which increases the obligations or reduces the rights of, or otherwise materially adversely affects, the Parent Borrower or any Grantor, shall require the consent of the Parent Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

(c) Notwithstanding the foregoing, without the consent of any Secured Party (and with respect to any amendment or modification which by the terms of this Agreement requires the Parent Borrower’s consent or which increases the obligations or reduces the rights of the Parent Borrower or any other Grantor, with the consent of the Parent Borrower), any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04. Information Concerning Financial Condition of the Parent Borrower and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Parent Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05. Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06. Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07. Additional Grantors. The Parent Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08. Dealings with Grantors. Upon any application or demand by the Parent Borrower or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the request of such Representative, the Parent Borrower or such Grantor, as appropriate, shall furnish to such Representative a certificate of an authorized officer ( an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09. Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents and Second Priority Debt Documents, the Parent Borrower may incur or issue and sell one or more series or classes of Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the relevant Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(i) such Class Debt Representative shall have executed and delivered a Join-der Agreement substantially in the form of Annex III (if such Representative is a Second Priority Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class

Debt Representative is the Representative constitutes Additional Senior Debt Obligations or Second Priority Debt Obligations, as applicable, and the related Class Debt Parties become subject hereto and bound hereby as Additional Senior Debt Parties or Second Priority Debt Parties, as applicable;

(ii) the Parent Borrower (a) shall have delivered to the Designated Senior Representative an Officer’s Certificate identifying the obligations to be designated as Additional Senior Debt Obligations or Second Priority Debt Obligations, as applicable, and the initial aggregate principal amount or face amount thereof and certifying that such obligations are permitted to be incurred and secured (I) in the case of Additional Senior Debt Obligations, on a senior basis under each of the Senior Debt Documents and (II) in the case of Second Priority Debt Obligations, on a junior basis under each of the Second Priority Debt Documents and (b) if requested, shall have delivered true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an authorized officer of the Parent Borrower; and

(iii) the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10. Refinancings. The Senior Debt Obligations and the Second Priority Debt may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Senior Debt Document or any Second Priority Debt Document) of any Senior Representative or any Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof. Second Lien Representative hereby agrees that at the request of the Parent Borrower in connection with refinancing or replacement of Senior Obligations (“Replacement Senior Obligations”) it will enter into an agreement in form and substance reasonably acceptable to the Second Priority Representative with the agent for the Replacement Senior Obligations containing terms and conditions substantially similar to the terms and conditions of this Agreement.

SECTION 8.11. Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.12;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

SECTION 8.12. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i) if to the Parent Borrower or any Grantor, to the Parent Borrower, at its address at: [    ], Attention of [    ], telecopy [    ];

(ii) if to the Initial Second Priority Representative to it at: [    ], Attention of [    ], telecopy [    ];

(iii) if to the Administrative Agent, to it at: [Bank of America, N.A., 388 Greenwich Street, New York, New York 10013, Attention of [—], (Fax No.: [—]) (e-mail: [—]), with a copy];

(iv) if to any other Senior Representative a party hereto on the date hereof, to it at: : [    ], Attention of [    ], telecopy [    ];

(v) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 8.13. Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Party Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.14. GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.15. Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Parent Borrower, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.16. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.17. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.18. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Administrative Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties. The Initial Second Priority Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Parties.

SECTION 8.19. No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

SECTION 8.20. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.21. Administrative Agent and Representative. It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article 9 of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Administrative Agent hereunder and (b) [    ] is entering into this Agreement in its capacity as [Trustee] under [indenture] (the “Trustee”) and the provisions of Article [    ] of such indenture applicable to the Trustee thereunder shall also apply to the Trustee hereunder.

SECTION 8.22. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Parent Borrower or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document.

SECTION 8.23. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[ ], as [ ] for the holders of [applicable Additional Senior Debt Facility]

By:
Name:
Title:

[ ], as Initial Additional Authorized Representative

By:
Name:
Title:

S-1

PAR PHARMACEUTICAL COMPANIES, INC.

By:
Name:
Title:

SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION

By:
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO

By:
Name:
Title:

S-2

ANNEX I

Grantors

Par, Inc.

Kali Laboratories, Inc.

Anchen Incorporated

Anchen Pharmaceuticals, Inc.

Annex I-1

ANNEX II

SUPPLEMENT NO. dated as of [            ], 20[    ] (this “Supplement”), to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 201[    ] (the “Second Lien Inter-creditor Agreement”), among SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION, a Delaware corporation (“Holdings”), PAR PHARMACEUTICAL COMPANIES, INC., a Delaware corporation (the “Parent Borrower”), certain subsidiaries and affiliates of the Parent Borrower (each a “Grantor”), Bank of America, N.A., as Administrative Agent under the Credit Agreement, [                                        ], as Initial Second Priority Representative, and the additional Representatives from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. The Grantors have entered into the Second Lien Intercreditor Agreement. Pursuant to the Credit Agreement, certain Additional Senior Debt Documents and certain Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Parent Borrower are required to enter into the Second Lien Intercreditor Agreement. Section 8.07 of the Second Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Second Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the Second Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Subsidiary Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Second Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Second Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Second Lien Inter-creditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Second Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

Annex II-1

SECTION 4. Except as expressly supplemented hereby, the Second Lien Inter-creditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Parent Borrower as specified in the Second Lien Intercreditor Agreement.

SECTION 8. The Parent Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

Annex II-2

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by:

[ ], as Designated Senior Representative

By:
Name:
Title:

[ ], as Designated Second Priority Representative

By:
Name:
Title:

Annex II-3

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [            ], 201[  ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 201[  ] (the “Second Lien Intercreditor Agreement”), among Sky Growth Intermediate Holdings II Corporation, a Delaware corporation (“Holdings”), Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Parent Borrower”), certain subsidiaries and affiliates of the Parent Borrower (each a “Grantor”), Bank of America, N.A., as Administrative Agent under the Credit Agreement, [                                        ], as Initial Second Priority Representative, and the additional Representatives from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. As a condition to the ability of the Parent Borrower to incur Second Priority Debt and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors, in each case under and pursuant to the Second Priority Collateral Documents relating thereto, the Second Priority Class Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement as Second Priority Debt Obligations and Second Priority Debt Parties, respectively, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement as Second Priority Debt Obligations and Second Priority Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

Annex III-1

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Inter-creditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Parent Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

Annex III-2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

[ ], as Designated Senior Representative

By:
Name:
Title:

Annex III-3

Acknowledged by:

PAR PHARMACEUTICAL COMPANIES, INC.

By:
Name:
Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Annex III-4

Schedule I to the

Representative Supplement to the

Second Lien Intercreditor Agreement

Grantors

Par, Inc.

Kali Laboratories, Inc.

Anchen Incorporated

Anchen Pharmaceuticals, Inc.

Annex III-5

ANNEX IV

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [            ], 201[  ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 201[  ] (the “Second Lien Intercreditor Agreement”), among Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Parent Borrower”), certain subsidiaries and affiliates of the Parent Borrower (each a “Grantor”), Bank of America, N.A., as Administrative Agent under the Credit Agreement, [                                        ], as Initial Second Priority Representative, and the additional Representatives from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. As a condition to the ability of the Parent Borrower to incur Senior Class Debt after the date of the Second Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents relating thereto, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement as Second Priority Debt Obligations and Additional Senior Debt Parties, respectively, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement as Second Priority Debt Obligations and Additional Senior Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

Annex IV-1

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Second Lien Inter-creditor Agreement as Senior Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Inter-creditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Parent Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

Annex IV-2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

[ ], as Designated Senior Representative

By:
Name:
Title:

Annex IV-3

Acknowledged by:

PAR PHARMACEUTICAL COMPANIES, INC.

By:
Name:
Title:

SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Annex IV-4

Schedule I to the

Representative Supplement to the

Second Lien Intercreditor Agreement

Grantors

Par, Inc.

Kali Laboratories, Inc.

Anchen Incorporated

Anchen Pharmaceuticals, Inc.

Annex IV-5

EXHIBIT T

[FORM OF]

FIRST LIEN INTERCREDITOR AGREEMENT

among

SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION,

as Holdings,

PAR PHARMACEUTICAL COMPANIES, INC.,

as Parent Borrower,

the other Grantors party hereto,

BANK OF AMERICA, N.A.,

as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties,

BANK OF AMERICA, N.A.,

as Authorized Representative for the Credit Agreement Secured Parties,

[                                         ],

as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

dated as of [            ], 201[  ]

FIRST LIEN INTERCREDITOR AGREEMENT, dated as of [            ], 201[  ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION, a Delaware corporation (“Holdings”), PAR PHARMACEUTICAL COMPANIES, INC., a Delaware corporation (the “Parent Borrower”), the other Grantors (as defined below) from time to time party hereto, BANK OF AMERICA, N.A., as administrative agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), BANK OF AMERICA, N.A., as Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below), the Notes Collateral Agent (as defined below) and Authorized Representative for the Initial Additional First-Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the other Additional First-Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent, the Credit Agreement Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First-Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional First-Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional First-Lien Documents” means, with respect to the Initial Additional First-Lien Obligations or any other Additional First-Lien Obligations, the notes, indentures, security documents and other operative agreements evidencing or governing such Indebtedness and the Liens securing such Indebtedness, including the Initial Additional First-Lien Documents and the Additional First-Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Additional First-Lien Obligations or any other Additional First-Lien Obligations.

“Additional First-Lien Obligations” means collectively (1) the Initial Additional First-Lien Obligations and (2) all amounts owing pursuant to the terms of any Series of Additional Senior Class Debt designated as Additional First-Lien Obligations pursuant to Section 5.13 hereof after the date hereof, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest that accrues after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy

Case), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional First-Lien Document.

“Additional First-Lien Secured Party” means the holders of any Additional First-Lien Obligations and any Authorized Representative with respect thereto, and shall include the Initial Additional First-Lien Secured Parties.

“Additional First-Lien Security Document” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that creates Liens on any assets or properties of any Grantor to secure the Additional First-Lien Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Administrative Agent” has the meaning assigned to such term in the definition of “Credit Agreement” and shall include any successor administrative agent (including as a result of any Refinancing or other modification of the Credit Agreement permitted by Section 2.08).

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means at any time from and after the time that the Notes Collateral Agent becomes the Controlling Collateral Agent, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional First-Lien Obligations or the Initial Additional First-Lien Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional First-Lien Obligations or Additional First-Lien Secured Parties that become subject to this Agreement after the date hereof, the collateral agent named as authorized representative for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Collateral” means all assets and properties subject to Liens created pursuant to any First-Lien Security Document to secure one or more Series of First-Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional First-Lien Obligations, the Notes Collateral Agent and (iii) in the case of any other Series of Additional First-Lien Obligations, the collateral agent named as Authorized Representative for such Series in the applicable Joinder Agreement.

“Controlling Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Notes Collateral Agent (acting on the instructions of the Applicable Authorized Representative).

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First-Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of September 28, 2012, among Holdings, the Parent Borrower, Par Pharmaceutical, Inc. (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each a “Borrower”), the lenders from time to time party thereto, the Administrative Agent and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement Collateral Documents” means the Security Agreement, the other Collateral Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing any Credit Agreement Obligations.

“Credit Agreement Obligations” means all “Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First-Lien Obligations, the date on which such Series of First-Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First-Lien Obligations secured by such Shared Collateral under an Additional First-Lien Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Notes Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“First-Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional First-Lien Obligations.

“First-Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional First-Lien Secured Parties with respect to each Series of Additional First-Lien Obligations.

“First-Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional First-Lien Security Documents.

“Grantors” means Holdings, the Parent Borrower, the other Borrowers and each of the Guarantors (as defined in the Credit Agreement) which has granted a security interest pursuant to any First-Lien Security Document to secure any Series of First-Lien Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional First-Lien Agreement” mean that certain [Indenture] [Other Agreement], dated as of [                    ], among the Parent Borrower, [the Guarantors identified therein,] and [                                        ], as [trustee], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Initial Additional First-Lien Documents” means the Initial Additional First-Lien Agreement, the debt securities issued thereunder, the Initial Additional First-Lien Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness.

“Initial Additional First-Lien Obligations” means the [Obligations] as such term is defined in the Initial Additional First-Lien Security Agreement.

“Initial Additional First-Lien Secured Parties” means the Notes Collateral Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional First-Lien Obligations issued pursuant to the Initial Additional First-Lien Agreement.

“Initial Additional First-Lien Security Agreement” means the security agreement, dated as of the date hereof, among the Parent Borrower, the other Borrowers party thereto, the Notes Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Parent Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Parent Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Parent Borrower or any other Grantor or any similar case or proceeding relative to the Parent Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Parent Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Parent Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, the Authorized Representative of the Series of Additional First-Lien Obligations, if any, that constitutes the largest outstanding principal amount of any then outstanding Series of First-Lien Obligations (including the Credit Agreement Obligations) and (ii) at any time when the Notes Collateral Agent is the Controlling Collateral Agent, the Authorized Representative of the Series of Additional First-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First-Lien Obligations (other than Credit Agreement Obligations) with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is [180] days (throughout which [180] day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional First-Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First-Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent or the Credit Agreement Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First-Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Notes Collateral Agent” means (a) prior to the Discharge of the Initial Additional First-Lien Obligations, [                                        ] and (b) after the Discharge of the Initial Additional First-Lien Obligations, the Authorized Representative for the Series of Additional First-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional First-Lien Obligations.

“Parent Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First-Lien Security Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement), (ii) each Initial Additional First-Lien Document, and (iii) each Additional First-Lien Document for Additional First-Lien Obligations incurred after the date hereof.

“Security Agreement” means the “Security Agreement,” dated as of [            ], 2012, among Holdings, the Parent Borrower, the other Grantors party thereto, the Administrative Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Series” means (a) with respect to the First-Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First-Lien Secured Parties (in their capacities as such), and (iii) the Additional First-Lien Secured Parties (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First-Lien Secured Parties) and (b) with respect to any First-Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional First-Lien Obligations, and (iii) the Additional First-Lien Obligations incurred after the date hereof pursuant to any Additional First-Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First-Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Lien Obligations hold a valid and perfected security interest at such time. If more than two Series of First-Lien Obligations are outstanding at any time and the holders of less than all Series of First-Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First-Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Trustee” has the meaning assigned to such term in Section 5.17.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

SECTION 1.03 Impairments. It is the intention of the First-Lien Secured Parties of each Series that the holders of First-Lien Obligations of such Series (and not the First-Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First-Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First-Lien Obligations), (y) any of the First-Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First-Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First-Lien Obligations) on a basis ranking prior to the security interest of such Series of First-Lien Obligations but junior to the security interest of any other Series of First-Lien Obligations or (ii) the existence of any Collateral for any other Series of First-Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First-Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Material Real Property (as defined in the Credit Agreement) subject to a mortgage that applies to all First-Lien Obligations shall not be deemed to be an Impairment of any Series of First-Lien Obligations. In the event of any Impairment with respect to any Series of First-Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First-Lien Obligations, and the rights of the holders of such Series of First-Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First-Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First-Lien Obligations subject to such Impairment. Additionally, in the event the First-Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First-Lien Obligations or the First-Lien Security Documents governing such First-Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Controlling Collateral Agent or any First-Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Parent Borrower or any other Grantor or any First-Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by the Controlling Collateral Agent or any First-Lien Secured Party on account of such enforcement of rights or remedies or received by the Controlling Collateral Agent or any First-Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First-Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First-Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First-Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after payment of all First-Lien Obligations, to the Parent Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First-Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First-Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other

Series of First-Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First-Lien Obligations with respect to which such Impairment exists.

(b) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First-Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First-Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First-Lien Secured Party hereby agrees that the Liens securing each Series of First-Lien Obligations on any Shared Collateral shall be of equal priority.

(c) Notwithstanding anything in this Agreement or any other First-Lien Security Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Credit Agreement Collateral Agent pursuant to Section 2.03(g), 2.17 or Article 8 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Only the Controlling Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional First-Lien Secured Party shall or shall instruct any Collateral Agent to, and neither the Notes Collateral Agent nor any other Collateral Agent that is not the Controlling Collateral Agent shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional First-Lien Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b) With respect to any Shared Collateral at any time when the Notes Collateral Agent is the Controlling Collateral Agent, (i) the Controlling Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Controlling Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First-Lien Secured Party other than the Applicable

Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First-Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Controlling Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First-Lien Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable Additional First-Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

(c) Notwithstanding the equal priority of the Liens securing each Series of First-Lien Obligations, the Controlling Collateral Agent may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First-Lien Secured Party, the Controlling Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d) Each of the First-Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First-Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03 No Interference; Payment Over.

(a) Each First-Lien Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First-Lien Obligations of any Series or any First-Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First-Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Controlling Collateral Agent or any other First-Lien Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any

Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other First-Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any other First-Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent, any Applicable Authorized Representative or any other First-Lien Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent, such Applicable Authorized Representative or other First-Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Controlling Collateral Agent or any other First-Lien Secured Party to enforce this Agreement.

(b) Each First-Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First-Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First-Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First-Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.04 Automatic Release of Liens; Amendments to First-Lien Security Documents.

(a) If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of each Series of First-Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.

(b) Each Collateral Agent and Authorized Representative agrees to execute and deliver all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Parent Borrower or any of its Subsidiaries. The parties hereto acknowledge that the provisions of this Agreement are intended to be enforceable as contemplated by Section 510(a) of the Bankruptcy Code.

(b) If the Parent Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each First-Lien Secured Party (other than any Controlling Secured Party or the Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent (in the case of the Notes Collateral Agent, acting on the instructions of the Applicable Authorized Representative) shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First-Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First-Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First-Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First-Lien Secured Parties (other than any Liens of the First-Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First-Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First-Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First-Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First-Lien Obligations, such amount is applied pursuant to Section 2.01, and (D) if any First-Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that this Agreement shall not limit the right of the First-Lien Secured Parties of each Series to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First-Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First-Lien Secured Parties receiving adequate protection shall not object to any other First-Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First-Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06 Reinstatement. In the event that any of the First-Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First-Lien Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance. As between the First-Lien Secured Parties, the Controlling Collateral Agent shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08 Refinancings, etc. The First-Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced (in whole or in part) or otherwise amended or modified from time to time, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refi-nancing transaction under any Secured Credit Document) of any First-Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09 Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a) The Possessory Collateral shall be delivered to the Credit Agreement Collateral Agent and the Credit Agreement Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First-Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Collateral Agent is not the Controlling Collateral Agent, the Credit Agreement Collateral Agent shall, at the request of the Notes Collateral Agent, promptly deliver all Possessory Collateral to the Notes Collateral Agent together with any necessary endorsements (or otherwise allow the Notes Collateral Agent to obtain control of such Possessory Collateral). The Parent Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith.

(b) The Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First-Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(c) The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First-Lien Secured Party for purposes of perfecting the Lien held by such First-Lien Secured Parties thereon.

SECTION 2.10 Amendments to Security Documents.

(a) Without the prior written consent of the Credit Agreement Collateral Agent, each Additional First-Lien Secured Party agrees that no Additional First-Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional First-Lien Security Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) Without the prior written consent of the Notes Collateral Agent, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c) In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on a certificate of an authorized officer of the Parent Borrower.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First-Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First-Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Parent Borrower. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First-Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

The Controlling Collateral Agent

ARTICLE 4.01 Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the First-Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First-Lien Security Documents, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First-Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other First-Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First-Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First-Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Except with respect to any actions expressly prohibited or required to be taken by this Agreement, each of the First-Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First-Lien Obligations or any other First-Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the First-Lien Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First-Lien Security Documents or any other agreement related thereto or to the collection of the First-Lien Obligations or the valuation, use, protection or release of any security for the First-Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First-Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Parent Borrower or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First-Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First-Lien Obligations for whom such Collateral constitutes Shared Collateral.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Credit Agreement Collateral Agent, to it at [                                        ], Attention of [            ] (Fax No. [            ]);

(b) if to the Initial Additional Authorized Representative, to it at [                                        ], Attention of [            ] (Fax No. [            ]);

(c) if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Parent Borrower’s consent or which increases the obligations or reduces the rights of or otherwise materially adversely affects the Parent Borrower or any other Grantor, with the consent of the Parent Borrower).

(c) Notwithstanding the foregoing, without the consent of any First-Lien Secured Party (and with respect to any termination, waiver, amendment or modification which by the terms of this Agreement requires the Parent Borrower’s consent or which increases the obligations or reduces the rights of or otherwise materially adversely affects the Parent Borrower or any other Grantor, with the consent of the Parent Borrower), any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional First-Lien Secured Parties and Additional First-Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof.

(d) Notwithstanding the foregoing, in connection with any Refinancing of First-Lien Obligations of any Series, or the incurrence of Additional First-Lien Obligations of any Series, the Collateral Agents and the Authorized Representatives then party hereto shall enter (and are hereby authorized to enter without the consent of any other First-Lien Secured Party or any Loan Party), at the request of any Collateral Agent, any Authorized Representative or the Parent Borrower, into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing or such incurrence and are reasonably satisfactory to each such Collateral Agent and each such Authorized Representative, provided that any Collateral Agent or Authorized Representative may condition its execution and delivery of any such amendment or modification on a receipt of a certificate from an authorized officer of the Parent Borrower to the effect that such Refinancing or incurrence is permitted by the then existing Secured Credit Documents.

SECTION 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First-Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.06 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08 Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the First-Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First-Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any First-Lien Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the First-Lien Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control.

SECTION 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Lien Secured Parties in relation to one another. None of the Parent Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional First-Lien Documents), and none of the Parent Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First-Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13 Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of the then extant Secured Credit Documents, the Borrowers may incur additional indebtedness after the date hereof that is secured on an equal and ratable basis by the Liens securing the First-Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First-Lien Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Authorized Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement as an Authorized Representative by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative to become a party to this Agreement as an Authorized Representative,

(i) such Additional Senior Class Debt Representative, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered a Joinder Agreement (with such changes as may be reasonably approved by such Collateral Agent and Additional Senior Class Debt Representative) pursuant to which such Additional

Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative constitutes Additional First-Lien Obligations and the related Additional Senior Class Debt Parties become subject hereto and bound hereby as Additional First-Lien Secured Parties;

(ii) the Parent Borrower shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional First-Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by an authorized officer of the Parent Borrower and (y) identified in a certificate of an authorized officer the obligations to be designated as Additional First-Lien Obligations and the initial aggregate principal amount or face amount thereof and certified that such obligations are permitted to be incurred and secured on a pari passu basis with the then extant First-Lien Obligations and by the terms of the then extant Secured Credit Documents;

(iii) all filings, recordations and/or amendments or supplements to the First-Lien Security Documents necessary or desirable in the reasonable judgment of the Notes Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of the Notes Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Notes Collateral Agent); and

(iv) the Additional First-Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an Additional Senior Class Debt Representative and each Grantor in accordance with this Section 5.13, the Notes Collateral Agent will continue to act in its capacity as Notes Collateral Agent in respect of the then existing Authorized Representatives (other than the Administrative Agent) and such additional Authorized Representative.

SECTION 5.14 Agent Capacities. Except as expressly provided herein or in the Credit Agreement Collateral Documents, Bank of America, N.A. is acting in the capacities of Administrative Agent and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Additional First-Lien Security Documents, [                                        ] is acting in the capacity of Notes Collateral Agent solely for the Additional First-Lien Secured Parties. Except as expressly set forth herein, none of the Administrative Agent, the Credit Agreement Collateral Agent or the Notes Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.

SECTION 5.15 Integration. This Agreement together with the other Secured Credit Documents and the First-Lien Security Documents represents the agreement of each of the Grantors and the First-Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Collateral Agent, or any other First-Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents.

SECTION 5.16 Additional Grantors. The Parent Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex III. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Administrative Agent, the Initial Additional Authorized Representative and each additional Authorized Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.17 Administrative Agent and Representative. It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article 9 of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Administrative Agent hereunder and (b) [    ] is entering into this Agreement in its capacity as [Trustee] under [indenture] (the “Trustee”) and the provisions of Article [    ] of such indenture applicable to the Trustee thereunder shall also apply to the Trustee hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A., as Credit Agreement Collateral Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as Authorized Representative for the Credit Agreement Secured Parties

By:
Name:
Title:

[ ], as Notes Collateral Agent and as Initial Additional Authorized Representative

By:
Name:
Title:

S-1

PAR PHARMACEUTICAL COMPANIES, INC.

By:
Name:
Title:

SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

S-2

ANNEX I

Grantors

Schedule 1

Par, Inc.

Kali Laboratories, Inc.

Anchen Incorporated

Anchen Pharmaceuticals, Inc.

ANNEX I-1

ANNEX II

[FORM OF] JOINDER NO. [    ] dated as of [            ], 201[  ] (this “Joinder”), to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of [            ], 201[  ] (the “First Lien Inter-creditor Agreement”), among SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION, a Delaware corporation (“Holdings”), PAR PHARMACEUTICAL COMPANIES INC., a Delaware corporation (the “Parent Borrower”), and certain subsidiaries and affiliates of the Parent Borrower (each, a “Grantor”), BANK OF AMERICA, N.A., as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the First-Lien Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), BANK OF AMERICA, N.A., as Authorized Representative for the Credit Agreement Secured Parties, [                                        ] as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.1

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. As a condition to the ability of the Parent Borrower to incur Additional First-Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional First-Lien Security Documents relating thereto, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien Intercreditor Agreement. Section 5.13 of the First Lien Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the First Lien Intercreditor Agreement as Additional First-Lien Obligations and Additional First-Lien Secured Parties, respectively, upon the execution and delivery by the Senior Debt Class Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.13 of the First Lien Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder in accordance with the requirements of the First Lien Inter-creditor Agreement and the First-Lien Security Documents.

[1]	In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent

ANNEX II-1

Accordingly, each Collateral Agent, each Authorized Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 5.13 of the First Lien Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the First Lien Intercreditor Agreement as Additional First-Lien Obligations and Additional First-Lien Secured Parties, with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Additional First-Lien Secured Parties. Each reference to an “Authorized Representative” in the First Lien Intercreditor Agreement shall be deemed to include the New Representative. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other First-Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [trustee/administrative agent and] collateral agent, (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (iii) the Additional First-Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Additional First-Lien Secured Parties.

SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

ANNEX II-2

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.

SECTION 8. The Parent Borrower agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel, in each case as required by the applicable Secured Credit Documents.

ANNEX II-3

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] and as collateral agent for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

ANNEX II-4

Acknowledged by:

BANK OF AMERICA, N.A., as the Credit Agreement Collateral Agent and Authorized Representative,

By:
Name:
Title:

[ ], as the Initial Additional Authorized Representative [and the Notes Collateral Agent],

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

PAR PHARMACEUTICAL COMPANIES, INC. as Parent Borrower

By:
Name:
Title:

SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION, as Holdings

By:
Name:
Title:

THE OTHER GRANTORS LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

ANNEX II-5

Schedule I to the

Joinder to the

First Lien Intercreditor Agreement

Grantors

Par, Inc.

Kali Laboratories, Inc.

Anchen Incorporated

Anchen Pharmaceuticals, Inc.

Schedule I-1

ANNEX III

SUPPLEMENT NO. [    ] dated as of [            ], 201[  ] (this “Supplement”), to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of [            ], 201[  ] (the “First Lien Intercreditor Agreement”), among SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION, a Delaware corporation (“Holdings”), PAR PHARMACEUTICAL COMPANIES, INC., a Delaware corporation (the “Parent Borrower”), certain subsidiaries and affiliates of the Parent Borrower (each a “Grantor”), Bank of America, N.A., as Administrative Agent under the Credit Agreement, [                                        ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. The Grantors have entered into the First Lien Intercreditor Agreement. Pursuant to the Credit Agreement and certain Additional First-Lien Documents, certain newly acquired or organized Subsidiaries of the Parent Borrower are required to enter into the First Lien Intercreditor Agreement. Section 5.16 of the First Lien Intercreditor Agreement provides that such Subsidiaries may become party to the First Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement and the Additional First-Lien Documents.

Accordingly, each Authorized Representative and the New Subsidiary Grantor agree as follows:

SECTION 1. In accordance with Section 5.16 of the First Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the First Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the First Lien In-tercreditor Agreement shall be deemed to include the New Grantor. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to each Authorized Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Law and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when each Authorized Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

ANNEX III-1

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Parent Borrower as specified in the First Lien Intercreditor Agreement.

SECTION 8. The Parent Borrower agrees to reimburse each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for each Authorized Representative as required by the applicable Loan Documents.

ANNEX III-2

IN WITNESS WHEREOF, the New Grantor, and each Authorized Representative have duly executed this Supplement to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by:

BANK OF AMERICA, N.A., as the Credit Agreement Collateral Agent and Authorized Representative,

By:
Name:
Title:

[ ], as the Initial Additional Authorized Representative [and the Notes Collateral Agent and],

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

ANNEX III-3

Exhibit U

FIRST LIEN MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING

by and from

                                         “Mortgagor”

to

BANK OF AMERICA, N.A.,

in its capacity as Administrative Agent

Dated as of             , 2012

Location: County: State:

Legal Description: See Attached Exhibit A

THE SECURED PARTY (AGENT) DESIRES THIS FIXTURE FILING TO BE INDEXED AGAINST

THE RECORD OWNER OF THE REAL ESTATE DESCRIBED HEREIN

PREPARED IN CONSULTATION WITH COUNSEL IN THE STATE IN WHICH THE MORTGAGED

PROPERTY IS LOCATED AND RECORDING REQUESTED BY,

AND WHEN RECORDED MAIL TO:

Athy A. O’Keeffe, Esq.

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

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FIRST LIEN MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING

THIS FIRST LIEN MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING (this “Mortgage”) is dated as of             , 2012 by and from                                          (“Mortgagor”), whose address is                                          to BANK OF AMERICA, N.A., a national banking association, as administrative agent and as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Agent”) for the Secured Parties, having an address at [                                        ].

WHEREAS, the Borrower has entered into the Credit Agreement pursuant to which the Lenders have agreed to provide certain Loans, subject to the terms and conditions contained in the Credit Agreement.

[WHEREAS, the Mortgagor has, pursuant to the Guaranty, among other things, guaranteed the obligations of the Borrower under the Credit Agreement and the other Loan Documents.]1

WHEREAS, pursuant to the Credit Agreement, the Mortgagor is entering into this Mortgage in order to grant to the Agent for the ratable benefit of the Secured Parties a security interest in and lien on the Mortgaged Property (as hereinafter defined).

WHEREAS, the Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement, the Hedge Banks have agreed to enter into and/or maintain one or more Secured Hedge Agreements and the Cash Management Banks have agreed to enter into and/or maintain one or more Secured Cash Management Agreements, on the terms and conditions set forth in the Credit Agreement, in such Secured Hedge Agreements and in such Secured Cash Management Agreements, as applicable. The obligations of the Lenders to extend such credit, the obligation of the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements and the obligation of the Cash Management Banks to enter into and/or maintain such Secured Cash Management Agreements, are, in each case, conditioned upon, among other things, the execution and delivery of this Mortgage by the Mortgagor. [The Mortgagor will derive substantial direct and indirect benefits from (i) the extensions of credit to the Borrower pursuant to the Credit Agreement, (ii) the entering into and/or maintaining by the Hedge Banks of Secured Hedge Agreements with the Borrower and/or one or more of its Restricted Subsidiaries, and (iii) the entering into and/or maintaining by the Cash Management Banks of Secured Cash Management Agreements with the Borrower and/or one or more of its Restricted Subsidiaries, and are willing to execute and deliver this Mortgage in order to induce the Lenders to extend such credit, the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements and the Cash Management Banks to enter into and/or maintain such Secured Cash Management Agreements.]2 Accordingly, the parties hereto agree as follows.

[1]	INCLUDE ONLY IF THE MORTGAGOR IS NOT THE BORROWER BUT A GUARANTOR.
[2]	INCLUDE ONLY IF THE MORTGAGOR IS NOT THE BORROWER BUT A GUARANTOR.

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[ANY PROVISION HEREIN TO THE CONTRARY NOTWITHSTANDING, THE MAXIMUM PRINCIPAL INDEBTEDNESS WHICH IS SECURED BY OR WHICH BY ANY CONTINGENCY MAY BE SECURED BY THIS MORTGAGE IS $         (THE “SECURED AMOUNT”).]3

1.	DEFINITIONS

1.1 Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in that Credit Agreement dated as of September 28, 2012 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement” which term shall also include any modification extending the maturity date or any increase in the amount of or altering the indebtedness or obligations under the Credit Agreement), among the Parent Borrower, Holdings, the Co-Borrower, the other parties party thereto from time to time and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. As used herein, the following terms shall have the following meanings:

(a) “Obligations”: shall mean “Secured Obligations” as defined in or hereafter contracted with respect to the Security Agreement, which term shall also include, without limitation, any modification extending the maturity date, or any increase, alteration or restructure of the amount of the indebtedness or obligations under the Credit Agreement.

(b) “Permitted Liens”: Liens described in Section 7.01 of the Credit Agreement.

(c) “Mortgaged Property”: All the fee and other interests in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate in such real property as hereafter may be acquired by Mortgagor (the “Land”), and all of Mortgagor’s right, title and interest in and to (1) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all fixtures, materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”), (3) all goods, accounts, general intangibles, instruments,

[3]	TO BE INCLUDED ONLY WHERE RECOMMENDED BY LOCAL COUNSEL.

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documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”), (4) all reserves, escrows or impounds required under the Credit Agreement or any of the other Loan Documents and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”), (5) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) to which Mortgagor is a party which grant to any Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (6) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (7) to the extent permitted by applicable law and to the extent assignable without violating the terms thereof or requiring the consent of third parties, all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (8) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (9) all property tax refunds payable to Mortgagor with respect to the Mortgaged Property (the “Tax Refunds”), (10) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (11) subject to the provisions of the Credit Agreement, all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), and (12) subject to the provisions of the Credit Agreement, all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

(d) “UCC”: The Uniform Commercial Code of [    ] or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than [        ], then, as to the matter in question, the Uniform Commercial Code in effect in that state.

2.	GRANT

2.1 Grant. To secure the full and timely payment and performance of the Obligations, Mortgagor MORTGAGES, GIVES, GRANTS, BARGAINS, ASSIGNS, and SELLS, CONVEYS and CONFIRMS to Agent (for the ratable benefit of the Secured Parties), the Mortgaged Property, subject, however, only to Permitted Encumbrances(defined below) and Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Agent (for the ratable benefit of the Secured Parties), and Mortgagor does hereby bind itself, its successors and assigns

4

to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Agent; provided, however, that notwithstanding the foregoing, no security interest or lien is hereby granted in any Excluded Assets.

[2.2 Treatment of Borrowings and Repayments. Pursuant to the Credit Agreement, the Obligations may increase and decrease from time to time as the Secured Parties advance, Borrower repays, and the Secured Parties re-advance sums pursuant to the Credit Agreement. For purposes of this Mortgage, so long as the balance of the Obligations equals or exceeds the Secured Amount, the amount of the Obligations secured by this Mortgage shall at all times equal only the Secured Amount. Such Secured Amount represents only a portion of the first sums advanced by the Secured Parties in respect of the Obligations.

2.3 Reduction of Secured Amount. The Secured Amount shall be reduced only by the last and final sums that Borrower repays with respect to the Obligations and shall not be reduced by any intervening repayments of the Obligations. So long as the balance of the Obligations exceeds the Secured Amount, any payments and repayments of the Obligations shall not be deemed to be applied against, or to reduce, the portion of the Obligations secured by this Mortgage.]4

3.	WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Agent as follows:

3.1 Title to Mortgaged Property and Lien of This Instrument. Mortgagor owns or has good title to the interest it purports to hold in the Mortgaged Property free and clear of any liens, claims or interests, except the matters set forth on Exhibit B attached hereto (the “Permitted Encumbrances”) and Permitted Liens. This Mortgage creates valid, enforceable first priority liens and security interests against the Mortgaged Property, except for Permitted Encumbrances and Permitted Liens, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

3.2 First Lien Status. Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage. If any lien or security interest other than a Permitted Encumbrance or Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Agent a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same as required by and in compliance with the Credit Agreement (including, if applicable under the Credit Agreement, the requirement of providing a bond or other security satisfactory to Agent).

[4]	TO BE INCLUDED ONLY WHERE RECOMMENDED BY LOCAL COUNSEL.

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3.3 Payment and Performance. Mortgagor covenants and agrees that, so long as any Lender shall have any Commitment or any Loan or other Obligation (other than (a) contingent indemnification obligations and (b) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Bank and/or Cash Management Bank shall have been made) and Letters of Credit are outstanding (other than Letters of Credit that are Cash Collateralized or backstopped by a letter of credit in form and substance reasonably satisfactory to the Administrative Agent or a deemed reissuance under another facility as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), Mortgagor shall perform and observe all of the terms, covenants and agreements set forth in the Loan Documents on its part to be performed or observed [(including without limitation the Guaranty)]5 or that Borrower has agreed to cause Mortgagor to perform or observe when they are required to be performed or observed.

3.4 Replacement of Fixtures and Personalty. Mortgagor shall not, without the prior written consent of Agent, permit any of the Fixtures or Personalty owned or leased by Mortgagor to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or is permitted to be removed by the Credit Agreement.

3.5 Inspection. Pursuant to and subject to the limitations of Section 6.10 of the Credit Agreement, Mortgagor shall permit Agent, and the other Secured Parties, and their respective agents, representatives and employees, upon reasonable prior notice to Mortgagor, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon.

3.6 Insurance; Condemnation Awards and Insurance Proceeds.

(a) Insurance. Mortgagor shall maintain insurance with respect to the Mortgaged Property in accordance with the requirements set forth in the Credit Agreement, with Agent named as mortgagee, loss payee and additional insured. All proceeds of insurance policies maintained hereunder shall be applied in accordance with the terms of the Credit Agreement.

(b) Condemnation Awards. All Condemnation Awards awarded to Mortgagor shall be reinvested and/or applied in accordance with the terms of the Credit Agreement.

(c) Insurance Proceeds. All proceeds of any insurance policies required under the Loan Documents relating to the Mortgaged Property shall be reinvested and/or applied in accordance with the terms of the Credit Agreement.

[5]	INCLUDE ONLY IF THE MORTGAGOR IS NOT THE BORROWER.

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4.	DEFAULT AND FORECLOSURE[6]

4.1 Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent may, at Agent’s election, exercise any or all of the following rights, remedies and recourses:

(a) Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default, and without Agent’s prior written consent, Agent may invoke any legal remedies to dispossess Mortgagor.

(c) Operation of Mortgaged Property. Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Agent may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Agent deems necessary or desirable), and apply all Rents and other amounts collected by Agent in connection therewith in accordance with the provisions of Section 4.7.

(d) Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Agent or any of the Secured Parties may be a purchaser at such sale. If Agent or such other Secured Party is the highest bidder, Agent or such other Secured Party may credit the portion of the purchase price that would be distributed to Agent or such other Secured Party against the Obligations in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived. In the event any foreclosure advertisement is running or has run at the time of such appointment of a successor trustee, the successor trustee may consummate the advertised sale without the necessity of republishing such advertisement. The making of oath or giving of bond by the Agent or any successor agent is expressly waived.

[6]	LOCAL COUNSEL TO ADVISE

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(e) Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Obligations, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 4.7.

(f) Other. Exercise, with respect to the Mortgaged Property only, all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.

(g) Remedies Subject to the Credit Agreement. Notwithstanding anything to the contrary in this Mortgage, the rights, remedies and recourses of the Agent and the Secured Parties shall be subject to Section 8.02 of the Credit Agreement.

4.2 Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Agent in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

4.3 Remedies Cumulative, Concurrent and Nonexclusive. Agent shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Agent, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Agent in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

4.4 Release of and Resort to Collateral. Agent may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Obligations, Agent may resort to any other security in such order and manner as Agent may elect.

4.5 Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) to the extent not inconsistent with the terms of the Credit Agreement [and the

8

Guaranty]7, all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default other than any notices specifically required to be given under any Loan Document, (c) all notices of Agent’s election to exercise or the actual exercise of any right, remedy or recourse provided for under any Loan Document, other than any notices specifically required to be given under any Loan Document, and (d) any right to a marshalling of assets or a sale in inverse order of alienation.

4.6 Discontinuance of Proceedings. If Agent or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Agent or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Agent and the other Secured Parties shall be restored to their former positions with respect to the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Agent and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Agent or any other Secured Party thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

4.7 Application of Proceeds. The Agent shall apply the proceeds of any collection or sale of the Mortgaged Property in accordance with the provisions of Section 8.03 of the Credit Agreement. The Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage. Upon any sale of the Mortgaged Property by the Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Agent or such officer or be answerable in any way for the misapplication thereof. It is understood and agreed that the Mortgagor shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Mortgaged Property and the aggregate amount of the Obligations.

4.8 Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 4.1(d) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

[7]	INCLUDE ONLY IF THE MORTGAGOR IS NOT THE BORROWER.

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4.9 Additional Advances and Disbursements; Costs of Enforcement.

(a) Upon the occurrence and during the continuance of any Event of Default, Agent and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All sums advanced and expenses incurred at any time by Agent or any other Secured Party under this Section 4.9, or otherwise under this Mortgage or any of the other Loan Documents or applicable law, shall, subject to any limitations thereon contained in any Loan Document, be payable on demand and shall bear interest from and including the date that such sum is advanced or expense incurred, to and excluding the date of reimbursement, at the Default Rate, and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b) Mortgagor shall, in accordance with Section 10.04 of the Credit Agreement, pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage, or the enforcement, compromise or settlement of the Obligations or any claim under this Mortgage, and for the curing thereof, or for defending or asserting the rights and claims of Agent and the other Secured Parties in respect thereof, by litigation or otherwise.

4.10 No Agent in Possession. Neither the enforcement of any of the remedies under this Article 4, the assignment of the Rents and Leases under Article 5, the security interests under Article 6, nor any other remedies afforded to Agent under the Loan Documents, at law or in equity shall cause Agent or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Agent or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

5.	ASSIGNMENT OF RENTS AND LEASES

5.1 Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Agent all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Agent to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice to Mortgagor by Agent (any such notice

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being hereby expressly waived by Mortgagor to the extent permitted by applicable law). The right of Agent to collect and receive the rents, income and profits from the Leases or to take possession of the Mortgaged Property or to exercise any of the rights or powers herein granted to Agent shall, to the extent not prohibited by law, also extend to the period from and after the filing of any suit or the taking of other actions to foreclose the lien of this Mortgage, including any period allowed by law for the redemption of the Mortgaged Property after any foreclosure sale. The acceptance by Agent of the assignment contained within this Section 5.1, with all of the rights, powers, privileges and authority so created, shall not, prior to entry upon and taking possession of the Mortgaged Property by Agent, be deemed or construed to constitute Agent a mortgagee in possession nor thereafter or in any event to impose any obligation whatsoever upon the Agent to appear in or defend any action or proceeding relating to the leases or agreements assigned hereunder or the Mortgaged Property, or to take any action hereunder, or to expend any money or incur any expenses, or perform or discharge any obligation, duty or liability under the leases and agreements assigned hereunder, or to assume any obligation or responsibility for any security deposits or other deposits delivered to the Mortgagor by any tenant and not assigned and delivered to Agent or render Agent liable in any way for any repair, injury or damage to person or property sustained by any person, firm or corporation in or about the Mortgaged Property.

5.2 Perfection Upon Recordation. Mortgagor acknowledges that Agent has taken all actions necessary to obtain, and that upon recordation of this Mortgage Agent shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage, Agent’s interest in the Rents shall be deemed to be present and fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

5.3 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Agent agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor that comprises the Mortgaged Property and was acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

5.4 No Merger of Estates. So long as part of the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Agent, any tenant or any third party by purchase or otherwise.

6.	SECURITY AGREEMENT

6.1 Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to

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the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Agent a first and prior security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment and performance of the Obligations, and agrees that Agent shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Agent with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor. In the event of any inconsistency between the terms of this Mortgage and the terms of the Security Agreement with respect to Personalty and Deposit Accounts, the Security Agreement shall control and govern to the extent of any such inconsistency; in the event of any inconsistency between the terms of this Mortgage and the terms of the Security Agreement with respect to all other Mortgaged Property, this Mortgage shall control and govern to the extent of any such inconsistency.

6.2 Financing Statements. Mortgagor shall prepare and deliver to Agent such financing statements, and shall execute and deliver to Agent such documents, instruments and further assurances, in each case in form and substance satisfactory to Agent, as Agent may, from time to time, reasonably consider necessary to create, perfect and preserve Agent’s security interest hereunder. Mortgagor hereby irrevocably authorizes Agent to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve Agent’s security interest in the Mortgaged Property hereunder. Mortgagor represents and warrants to Agent that Mortgagor’s jurisdiction of organization is the State of [            ]. After the date of this Mortgage, Mortgagor shall not change its name, type of organization, organizational identification number (if any), jurisdiction of organization or location (within the meaning of the UCC) without complying in full with the terms of the Loan Documents with respect to any such changes.

6.3 Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. The information provided in this Section 6.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage preceding Article 1. Agent is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Mortgage preceding Article 1. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in this Mortgage. Mortgagor represents and warrants to Agent that Mortgagor is the record owner of the Mortgaged Property, [the employer identification number of Mortgagor is [            ]] and the organizational identification number of Mortgagor is [            ].

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7.	MISCELLANEOUS

7.1 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to Mortgagor shall be given in care of the Parent Borrower (as defined in the Security Agreement) as provided in Section 10.02 of the Credit Agreement.

7.2 Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Agent to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Agent.

7.3 Attorney-in-Fact.

(a) Mortgagor hereby appoints Agent the true and lawful attorney-in-fact of Mortgagor for the purpose of carrying out the provisions of this Mortgage and taking any action and executing any instrument that Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, Agent shall have the right upon the occurrence and during the continuance of an Event of Default and (unless a Bankruptcy Event of Default has occurred and is continuing, in which case no such notice shall be required) upon and after delivery of notice by Agent to the Parent Borrower of its intent to exercise such rights, with full power of substitution either in Agent’s name or in the name of Mortgagor (i) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Mortgaged Property or any part thereof; (ii) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Mortgaged Property; (iii) to sign the name of Mortgagor on any invoice or bill of lading relating to any of the Mortgaged Property; (iv) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Mortgaged Property or to enforce any rights in respect of any Mortgaged Property; (v) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Mortgaged Property; (vi) to make, settle and adjust claims in respect of the Mortgaged Property under policies of insurance and to endorse the name of Mortgagor on any check, draft, instrument or any other item of payment with respect to the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; and (vii) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Mortgaged Property, and to do all other acts and things necessary to carry out the purposes of this Mortgage, as fully and completely as though Agent were the absolute owner of the Mortgaged Property for all purposes; provided that nothing herein contained shall be construed as requiring or obligating Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by Agent, or to present or file any claim or

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notice, or to take any action with respect to the Mortgaged Property or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to Mortgagor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

(b) All acts in accordance with the terms of this Section 7.3 of said attorney or designee are hereby ratified and approved by Mortgagor. The powers conferred on Agent, for the benefit of the Secured Parties, under this Section 7.3 are solely to protect Agent’s interests in the Mortgaged Property and shall not impose any duty upon Agent or any Secured Party to exercise any such powers.

7.4 Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Agent, the other Secured Parties and Mortgagor and their respective successors and assigns. Except as otherwise permitted under the Credit Agreement, Mortgagor shall not, without the prior written consent of Agent, assign any rights, duties or obligations hereunder.

7.5 No Waiver. Any failure by Agent or the other Secured Parties to insist upon strict performance of any of the terms, provisions or conditions of this Mortgage shall not be deemed to be a waiver of same, and Agent and the other Secured Parties shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

7.6 [Intentionally Omitted]

7.7 Release or Reconveyance.

(a) This Mortgage, the lien and security interest granted hereby shall terminate with respect to all Secured Obligations when (i) all Revolving Credit Commitments have expired or been terminated and the Lenders have no further commitment to lend under the Credit Agreement, (ii) all outstanding Secured Obligations (other than (A) contingent indemnification obligations with respect to then unasserted claims and (B) Secured Obligations in respect of obligations that may thereafter arise with respect to Secured Hedge Agreements and Secured Cash Management Agreements, in each case, not yet due and payable; unless Agent has received written notice, at least two (2) Business Days prior to the proposed date of any such release of the Security Interest, stating that arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank, as the case may be, in respect thereof have not been made) shall have been paid in full in cash, (iii) all Letters of Credit have expired or terminated (or been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer) and (iv) all L/C Obligations have been reduced to zero (or Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer), provided, however, that in connection with the termination of this Mortgage, Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Secured Obligations that may

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subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to the Obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements, in each case to the extent not provided for thereunder.

(b) The lien and security interest in the Mortgaged Property shall be automatically released in the circumstances set forth in Section 9.10(a) of the Credit Agreement or upon any release of the Lien on such Mortgaged Property in accordance with Section 9.10(b) of the Credit Agreement.

(c) In connection with any termination or release pursuant to clause (a) or (b) above, Agent shall promptly execute and deliver to the Mortgagor, at Mortgagor’s expense, all documents that Mortgagor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by Mortgagor to effect such release, including delivery of certificates and instruments. Any execution and delivery of documents pursuant to this Section 7.7 shall be without recourse to or warranty by Agent.

(d) At any time that Mortgagor desires that Agent take any of the actions described in immediately preceding clause (c), it shall, upon request of Agent, deliver to Agent an officer’s certificate certifying that the release of the Mortgaged Property is permitted pursuant to paragraph (a) or (b). Agent shall have no liability whatsoever to any Secured Party as the result of any release of the Mortgaged Property by it as permitted (or which Agent in good faith believes to be permitted) by this Section 7.7.

7.8 Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement (consistent with the terms of the Credit Agreement) of the provisions of this Mortgage or the Obligations secured hereby, or any rights or remedies provided hereunder in favor of Agent or any other Secured Party.

7.9 Applicable Law. The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other provisions of this Mortgage shall be governed by the laws of the State of New York.

7.10 Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

7.11 Severability. If any provision of this Mortgage shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Mortgage.

7.12 Entire Agreement. This Mortgage and the other Loan Documents embody the entire agreement and understanding between Agent and Mortgagor relating to the

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subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall control.

7.13 Agent May Perform, Indemnity and Agent’s Duties.

(a) If Mortgagor fails to perform any agreement contained herein, the Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall be payable by Mortgagor under this Section 7.13.

(b) Without limitation of its indemnification obligations under the Loan Documents, Mortgagor shall indemnify and hold harmless the Agent and each Indemnitee from and against any and all liabilities, losses, damages, claims and expenses (including Attorney Costs but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of this Mortgage or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Mortgaged Property or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by the Parent Borrower or any other Person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims or expenses resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any Affiliate, controlling persons, director, officer, employee, member, agent, partners, advisor or other representative of such Indemnitee, as determined by the final non appealable judgment of a court of competent jurisdiction, (ii) a material breach of any obligations under any Loan Document by such Indemnitee or of any Affiliate, controlling persons, director, officer, employee, member, agent, partners, advisor or other representative of such Indemnitee, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (c) any dispute solely among Indemnitees other than (1) any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and (2) any claims arising out of any act or omission of the Parent Borrower or any of its Affiliates (as determined by a court of competent

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jurisdiction in a final and non-appealable judgment of a court of competent jurisdiction), (iii) subject to Section 3.01 of the Credit Agreement, Taxes, or amounts excluded from the definition of “Taxes” pursuant to clauses (i) through (viii) of the first sentence of Section 3.01(a) of the Credit Agreement, that are imposed with respect to payments to or for the account of any Agent or any Lender under any Loan Document, which, in each case, shall be governed by Section 3.01 of the Credit Agreement or (v) Other Taxes or to taxes covered by Section 3.04 of the Credit Agreement. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 7.13 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Parent Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Mortgage (except for direct (as opposed to indirect, special, punitive or consequential) damages resulting from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment, of any such Indemnitee), nor shall Mortgagor or any Indemnitee have any liability and each party hereby waives, any claim against any other party to this Mortgage or any Indemnitee, for any special, punitive, indirect or consequential damages relating to this Mortgage or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of Mortgagor, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses incurred related thereto). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.13 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Mortgagor, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Collateral Documents. The agreements in this Section 7.13 shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. All amounts due under this Section 7.13 shall be payable within thirty (30) Business Days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 7.13.

(d) The powers conferred on the Agent hereunder are solely to protect the Secured Parties’ interest in the Mortgaged Property and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Mortgaged Property in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Mortgaged Property, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Mortgaged Property, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of

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any necessary steps to preserve rights against any parties or any other rights pertaining to any Mortgaged Property. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Mortgaged Property in its possession if such Mortgaged Property is accorded treatment substantially equal to that which it accords its own property.

(e) Anything contained herein to the contrary notwithstanding, the Agent may from time to time, when the Agent in its reasonable discretion deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Agent hereunder with respect to all or any part of the Mortgaged Property. In the event that the Agent so appoints any Subagent with respect to any Mortgaged Property, (i) the assignment and pledge of such Mortgaged Property and the security interest granted in such Mortgaged Property by Mortgagor hereunder shall be deemed for purposes of this Mortgage to have been made to such Subagent, in addition to the Agent, for the ratable benefit of the Secured Parties, as security for the Obligations of such Mortgagor, (ii) such Subagent shall automatically be vested, in addition to the Agent, with all rights, powers, privileges, interests and remedies of the Agent hereunder with respect to such Mortgaged Property, and (iii) the term “Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Agent with respect to such Mortgaged Property, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Mortgaged Property unless and except to the extent expressly authorized in writing by the Agent.

(f) All reasonable out-of-pocket expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Mortgaged Property, all Taxes payable with respect to any Mortgaged Property (including any sale thereof), and all other payments required to be made by the Agent to any Person to realize upon any Mortgaged Property, shall be borne and paid by the Mortgagor. The Agent shall not be liable or responsible in any way for the safekeeping of any Mortgaged Property, for any loss or damage thereto (except for reasonable care in its custody while Mortgaged Property is in the Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other person whatsoever, but the same shall be at the Mortgagor’s sole risk.

7.14. Amendments. Neither this Mortgage nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Agent and Mortgagor with respect to which such waiver, amendment or modification is to apply.

7.15 Continuing Security Interest; Assignments under the Credit Agreement. This Mortgage shall create a continuing security interest in the Mortgaged Property and shall (a) remain in full force and effect until the payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Hedge Agreements and Secured Cash Management Agreements), (b) be binding upon Mortgagor, its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of the Loans owing to it and the Note or Notes,

18

if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 10.07 of the Credit Agreement.

8.	LOCAL LAW PROVISIONS

8.1 [LOCAL COUNSEL TO PROVIDE].

[The remainder of this page has been intentionally left blank]

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IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:

By:
Name:
Title:

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[LOCAL COUNSEL TO PROVIDE]

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EXHIBIT A

Legal Description

E-1

EXHIBIT B

The liens and other matters set forth in Schedule B of that certain policy of title insurance issued to Agent by Chicago Title Insurance Company on or about the date hereof pursuant to Commitment No.             .

E-2